As filed with the Securities and Exchange Commission on August 22, 2007
Registration No. 333-144433

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

AMENDMENT NO. 1
TO
FORM S-1
ON
FORM S-3
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

BTHC VI, Inc.
(Exact name of registrant as specified in its charter)

Delaware	20-4864095
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

3201 Carnegie Avenue
Cleveland, Ohio 44115-2634
Telephone: (216) 431-9900
(Address, including zip code, and telephone number,
including area code, of registrant’s principal executive offices)

Dr. Gil Van Bokkelen
Chief Executive Officer
3201 Carnegie Avenue
Cleveland, Ohio 44115-2634
Telephone: (216) 431-9900
(Name, address, including zip code, and telephone number,
including area code, of agent for service)

Copies to:

Christopher M. Kelly
Jones Day
North Point
901 Lakeside Avenue
Cleveland, Ohio 44114
Telephone: (216) 586-3939

Approximate date of commencement of proposed sale to the public:  As soon as practicable after this registration statement becomes effective.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☑

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

This Amendment No. 1 to Form S-1 on Form S-3 is being filed to convert the Registration Statement on Form S-1 (No. 333-144433) into a Registration Statement on Form S-3. The Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED AUGUST 22, 2007

18,508,251 Shares of Common Stock

BTHC VI, Inc.

This prospectus relates to offers and resales or other dispositions by certain of our stockholders or their transferees of up to 18,508,251 shares of our common stock, par value $0.001 per share, including 4,976,470 shares issuable upon the exercise of warrants.

These shares may be sold by the selling stockholders from time to time in the over-the-counter market or on any national securities exchange or automated interdealer quotation system on which our common stock is then listed or quoted, through negotiated transactions or otherwise. The prices at which the selling stockholders may sell the shares will be determined by the prevailing market price for the shares or in negotiated transactions. We will not receive any of the proceeds from the disposition of these shares by the selling stockholders, other than as a result of the exercise for cash of warrants held by the selling stockholders. We will bear all costs, expenses and fees in connection with the registration of these shares. The selling stockholders will bear all commissions and discounts, if any, attributable to their respective sales of shares.

Our common stock is currently quoted on the OTC Bulletin Board under the symbol “BVIC.” On August 21, 2007, the last reported sales price of our common stock on the OTC Bulletin Board was $7.60 per share.

Investing in our common stock involves risks that are described in the “Risk Factors” section beginning on page 5 of this prospectus. You should carefully consider the risk factors before you decide whether to invest in shares of our common stock.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is          , 2007.

If it is against the law in any state or other jurisdiction to make an offer to sell the common stock, or to solicit an offer from someone to buy the common stock, registered pursuant to the registration statement of which this prospectus forms a part, then this prospectus does not apply to any person in that state or other jurisdiction, and no offer or solicitation is made by this prospectus to any such person.

You should rely only on the information contained in this prospectus or any related prospectus supplement. Neither we nor any selling stockholder has authorized anyone to provide you with different information. You should not assume that the information in this prospectus or any related prospectus supplement is accurate as of any date other than the date on the front of such document.

INDUSTRY AND MARKET DATA

Information about market and industry statistics contained in this report is included based on information available to us that we believe is accurate in all material respects. It is generally based on academic and other publications that are not produced for purposes of securities offerings or economic analysis. We have not reviewed or included data from all sources, and we cannot assure potential investors of the accuracy or completeness of the data included in this report. Forecasts and other forward-looking information obtained from these sources, including estimates of future market size, revenue and market acceptance of products and services, are subject to the same qualifications and the additional uncertainties accompanying any forward-looking statements.

This prospectus contains references to our trademarks MultiStemtm and Random Activation of Gene Expression — RAGEtm. All other trademarks used in this prospectus are the property of their respective owners.

PROSPECTUS SUMMARY

This summary highlights selected information that is contained elsewhere in this prospectus. This summary does not contain all of the information that you should consider before investing in our common stock. You should read the entire prospectus carefully, including the “Risk Factors” section and our consolidated financial statements and related notes appearing elsewhere in this prospectus before making an investment decision. In this prospectus, unless otherwise indicated or the context otherwise requires, all references to “we” or “us” are to BTHC VI, Inc., a Delaware corporation, together with its wholly owned subsidiary, Athersys, Inc., a Delaware corporation. Specific discussions or comments relating only to BTHC VI, Inc. prior to the merger described below reference “BTHC VI,” while those relating only to Athersys, Inc. prior to the merger reference “Athersys.”

Our Business

We are a biopharmaceutical company engaged in the discovery and development of therapeutic product candidates designed to extend and enhance the quality of human life. Through the application of our proprietary technologies, we have established a pipeline of therapeutic product development programs in multiple diseases. We have one product candidate in clinical development (ATHX-105) and intend to advance two to three additional product development programs (from MultiStem® — cardiovascular, oncology support or stroke, or from our histamine H3 antagonist program) into clinical trials in 2007 and 2008. Our ability to initiate these trials will depend on the success of our ongoing preclinical development efforts and our obtaining necessary regulatory approvals. Our lead product candidate is ATHX-105, which is a treatment for obesity we are independently developing that acts by stimulating the 5HT2c receptor, a key neurotransmitter receptor in the brain, which regulates appetite. ATHX-105 has been shown in preclinical testing in animal models to reduce food intake and body weight by suppressing appetite without appearing to cause the adverse side effects that have been observed with other weight loss drugs. Results from clinical trials we conduct in humans may differ from our preclinical results.

In July 2007, we initiated a Phase I clinical trial for ATHX-105 in the United Kingdom. The primary objective of the Phase I clinical trial is to assess the short-term safety of ATHX-105 and to establish an appropriate dose range for subsequent clinical studies that will be conducted in order to assess safety and effectiveness. Following successful completion of the Phase I clinical trial and concurrent non-clinical studies that must be completed, we intend to initiate a Phase II clinical trial in the United States that will examine safety and effectiveness in clinically overweight or obese patients. In addition to ATHX-105, we have a portfolio of other compounds that we are developing as potential treatments for obesity.

We are also independently developing orally active pharmaceutical products for the treatment of central nervous system disorders, including sleep disorders such as narcolepsy or excessive daytime sleepiness, and other potential indications such as attention deficit hyperactivity disorder, or ADHD, and other cognitive disorders. These histamine H3 antagonist compounds are designed to act by elevating levels of neurotransmitters in the sleep and cognitive centers of the brain and stimulating neurological tone, resulting in an enhanced state of wakefulness and cognition, without causing hyperactivity or addiction.

In addition to our pharmaceutical development programs, we are developing MultiStem, a proprietary stem cell product for the treatment of multiple disease indications. MultiStem is a biologic product that consists of human stem cells obtained from adult bone marrow or other nonembryonic tissue sources. After cells are isolated from a qualified donor, the cells may be produced on a large scale for future clinical use and stored in frozen form until needed. We believe that MultiStem may potentially be used to treat a range of distinct disease indications, with each indication representing a distinct product development program requiring separate clinical trials. In May 2006, we entered into a product co-development collaboration with Angiotech Pharmaceuticals, Inc. to jointly develop and ultimately market MultiStem for the treatment of damage caused by myocardial infarction and peripheral vascular disease. We are also independently developing MultiStem for bone marrow transplant/oncology support, ischemic stroke and potentially other disease indications. We retain the commercial rights to these programs and other potential applications of MultiStem.

In addition to our current product development programs, we have developed our Random Activation of Gene Expression, or RAGE, technology, a patented technology that provides us with the ability to produce human cell lines that express specific, biologically well validated drug targets without relying upon cloned and isolated gene sequences. While our RAGE technology is not a product, it is a commercial technology that we have been successfully applying in our collaborations for the benefit of our partners and that we have also used for our own internal drug development programs. Modern drug screening approaches typically require the physical isolation and structural modification of a gene of interest (an approach referred to as gene splicing) in order to create a cell line that expresses a drug target of interest. Researchers may then use the genetically modified cell line to identify pharmaceutical compounds that inhibit or stimulate the target of interest. The RAGE technology enables us to turn on or amplify the expression of a drug target without having to physically clone or isolate the gene. In effect, the technology works through the random insertion of tiny, proprietary genetic switches that randomly turn genes on without requiring their physical isolation, or any advance knowledge of their structure. This technology provides us with broad freedom to work with targets that may be inaccessible to most other companies as a result of intellectual property restrictions on the use of specific cloned and isolated genes.

Over the past several years, we have produced cell lines that express drug targets in a range of disease areas such as metabolic disease, infectious disease, oncology, cardiovascular disease, inflammation, and central nervous system disorders. Many of these were produced for drug development programs at major pharmaceutical companies that we have collaborated with, such as our ongoing collaboration with the Bristol-Myers Squibb Company, and some have been produced for our internal drug development programs.

We are in the early stage of product development, and we do not have any approved therapeutic products. As of June 30, 2007, we had an accumulated deficit of $151.3 million. We incurred net losses of $15.2 million in 2004, $14.6 million in 2005, $10.6 million in 2006 and $9.8 million in the first six months of 2007, and we anticipate incurring losses for at least the next several years.

Recent Developments

On May 24, 2007, BTHC VI, Inc., a Delaware corporation, and its wholly owned subsidiary, B-VI Acquisition Corp., a Delaware corporation, entered into an Agreement and Plan of Merger with Athersys, Inc., a Delaware corporation. Pursuant to the terms of the Agreement and Plan of Merger, B-VI Acquisition Corp., which BTHC VI recently had incorporated in the state of Delaware for the purpose of completing the merger transaction described in this subsection, merged with and into Athersys on June 8, 2007, with Athersys continuing as the surviving entity in the merger. We refer to the merger transaction as the merger, and to June 8, 2007 as the closing or closing date. As a result of the merger, Athersys became our wholly owned subsidiary, and the business of Athersys became our sole operations. After receiving the requisite approval of the stockholders of Athersys pursuant to a written consent of stockholders, a Certificate of Merger was filed with the Secretary of State of the State of Delaware on the closing date, at which time the merger was deemed effective. At the time the merger was deemed effective, each share of common stock of Athersys was converted into 0.0358493 shares of our common stock, par value $0.001 per share.

Prior to the merger, BTHC VI effected a 1-for-1.67 reverse stock split of the shares of its common stock. Following the reverse stock split, 299,622 shares of our common stock were issued and outstanding. BTHC VI amended its certificate of incorporation to effect the reverse stock split and to increase the number of authorized shares of common stock to 100,000,000.

As of the closing date, we acquired ownership of all of the outstanding capital stock of Athersys, resulting in a change in control of BTHC VI. As further described below, Athersys is a biopharmaceutical company engaged in the discovery and development of therapeutic product candidates designed to extend and enhance the quality of human life. Following the merger, the business of Athersys constitutes our only operations. We experienced, as of the closing date, a change in control of our ownership, management and board of directors. The sole officer and director of BTHC VI resigned immediately prior to the closing of the merger and, immediately following the merger, Athersys’ existing officers were elected as our officers, and certain members of Athersys’ board of directors and other individuals selected by Athersys were appointed to the board of directors.

BTHC VI’s acquisition of Athersys on June 8, 2007 effected a change in control and was accounted for as a “reverse acquisition” whereby Athersys is the accounting acquiror for financial statement purposes. Accordingly, for all periods after the June 8, 2007 “reverse acquisition” transaction, our historical financial statements reflect the financial statements of Athersys since its inception and the operations of BTHC VI subsequent to June 8, 2007.

On June 8, 2007, we entered into a Securities Purchase Agreement by and among BTHC VI, Athersys and certain investors pursuant to which we completed an offering of 13,000,000 shares of our common stock. We refer to this offering throughout this document as the June offering. Investors in the June offering also received five-year warrants to purchase an aggregate of 3,250,000 shares of common stock with an exercise price of $6.00 per share. Radius Venture Partners II, L.P., Radius Venture Partners III, L.P. and certain of their respective affiliates, whom we refer to collectively as Radius, acted as the lead investors in the June offering and received additional five-year warrants to purchase an aggregate of 500,000 shares of common stock with a cash or cashless exercise price of $6.00 per share in connection with their $10.0 million investment. OrbiMed Advisors LLC, RA Capital Fund, LP, Accipiter Capital Management LLC and Hambrecht & Quist Capital Management LLC and their respective affiliates also invested $15.0 million, $6.0 million, $6.0 million and $4.0 million, respectively, in the June offering. We received gross proceeds of $65.0 million from the June offering. The placement agents for the June offering received five-year warrants to purchase an aggregate of 1,093,525 shares of common stock with a cash or cashless exercise price of $6.00 per share.

Corporate Information

We were incorporated in Delaware in June 2005. Our executive offices are located at 3201 Carnegie Avenue, Cleveland, Ohio 44115. Our telephone number is (216) 431-9900. Our website address is www.athersys.com. The information on or accessible through our website is not a part of this prospectus.

The Offering

This prospectus relates to the resale by the selling stockholders identified in this prospectus of up to 18,508,251 shares of common stock, of which 13,531,781 shares are issued and outstanding as of August 21, 2007, and 4,976,470 shares are issuable upon the exercise of certain warrants. All of the shares, when sold, will be sold by these selling stockholders. The selling stockholders may sell their shares of common stock from time to time at market prices prevailing at the time of sale, at prices related to the prevailing market price, or at negotiated prices. We will not receive any proceeds from the sale of the shares of common stock by the selling stockholders, other than as a result of the exercise of warrants held by the selling stockholders for cash.

Summary Consolidated Financial Data

The following is a summary of our results of operations and financial position (in thousands, except share and per share data). You should read this information together with our financial statements and the related notes appearing at the end of this prospectus and the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” section of this prospectus.

				Six Months
				Ended
	Year Ended December 31,			June 30,
	2004	2005	2006	2006	2007
				(Unaudited)

Consolidated Statement of Operations Data:
License fee and grant revenues	$3,138	$3,596	$3,725	$1,119	$1,602
Operating expenses	18,536	17,566	13,616	6,992	11,614
Loss from operations	(15,398)	(13,970)	(9,891)	(5,873)	(10,012)
Other income	—	18	208	208	1,500
Interest income (expense), net	244	(647)	(928)	(423)	(821)
Accretion of premium on convertible debt	—	—	(260)	—	(456)
Cumulative effect of change in accounting principle	—	—	306	306	—

Net loss	$(15,154)	$(14,599)	$(10,565)	$(5,782)	$(9,789)

Preferred stock dividends	$(2,325)	$(2,253)	$(1,408)	$(695)	$(659)

Net loss attributable to common stockholders	$(17,479)	$(16,852)	$(11,973)	$(6,477)	$(10,448)

Basic and diluted net loss per common share	$(59.82)	$(57.79)	$(40.84)	$(22.14)	$(4.10)

Weighted average shares used in computing basic and diluted net loss per common share	292,173	291,612	293,142	292,513	2,547,265

Please see Note A to our consolidated financial statements contained elsewhere in this prospectus for an explanation of the method used to calculate net loss attributable to common stockholders and basic and diluted net loss per common share.

June 30, 2007
(Unaudited)

Consolidated Balance Sheet Data:
Cash, cash equivalents and investments	$58,939
Working capital	54,401
Total assets	61,065
Total stockholders’ equity	55,710

RISK FACTORS

An investment in our common stock involves a substantial degree of risk. Accordingly, you should carefully consider the following risk factors, together with all the other information contained in this prospectus, before making a decision to invest in our common stock. If any of the following risks actually occurs, we may not be able to conduct our business as currently planned, and our business, prospects, reputation, financial condition, and results of operations could be seriously harmed. In that case, the market price of our common stock could decline, and you could lose all or a part of your investment. For more information, see “Forward-Looking Statements.”

Risks Related To Our Business and Our Industry

Athersys has incurred losses since inception and we expect to incur significant net losses in the foreseeable future and may never become profitable.

Since Athersys’ inception in 1995, it has incurred significant losses and negative cash flows from operations. Athersys has incurred net losses of $15.2 million in 2004, $14.6 million in 2005 and $10.6 million in 2006. As of June 30, 2007, Athersys had an accumulated deficit of $151.3 million, and anticipates incurring additional losses for at least the next several years. We expect to spend significant resources over the next several years to enhance our technologies and to fund research and development of our pipeline of potential products. To date, substantially all of Athersys’ revenue has been derived from corporate collaborations, license agreements, and government grants. In order to achieve profitability, we must develop products and technologies that can be commercialized by us or through future collaborations. Our ability to generate revenues and become profitable will depend on our ability, alone or with potential collaborators, to timely, efficiently and successfully complete the development of our product candidates. We have never earned revenue from selling a product and we may never do so, as none of our product candidates have been tested yet in humans. We cannot assure you that we will ever earn revenue or that we will ever become profitable. If we sustain losses over an extended period of time, we may be unable to continue our business.

We will need substantial additional funding to develop our products and for our future operations. If we are unable to obtain the funds necessary to do so, we may be required to delay, scale back or eliminate our product development or may be unable to continue our business.

The development of our product candidates will require a commitment of substantial funds to conduct the costly and time-consuming research, which may include preclinical and clinical testing, necessary to obtain regulatory approvals and bring our products to market. Net cash used in Athersys’ operations was $11.7 million in 2004, $12.1 million in 2005 and $8.4 million in 2006. Our current monthly burn rate, excluding capital expenditures and non-cash charges, is approximately $1.2 million to $1.6 million per month, and we anticipate a higher monthly burn rate over certain periods during the next several years as we begin costly clinical trials of ATHX-105 and MultiStem and continue to advance our various research and product development activities. We believe that our planned capital needs will be met at least through 2009 from our current cash on hand from the June offering as well as our cash from operations. Our future capital requirements will depend on many factors, including:

•	the progress and costs of our research and development programs, including our ability to develop our current portfolio of therapeutic products, or discover and develop new ones;

•	our ability, or our partners ability and willingness, to advance partnered products or programs;

•	the cost of prosecuting, defending and enforcing patent claims and other intellectual property rights;

•	the progress, scope, costs, and results of our preclinical and clinical testing of any current or future pharmaceutical or MultiStem related products;

•	the time and cost involved in obtaining regulatory approvals;

•	the cost of manufacturing our product candidates;

•	expenses related to complying with Good Manufacturing Practices, or GMP, of therapeutic product candidates;

•	costs of financing the purchases of additional capital equipment and development technologies;

•	competing technological and market developments;

•	our ability to establish and maintain collaborative and other arrangements with third parties to assist in bringing our products to market and the cost of such arrangements.

•	the amount and timing of payments or equity investments that we receive from collaborators or changes in or terminations of future or existing collaboration and licensing arrangements and the timing and amount of expenses we incur to supporting these collaborations and license agreements;

•	costs associated with the integration of any new operation, including costs relating to future mergers and acquisitions with companies that have complementary capabilities;

•	expenses related to the establishment of sales and marketing capabilities for products awaiting approval or products that have been approved;

•	the level of our sales and marketing expenses; and

•	our ability to introduce and sell new products.

We cannot assure you that we will not need additional capital sooner than currently anticipated. We will need to raise substantial additional capital to fund our future operations. We cannot be certain that additional financing will be available on acceptable terms, or at all. In recent years, it has been difficult for companies to raise capital due to a variety of factors, which may or may not continue. To the extent we raise additional capital through the sale of equity securities, the ownership position of our existing stockholders could be substantially diluted. If additional funds are raised through the issuance of preferred stock or debt securities, these securities are likely to have rights, preferences and privileges senior to our common stock. Fluctuating interest rates could also increase the costs of any debt financing we may obtain.

Failure to successfully address ongoing liquidity requirements will have a material adverse effect on our business. If we are unable to obtain additional capital on acceptable terms when needed, we may be required to take actions that harm our business and our ability to achieve cash flow in the future, including possibly the surrender of our rights to some technologies or product opportunities, delaying our clinical trials or curtailing or ceasing operations.

We are heavily dependent on the successful development and commercialization of our two key product candidates, ATHX-105 and MultiStem, and if we encounter delays or difficulties in the development of either or both candidates, our business would be harmed.

We are developing multiple therapeutic product candidates, but we are heavily dependent upon the successful development of two particular product candidates: ATHX-105 for the treatment of obesity and MultiStem initially for the treatment of damage caused by certain cardiovascular disorders and for the treatment of bone marrow transplant support and graft versus host disease, or GVHD. Our business would be materially harmed if we encounter difficulties in the development of either of these product candidates, such as:

•	delays in the ability to make either product in quantities or in a form that is suitable for any required preclinical studies or clinical trials;

•	delays in the design, enrollment, implementation or completion of required preclinical studies and clinical trials;

•	an inability to follow our current development strategy for obtaining regulatory approval from the United States Food and Drug Administration, or FDA, because of changes in the regulatory approval process;

•	less than desired or complete lack of efficacy or safety in preclinical studies or clinical trials; and

•	intellectual property constraints that prevent us from making, using, or commercializing either product candidate.

The results seen in animal testing of our product candidates may not be replicated in humans.

This prospectus discusses the safety and efficacy seen in preclinical testing of our lead product candidates, including ATHX-105 and MultiStem, in animals, but we may not see positive results when ATHX-105, MultiStem or any of our other product candidates undergo clinical testing in humans in the future. Preclinical studies and Phase I clinical trials are not primarily designed to test the efficacy of a product candidate in humans, but rather to:

•	test safety;

•	study the absorption, distribution, metabolism, and elimination of the product candidate;

•	study the biochemical and physiological effects of the product candidate and the mechanisms of the drug action and the relationship between drug concentration and effect; and

•	understand the product candidate’s side effects at various doses and schedules.

Success in preclinical studies or completed clinical trials does not ensure that later studies or trials, including continuing preclinical studies and large-scale clinical trials, will be successful nor does it necessarily predict future results. The rate of failure is quite high, and many companies in the biotechnology and pharmaceutical industries have suffered significant setbacks in advanced clinical trials, even after promising results in earlier trials. Product candidates may fail to show desired safety and efficacy in larger and more diverse patient populations in later stage clinical trials, despite having progressed through early stage trials. Negative or inconclusive results from any of our ongoing preclinical studies or clinical trials could result in delays, modifications, or abandonment of ongoing or future clinical trials and the termination of our development of a product candidate. Additionally, even if we are able to successfully complete pivotal Phase III clinical trials, the FDA still may not approve our product candidates.

Our products are in an early stage of development and we currently have no therapeutic products approved for sale. If we are unable to develop, obtain regulatory approval or market any of our product candidates, our financial condition will be negatively affected, and we may have to curtail or cease our operations.

We are in the early stage of product development, and we are dependent on the application of our technologies to discover or develop therapeutic product candidates. We currently do not sell any approved therapeutic products and do not expect to have any products commercially available for several years, if at all. You must evaluate us in light of the uncertainties and complexities affecting an early stage biotechnology company. Our product candidates require additional research and development, preclinical testing, clinical testing and regulatory review and/or approvals or clearances before marketing. To date, no one to our knowledge has developed or commercialized any therapeutic products using our technologies and we might never commercialize any product using our technologies and strategy.

In addition, we may not succeed in developing new product candidates as an alternative to our existing portfolio of product candidates. If our current product candidates are delayed or fail, or we fail to successfully develop and commercialize new product candidates, our financial condition may be negatively affected, and we may have to curtail or cease our operations.

We may not successfully maintain our existing collaborative and licensing arrangements, or establish new ones, which could adversely affect our ability to develop and commercialize our product candidates.

A key element of our business strategy is to commercialize some of our product candidates through collaborations with other companies. Our pharmaceutical strategy includes establishing collaborations and licensing agreements with one or more pharmaceutical, biotechnology or device companies, preferably after we have advanced product candidates through the initial stages of clinical development. However, we may not be able to establish or maintain such licensing and collaboration arrangements necessary to develop and commercialize our product candidates. Even if we are able to maintain or establish licensing or collaboration arrangements, these arrangements may not be on favorable terms and may contain provisions that will restrict our ability to develop, test and market our product candidates. Any failure to maintain or establish licensing or collaboration arrangements on favorable terms could adversely affect our business prospects, financial condition or ability to develop and commercialize our product candidates.

Our agreements with our collaborators and licensees may have provisions that give rise to disputes regarding the rights and obligations of the parties. These and other possible disagreements could lead to termination of the agreement or delays in collaborative research, development, supply, or commercialization of certain product candidates, or could require or result in litigation or arbitration. Moreover, disagreements could arise with our collaborators over rights to intellectual property or our rights to share in any of the future revenues of products developed by our collaborators. These kinds of disagreements could result in costly and time-consuming litigation. Any such conflicts with our collaborators could reduce our ability to obtain future collaboration agreements and could have a negative impact on our relationship with existing collaborators.

Currently, our material collaborations and licensing arrangements are our product co-development collaboration with Angiotech to jointly develop and ultimately market MultiStem for the treatment of damage caused by myocardial infarction and peripheral vascular disease, our collaboration agreement with Bristol-Myers Squibb pursuant to which we provide cell lines produced using our RAGE technology, and our license with the University of Minnesota pursuant to which we license certain of the MultiStem technology.

The Angiotech collaboration terminates upon the earliest to occur of (a) the five-year anniversary if we and Angiotech have not approved any clinical development program, (b) if at least one cell therapy product has obtained regulatory approval and we and Angiotech have shared profits with respect to sales of at least one cell therapy product, the date that there has been no sales for 12 months of any cell therapy product that has been the subject of profit-sharing, unless a clinical development candidate is in at least a Phase III clinical trial or later, or (c) the later of (1) the expiration date of the last-to-expire patent licensed to Angiotech or (2) the 15-year anniversary. Neither we nor Angiotech may terminate the collaboration at will. However, Angiotech has the right to terminate the collaboration if, among other things, Angiotech, in its reasonable judgment, determines that a primary endpoint in a clinical study within a clinical development plan has not been fulfilled or met, at least one investigational new drug application, or IND, has not been filed prior to the three-year anniversary, the clinical efficacy and/or safety with respect to cells, a clinical development candidate or a cell therapy product have not been demonstrated.

The Bristol-Myers Squibb collaboration terminates when Bristol-Myers Squibb no longer has an obligation to pay us royalties, which obligation generally continues until the later of the expiration of the Bristol-Myers Squibb patent covering a product utilizing our cell line or ten years after commercial sales of that product began.

The University of Minnesota license agreement terminates when the last patent licensed to us expires. We may terminate the license agreement at any time. The University of Minnesota may terminate the license if we fail to pay royalties when due or fail to perform the material terms of the license, such as our obligation to use commercially reasonable efforts to commercialize the MultiStem technology.

If our collaborators do not devote sufficient time and resources to successfully carry out their contracted duties or meet expected deadlines, we may not be able to advance our product candidates in a timely manner or at all.

Our success depends on the performance of our collaborators of their responsibilities under our collaboration arrangements. Some potential collaborators may not perform their obligations in a timely fashion or in a manner satisfactory to us. Typically, we cannot control the amount of resources or time our collaborators may devote to our programs or potential products that may be developed in collaboration with us. We are currently involved in multiple research and development collaborations with academic and research institutions. These collaborators frequently depend on outside sources of funding to conduct or complete research and development, such as grants or other awards. In addition, our academic collaborators may depend on graduate students, medical students, or research assistants to conduct certain work, and such individuals may not be fully trained or experienced in certain areas, or they may elect to discontinue their participation in a particular research program, creating an inability to complete ongoing research in a timely and efficient manner. As a result of these uncertainties, we are unable to control the precise timing and execution of any experiments that may be conducted.

Additionally, our current or future corporate collaborators will retain the ability to pursue other research, product development or commercial opportunities that may be directly competitive with our programs. If these collaborators elect to prioritize or pursue other programs in lieu of ours, we may not be able to advance product development programs in an efficient or effective manner, if at all. If a collaborator is pursuing a competitive program and encounters unexpected financial or capability limitations, they may be motivated to reduce the priority placed on our programs or delay certain activities related to our programs or be unwilling to properly fund their share of the development expenses for our programs. Any of these developments could harm our product and technology development efforts, which could seriously harm our business.

Under the terms of our collaboration agreement with Angiotech, either party may choose, following the completion of Phase I studies, to opt-out of its obligation to fund further product development on a product-by-product basis, provided no clinical studies concerning such product candidate are currently ongoing. If Angiotech should decide to opt-out of funding the development of any of the product candidates for the covered indications, for any reason, we may be unable to fund the development on our own and could be forced to halt one or more MultiStem development programs.

Even if we or our collaborators receive regulatory approval for our products, those products may never be commercially successful.

Even if we develop pharmaceuticals or MultiStem related products that obtain the necessary regulatory approval, and we have access to the necessary manufacturing, sales, marketing and distribution capabilities that we need, our success depends to a significant degree upon the commercial success of those products. If these products fail to achieve or subsequently maintain market acceptance or commercial viability, our business would be significantly harmed because our future royalty revenue or other revenue would be dependent upon sales of these products. Many factors may affect the market acceptance and commercial success of any potential products that we may discover, including:

•	health concerns, whether actual or perceived, or unfavorable publicity regarding our obesity drugs, stem cell products or those of our competitors;

•	the timing of market entry as compared to competitive products;

•	the rate of adoption of products by our collaborators and other companies in the industry;

•	any product labeling that may be required by the FDA or other United States or foreign regulatory agencies for our products or competing or comparable products;

•	convenience and ease of administration;

•	pricing;

•	perceived efficacy and side effects;

•	marketing;

•	availability of alternative treatments;

•	levels of reimbursement and insurance coverage; and

•	activities by our competitors.

We may experience delays in clinical trials and regulatory approval relating to our products that could adversely affect our financial results and our commercial prospects for our pharmaceutical or stem cell products.

In addition to the regulatory requirements for our pharmaceutical programs, we will also require regulatory approvals for each distinct application of our stem cell product. In each case, we will be required to conduct clinical trials to demonstrate safety and efficacy of MultiStem, or various products that incorporate or use MultiStem. For product candidates that advance to clinical testing, we cannot be certain that we or a collaborator will successfully complete the clinical trials necessary to receive regulatory product approvals. This process is lengthy and expensive.

We intend to seek approval for our pharmaceutical formulations through the FDA approval process. To obtain regulatory approvals, we must, among other requirements, complete clinical trials showing that our products are safe and effective for a particular indication. Under the approval process, we must submit clinical and non-clinical data to demonstrate the medication is safe and effective. For example, we must be able to provide data and information, including extended pharmacology, toxicology, reproductive toxicology, bioavailability and genotoxicity studies to establish suitability for Phase II or large scale Phase III clinical trials.

All of our product candidates, including ATHX-105 and MultiStem, are at an early stage of development, and none have yet been tested in humans. An indication of a lack of safety or lack of efficacy may result in the early termination of an ongoing trial, or may cause us or any of our collaborators to forego further development of a particular product candidate or program. The FDA or other regulatory agencies may require further clinical trials prior to granting approval, which could be costly and time consuming to conduct. Any of these developments would hinder, and potentially prohibit, our ability to commercialize our product candidates.

We commenced a Phase I clinical trial for ATHX-105 in July 2007, but we do not know precisely when clinical trials for our other products will commence or whether we will initiate or complete any of our clinical trials on schedule or at all. We cannot assure you that clinical trials will in fact demonstrate that our products are safe or effective.

Additionally, we may not be able to find acceptable patients or may experience delays in enrolling patients for our clinical trials. The FDA or we may suspend our clinical trials at any time if either believes that we are exposing the subjects participating in the trials to unacceptable health risks. The FDA or institutional review boards and/or institutional biosafety committees at the medical institutions and healthcare facilities where we seek to sponsor clinical trials may not permit a trial to proceed or may suspend any trial indefinitely if they find deficiencies in the conduct of the trials.

Product development costs to us and our potential collaborators will increase if we have delays in testing or approvals or if we need to perform more or larger clinical trials than planned. We expect to continue to rely on third party clinical investigators at medical institutions and healthcare facilities to conduct our clinical trials, and, as a result, we may face additional delaying factors outside our control. Significant delays may adversely affect our financial results and the commercial prospects for our product candidates and delay our ability to become profitable.

If our pharmaceutical product candidates do not successfully complete the clinical trial process, we will not be able to partner or market them. Even successful clinical trials may not result in a partnering transaction or a marketable product and may not be entirely indicative of a product’s safety or efficacy.

Many factors, known and unknown, can adversely affect clinical trials and the ability to evaluate a product’s efficacy. During the course of treatment, patients can die or suffer other adverse events for reasons that may or may not be related to the proposed product being tested. Even if unrelated to our product, certain events can nevertheless adversely impact our clinical trials. As a result, our ability to ultimately develop and market the products and obtain revenues would suffer.

Even promising results in preclinical studies and initial clinical trials do not ensure successful results in later clinical trials, which test broader human use of our products. Many companies in our industry have suffered significant setbacks in advanced clinical trials, despite promising results in earlier trials. Even successful clinical trials may not result in a marketable product or be indicative of the efficacy or safety of a product. Many factors or variables could affect the results of clinical trials and cause them to appear more promising than they may otherwise be. Product candidates that successfully complete clinical trials could ultimately be found to be unsafe or ineffective.

In addition, our ability to complete clinical trials depends on many factors, including obtaining adequate clinical supplies and having a sufficient rate of patient recruitment. For example, patient recruitment is a function of many factors, including:

•	the size of the patient population;

•	the proximity of patients to clinical sites;

•	the eligibility criteria for the trial;

•	the perceptions of investigators and patients regarding safety; and

•	the availability of other treatment options.

Even if we obtain regulatory approval of any of our product candidates, the approved products may be subject to post-approval studies and will remain subject to ongoing regulatory requirements. If we fail to comply, or if concerns are identified in subsequent studies, our approval could be withdrawn and our product sales could be suspended.

If we are successful at obtaining regulatory approval for ATHX-105, MultiStem or any of our other product candidates, regulatory agencies in the United States and other countries where a product will be sold may require extensive additional clinical trials or post-approval clinical studies that are expensive and time consuming to conduct. In particular, therapeutic products administered for the treatment of persistent or chronic conditions, such as ATHX-105 for obesity, are likely to require extensive follow-up studies and close monitoring of patients after regulatory approval has been granted, for any signs of adverse effects that occur over a long period of time. These studies may be expensive and time consuming to conduct and may reveal side effects or other harmful effects in patients that use our therapeutic products after they are on the market, which may result in the limitation or withdrawal of our drugs from the market. Alternatively, we may not be able to conduct such additional trials, which might force us to abandon our efforts to develop or commercialize certain product candidates. Even if post-approval studies are not requested or required, after our products are approved and on the market, there might be safety issues that emerge over time that require a change in product labeling or that require withdrawal of the product from the market, which would cause our revenue to decline.

Additionally, any products that we may successfully develop will be subject to ongoing regulatory requirements after they are approved. These requirements will govern the manufacturing, packaging, marketing, distribution, and use of our products. If we fail to comply with such regulatory requirements, approval for our products may be withdrawn, and product sales may be suspended. We may not be able to regain compliance, or we may only be able to regain compliance after a lengthy delay, significant expense, lost revenues and damage to our reputation.

We will rely on third parties to manufacture our pharmaceutical product candidates and our MultiStem product candidate. There can be no guarantee that we can obtain sufficient and acceptable quantities of our pharmaceutical product candidates of our MultiStem product candidate on acceptable terms, which may delay or impair our ability to develop, test and market such products.

Our business strategy relies on third parties to manufacture and produce our pharmaceutical product candidates and MultiStem product candidate in accordance with good manufacturing practices established by the FDA, or similar regulations in other countries. Our pharmaceutical product candidates or MultiStem product may be in competition with other products or companies for access to these facilities and may be subject to delays in manufacture if third parties give other products greater priority than our product candidates. These third parties may not deliver sufficient quantities of our pharmaceutical or MultiStem product candidates, manufacture our pharmaceutical and MultiStem product candidates in accordance with specifications, or comply with applicable government regulations. Additionally, if the manufactured products fail to perform as specified, our business and reputation could be severely impacted.

We expect to enter into additional manufacturing agreements for the production of product materials. If any manufacturing agreement is terminated or any third party collaborator experiences a significant problem that could result in a delay or interruption in the supply of product materials to us, there are very few contract manufacturers who currently have the capability to produce our pharmaceutical product candidates or MultiStem product on acceptable terms, or on a timely and cost-effective basis. We cannot assure you that manufacturers on whom we will depend will be able to successfully produce our pharmaceutical product candidates or MultiStem product on acceptable terms, or on a timely or cost-effective basis. We cannot assure you that manufacturers will be able to manufacture our products in accordance with our product specifications or will meet FDA or other requirements. We must have sufficient and acceptable quantities of our product materials to conduct our clinical trials and to market our product candidates, if and when such products have been approved by the FDA for marketing. If we are unable to obtain sufficient and acceptable quantities of our product material, we may be required to delay the clinical testing and marketing of our products.

If our contract manufacturers are not satisfying our needs and we decide not to establish our own manufacturing capabilities, it could be difficult and very expensive to change suppliers. Any change in the location of manufacturing would require FDA inspection and approval, which could interrupt the supply of products and may be time-consuming and expensive to obtain. If we are unable to identify alternative contract manufacturers that are qualified to produce our products, we may have to temporarily suspend the production of products, and would be unable to generate revenue from the sale of products.

If we do not comply with applicable regulatory requirements in the manufacture and distribution of our product candidates, we may incur penalties that may inhibit our ability to commercialize our products and adversely affect our revenue.

Our failure or the failure of our potential collaborators or third party manufacturers to comply with applicable FDA or other regulatory requirements including manufacturing, quality control, labeling, safety surveillance, promoting and reporting may result in criminal prosecution, civil penalties, recall or seizure of our products, total or partial suspension of production or an injunction, as well as other regulatory action against our product candidates or us. Discovery of previously unknown problems with a product, supplier, manufacturer or facility may result in restrictions on the sale of our products, including a withdrawal of such products from the market. The occurrence of any of these events would negatively impact our business and results of operations.

If we are unable to create and maintain sales, marketing and distribution capabilities or enter into agreements with third parties to perform those functions, we will not be able to commercialize our product candidates.

We currently have no sales, marketing or distribution capabilities. Therefore, to commercialize our product candidates, if and when such products have been approved and are ready for marketing, we expect to collaborate with third parties to perform these functions. We will either need to share the value generated from the sale of any products and/or pay a fee to the contract sales organization. If we establish any such relationships, we will be dependent upon the capabilities of our collaborators or contract service providers to effectively market, sell, and distribute our product. If they are ineffective at selling and distributing our product, or if they choose to emphasize other products over ours, we may not achieve the level of product sales revenues that we would like. If conflicts arise, we may not be able to resolve them easily or effectively, and we may suffer financially as a result. If we cannot rely on the sales, marketing and distribution capabilities of our collaborators or of contract service providers, we may be forced to establish our own capabilities. We have no experience in developing, training or managing a sales force and will incur substantial additional expenses if we decide to market any of our future products directly. Developing a marketing and sales force is also time consuming and could delay launch of our future products. In addition, we will compete with many companies that currently have extensive and well-funded marketing and sales operations. Our marketing and sales efforts may be unable to compete successfully against these companies.

If we are unable to attract and retain key personnel and advisors, it may adversely affect our ability to obtain financing, pursue collaborations or develop our product candidates.

We are highly dependent on Gil Van Bokkelen, Ph.D., our Chief Executive Officer, as well as other executive and scientific officers, including William Lehmann, J.D., M.B.A., President and Chief Operating Officer, John Harrington, Ph.D., Chief Scientific Officer and Executive Vice President, Robert Deans, Ph.D., Senior Vice President, Regenerative Medicine, and Laura Campbell, C.P.A., Vice President of Finance.

These individuals are integral to the development and integration of our technologies and to our present and future scientific collaborations, including managing the complex research processes and the product development and potential commercialization processes. Given their leadership, extensive technical, scientific and financial expertise and management and operational experience, these individuals would be difficult to replace. Consequently, the loss of services of one or more of these individuals could result in product development delays or the failure of our collaborations with current and future collaborators, which, in turn, may hurt our ability to develop and commercialize products and generate revenues. Additionally, Kurt R. Brunden, Ph.D., our former Senior Vice President of Biopharmaceuticals, recently resigned and returned to a faculty position. Dr. Brunden has entered into a consulting agreement with us, but eventually we may have to hire another individual to replace him.

Our future success depends on our ability to attract, retain and motivate highly qualified management and scientific, development and commercial personnel and advisors. If we are unable to attract and retain key personnel and advisors, it may negatively affect our ability to successfully develop, test and commercialize our product candidates.

Our ability to compete in the biopharmaceutical market may decline if we do not adequately protect our proprietary technologies.

Our success depends in part on our ability to obtain and maintain intellectual property that protects our technologies and our pharmaceutical products. Patent positions may be highly uncertain and may involve complex legal and factual questions, including the ability to establish patentability of sequences relating to chemical synthesis techniques, compounds and methods for using them for which we seek patent protection. We cannot predict the breadth of claims that will ultimately be allowed in our patent applications, if any, including those we have in-licensed or the extent to which we may enforce these claims against our competitors. We have filed four patent applications that seek to protect the composition of matter and method of use related to ATHX-105, as well as other compounds that we have identified in the same class. In addition, we are prosecuting more than 20 distinct patent applications directed to composition, methods of production, and methods of use of MultiStem and related technologies. We have also filed four patent applications with claims directed to compounds from our histamine H3 program. If we are unsuccessful in obtaining these patents, we may ultimately be unable to commercialize ATHX-105 or MultiStem or other products that we are developing or may elect to develop in the future.

The degree of future protection for our proprietary rights is therefore highly uncertain and we cannot assure you that:

•	we were the first to file patent applications or to invent the subject matter claimed in patent applications relating to the technologies or product candidates upon which we rely;

•	others will not independently develop similar or alternative technologies or duplicate any of our technologies;

•	others did not publicly disclose our claimed technology before we conceived the subject matter included in any of our patent applications;

•	any of our pending or future patent applications will result in issued patents;

•	any of our patent applications will not result in interferences or disputes with third parties regarding priority of invention;

•	any patents that may be issued to us, our collaborators or our licensors will provide a basis for commercially viable products or will provide us with any competitive advantages or will not be challenged by third parties;

•	we will develop additional proprietary technologies that are patentable;

•	the patents of others will not have an adverse effect on our ability to do business; or

•	new proprietary technologies from third parties, including existing licensors, will be available for licensing to us on reasonable commercial terms, if at all.

In addition, patent law outside the United States is uncertain and in many countries intellectual property laws are undergoing review and revision. The laws of some countries do not protect intellectual property rights to the same extent as domestic laws. It may be necessary or useful for us to participate in opposition proceedings to determine the validity of our competitors’ patents or to defend the validity of any of our or our licensor’s future patents, which could result in substantial costs and would divert our efforts and attention from other aspects of our business. With respect to certain of our inventions, we have decided not to pursue patent protection outside the United States, both because we do not believe it is cost effective and because of confidentiality concerns. Accordingly, our international competitors could develop and receive foreign patent protection for gene sequences and functions for which we are seeking U.S. patent protection, enabling them to sell products that we have developed.

Technologies licensed to us by others, or in-licensed technologies, are important to our business. The scope of our rights under our licenses may be subject to dispute by our licensors or third parties. Our rights to use these technologies and to practice the inventions claimed in the licensed patents are subject to our licensors abiding by the terms of those licenses and not terminating them. In particular, we depend on certain technologies relating to our MultiStem technology licensed from the University of Minnesota. As a result of this license, we have agreed to use commercially reasonable efforts to develop and commercialize this technology. If we fail to comply with those obligations, we may lose some of the rights that enable us to utilize this technology, and our ability to develop products based on MultiStem could be seriously hampered.

In addition, we may in the future acquire rights to additional technologies by licensing such rights from existing licensors or from third parties. Such in-licenses may be costly. Also, we generally do not control the patent prosecution, maintenance or enforcement of in-licensed technologies. Accordingly, we are unable to exercise the same degree of control over this intellectual property as we do over our internally developed technologies. Moreover, some of our academic institution licensors, collaborators and scientific advisors have rights to publish data and information to which we have rights. If we cannot maintain the confidentiality of our technologies and other confidential information in connection with our collaborations, our ability to protect our proprietary information or obtain patent protection in the future may be impaired, which could have a significant adverse effect on our business, financial condition and results of operations.

We may not have adequate protection for our unpatented proprietary information, which could adversely affect our competitive position.

In addition to patents, we will substantially rely on trade secrets, know-how, continuing technological innovations and licensing opportunities to develop and maintain our competitive position. However, others may independently develop substantially equivalent proprietary information and techniques or otherwise gain access to our trade secrets or disclose our technology. To protect our trade secrets, we may enter into confidentiality agreements with employees, consultants and potential collaborators. However, these agreements may not provide meaningful protection of our trade secrets or adequate remedies in the event of unauthorized use or disclosure of such information. Likewise, our trade secrets or know-how may become known through other means or be independently discovered by our competitors. Any of these events could prevent us from developing or commercializing our product candidates.

Disputes concerning the infringement or misappropriation of our proprietary rights or the proprietary rights of others could be time consuming and extremely costly and could delay our research and development efforts.

Our commercial success, if any, will be significantly harmed if we infringe the patent rights of third parties or if we breach any license or other agreements that we have entered into with regard to our technology or business.

We are aware of other companies and academic institutions that have been performing research in the areas of adult derived stem cells. In particular, other companies and academic institutions have announced that they have identified nonembryonic stem cells isolated from bone marrow or other tissues that have the ability to form a range of cell types, or display the property of pluripotency. To the extent any of these companies or academic institutions currently have, or obtain in the future, broad patent claims, such patents could block our ability to use various aspects of our discovery and development process and might prevent us from developing or commercializing newly discovered applications of our MultiStem technology, or otherwise conducting our business. In addition, it is possible that some of the pharmaceutical product candidates we are developing may not be patentable or may be covered by intellectual property of third parties.

We are not currently a party to any litigation, interference, opposition, protest, reexamination or any other potentially adverse governmental, ex parte or inter-party proceeding with regard to our patent or trademark positions. However, the life sciences and other technology industries are characterized by extensive litigation regarding patents and other intellectual property rights. Many life sciences and other technology companies have employed intellectual property litigation as a way to gain a competitive advantage. If we become involved in litigation, interference proceedings, oppositions, reexamination, protest or other potentially adverse intellectual property proceedings as a result of alleged infringement by us of the rights of others or as a result of priority of invention disputes with third parties, we might have to spend significant amounts of money, time and effort defending our position and we may not be successful. In addition, any claims relating to the infringement of third-party proprietary rights or proprietary determinations, even if not meritorious, could result in costly litigation, lengthy governmental proceedings, divert management’s attention and resources, or require us to enter into royalty or license agreements that are not advantageous to us. If we do not have the financial resources to support such litigation or appeals, we may forfeit or lose certain commercial rights. Even if we have the financial resources to continue such litigation or appeals, we may lose. In the event that we lose, we may be forced to pay very substantial damages; we may have to obtain costly license rights, which may not be available to us on acceptable terms, if at all; or we may be prohibited from selling products that are found to infringe the patent rights of others.

Should any person have filed patent applications or obtained patents that claim inventions also claimed by us, we may have to participate in an interference proceeding declared by the relevant patent regulatory agency to determine priority of invention and, thus, the right to a patent for these inventions in the United States. Such a proceeding could result in substantial cost to us even if the outcome is favorable. Even if successful on priority grounds, an interference action may result in loss of claims based on patentability grounds raised in the interference action. Litigation, interference proceedings or other proceedings could divert management’s time and efforts. Even unsuccessful claims could result in significant legal fees and other expenses, diversion of management’s time and disruption in our business. Uncertainties resulting from initiation and continuation of any patent proceeding or related litigation could harm our ability to compete and could have a significant adverse effect on our business, financial condition and results of operations.

An adverse ruling arising out of any intellectual property dispute, including an adverse decision as to the priority of our inventions, could undercut or invalidate our intellectual property position. An adverse ruling could also subject us to significant liability for damages, including possible treble damages, prevent us from using technologies or developing products, or require us to negotiate licenses to disputed rights from third parties. Although patent and intellectual property disputes in the technology area are often settled through licensing or similar arrangements, costs associated with these arrangements may be substantial and could include license fees and ongoing royalties. Furthermore, necessary licenses may not be available to us on satisfactory terms, if at all. Failure to obtain a license in such a case could have a significant adverse effect on our business, financial condition and results of operations.

Many potential competitors, including those who have greater resources and experience than we do, may develop products or technologies that make ours obsolete or noncompetitive.

Many companies are engaged in the pursuit of safe and effective obesity drugs. Our future success will depend on our ability to maintain a competitive position with respect to technological advances. Technological developments by others may result in our MultiStem product platform and technologies, as well as our pharmaceutical formulations, such as ATHX-105, becoming obsolete.

We are subject to significant competition from pharmaceutical, biotechnology and diagnostic companies, academic and research institutions, and government or other publicly funded agencies that are pursuing the development of therapeutic products and technologies that are substantially similar to our proposed therapeutic products and technologies, or that otherwise address the indications we are pursuing. Our most significant competitors include major pharmaceutical companies such as Pfizer, Bristol-Myers Squibb, Merck, Roche, Sanofi-Aventis and GlaxoSmithKline as well as smaller biotechnology or biopharmaceutical companies such as Arena Pharmaceuticals, Orexigen, VIVUS, Osiris, Geron, Aastrom, Stem Cells Inc., Viacell and Cytori Therapeutics. Most of our current and potential competitors have substantially greater research and development capabilities and financial, scientific, regulatory, manufacturing, marketing, sales, human resources, and experience than we do. Many of our competitors have several therapeutic products that have already been developed, approved and successfully commercialized, or are in the process of obtaining regulatory approval for their therapeutic products in the United States and internationally.

Many of these companies have substantially greater capital resources, research and development resources and experience, manufacturing capabilities, regulatory expertise, sales and marketing resources, established relationships with consumer products companies and production facilities.

Universities and public and private research institutions are also potential competitors. While these organizations primarily have educational objectives, they may develop proprietary technologies related to stem cells or secure patent protection that we may need for the development of our technologies and products. We may attempt to license these proprietary technologies, but these licenses may not be available to us on acceptable terms, if at all.

Our competitors, either alone or with their collaborative partners, may succeed in developing technologies or products that are more effective, safer, more affordable or more easily commercialized than ours, and our competitors may obtain intellectual property protection or commercialize products sooner than we do. Developments by others may render our product candidates or our technologies obsolete.

Our current product discovery and development collaborators are not prohibited from entering into research and development collaboration agreements with third parties in any product field. Our failure to compete effectively would have a significant adverse effect on our business, financial condition and results of operations.

We will use hazardous and biological materials in our business. Any claims relating to improper handling, storage or disposal of these materials could be time consuming and costly.

Our products and processes will involve the controlled storage, use and disposal of certain hazardous and biological materials and waste products. We and our suppliers and other collaborators are subject to federal, state and local regulations governing the use, manufacture, storage, handling and disposal of materials and waste products. Even if we and these suppliers and collaborators comply with the standards prescribed by law and regulation, the risk of accidental contamination or injury from hazardous materials cannot be completely eliminated. In the event of an accident, we could be held liable for any damages that result, and any liability could exceed the limits or fall outside the coverage of any insurance we may obtain and exceed our financial resources. We may not be able to maintain insurance on acceptable terms, or at all. We may incur significant costs to comply with current or future environmental laws and regulations.

If we acquire products, technologies or other businesses, we will incur a variety of costs, may have integration difficulties and may experience numerous other risks that could adversely affect our business.

To remain competitive, we may decide to acquire additional businesses, products and technologies. We currently have no commitments or agreements with respect to, and are not actively seeking, any material acquisitions. We have limited experience in identifying acquisition targets, successfully acquiring them and integrating them into our current infrastructure. We may not be able to successfully integrate any businesses, products, technologies or personnel that we might acquire in the future without a significant expenditure of operating, financial and management resources, if at all. In addition, future acquisitions could require significant capital infusions and could involve many risks, including, but not limited to:

•	we may have to issue convertible debt or equity securities to complete an acquisition, which would dilute our stockholders and could adversely affect the market price of the common stock;

•	an acquisition may negatively impact our results of operations because it may require us to incur large one-time charges to earnings, amortize or write down amounts related to goodwill and other intangible assets, or incur or assume substantial debt or liabilities, or it may cause adverse tax consequences, substantial depreciation or deferred compensation charges;

•	we may encounter difficulties in assimilating and integrating the business, technologies, products, personnel or operations of companies that we acquire;

•	certain acquisitions may disrupt our relationship with existing collaborators who are competitive to the acquired business;

•	acquisitions may require significant capital infusions and the acquired businesses, products or technologies may not generate sufficient revenue to offset acquisition costs;

•	an acquisition may disrupt our ongoing business, divert resources, increase our expenses and distract our management;

•	acquisitions may involve the entry into a geographic or business market in which we have little or no prior experience; and

•	key personnel of an acquired company may decide not to work for us.

Any of the foregoing risks could have a significant adverse effect on our business, financial condition and results of operations.

To the extent we enter markets outside of the United States, our business will be subject to political, economic, legal and social risks in those markets, which could adversely affect our business.

There are significant regulatory and legal barriers in markets outside the United States that we must overcome to the extent we enter or attempt to enter markets in countries other than the United States. We will be subject to the burden of complying with a wide variety of national and local laws, including multiple and possibly overlapping and conflicting laws. We also may experience difficulties adapting to new cultures, business customs and legal systems. Any sales and operations outside the United States would be subject to political, economic and social uncertainties including, among others:

•	changes and limits in import and export controls;

•	increases in custom duties and tariffs;

•	changes in currency exchange rates;

•	economic and political instability;

•	changes in government regulations and laws;

•	absence in some jurisdictions of effective laws to protect our intellectual property rights; and

•	currency transfer and other restrictions and regulations that may limit our ability to sell certain products or repatriate profits to the United States.

Any changes related to these and other factors could adversely affect our business to the extent we enter markets outside the United States.

Foreign governments often impose strict price controls on approved products, which may adversely affect our future profitability in those countries, and the re-importation of drugs to the United States from foreign countries that impose price controls may adversely affect our future profitability.

Frequently foreign governments impose strict price controls on newly approved therapeutic products. If we obtain regulatory approval to sell products in foreign countries, we may be unable to obtain a price that provides an adequate financial return on our investment. Furthermore, legislation in the United States may permit re-importation of drugs from foreign countries into the United States, including re-importation from foreign countries where the drugs are sold at lower prices than in the United States due to foreign government-mandated price controls. Such a practice, especially if it is conducted on a widespread basis, may significantly reduce our potential U.S. revenues from any drugs that we are able to develop.

If we elect not to sell our products in foreign countries that impose government mandated price controls because we decide it is uneconomical to do so, a foreign government or patent office may attempt to terminate our intellectual property rights in that country, enabling competitors to make and sell our products.

In some cases we may choose not to sell a product in a foreign country because it is uneconomical to do so under a system of government-imposed price controls, or because it could severely limit our profitability in the U.S. or other markets. In such cases, a foreign government or patent office may terminate any intellectual property rights we may obtain with respect to that product. Such a termination could enable competitors to produce and sell our product in that market. Furthermore, such products may be exported into the United States through legislation that authorizes the importation of drugs from outside the United States. In such an event, we may have to reduce our prices, or we may be unable to compete with low-cost providers of our drugs, and we could be financially harmed as a result.

We may encounter difficulties managing our growth, which could adversely affect our business.

At various times we have experienced periods of rapid growth in our employee numbers as a result of a dramatic increase in activity in technology programs, genomics programs, collaborative research programs, discovery programs, and scope of operations. At other times, we have had to reduce staff in order to bring our expenses in line with our financial resources. Our success will also depend on the ability of our officers and key employees to continue to improve our operational capabilities and our management information and financial control systems, and to expand, train and manage our work force.

In connection with its 2006 audit, Athersys received a letter regarding a material weakness in internal control over financial reporting related to an over-accrued dividend that caused Athersys to restate its 2005 audited financial statements. Such restatement resulted in a favorable adjustment to net assets.

Since Athersys’ public company reporting obligations began on June 8, 2007, we will be required to comply with Section 404 of the Sarbanes-Oxley Act of 2002 for the first time in 2007, and will be required to provide a management report on internal control over financial reporting in connection with our annual report on Form 10-K for the year ending December 31, 2007. We are preparing for compliance with Section 404 by strengthening, assessing and testing our system of internal controls, but have not yet completed this process. If we are unable to successfully implement improvements to our management information and financial control systems in an efficient and timely manner, or if we encounter deficiencies in existing systems and controls, our management may not have adequate information to manage our day-to-day operations and our inability to manage our growth effectively could increase our losses.

We may be sued for product liability, which could adversely affect our business.

Because our business strategy involves the development and sale by either us or our collaborators of commercial products, we may be sued for product liability. We may be held liable if any product we develop and commercialize, or any product our collaborators commercialize that incorporates any of our technology, causes injury or is found otherwise unsuitable during product testing, manufacturing, marketing, sale or consumer use. In addition, the safety studies we must perform and the regulatory approvals required to commercialize our pharmaceutical products, will not protect us from any such liability.

We carry product liability insurance, as well as liability insurance for conducting clinical trials. Currently, we carry a $5 million per event, $5 million annual aggregate coverage products liability policy and clinical trials protection on a scheduled basis. We also intend to seek product liability insurance for any approved products that we may develop or acquire. However, in the event there are product liability claims against us, our insurance may be insufficient to cover the expense of defending against such claims, or may be insufficient to pay or settle such claims. Furthermore, we may be unable to obtain adequate product liability insurance coverage for commercial sales of any of our approved products. If such insurance is insufficient to protect us, our results of operations will suffer. If any product liability claim is made against us, our reputation and future sales will be damaged, even if we have adequate insurance coverage.

The availability, manner, and amount of reimbursement for our product candidates from government and private payers are uncertain, and our inability to obtain adequate reimbursement for any products could severely limit our product sales.

We expect that many of the patients who seek treatment with any of our products that are approved for marketing will be eligible for Medicare benefits. Other patients may be covered by private health plans. If we are unable to obtain or retain adequate levels of reimbursement from Medicare or from private health plans, our ability to sell our products will be severely limited. The application of existing Medicare regulations and interpretive coverage and payment determinations to newly approved products is uncertain and those regulations and interpretive determinations are subject to change. The Medicare Prescription Drug Improvement and Modernization Act, enacted in December 2003, provides for a change in reimbursement methodology that reduces the Medicare reimbursement rates for many drugs, which may adversely affect reimbursement for any products we may develop. Medicare regulations and interpretive determinations also may determine who may be reimbursed for certain services, and may limit the pool of patients our product candidates are being developed to serve.

Federal, state and foreign governments continue to propose legislation designed to contain or reduce health care costs. Legislation and regulations affecting the pricing of products like our potential products may change further or be adopted before any of our potential products are approved for marketing. Cost control initiatives by governments or third-party payers could decrease the price that we receive for any one or all of our potential products or increase patient coinsurance to a level that make our products under development become unaffordable. In addition, government and private health plans persistently challenge the price and cost-effectiveness of therapeutic products. Accordingly, these third parties may ultimately not consider any or all of our products under development to be cost effective, which could result in products not being covered under their health plans or covered only at a lower price. Any of these initiatives or developments could prevent us from successfully marketing and selling any of our products that are approved for commercialization.

Public perception of ethical and social issues surrounding the use of adult-derived stem cell technology may limit or discourage the use of our technologies, which may reduce the demand for our therapeutic products and technologies and reduce our revenues.

Our success will depend in part upon our ability to develop therapeutic products incorporating or discovered through our adult-derived stem cell technology. For social, ethical, or other reasons, governmental authorities in the United States and other countries may call for limits on, or regulation of the use of, adult-derived stem cell technologies. Although we do not use the more controversial stem cells derived from embryos or fetuses, claims that adult-derived stem cell technologies are ineffective, unethical or pose a danger to the environment may influence public attitudes. The subject of stem cell technologies in general has received negative publicity and aroused public debate in the United States and some other countries. Ethical and other concerns about our adult-derived stem cell technology could materially hurt the market acceptance of our therapeutic products and technologies, resulting in diminished sales and use of any products we are able to develop using adult-derived stem cells.

Risks Related to Our Common Stock; Liquidity Risks

The price of our common stock is expected to be volatile and an investment in our common stock could decline in value.

The market price of our common stock, and the market prices for securities of biotechnology companies in general, are expected to be highly volatile. The following factors, in addition to other risk factors described in this prospectus, and the potentially low volume of trades in our common stock, may have a significant impact on the market price of our common stock, some of which are beyond our control:

•	announcements of technological innovations and discoveries by us or our competitors;

•	developments concerning any research and development, clinical trials, manufacturing, and marketing collaborations;

•	new products or services that we or our competitors offer;

•	actual or anticipated variations in operating results;

•	the initiation, conduct and/or outcome of intellectual property and/or litigation matters;

•	changes in financial estimates by securities analysts;

•	conditions or trends in bio-pharmaceutical or other healthcare industries;

•	regulatory developments in the United States and other countries;

•	changes in the economic performance and/or market valuations of other biotechnology and flavor companies;

•	our announcement of significant acquisitions, strategic partnerships, joint ventures or capital commitments;

•	additions or departures of key personnel;

•	global unrest, terrorist activities, and economic and other external factors; and

•	sales or other transactions involving our common stock.

The stock market in general has recently experienced relatively large price and volume fluctuations. In particular, market prices of securities of biotechnology companies have experienced fluctuations that often have been unrelated or disproportionate to the operating results of these companies. Continued market fluctuations could result in extreme volatility in the price of the common stock, which could cause a decline in the value of the common stock. Prospective investors should also be aware that price volatility may be worse if the trading volume of the common stock is low.

A significant number of the shares of common stock will be eligible for sale, and their sale could depress the market price of our common stock.

The sale of a significant number of shares of our common stock in the public market could harm the market price of our common stock. As additional shares of our common stock become gradually available for resale in the public market pursuant to the registration of those shares and releases of lock-up agreements, the supply of our common stock will increase, which could decrease its market price. We recently issued 13,000,000 shares of common stock in the June offering and 5,628,368 additional shares as a result of the completion of the merger and such June offering. Some or all of the shares of common stock may be offered from time to time in the open market pursuant to Rule 144 (or pursuant to a registration statement, if one is effective), and these sales may have a depressive effect on the market for the shares of common stock. In general, a person who has held restricted shares for a period of one year may, upon filing of a notification on Form 144 with the Securities and Exchange Commission, or SEC, sell into the market common stock in an amount up to the greater of 1% of the outstanding shares or the average weekly number of shares sold in the last four weeks before such sale. Such sales may be repeated once each three months, and any of the restricted shares may be sold by a non-affiliate after they have been held two years. Our officers and directors and substantially all of our employees and the former Athersys stockholders that own greater than 1% of the issued and outstanding common stock after consummation of the merger and the June offering are subject to lock-up provisions relating to shares of common stock that they will own that will prevent the sale or transfer of their shares of common stock until 180 days after the effective date of the resale registration statement.

It is not anticipated that there will be an active public market for our common stock in the near term and you may have to hold your common stock for an indefinite period of time.

Although our common stock is eligible for trading on the OTC Bulletin Board, there currently is a limited trading market for the common stock, and we cannot assure you that any market will further develop or be sustained. Because our common stock is expected to be thinly traded, you cannot expect to be able to liquidate your investment in case of an emergency or if you otherwise desire to do so. It may be difficult for you to resell a large number of your shares of common stock in a short period of time or at or above their purchase price. Further, the sale of shares of common stock may have adverse federal income tax consequences.

If we do not comply with registration rights granted to certain holders of our restricted securities, we may be required to pay damages to such holders.

We have agreed to use our best efforts to have the “resale” registration statement of which this prospectus forms a part declared effective by the SEC as soon as possible and, in any event, within 90 days after the filing (or within five days after receipt of a no review letter from the SEC), and to maintain its effectiveness until such time as all securities registered under the “resale” registration statement have been sold or are otherwise able to be sold under Rule 144 of the Securities Act without regard to volume limitations, whichever is earlier. We cannot assure you that we will be able to follow the required procedures or obtain or maintain the effectiveness of the registration statement of which this prospectus forms a part. Subject to certain exceptions, if the registration statement of which this prospectus forms a part is not declared effective by the SEC or ceases to remain effective, a 1% cash penalty will be assessed for each 30-day period until the registration statement is declared effective or becomes effective again, as applicable, capped at 10%. In addition, there are other issues affecting the liquidity of the securities required to be included in the registration statement of which this prospectus forms a part.

Our common stock may be considered a “penny stock” and may be difficult to sell.

The SEC has adopted regulations which generally define “penny stock” to be an equity security that has a market or exercise price of less than $5.00 per share, subject to specific exemptions. The market price of our common stock may drop below $5.00 per share and therefore may be designated as a “penny stock” according to SEC rules. This designation requires any broker or dealer selling these securities to disclose certain information concerning the transaction, obtain a written agreement from the purchaser and determine that the purchaser is reasonably suitable to purchase the securities. These rules may restrict the ability of brokers or dealers to sell our common stock and may affect the ability of our stockholders to sell their shares. In addition, since our common stock is eligible for trading on the OTC Bulletin Board, our stockholders may find it difficult to obtain accurate quotations of our common stock and may experience a lack of buyers to purchase such stock or a lack of market makers to support the stock price.

Our stockholders may experience future dilution.

Our charter permits our board of directors, without stockholder approval, to authorize shares of preferred stock, which may also be issued by the board of directors without stockholder approval. The board of directors may classify or reclassify any preferred stock to set the preferences, rights and other terms of the classified or reclassified shares, including the issuance of shares of preferred stock that have preference rights over the common stock with respect to dividends, liquidation, voting and other matters or shares of common stock having special voting rights.

The issuance of additional shares of our capital stock could be substantially dilutive to your shares and may negatively affect the market price of our common stock.

Substantial future issuances of our common stock could depress our stock price.

The market price for our common stock could decline, perhaps significantly, as a result of issuances of a large number of shares of our common stock in the public market or even the perception that such issuances could occur. Under an existing registration rights agreement, certain holders of shares of common stock and other securities will have demand, piggy-back and Form S-3 registration rights. Sales of a substantial number of these shares of our common stock, or the perception that holders of a large number of shares intend to sell their shares, could depress the market price of our common stock. The existence of such registration rights could also make it more difficult for us to raise funds through future offerings of our equity securities.

Our stockholders may experience additional dilution upon the exercise of warrants and options.

We recently issued warrants to investors to acquire 3,750,000 shares of common stock, warrants to the placement agents to acquire 1,093,525 shares of common stock, warrants to the former holders of Athersys’ 10% secured convertible promissory notes to acquire 132,945 shares of common stock, and warrants to our senior secured lenders to acquire 149,026 shares of common stock, which is an aggregate of 5,125,496 shares of common stock underlying such warrants that, if exercised or converted, could decrease the net tangible book value of our common stock. In addition, there are 4,500,000 shares of common stock that may be granted pursuant to our equity compensation plans, of which options to purchase 3,625,000 shares of common stock have been granted. If the holders of equity awards exercise those awards, we may experience dilution in the net tangible book value of our common stock.

We do not intend to pay dividends in the foreseeable future.

For the foreseeable future, we intend to retain any earnings to finance the development of our business, and we do not anticipate paying any cash dividends on our common stock. Any future determination to pay dividends will be at the discretion of our board of directors and will be dependent upon then-existing conditions, including our financial condition and results of operations, capital requirements, contractual restrictions, business prospects and other factors that our board of directors considers relevant. Accordingly, investors must rely on sales of their common stock after price appreciation, which may never occur, as the only way to realize their investment.

If we do not meet the listing standards established by the NASDAQ Capital Market or other similar markets, the common stock may not become listed for trading on one of those markets.

As soon as reasonably practicable, we intend to apply to list our common stock for trading on the NASDAQ Capital Market. The NASDAQ Capital Market has established certain quantitative criteria and qualitative standards that companies must meet in order to become and remain listed for trading on these markets. To be eligible for trading on the NASDAQ Capital Market, we must add at least one additional independent director to our board that will serve on our audit committee so that we satisfy the requirement that we have an audit committee comprised of at least three directors, all of whom are independent. We cannot guarantee that we will be able to meet all necessary requirements for listing; therefore, we cannot guarantee that our common stock will be listed for trading on the NASDAQ Capital Market or other similar markets.

Our internal control over financial reporting may be insufficient to allow us to accurately report our financial results or prevent fraud, which could cause our financial statements to become materially misleading and adversely affect the trading price of our common stock.

Effective internal controls will be necessary for us to provide reliable financial reports and effectively prevent fraud and to operate successfully as a public company. Athersys’ independent registered public accounting firm has issued a letter to Athersys in which they identified certain matters as a result of a restatement related to accounting for dividends associated with a past partnership that they consider to constitute a material weakness in its internal control over financial reporting. If measures suggested by the independent registered public accounting firm, together with other remedial measures that management is in the process of implementing, are insufficient to address the issues raised, or if material weaknesses or additional significant deficiencies in our internal control over financial reporting are discovered in the future, we may fail to meet our financial reporting obligations. If we fail to meet these obligations, our financial statements could become materially misleading, which could adversely affect the trading price of our common stock.

FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements that involve risks and uncertainties. These forward-looking statements relate to, among other things, the expected timetable for development of our product candidates, our growth strategy, and our future financial performance, including our operations, economic performance, financial condition, prospects, and other future events. We have attempted to identify forward-looking statements by using such words as “anticipates,” “believes,” “can,” “continue,” “could,” “estimates,” “expects,” “intends,” “may,” “plans,” “potential,” “should,” “will,” or other similar expressions. These forward-looking statements are only predictions and are largely based on our current expectations. These forward-looking statements appear in a number of places in this prospectus.

In addition, a number of known and unknown risks, uncertainties, and other factors could affect the accuracy of these statements, including the risks outlined under “Risk Factors” and elsewhere in this prospectus. Some of the more significant known risks that we face are the risks and uncertainties inherent in the process of discovering, developing, and commercializing products that are safe and effective for use as human therapeutics, including the uncertainty regarding market acceptance of our product candidates and our ability to generate revenues. These risks may cause our actual results, levels of activity, performance, or achievements to differ materially from any future results, levels of activity, performance, or achievements expressed or implied by these forward-looking statements.

Other important factors to consider in evaluating our forward-looking statements include:

•	the possibility of delays in, adverse results of, and excessive costs of the development process;

•	changes in external market factors;

•	changes in our industry’s overall performance;

•	changes in our business strategy;

•	our ability to protect our intellectual property portfolio;

•	our possible inability to realize commercially valuable discoveries in our collaborations with pharmaceutical and other biotechnology companies;

•	our possible inability to execute our strategy due to changes in our industry or the economy generally;

•	changes in productivity and reliability of suppliers; and

•	the success of our competitors and the emergence of new competitors.

Although we currently believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee our future results, levels of activity or performance. We do not expect to update any of the forward-looking statements after the date of this prospectus or to conform these statements to actual results, except as may be required by law.

DETERMINATION OF OFFERING PRICE

We are not selling any of the common stock that we are registering. The common stock will be sold by the selling stockholders listed in this prospectus. The selling stockholders may sell the common stock at the market price as of the date of sale or a price negotiated in a private sale. Our common stock is currently traded on the OTC Bulletin Board under the symbol “BVIC.”

USE OF PROCEEDS

We will not receive any of the proceeds from the sale of shares of our common stock by the selling stockholders, but will receive proceeds related to the exercise of the warrants for cash held by selling stockholders. We intend to use the net proceeds generated by such warrant exercises for general corporate purposes. We cannot estimate how many, if any, warrants may be exercised as a result of this offering. We will bear all costs, expenses and fees in connection with the registration of shares of our common stock to be sold by the selling stockholders. The selling stockholders will bear all commissions and discounts, if any, attributable to their respective sales of shares.

DIVIDEND POLICY

All of our assets consist of the capital stock of Athersys. We would have to rely upon dividends and other payments from Athersys to generate the funds necessary to make dividend payments, if any, on our common stock. Athersys, however, is legally distinct from us and has no obligation to pay amounts to us. The ability of Athersys to make dividend and other payments to us is subject to, among other things, the availability of funds, the terms of our indebtedness and applicable state laws. We do not anticipate that we will pay any dividends on our common stock in the foreseeable future. Rather, we anticipate that we will retain earnings, if any, for use in the development of our business.

MARKET PRICE OF AND DIVIDENDS ON THE REGISTRANT’S COMMON EQUITY AND
RELATED STOCKHOLDER MATTERS

Trading Market and Outstanding Equity

Prior to the merger, BTHC VI was a shell company with no operations and no or nominal assets. BTHC VI’s common stock is eligible for trading on the OTC Bulletin Board, although no trading took place prior to the merger because none of BTHC VI’s then-outstanding shares were able to be transferred under the terms of BTHC VI’s bankruptcy plan until the merger was consummated. Since June 8, 2007, our common stock has been quoted on the OTC Bulletin Board at the following prices:

	High	Low
Year ending December 31, 2007:
Second Quarter	$10.00	$5.25
Third Quarter (through August 21, 2007)	$8.75	$7.00

These over-the-counter market quotations reflect inter-dealer prices, without retail mark-up, mark-down or commission and may not necessarily represent actual transactions. On August 21, 2007, the last reported sales price of our common stock on the OTC Bulletin Board was $7.60 per share. As soon as reasonably practicable, once we satisfy all necessary listing requirements, we intend to apply to list the common stock for trading on the NASDAQ Capital Market.

As of August 21, 2007, we have 18,927,988 shares of common stock issued and outstanding. Additionally, 5,125,496 shares of common stock are subject to outstanding warrants to purchase our common stock. Of these warrant shares, 4,976,470 are subject to five-year warrants to purchase shares of common stock with an exercise price of $6.00 per share, and 149,026 are subject to seven-year warrants with an exercise price of $5.00 per share.

Holders

As of August 21, 2007, the number of holders of record was approximately 975.

UNAUDITED PRO FORMA FINANCIAL INFORMATION

The following unaudited financial information has been developed by application of pro forma adjustments to the historical financial statements of Athersys appearing elsewhere in this prospectus. The unaudited pro forma information gives effect to the merger, the conversion of the convertible notes, the June offering, and the specific application of the net proceeds from the June offering and the issuance of various warrants as a result of the June offering. Such transactions have been assumed to have occurred as of January 1, 2006 for purposes of the statement of operations for the year ended December 31, 2006 and the six months ended June 30, 2007.

The unaudited pro forma adjustments are based upon available information and certain assumptions, as described in the accompanying notes, that we believe are reasonable under the circumstances. The unaudited pro forma financial information is presented for informational purposes only and does not purport to represent what the results of our operations or financial position would have been had the transactions described above actually occurred on the dates indicated, nor do they purport to project our financial condition for any future period or as of any future date. The unaudited pro forma financial information should be read in conjunction with the information contained in “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and Athersys’ financial statements and notes thereto included elsewhere in this prospectus.

Athersys, Inc.

Unaudited Pro Forma Statements of Operations

	Year Ended			Six Months Ended
	December 31, 2006			June 30, 2007
	As		Pro	As
	Reported	Adjustments	Forma	Reported	Adjustments	Pro
	(1)	(2)	(3)	(1)	(2)	Forma
	(In thousands, except share and per share amounts)

Revenues
License fees	$1,908	$—	$1,908	$623	$—	$623
Grant revenue	1,817		1,817	979		979

Total revenues	3,725	—	3,725	1,602	—	1,602
Costs and expenses
Research and development	9,741		9,741	7,354		7,354
General and administrative	3,347		3,347	4,105		4,105
Depreciation	528		528	155		155

Total costs and expenses	13,616		13,616	11,614		11,614

Loss from operations	(9,891)	—	(9,891)	(10,012)	—	(10,012)
Other income	208		208	1,500		1,500
Interest income	119		119	222		222
Interest expense	(1,047)	214	(833)	(1,043)	317	(726)
Accretion of premium on convertible debt	(260)	260	—	(456)	456	—

Loss before cumulative effect of change in accounting principle	(10,871)	474	(10,397)	(9,789)	773	(9,016)
Preferred stock dividends	(1,408)	1,408	—	(659)	659	—

Net loss before cumulative effect of change in accounting attributable to common stockholders	$(12,279)		$(10,397)	$(10,448)		$(9,016)

Loss per share(4)	$(41.89)		$(0.55)	$(4.10)		$(0.48)

Weighted average shares outstanding, basic and diluted	293,142		18,927,988	2,547,265		18,927,988

Notes to Pro Forma Adjustments:

1)	Actual historical balances for the period indicated.

2)	Reflects a reduction in interest expense and accretion of premium on convertible debt, related to the convertible notes, which are assumed to be converted into common stock as of January 1, 2006.

3)	The following expenses are nonrecurring charges that resulted directly from the June offering and, therefore, have not been included in the pro forma statement of operations for the year ended December 31, 2006: (A) $350,000 of merger costs, (B) $438,000 of interest expense related to the issuance of the senior lender warrants for 149,026 shares of common stock and (C) $507,000 related to a MAPC milestone. These expenses were incurred in June 2007 and are included in the statement of operations for the six months ended June 30, 2007.

4)	Per share information for the year ended December 31, 2006 and the six months ended June 30, 2007 have been reported on a basis consistent with the consolidated financial statements. Pro forma per share information has been calculated using the weighted average numbers of shares issued as a result of the June offering, assuming that those shares were issued at January 1, 2006.

SELECTED FINANCIAL DATA
(In thousands, except share and per share data)

BTHC VI’s acquisition of Athersys on June 8, 2007 effected a change in control and was accounted for as a “reverse acquisition” whereby Athersys is the accounting acquiror for financial statement purposes. Accordingly, for all periods after the June 8, 2007 “reverse acquisition” transaction, our historical financial statements reflect the financial statements of Athersys since its inception and the operations of BTHC VI subsequent to June 8, 2007.

The tables below set forth selected financial data for Athersys for the years ended December 31, 2002, 2003, 2004, 2005 and 2006 and for the six months ended June 30, 2006 and 2007. Athersys derived the selected financial data as of December 31, 2004, 2005 and 2006 and for the years then ended from its consolidated audited financial statements, which are included elsewhere in this prospectus. Athersys has derived the selected financial data as of December 31, 2002 and 2003 and for the years then ended from its consolidated audited financial statements. Athersys derived the selected financial data as of June 30, 2006 and 2007 and for the six-month periods then ended from its unaudited condensed consolidated financial statements, which are included elsewhere in this prospectus. Athersys has prepared its unaudited financial statements on the same basis as its audited financial statements. In the opinion of management, the unaudited condensed consolidated financial statements include all adjustments, consisting of normal recurring adjustments, that it considers necessary for a fair presentation of the financial position and operating results for these periods. Historical results are not necessarily indicative of results to be expected for any future period, and results for interim periods are not necessarily indicative of a full year’s operations.

You should read the following selected financial data in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and Athersys’ financial statements and related notes, each included elsewhere in this prospectus.

						Six Months
						Ended
	Year Ended December 31,					June 30,
	2002	2003	2004	2005	2006	2006	2007
						(Unaudited)

Consolidated Statement of Operations Data:
Revenues:
License fees	$1,285	$1,393	$820	$763	$1,908	$481	$623
Grants	51	759	2,318	2,833	1,817	638	979

Total revenues	1,336	2,152	3,138	3,596	3,725	1,119	1,602
Costs and expenses:
Research and development	13,760	13,675	12,415	12,578	9,741	4,945	7,354
Purchased in-process R&D	—	9,500	—	—	—	—	—
General and administrative	6,280	10,882	4,717	3,755	3,347	1,754	4,105
Depreciation	1,996	1,803	1,297	982	528	293	155
Restructuring costs	—	1,076	107	251	—	—	—

Loss from operations	(20,700)	(34,784)	(15,398)	(13,970)	(9,891)	(5,873)	(10,012)
Other income (expense):
Other income	489	1,114	—	18	208	208	1,500
Interest income	1,213	644	317	317	119	67	222
Interest expense	(185)	(135)	(73)	(964)	(1,047)	(490)	(1,043)
Accretion of premium on convertible debt	—	—	—	—	(260)	—	(456)

Loss before cumulative effect of change in accounting principle	$(19,183)	$(33,161)	$(15,154)	$(14,599)	$(10,871)	$(6,088)	$(9,789)
Cumulative effect of change in accounting principle	—	—	—	—	306	306	—

						Six Months
						Ended
	Year Ended December 31,					June 30,
	2002	2003	2004	2005	2006	2006	2007
						(Unaudited)

Net loss	$(19,183)	$(33,161)	$(15,154)	$(14,599)	$(10,565)	$(5,782)	$(9,789)

Preferred stock dividends	(2,012)	(2,164)	(2,325)	(2,253)	(1,408)	(695)	(659)

Net loss attributable to common stockholders	$(21,195)	$(35,325)	$(17,479)	$(16,852)	$(11,973)	$(6,477)	$(10,448)

Basic and diluted net loss per common share:
Loss before cumulative change in accounting principle	$(82.22)	$(130.90)	$(59.82)	$(57.79)	$(41.89)	$(23.19)	$(4.10)
Cumulative effect of change in accounting principle	—	—	—	—	1.05	1.05	—

Net loss	$(82.22)	$(130.90)	$(59.82)	$(57.79)	$(40.84)	$(22.14)	$(4.10)

Weighted average shares used in computing basic and diluted net loss per common share	257,771	269,861	292,173	291,612	293,142	292,513	2,547,265

	December 31,					June 30,
	2002	2003	2004	2005	2006	2006	2007
						(Unaudited)

Consolidated Balance Sheet Data:
Cash, cash equivalents and investments	$43,871	$25,992	$17,279	$4,561	$1,528	$3,975	$58,939
Working capital (deficit)	26,753	18,514	17,018	1,828	(3,106)	(87)	54,401
Total assets	49,780	30,503	20,894	7,309	4,266	6,212	61,065
Long-term obligations, less current portion	1,062	578	7,215	4,684	9,310	8,289	—
Accrued dividends	6,747	8,911	11,236	7,473	8,882	8,168	—
Total stockholders’ equity (deficit)	35,913	14,951	1,151	(8,584)	(20,007)	(14,971)	55,710

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS

The following discussion contains forward-looking statements that involve numerous risks and uncertainties, such as statements of our plans, objectives, expectations, and intentions. Our actual results could differ materially from those anticipated in the forward-looking statements. Factors that could cause or contribute to these differences include those discussed in this prospectus under “Risk Factors” and “Forward-Looking Statements,” as well as those discussed elsewhere in this prospectus. You should read the following discussion and analysis in conjunction with “Selected Financial Data” and Athersys’ financial statements and related notes, each included elsewhere in this prospectus.

Overview

Athersys is a biopharmaceutical company engaged in the discovery and development of therapeutic product candidates designed to extend and enhance the quality of human life. Through the application of its proprietary technologies, Athersys has established a pipeline of therapeutic product development programs in multiple diseases. Athersys has one product candidate in clinical development (ATHX-105) and intends to advance two to three additional product development programs (from MultiStem — cardiovascular, oncology support or stroke, or from our histamine H3 antagonist program) into clinical trials in 2007 and 2008. Our ability to initiate these trials will depend on the success of our ongoing preclinical development efforts and our obtaining necessary regulatory approvals. Athersys’ lead product candidate is ATHX-105, which is a treatment for obesity. Athersys is also developing pharmaceutical products for the treatment of certain conditions affecting the central nervous system, such as ADHD, narcolepsy and other cognitive or attention disorders. In addition to these drug development programs, Athersys entered into a collaboration with Angiotech to jointly develop its proprietary non-embryonic stem cell product, MultiStem, for the treatment of myocardial infarction and peripheral vascular disease. Athersys is also developing MultiStem for stroke, oncology support, and certain other disease indications.

Athersys has incurred losses since inception of operations in December 1995 and had an accumulated deficit of $151.3 million at June 30, 2007. Athersys’ losses have resulted principally from costs incurred in research and development, acquisition and licensing costs, and general and administrative costs associated with its operations. Athersys has used the financing proceeds from private equity and debt offerings and other sources of capital to develop its technologies, such as RAGE, and to acquire its stem cell technology. Athersys has also built drug development capabilities that have enabled it to advance product candidates into clinical trials, such as its lead product candidate, ATHX-105. Athersys has established strategic collaborations that provide revenues and capabilities to help to further advance its product candidates. Athersys has also built a substantial portfolio of intellectual property.

In 2003 and in 2005, Athersys completed restructurings that resulted in reductions in its personnel. Athersys refocused its activities to emphasize the development of its lead product opportunities and reduced its spending in discovery activities. As Athersys has evolved from a research-oriented company to a product-oriented company, its staffing needs have evolved, resulting in the reductions in personnel. Athersys is currently optimizing the mix of its internal capabilities with the capabilities of its outside collaborators, academic institutions, and third-party contract research organizations.

In connection with the merger, all of Athersys’ shares of preferred stock were converted into common stock of Athersys and exchanged for shares of BTHC VI common stock. Also, all accrued dividends related to the preferred stock were eliminated and shares of stock held in treasury were retired.

On June 8, 2007, we completed the offering of 13,000,000 shares of our common stock and received gross proceeds of $65.0 million. Investors in the June offering also received five-year warrants to purchase an aggregate of 3,250,000 shares of common stock with an exercise price of $6.00 per share. The lead investor in the June offering, Radius, invested $10.0 million and received additional five-year warrants to purchase an aggregate of 500,000 shares of common stock with a cash or cashless exercise price of $6.00 per share. The placement agents received cash fees in an amount equal to approximately $5.5 million, which was based on 8.5% of the gross proceeds, excluding proceeds from existing investors. The placement agents also received five-year warrants to purchase an aggregate of 1,093,525 shares of common stock with a cash or cashless exercise price of $6.00 per share. In consideration for certain advisory services, we paid an affiliate of BTHC VI’s then-largest stockholder a one-time fee of $350,000 in cash upon consummation of the merger. In connection with the June offering, all of Athersys’ convertible notes were converted into shares of our common stock.

In May 2007, Athersys terminated the majority of stock option awards to its officers, employees, directors and consultants. Only a nominal number of option awards (5,052 option shares) held by former employees and consultants were assumed by us. Upon closing the merger, options for 3,625,000 shares of common stock were issued under our equity incentive plans to employees, directors and consultants at $5.00 per share. For the six-month period ended June 30, 2007, stock compensation expense was approximately $4.1 million, of which $2.0 million was recorded as research and development expense and $2.1 million was recorded as general and administrative expense. At June 30, 2007, total unrecognized estimated compensation cost related to unvested stock options was approximately $6.6 million, which is expected to be recognized by June 2010 using the straight-line method.

In May 2007, Athersys sold certain non-core assets related to its asthma discovery program to Wyeth Pharmaceuticals for $2.0 million, of which $1.5 million was received at closing. The remaining $0.5 million was received in August 2007 when Athersys delivered certain ancillary assets related to the program.

Results of Operations

Since Athersys’ inception, its revenues have consisted of license fees from its collaborators and grant proceeds from federal and state grants. Athersys has derived no revenue on the sale of FDA-approved products to date. Research and development expenses consist primarily of salaries and related personnel costs, legal expenses resulting from intellectual property application processes, contracted service costs, and laboratory supply and reagent costs. Athersys expenses research and development costs as they are incurred. We expect to continue to make significant investments in research and development to enhance our technologies, conduct preclinical studies and clinical trials of our products, and manufacture our products. General and administrative expenses consist primarily of salaries and related expenses for executive, business development, finance, and other administrative personnel; professional fees; and other corporate expenses. Our general and administrative expenses are expected to increase as we expand our regulatory affairs and product development capabilities, as well as expand our business development and assume the obligations of a public reporting company. Athersys depreciates its fixed assets on a straight-line basis. To date, Athersys has financed its operations through private equity and debt financing and investments by strategic collaborators. We expect to continue to incur substantial losses through at least the next several years. We expect our development costs to increase as we initiate clinical trials of our product candidates in 2007 and 2008.

The following table sets forth Athersys’ revenues and expenses for the periods indicated. The following tables are stated in thousands.

Revenues

				Six Months
	Years Ended December 31,			Ended June 30,
	2004	2005	2006	2006	2007

License fees	$820	$763	$1,908	$481	$623
Grants	2,318	2,833	1,817	638	979

	$3,138	$3,596	$3,725	$1,119	$1,602

Research and development expenses

				Six Months
	Years Ended December 31,			Ended June 30,
	2004	2005	2006	2006	2007

Type of Expense
Personnel costs	$4,451	$4,587	$2,721	$1,430	$1,446
Research supplies	2,661	2,286	1,208	663	359
Facilities	1,079	1,127	879	463	375
Sponsored research, preclinical and clinical costs	647	2,095	3,281	1,596	1,614
Patent legal fees	366	714	595	230	661
Other	1,203	968	781	404	868
Stock compensation expense	2,008	801	276	159	2,031

	$12,415	$12,578	$9,741	$4,945	$7,354

General and administrative expenses

				Six Months
	Years Ended December 31,			Ended June 30,
	2004	2005	2006	2006	2007

Type of Expense
Personnel costs	$2,096	$1,858	$1,891	$999	$999
Facilities	319	286	291	140	151
Legal and professional fees	303	446	590	340	279
Other	518	508	392	184	574
Stock compensation expense	1,481	657	183	91	2,102

	$4,717	$3,755	$3,347	$1,754	$4,105

Six Months Ended June 30, 2007 Compared to Six Months Ended June 30, 2006

Revenues.  Revenues increased to $1.6 million for the six months ended June 30, 2007 from $1.1 million in the comparable period in 2006. License fee revenues increased $142,000 for the six months ended June 30, 2007 compared to the six months ended June 30, 2006. The increase in license fee revenue over this period was a result of the nature and timing of target acceptances and milestone payments under Athersys’ collaboration agreements with Bristol-Myers Squibb and Pfizer. Grant revenue increased $341,000 for the six months ended June 30, 2007 compared to the six months ended June 30, 2006. In July 2003, Athersys was awarded a $5.0 million state grant that spanned three years and was completed in February 2006. This grant was renewed in May 2006 for approximately $3.5 million that will also span three years. The increase in grant revenue for the six months ended June 30, 2007 compared to the six months ended June 30, 2006 was principally the result of recognizing six months of revenue under this state grant in the six months ended June 30, 2007 versus only three and a half months of revenue in the comparable period of 2006.

Research and Development Expenses.  Research and development expenses increased to $7.4 million for the six months ended June 30, 2007 from $4.9 million in the comparable period in 2006. The increase of approximately $2.5 million relates primarily to an increase of $1.9 million in stock compensation expense, an increase of $464,000 in other expenses, an increase of $431,000 in patent legal fees, an increase of $18,000 in sponsored research, preclinical and clinical costs and an increase of $16,000 in personnel costs, partially offset by a decrease in research supplies and facilities costs of $392,000, related to the restructuring and reduction in force effected in late 2005 that carried over into early 2006. Included in other expenses for the six months ended June 30, 2007 was a milestone payment related to our stem cell technology of $507,000 paid in cash and stock to the former holders of the technology in connection with a collaboration milestone. Included in other expenses for the six months ended June 30, 2006 was a milestone payment related to our stem cell technology of $125,000 paid in stock to the former holders of the technology, in connection with the issuance of a patent. The increase in patent legal fees for the six months ended June 30, 2007 was a result of maintaining Athersys’ growing and maturing portfolio of patent applications and the performance of patent legal work related to the May 2007 asthma asset sale. Included in personnel costs for the six months ended June 30, 2007 and 2006 was approximately $262,000 and $121,000, respectively, of expense related the Athersys cash incentive plan that resulted in bonus payments upon the achievement of certain milestones. We generally do not track our early stage research expenses by project; rather, we track such expenses by the type of cost incurred.

General and Administrative Expenses.  General and administrative expenses increased to $4.1 million for the six months ended June 30, 2007 from $1.8 million in the comparable period in 2006. The increase of approximately $2.3 million relates primarily to a $2.0 million increase in stock compensation expense, a $390,000 increase in other expenses, and an $11,000 increase in personnel and facilities costs, partially offset by a $61,000 decrease in legal and professional fees. Included in other expenses for the six months ended June 30, 2007 was a one-time advisory fee of $350,000 related to the merger and approximately $50,000 of other costs related to being a public company. Included in personnel costs for the six months ended June 30, 2007 and 2006 was approximately $308,000 and $89,000, respectively, of expense related to the Athersys cash incentive plan that resulted in bonus payments upon the achievement of milestones. Also included in personnel costs in May 2006 was approximately $122,000 ($146,000 including taxes) in connection with the forgiveness of a 2002 loan made to Gil Van Bokkelen.

Depreciation.  Depreciation expense decreased to $155,000 in the six months ended June 30, 2007 from $293,000 in the six months ended June 30, 2006. The decrease in depreciation expense was due to more laboratory equipment, computer equipment, furniture, and leasehold improvements becoming fully depreciated, combined with fewer purchases of new equipment.

Other Income.  In May 2007, Athersys sold certain non-core assets related to its asthma discovery program to a pharmaceutical company for $2.0 million, of which $1.5 million was received at closing and recorded in other income. The remaining $0.5 million was received and recognized as other income in August 2007 upon Athersys’ delivery of certain ancillary assets related to the program. In January 2006, a milestone was achieved related to Athersys’ joint venture with Oculus Pharmaceuticals, Inc. As a result, Athersys received $100,000 of stock-based proceeds from Oculus, which was recorded in other income. Similarly, Oculus also received stock-based proceeds in another company in the amount of $260,000. Athersys recorded its share of Oculus’ net income (after recapturing past losses) of $117,000 in equity in earnings of unconsolidated affiliate on the statement of operations. No additional milestones were achieved related to this joint venture in the six months ended June 30, 2007.

Interest Income.  Interest income represents interest earned on Athersys’ cash and available for sale securities. Interest income increased to $222,000 for the six months ended June 30, 2007 from $67,000 for the comparable period in 2006 due to the increase in Athersys’ average cash balances during those periods. Athersys obtained $5.0 million in each of January 2007 and May 2006 as a result of issuing subordinated convertible promissory notes to Angiotech related to its co-development collaboration agreement. In addition, in June 2007, we received net proceeds of $58.5 million from the June offering.

Interest Expense.  Interest expense on Athersys’ debt outstanding under its senior loan and its subordinated convertible promissory notes increased to $1,043,000 for the six months ended June 30, 2007 from $490,000 for the comparable period in 2006. The increase in interest expense was due to the subordinated convertible promissory notes issued by Athersys in May 2006, October 2006 and January 2007, and the recording $438,000 of interest expense associated with the issuance of warrants to the senior lenders in connection with the June offering.

Accretion of Premium on Convertible Debt.  The accretion of premium on convertible debt in the amount of $456,000 for the six months ended June 30, 2007 was a result of the $2.5 million subordinated convertible promissory notes issued in October 2006. The notes, if not converted, were repayable with accrued interest at maturity, plus a repayment fee of 200% of the outstanding principal. Athersys computed a premium on the debt in the amount of $5.25 million due upon redemption, which was being accreted over the term of the notes using the effective interest method. This accretion was reversed and recorded in additional paid-in-capital in June 2007 when the notes were converted into common stock upon the closing of the June offering.

Cumulative Effect of Change in Accounting Principle.  Effective January 1, 2006, Athersys adopted the fair value recognition provisions of SFAS No. 123R, using the modified-prospective-transition method. SFAS No. 123R requires Athersys to estimate forfeitures in calculating the expense relating to share-based compensation, while previously Athersys was permitted to recognize forfeitures as an expense reduction upon occurrence. The adjustment to apply estimated forfeitures to previously recognized share-based compensation was accounted for as a cumulative effect of a change in accounting principle at January 1, 2006 and reduced net loss by $306,000 for the six months ended June 30, 2006.

Year Ended December 31, 2006 Compared to Year Ended December 31, 2005

Revenues.  Revenues increased to $3.7 million for the year ended December 31, 2006 from $3.6 million for the comparable period in 2005. License fee revenues increased $1.1 million over this period as a result of the nature and timing of target acceptances under Athersys’ collaboration agreement with Bristol-Myers Squibb. Grant revenue decreased $1.0 million for the year ended December 31, 2006 compared to the year ended December 31, 2005. In July 2003, Athersys was awarded a $5.0 million state grant that spanned three years and was completed in February 2006. This grant was renewed in May 2006 for approximately $3.5 million that will also span three years. The decrease in grant revenue for the year ended December 31, 2006 is principally the result of recognizing eight months of revenue under this state grant in 2006 versus twelve months of revenue in 2005. In addition, Athersys had fewer active NIH grant awards in 2006 as compared to 2005.

Research and Development Expenses.  Research and development expenses decreased to $9.7 million in 2006 from $12.6 million in 2005. The decrease of approximately $2.9 million in research and development expenses relates primarily to a decrease in personnel costs of $1.9 million, a decrease in research supplies expenses of $1.1 million, and a decrease in facilities and other costs of $435,000 related to the restructuring and reduction in force that occurred late in 2005. In addition, patent legal fees decreased $119,000 and stock compensation expense decreased $525,000 in 2006 compared to 2005. These decreases were offset by an increase in sponsored research, preclinical and clinical expenses of $1.2 million in 2006 compared to 2005. As Athersys has evolved from a research-oriented company to a product-oriented company, its staffing needs have evolved, resulting in the reductions in personnel and related costs. Athersys is currently optimizing the mix of its internal capabilities with the capabilities of its outside collaborators, academic institutions, and third party contract research organizations resulting in an increase in these costs.

General and Administrative Expenses.  General and administrative expenses decreased to $3.3 million in 2006 from approximately $3.8 million in 2005. The decrease in general and administrative expenses was due primarily to a decrease in stock compensation expense of $474,000 and a decrease in other expenses of $116,000. These decreases were offset by an increase in legal and professional fees of $144,000, which was a result of legal costs associated with potential financing and strategic transactions.

Depreciation.  Depreciation expense decreased to $528,000 in 2006 from $982,000 in 2005. The decrease in depreciation expense was due to more laboratory equipment, computer equipment, furniture, and leasehold improvements becoming fully depreciated, combined with fewer purchases of new equipment.

Restructuring Costs.  Restructuring costs for the year ended December 31, 2005 were a result of the restructuring and reduction in force, which occurred late in 2005.

Other Income and Equity in Earnings of Unconsolidated Affiliate.  In January 2006, a milestone was achieved related to Athersys’ joint venture with Oculus. As a result, Athersys received $100,000 of stock-based proceeds from Oculus, which was recorded in other income. Similarly, Oculus also received stock-based proceeds in another company in the amount of $260,000. Athersys recorded its share of Oculus’ net income (after recapturing past net losses) of $117,000 in equity in earnings of unconsolidated affiliate on the statement of operations.

Interest Income.  Interest income decreased to $119,000 for the year ended December 31, 2006 from $317,000 in 2005. Changes in interest income was due to changes in Athersys’ average cash balances and available for sale securities during those periods.

Interest Expense.  Interest expense on Athersys’ debt outstanding under its senior loan and its subordinated convertible promissory notes increased to $1,047,000 for the year ended December 31, 2006 from $964,000 for the comparable period in 2005. The increase in interest expense is due to the subordinated convertible promissory notes issued by Athersys in May 2006 and October 2006.

Accretion of Premium on Convertible Debt.  The accretion of premium on convertible debt for the year ended December 31, 2006, is a result of the $2.5 million subordinated secured convertible promissory notes issued in October 2006. The notes, if not converted, are repayable with accrued interest at maturity, plus a repayment fee of 200% of the outstanding principal. Athersys has computed a premium on the debt in the amount of $5,250,000 due upon redemption, which is being accreted over the term of the notes using the effective interest method. This accretion was reversed and recorded in additional paid-in-capital in June 2007 when the notes were converted into common stock upon the closing of the June offering.

Cumulative effect of change in accounting principle.  Effective January 1, 2006, Athersys adopted the fair value recognition provisions of SFAS No. 123R using the modified-prospective-transition method. SFAS No. 123R requires Athersys to estimate forfeitures in calculating the expense relating to share-based compensation, while previously Athersys was permitted to recognize forfeitures as an expense reduction upon occurrence. The adjustment to apply estimated forfeitures to previously recognized share-based compensation was accounted for as a cumulative effect of a change in accounting principle at January 1, 2006 and reduced net loss by $306,000 for the year ended December 31, 2006.

Year Ended December 31, 2005 Compared to Year Ended December 31, 2004

Revenues.  Revenues increased to $3.6 million in 2005 from $3.1 million in 2004. License fee revenue decreased $57,000 from 2004 to 2005 due to the nature and timing of target acceptances under Athersys’ collaboration agreement with Bristol-Myers Squibb. The remaining increase of $515,000 from 2004 to 2005 was due primarily to increased grant revenue. In 2003, Athersys was awarded a $5 million state grant that spanned three years and was completed in February 2006.

Research and Development Expenses.  Research and development expenses increased to $12.6 million in 2005 from $12.4 million in 2004. The increase of $163,000 in research and development expenses relates to a decrease in stock compensation expense of $1.2 million, a decrease in research supplies expenses of $375,000, an increase in outside sponsored research and preclinical expenses of $1.5 million, and an increase in patent legal costs of $348,000.

General and Administrative Expenses.  General and administrative expenses decreased to $3.8 million in 2005 from $4.7 million in 2004. The decrease in general and administrative expenses of $962,000 is due primarily to a decrease in stock option expense of $824,000, a decrease in payroll, facilities and other expense of $281,000 related to the restructuring and reduction in force late in 2005, and an increase in legal and professional fees of $143,000.

Depreciation.  Depreciation expense decreased to $1.0 million in 2005 from $1.3 million in 2004. The decrease in depreciation expense was due to more laboratory equipment, computer equipment, furniture, and leasehold improvements becoming fully depreciated, combined with fewer purchases of new equipment.

Restructuring Costs.  Restructuring costs for the year ended December 31, 2005 were a result of the restructuring and reduction in force, which occurred late in 2005. Restructuring costs for the year ended December 31, 2004 were a result of the restructuring and reduction in force, which occurred late in 2003.

Interest Income.  Interest income was $317,000 in 2006 and 2005. Interest income was as result of Athersys’ average cash balances and available for sale securities during those periods.

Interest Expense.  Interest expense on Athersys’ debt under credit agreements increased to $964,000 in 2005 from $73,000 in 2004. The increase in interest expense was attributable to Athersys’ borrowing $7.5 million under its senior loan late in 2004.

Liquidity and Capital Resources

Athersys has primarily financed its operations through private equity and debt financings that have resulted in aggregate cumulative proceeds of approximately $200 million, which includes gross proceeds of $65.0 million received in the June offering described below.

On June 8, 2007, we completed an offering of 13,000,000 shares of our common stock. Investors in the June offering also received five-year warrants to purchase an aggregate of 3,250,000 shares of common stock with an exercise price of $6.00 per share. The lead investor in the June offering, Radius, invested $10,000,000 in the June offering and received additional five-year warrants to purchase an aggregate of 500,000 shares of common stock with a cash or cashless exercise price of $6.00 per share. The placement agents for the June offering received five-year warrants to purchase an aggregate of 1,093,525 shares of common stock with a cash or cashless exercise price of $6.00 per share. Upon the closing of the June offering, we received net proceeds of approximately $58.5 million. The placement agents received approximately $5.5 million in fees from the gross proceeds.

In November 2004, Athersys entered into a Loan and Security Agreement, or Senior Loan, with Venture Lending & Leasing IV, Inc. and Costella Kirsch IV, L.P., or the Senior Lenders, pursuant to which it borrowed $7.5 million pursuant to notes that mature on June 1, 2008. Amounts outstanding under the Senior Loan are payable in 30 monthly installments following an initial interest-only period that expired on December 1, 2005. The Senior Loan has an implied fixed interest rate of approximately 13%. A final payment of $487,500 is due on June 1, 2008. As of June 30, 2007, the outstanding balance of the Senior Loan is approximately $3.2 million. Athersys’ obligations under the Senior Loan are secured by substantially all of its assets other than its intellectual property. However, a lien on our intellectual property could attach at any time if the ratio of our unrestricted cash to four months’ expenses is less than one-to-one. The agreement governing the Senior Loan contains affirmative and negative covenants customary for such financings and customary events of default. As of June 30, 2007, Athersys was in compliance with these covenants.

The Senior Lenders have the right to receive a milestone payment of $2.25 million upon the first to occur of the following milestone events: (1) a firmly underwritten initial public offering of common stock; (2) Athersys’ merger with or into another entity where its stockholders do not hold at least a majority of the voting power of the surviving entity; (3) the sale of all or substantially all of Athersys’ assets; and (4) Athersys’ liquidation or dissolution. The milestone payment is payable in cash, except that if the milestone event is an initial public offering, Athersys may elect to pay 75% of the milestone in shares of common stock at the per share offering price to the public. Although the June offering did not constitute a milestone event under the Senior Loan, we are discussing an amendment with the Senior Lenders to include the occurrence of an additional significant financing or financings as a milestone event that would obligate it to make such milestone payment or otherwise restructure the milestone payment since an initial public offering technically can no longer occur. The Senior Lenders also received warrants to purchase 149,026 shares of common stock with an exercise price of $5.00 upon the closing of the June offering. We are evaluating the potential restructuring or prepayment of the Senior Loan.

In October 2006, Athersys completed a bridge financing of $2.5 million in the form of 10% secured convertible promissory notes. The notes and accrued interest were converted into common stock at a conversion price of $5.00 upon the closing of the June offering. The noteholders also received warrants to purchase 999,977 shares of common stock, which were exercised in connection with the merger and the closing of the June offering.

In connection with developing MultiStem for the treatment of the cardiovascular disorders of myocardial infarction and peripheral vascular disease as part of a commercial collaboration with Angiotech that was entered into in May 2006, in support of the collaboration, Angiotech purchased subordinated convertible promissory notes in the aggregate principal amount of $10.0 million, which were converted along with accrued interest into common stock upon the closing of the June offering at a conversion price of $5.50, which was 110% of the price per share paid in the June offering. Athersys may also receive additional equity investments and cash payments based upon the successful achievement of specified clinical development and commercialization milestones.

Athersys’ contractual payment obligations as of June 30, 2007 are as follows:

		Less Than			More Than
Contractual Obligations	Total	1 Year	1 — 3 Years	3 — 5 Years	5 Years

Operating lease for facilities	$201,000	$201,000	—	—	—
Long-term debt (principal), net	$3,235,000	$3,235,000	—	—	—
Long-term debt (discount)	$54,000	$54,000	—	—	—
Long-term debt (interest)	$252,000	$252,000	—	—	—

Total	$3,742,000	$3,742,000	—	—	—

As noted above, the Senior Lenders have the right to receive a one-time milestone payment of $2.25 million under the Senior Loan upon the occurrence of certain events. Also, Athersys may be required to make a cash payment in the amount of $0.5 million to the former holders of the MAPC technology upon the achievement of a milestone in connection with Athersys’ filing of an IND with the FDA.

Athersys has an operating lease for its office and laboratory space with options to renew through March 2009 at the existing rental rate. Athersys has exercised options to renew the lease through March 2008.

Athersys has never paid dividends on its capital stock, and all accrued cumulative dividends were eliminated in June 2007 in connection with the merger.

At June 30, 2007, Athersys had $58.9 million in cash and cash equivalents.

Net cash used in operating activities was $8.4 million, $12.1 million, and $11.7 million in 2006, 2005, and 2004, respectively, and represented the use of cash in funding technology development and product development initiatives. Net cash used in operating activities was $4.2 million in the six months ended June 30, 2007 and $4.3 million for the six months ended June 30, 2006, and was primarily attributed to expenditures used to fund Athersys’ research and product development activities.

Net cash provided by investing activities was $3.4 million, $10.3 million, and $6.4 million in 2006, 2005, and 2004, respectively. Net cash used in investing activities was $3,000 in the six months ended June 30, 2007 and net cash provided was $713,000 in the six months ended June 30, 2006. The fluctuations from period to period are due to the timing of purchases and maturity dates of investments, and the purchase of equipment. Purchases of equipment were $3,000 in the six months ended June 30, 2007 and $67,000 in the six-month period ended June 30, 2006.

Financing activities provided cash of $5.4 million in 2006 and $4.0 million in 2004 and used cash of $446,000 in 2005. These fluctuations relate primarily to proceeds and repayments of loans and the issuance of a convertible promissory note in 2006. Financing activities provided cash of $61.7 million in the six months ended June 30, 2007 and $3.8 million in the six months ended June 30, 2006. The proceeds from the June offering were received in the second quarter of 2007. Also, proceeds from the issuance of convertible notes to Angiotech were received in January 2007 in the amount of $5.0 million, and in May 2006 also in the amount of $5.0 million. The financing proceeds have been offset by the repayment of debt in each period.

We expect to continue to incur substantial losses through at least the next several years and may incur losses in subsequent periods. The amount and timing of our future losses are highly uncertain. Our ability to achieve and thereafter sustain profitability will be dependent upon, among other things, successfully developing, commercializing and obtaining regulatory approval or clearances for our technologies and products resulting from these technologies.

We will require substantial additional funding in order to continue our research and product development programs, including preclinical testing and clinical trials of our product candidates. While we believe that the net proceeds from the June offering, combined with current capital resources and anticipated cash flows from licensing activities, will be sufficient to meet our capital and operating requirements through at least 2009, we cannot assure you that we will not require additional financing before that time. Our current monthly burn rate, excluding capital expenditures and non-cash charges, is approximately $1.2 million to $1.6 million per month, and we anticipate a higher burn rate over certain periods during the next several years as we begin costly clinical trials and continue to advance our various research and product development activities. Our funding requirements may change at any time due to technological advances or competition from other companies. Our future capital requirements will also depend on numerous other factors, including scientific progress in our research and development programs, additional personnel costs, progress in preclinical testing and clinical trials, the time and cost related to proposed regulatory approvals, if any, and the costs in filing and prosecuting patent applications and enforcing patent claims. We cannot assure you that adequate funding will be available to us or, if available, that it will be available on acceptable terms. Any shortfall in funding could result in our having to curtail our research and development efforts.

Critical Accounting Policies and Management Estimates

The SEC defines critical accounting policies as those that are, in management’s view, important to the portrayal of our financial condition and results of operations and demanding of management’s judgment. Our discussion and analysis of financial condition and results of operation are based on Athersys’ consolidated financial statements, which have been prepared in accordance with U.S. generally accepted accounting principles, or GAAP. The preparation of these financial statements requires Athersys to make estimates on experience and on various assumptions that we believe are reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ from those estimates.

Athersys’ critical accounting polices include:

Revenue Recognition

Our revenue recognition policies are in accordance with the SEC Staff Accounting Bulletin No. 104, “Revenue Recognition,” and Emerging Issues Task Force No. 00-21, “Revenue Arrangements with Multiple Deliverables,” which provide guidance on revenue recognition in financial statements and are based on the interpretations and practices developed by the SEC. Some of our agreements contain multiple elements, including technology access and development fees, research funding, milestones and royalty obligations.

Revenue is recognized over the period that Athersys performs its required activities under the terms of various agreements. Revenue from transactions that do not require future performance obligations from Athersys is recognized as contemplated in the agreements, typically upon acceptance and when collectibility is reasonably assured. We defer nonrefundable upfront fees under our collaborations and recognize them over the period in which we perform services, using various factors specific to the collaboration. Amounts we receive for research funding are recognized as revenue as the services are performed. Revenue resulting from the achievement of milestone events stipulated in the agreements is recognized when the milestone is achieved.

Revenue from grants consists primarily of funding under cost reimbursement programs from federal and state sources for qualified research and development activities performed by Athersys. Revenue from grants is recorded when earned under the terms of the agreements.

Research and Development

Research and development expenditures, including direct and allocated overhead expenses, are charged to expense as incurred.

Royalties

Athersys may be required to remit royalty payments based on product sales to certain parties under license agreements. Athersys has not paid any such royalties for the three-year period ended December 31, 2006 or the six-month period ended June 30, 2007.

Long-Lived Assets

Equipment is stated at acquired cost less accumulated depreciation. Laboratory and office equipment are depreciated on the straight-line basis over the estimated useful lives (three to seven years).

Impairment of long-lived assets is recognized when events or changes in circumstances indicate that the carrying amount of the asset or related group of assets may not be recoverable. If the expected future undiscounted cash flows are less than the carrying amount of the asset, an impairment loss is recognized at that time. Measurement of impairment may be based upon appraisal, market value of similar assets or discounted cash flows.

Patent Costs and Rights

Patent costs and rights are expensed as incurred. Athersys has filed for broad intellectual property protection on its proprietary technologies. Athersys currently has numerous U.S. patent applications and corresponding international patent applications related to its technologies, as well as many issued U.S. and international patents.

Stock-Based Compensation

In December 2004, SFAS No. 123R, was issued as a revision to Statement of Financial Accounting Standards No. 123, “Accounting for Stock Options,” or SFAS No. 123. SFAS No. 123R was required to be adopted by nonpublic companies in January 2006. Prior to January 1, 2006, Athersys elected to account for its stock-based compensation in accordance with the intrinsic value method as described in the provisions of Accounting Principles Board Opinion No. 25, “Accounting for Stock Issued to Employees,” and related interpretations, as permitted by SFAS No. 123. As such, compensation was recorded in 2004 and 2005 on the date of issuance or grant as the excess of the current estimated market value of the underlying stock over the purchase or exercise price of the stock option. Any unearned compensation was recognized over the respective vesting periods of the equity instruments, if any, using the graded vesting method as prescribed by Financial Accounting Standards Board Interpretation No. 28.

Effective January 1, 2006, Athersys adopted the fair value recognition provisions of SFAS No. 123R using the modified-prospective-transition method. Under that transition method, compensation cost recognized in 2006 includes: (1) compensation cost for all share-based payments granted prior to, but not yet vested as of January 1, 2006, based on the grant date fair value estimated in accordance with the original provisions of SFAS No. 123; and (2) compensation cost for all share-based payments granted subsequent to January 1, 2006, based on the grant-date fair value estimated in accordance with the provisions of SFAS No. 123R. Results for prior periods have not been restated. For some of the awards granted prior to the adoption of SFAS No. 123R, Athersys recognized compensation expense on the accelerated method. For awards granted subsequent to adoption of SFAS No. 123R, Athersys will recognize expense on the straight line method.

Income Taxes

As of December 31, 2006, Athersys had net operating loss and research and development credit carryforwards of approximately $109.9 million and $5.8 million, respectively. These carryforwards may be used to reduce future tax liabilities and expire at various dates between 2013 and 2027. Athersys’ use of its current net operating loss and research and development credit carryforwards will be significantly limited under the Internal Revenue Code as a result of the change in ownership related to the merger and June offering.

Recently Issued Accounting Standards

In July 2006, the Financial Accounting Standards Board issued FASB Interpretation No. 48, “Accounting for Uncertainty in Income Taxes,” or FIN 48, which is applicable for fiscal years beginning after December 15, 2006. FIN 48 clarifies the accounting for uncertainty in income taxes recognized in an enterprise’s financial statements in accordance with SFAS No. 109, “Accounting for Income Taxes.” FIN 48 prescribes a recognition threshold and measurement attribute for financial statement recognition and measurement of a tax position reported or expected to be reported on a tax return. FIN 48 also provides guidance on derecognition, classification, interest and penalties, accounting in interim periods, disclosure, and transition. Athersys adopted the provisions of FIN 48 on January 1, 2007. Upon adoption of FIN 48 and through June 30, 2007, Athersys determined that it had no liability for uncertain income taxes as prescribed by FIN 48. Athersys’ policy is to recognize potential accrued interest and penalties related to the liability for uncertain tax benefits, if applicable, in income tax expense. Net operating loss and credit carryforwards since inception remain open to examination by taxing authorities, and will for a period post utilization. We do not anticipate any events during 2007 that would require Athersys to record a liability related to any uncertain income taxes.

Quantitative and Qualitative Disclosures About Market Risk

Interest Rate Risk

Our exposure to interest rate risk is related to Athersys’ investment portfolio and its borrowings. Fixed rate investments and borrowings may have their fair market value adversely impacted from changes in interest rates. Floating rate borrowings will lead to additional interest expense if interest rates increase. Due in part to these factors, Athersys’ future investment income may fall short of expectations, and Athersys’ interest expense may be above its expectations due to changes in U.S. interest rates. Further, Athersys may suffer losses in investment principal if it is forced to sell securities that have declined in market value due to changes in interest rates. Athersys invests its excess cash primarily in debt instruments of the U.S. government and its agencies.

Athersys enters into loan arrangements with financial institutions when needed. At June 30, 2007, Athersys had borrowings of approximately $3.2 million outstanding under its Senior Loan, which bears interest at a fixed rate of approximately 13%. All principal and interest outstanding under the subordinated convertible promissory notes were converted into common stock upon consummation of the merger.

BUSINESS

Overview

We are a biopharmaceutical company engaged in the discovery and development of therapeutic product candidates designed to extend and enhance the quality of human life. Through the application of our proprietary technologies, we have established a pipeline of therapeutic product development programs in multiple diseases. We have one product candidate in clinical development (ATHX-105) and intend to advance two to three additional product development programs (from MultiStem — cardiovascular, oncology support or stroke, or from our histamine H3 antagonist program) into clinical trials in 2007 and 2008. Our ability to initiate these trials will depend on the success of our ongoing preclinical development efforts and our obtaining necessary regulatory approvals. Our lead product candidate is ATHX-105, which is a treatment for obesity we are independently developing that acts by stimulating the 5HT2c receptor, a key neurotransmitter receptor in the brain, which regulates appetite. ATHX-105 has been shown in preclinical testing in animal models to reduce food intake and body weight by suppressing appetite without appearing to cause the adverse side effects that have been observed with other weight loss drugs. Results from clinical trials we conduct in humans may differ from our preclinical results.

In July 2007, we initiated a Phase I clinical trial for ATHX-105 in the United Kingdom. The primary objective of the Phase I clinical trial is to assess the short-term safety of ATHX-105 and to establish an appropriate dose range for subsequent clinical studies that will be conducted in order to assess safety and effectiveness. Following successful completion of the Phase I clinical trial and concurrent non-clinical studies that must be completed, we intend to initiate a Phase II clinical trial in the United States that will examine safety and effectiveness in clinically overweight or obese patients. In addition to ATHX-105, we have a portfolio of other compounds that we are developing as potential treatments for obesity.

We are also independently developing novel orally active pharmaceutical products for the treatment of central nervous system disorders, including sleep disorders such as narcolepsy or excessive daytime sleepiness, and other potential indications such as attention deficit hyperactivity disorder and other cognitive disorders. These histamine H3 antagonist compounds are designed to act by elevating levels of neurotransmitters in the sleep and cognitive centers of the brain and stimulating neurological tone, resulting in an enhanced state of wakefulness and cognition, without causing hyperactivity or addiction.

In addition to our pharmaceutical development programs, we are developing MultiStem®, a proprietary stem cell product for the treatment of multiple disease indications. MultiStem is a biologic product that consists of human stem cells obtained from adult bone marrow or other nonembryonic tissue sources. After cells are isolated from a qualified donor, the cells may be produced on a large scale for future clinical use and stored in frozen form until needed. We believe that MultiStem may potentially be used to treat a range of distinct disease indications, with each indication representing a distinct product development program requiring separate clinical trials. In May 2006, we entered into a product co-development collaboration with Angiotech to jointly develop and ultimately market MultiStem for the treatment of damage caused by myocardial infarction and peripheral vascular disease. We are also independently developing MultiStem for bone marrow transplant/oncology support, ischemic stroke and potentially other disease indications. We retain the commercial rights to these programs and other potential applications of MultiStem.

In addition to our current product development programs, we have developed our RAGE technology, a patented technology that provides us with the ability to produce human cell lines that express specific, biologically well validated drug targets without relying upon cloned and isolated gene sequences. While our RAGE technology is not a product, it is a commercial technology that we have been successfully applying in our collaborations for the benefit of our partners and that we have also used for our own internal drug development programs. Modern drug screening approaches typically require the physical isolation and structural modification of a gene of interest (an approach referred to as gene splicing) in order to create a cell line that expresses a drug target of interest. Researchers may then use the genetically modified cell line to identify pharmaceutical compounds that inhibit or stimulate the target of interest. The RAGE technology enables us to turn on or amplify the expression of a drug target without having to physically clone or isolate the gene. In effect, the technology works through the random insertion of tiny, proprietary genetic switches that randomly turn genes on without requiring their physical isolation, or any advance knowledge of their structure. This technology provides us with broad freedom to work with targets that may be inaccessible to most other companies as a result of intellectual property restrictions on the use of specific cloned and isolated genes.

Over the past several years, we have produced cell lines that express drug targets in a range of disease areas such as metabolic disease, infectious disease, oncology, cardiovascular disease, inflammation, and central nervous system disorders. Many of these were produced for drug development programs at major pharmaceutical companies that we have collaborated with, such as our ongoing collaboration with Bristol-Myers Squibb, and some have been produced for our internal drug development programs.

Business Strategy

Our principal business objective is to discover, develop, and commercialize novel therapeutic products for disease indications that represent significant areas of clinical need and commercial opportunity. The key elements of our strategy are outlined below.

•	Apply our proprietary technologies toward the rapid identification, validation, and development of therapeutic product candidates. We will continue to use our proprietary technologies to identify and validate therapeutic product candidates. We believe our technologies, including RAGE and MultiStem, provide us a competitive advantage in drug discovery and product development by allowing us to move products quickly from the discovery phase into clinical trials using a “fast follower” approach, thereby mitigating risk and reducing costs.

•	Enter into licensing or co-development arrangements for certain product candidates. We intend to license certain of our product candidates to, or co-develop them with, qualified collaborators to broaden and accelerate our product development efforts. In order to enhance the value of our product candidates in these potential licensing or collaboration arrangements, we plan to internally develop our product candidates through at least Phase II clinical trials whenever possible. We anticipate that this strategy will help us to enhance our return on product candidates for which we enter into collaborations through the receipt of strategic equity investments, license fees, milestone payments, and profit sharing or royalties.

•	Internally develop, manufacture, and market other therapeutic products. We will apply the capital we obtain from financing and collaborating activities toward the development of our other therapeutic product candidates. Our intention is to ultimately manufacture, market, and distribute these product candidates on our own after they have received FDA approval. We will select candidates for internal development based on several factors, including the required regulatory approval pathway and the potential market into which the product can be sold, and our ability to feasibly fund development activities through commercialization and marketing of the approved product.

•	Continue to expand our intellectual property portfolio. Our intellectual property is important to our business and we take significant steps to protect its value. We have an ongoing research and development effort, both through internal activities and through collaborative research activities with others, which aims to develop new intellectual property and enable us to file patent applications that cover new applications of our existing technologies or product candidates, including MultiStem.

•	Out-license non-core applications of our technologies. Certain elements of our technologies, such as their application toward the development of novel diagnostics or their use for the analysis and characterization of therapeutic product candidates, may not be relevant to the key elements of our corporate strategy. We believe these applications may have significant potential value, however, and can provide capital to us that can be applied to our other development efforts. Where appropriate, we may seek to license non-core applications of our technologies to others to realize this value.

Our Current Programs

By applying our core technologies and capabilities, we have established preclinical drug development programs in the areas of obesity and central nervous system disorders. In addition, applying our proprietary cell therapy platform, MultiStem, we have established therapeutic product development programs in the areas of cardiovascular disease, oncology support and stroke. We currently intend to advance multiple programs into clinical development in 2007 and 2008.

Pharmaceutical Programs

ATHX-105 for Obesity

Obesity is a substantial contributing factor to a range of diseases that represent the major causes of death and disability in the developed world today. Individuals that are clinically obese have elevated rates of cardiovascular disease, stroke, certain types of cancer and diabetes. The percentage of individuals who are defined as clinically obese has risen dramatically over the past several decades. According to the United States Centers for Disease Control and Prevention, or CDC, the incidence of obesity in the United States has increased at an epidemic rate during the past 20 years. CDC now estimates that 66% of all Americans are overweight and more than 30% are obese. This increase is not limited to adults. The percentage of young people who are overweight has more than tripled since 1980. Among children and teens aged six to 19 years, 16% (over nine million young people) are considered overweight. There has been a similar dramatic rise in the rate of obesity in Europe and Asia. Furthermore, the cost of this epidemic is significant. The FDA estimates that the total economic cost of obesity is currently about $117 billion per year in the United States, including more than $50 billion in avoidable medical costs. Despite the magnitude of this problem, current approaches to clinical obesity are largely ineffective, and we are aware of relatively few new therapeutic approaches in clinical development.

We are developing novel pharmaceutical treatments for obesity. Our most advanced drug development candidate is ATHX-105, a compound we discovered internally and have extensively analyzed and validated in preclinical studies. We believe that ATHX-105 represents a potential “best-in-class” obesity drug, based on its well validated mechanism of action, as well as the potency and overall safety profile we have observed in preclinical studies. We are developing ATHX-105 as a once-per-day orally administered pill to regulate appetite and reduce food intake in clinically obese individuals, defined as those individuals with a body mass index greater than 30. In addition to ATHX-105, we are developing a diverse portfolio of back-up compounds that act by the same mechanism as ATHX-105, as well as complementary obesity programs that act according to different biological mechanisms of action.

ATHX-105 is designed to act by stimulating a key receptor in the brain that regulates appetite and food intake — the 5HT2c receptor. The role of this receptor in regulating food intake is well understood in both animal models and humans. In 1996, Wyeth Pharmaceuticals launched the anti-obesity drug Redux® (dexfenfluramine), a non-specific serotonin receptor agonist that was used with the stimulant phentermine in a combination commonly known as “fen-phen.” This diet drug combination gained rapid and widespread acceptance in the clinical marketplace, and was shown to be highly effective at regulating appetite, reducing food intake, and causing weight loss. Unfortunately, in addition to stimulating the 5HT2c receptor, fen-phen also stimulated the 5HT2b receptor that is found in the heart. The activation of 5HT2b by fen-phen is believed to have caused significant cardiovascular problems in a number of patients and, as a result, Redux® was withdrawn from the market in 1997. In 1996, doctors wrote 18 million monthly prescriptions for drugs constituting the fen/phen combination. In that same year, these drugs generated sales of greater than $400 million, serving as a benchmark for the substantial market opportunity for an effective drug to treat clinical obesity.

Since the withdrawal of Redux from the market, several groups have published research that implicates stimulation of the 5HT2b receptor as the underlying cause of the cardiovascular problems. These findings suggest that highly selective compounds that stimulate the 5HT2c receptor, but that do not appreciably stimulate the 5HT2b receptor, could be developed that maintain the desired appetite suppressive effects without the cardiovascular toxicity. Recently, Arena Pharmaceuticals developed a selective 5HT2c agonist,

Lorcaserin, which exhibits significant selectivity for the 5HT2c receptor relative to the 5HT2b receptor. In a Phase II clinical trial recently conducted by Arena Pharmaceuticals, Lorcaserin was demonstrated to reduce appetite and cause statistically significant weight loss in patients that were administered the drug for a period of three months, without causing any apparent cardiovascular effects. However, at higher doses the drug has been shown to cause dizziness, nausea and headaches, which is believed to be a consequence of its apparently more limited selectivity for the 5HT2c receptor relative to another serotonin receptor expressed in the brain, the 5HT2a receptor. Currently, Lorcaserin is undergoing a large scale, two-year Phase III clinical study that is designed to evaluate safety, including cardiovascular safety, and effectiveness at causing weight loss in patients that are administered Lorcaserin for a period of one year. Lorcaserin is being administered twice per day at a dosage level that is half the level previously observed to cause unacceptable levels of dizziness, nausea and headaches in prior clinical studies.

We initiated a drug development program focused on creating potent and selective compounds that stimulate the 5HT2c receptor, but that avoid the 5HT2b receptor and other receptors, such as 5HT2a. Our specific goal is to develop a once-per-day orally administered pill that reduces appetite by stimulating the 5HT2c receptor, but that does not stimulate the 5HT2b receptor, the 5HT2a receptor, or other receptors that could cause adverse side effects. Based on extensive preclinical studies that we have conducted with ATHX-105, it has been shown to be a highly potent and selective compound that fulfills all of our criteria. We believe that the superior selectivity displayed by ATHX-105 for the 5HT2c receptor relative to both the 5HT2b receptor and the 5HT2a receptor will result in a cleaner safety profile in clinical studies, and may allow us to achieve better efficacy, as well as a more convenient dosing schedule than other 5HT2C agonist programs.

In preclinical testing in rodents, obese animals that received once-daily doses of ATHX-105 exhibited a 57% reduction in daily food intake as compared to animals receiving placebo alone. In addition, after receiving once-daily doses of ATHX-105 for two weeks, these animals weighed 10% less than the animals that were treated with placebo alone. The effect was dose proportional, and animals that received increasing doses of ATHX-105 showed progressively greater weight loss.

In dogs, oral administration of a low dose (0.1mg/kg) of ATHX-105 resulted in a short-term reduction of food intake of approximately 50%, while animals receiving a 10-fold higher dose (1.0 mg/kg) of ATHX-105 exhibited a complete cessation of short-term food intake that resolved over time as the drug cleared. Based upon these results, and the results of other studies that we have conducted, we calculate the effective dose range in dogs to be approximately 0.1 to 0.2 mg/kg.

In extensive preclinical testing in both dogs and monkeys, ATHX-105 appeared to be safe and well tolerated, even when administered at doses substantially higher than those that caused a significant reduction in food intake. In dogs, the maximum tolerated dose was established at 36 mg/kg, a dose level approximately 180 to 360 times higher than the effective dose range observed in short-term food intake studies. We also studied the safety profile of ATHX-105 in cynomolgous monkeys, administering doses for two weeks that are 40 to 50 times greater than the expected effective dose levels in humans, which were well tolerated with no signs of adverse effects.

In July 2007, we initiated a Phase I clinical trial for ATHX-105 in the United Kingdom. The Phase I clinical trial will have a standard design evaluating single dose administration, dose escalation, and maximum tolerated dose, followed by a one-week study examining the effect of administration of multiple doses of ATHX-105 to healthy overweight or obese individuals, with a body mass index of 25 to 35 at several different dose levels. Safety monitoring will include the assessment of various cardiovascular parameters. We believe that the Phase I clinical trial can be completed within approximately six months from the time we began enrollment. Concurrent with the Phase I clinical trial, we will also conduct certain non-clinical studies that must be completed prior to the commencement of subsequent clinical studies.

In addition, we are developing other compounds that are designed to stimulate the 5HT2c receptor with greater potency and/or specificity than ATHX-105. Some of these compounds have demonstrated significant reductions in food intake in rodent models. We plan to subject these compounds to further safety and efficacy testing in animals while we continue to develop ATHX-105. Furthermore, we have created cell lines that express obesity targets that are distinct from 5HT2c by utilizing our other technologies and have screened for compounds using our compound library that are designed to significantly reduce food intake by acting against these targets. Although these compounds are at earlier stages of preclinical development, we believe they represent promising opportunities for future development.

H3 Antagonists for the Treatment of Sleep Disorders and Certain Other Cognitive Disorders

In addition to our obesity program, we are developing a class of pharmaceuticals that are designed to enhance wakefulness and promote cognitive abilities. Individuals that suffer from narcolepsy or other conditions that result in excessive daytime sleepiness, or EDS, may experience persistent tiredness and lack of energy. As a result, such individuals may experience significant difficulty in performing certain tasks, and may suffer an impaired quality of life. More than 100,000 individuals in the U.S. suffer from narcolepsy or EDS. Historically, narcoleptics were treated with amphetamines and related stimulants that had substantial side-effects, but more recently have been prescribed Provigil (modafinil). This compound works by an unknown mechanism, but appears to be relatively free of the stimulant side-effects of amphetamines. In addition to its use for narcolepsy, Provigil is also approved for the treatment of shift work sleep disorder, or SWSD, and sleep apnea. Sales of Provigil in 2006 were reported to be over $700 million. Although Provigil appears to be an improvement over previous narcolepsy drugs, certain safety concerns were raised by the FDA when Cephalon, Inc. attempted to gain approval of modafinil for ADHD, and the company subsequently abandoned efforts in this market.

Similarly, individuals with attention or cognitive disorders may suffer from an inability to focus, solve problems, process information, communicate, and may have memory impairment. Attention and cognitive disorders include ADHD, Alzheimer’s disease and other forms of dementia. Datamonitor estimates that 23 million children in the seven major pharmaceutical markets (United States, France, Germany, Italy, Spain, United Kingdom and Japan) that suffer from ADHD. Research also shows that 60% of children with ADHD maintain the disorder into adulthood. Despite the low rate of diagnosis, ADHD drug revenues reached $2.5 billion in 2004, 97% of which was generated within the United States. Currently available treatments cause side effects and do not adequately address the clinical need. Ritalin® (methylphenidate) is the most widely prescribed ADHD therapy. As a stimulant with abuse potential, it has been classified as a controlled substance by the FDA and the U.S. Drug Enforcement Agency. We believe there exists a tremendous market opportunity as diagnosis and awareness of ADHD is improved.

We are developing multiple classes of highly selective and potent compounds designed to block the H3 receptor and have established a program to develop non-stimulant, non-addictive, orally administered drugs for the treatment of narcolepsy or other conditions related to excessive daytime sleepiness.

Our histamine H3 receptor antagonists represent a new class of drugs that could have an improved efficacy and safety profile relative to existing drugs used for the treatment of narcolepsy and related sleep disorders. The H3 receptor regulates levels of histamine and other neurotransmitters in certain areas of the brain that play a direct role in regulating sleep and cognitive function. In animal models, H3 receptor antagonists have been shown to increase histamine release in the brain and improve wakefulness, attention and learning. In a preclinical study recently conducted at an independent lab, we have tested one of our more advanced compounds in a well validated rodent sleep model. During the study, this compound significantly enhanced wakefulness without causing apparent adverse events. In comparison to modafinil or caffeine, this compound was far more potent, achieving a comparable or better effect on wakefulness at substantially lower doses. In addition, this compound did not appear to cause the excessive rebound sleepiness that is a characteristic of other agents used to promote wakefulness, such as amphetamines.

We intend to continue the study of this compound for potential applications in treating narcolepsy, excessive daytime sleepiness, and certain attention or cognitive disorders. In addition, we intend to conduct additional pharmacology and safety testing. If these studies are successful, and depending on the availability of capital resources, we would consider filing an IND for the initiation of clinical trials. Recently, pharmaceutical companies such as Glaxo-SmithKline and Johnson & Johnson have advanced H3 antagonists into clinical trials for the treatment of conditions such as narcolepsy and dementia, respectively.

Regenerative Medicine Programs

MultiStem — A Novel Approach to Regenerative Medicine

In addition to our pharmaceutical programs, we are developing a proprietary nonembryonic stem cell product candidate, MultiStem, that we believe has potential utility for treating a broad range of diseases and could have widespread application in the field of clinical regenerative medicine such as in the treatment of damage from heart attack, bone marrow transplant support and GVHD, stroke, and potentially other areas. We believe that MultiStem represents a significant advancement in the field of stem cell therapy.

The therapeutic benefit of bone marrow transplantation has been recognized for decades, and its clinical use has grown since Congress passed the National Organ Transplant Act in 1984, and the National Marrow Donor Registry was established in 1990. However, for several reasons, widespread bone marrow or stem cell transplantation has yet to become a reality. Some of the limitations that have prevented broader clinical application of bone marrow or stem cell transplantation include the requirement for tissue matching between donor and recipient, the inability to efficiently produce significant quantities of stem cells, and a range of potential safety issues. While the field of stem cell therapy is very promising, it is also highly controversial and fraught with challenges.

A stem cell therapy that has the potential to address the challenges mentioned above could represent a breakthrough in the field of regenerative medicine, since it could greatly expand the clinical areas that utilize stem cell therapy or other forms of regenerative medicine. In 2002, Dr. Catherine Verfaillie and her team published research first describing a rare and novel stem cell, the MAPC, which may be isolated from adult bone marrow as well as other nonembryonic tissues. In their potential product form, we refer to these cells as MultiStem. These cells exhibit several important biological properties, including:

•	Broad plasticity and multiple potential mechanisms of action. MultiStem cells have a demonstrated ability in animal models to form multiple cell types and appear to be able to deliver therapeutic benefit through multiple mechanisms, such as producing factors that protect tissues against damage and inflammation, as well as enhancing or playing a direct role in revascularization or tissue regeneration.

•	Large scale production. Unlike conventional stem cells, such as blood-forming or hematopoietic stem cells, MultiStem cells may be produced on a large scale, processed, and cryogenically preserved, and then used clinically in a rapid and efficient manner. Material obtained from a single donor may be used to produce hundreds of thousands or even millions of individual doses.

•	“Off-the-shelf” utility. Unlike traditional bone marrow or hematopoietic stem cell transplants, which require extensive genetic matching between donor and recipient, MultiStem cells do not appear, based on preclinical testing in animals, to require extensive tissue matching prior to administration. MultiStem treatment may be allogeneic, meaning that these cells do not need to be genetically matched between donor and recipient. This feature, combined with the ability to establish large MultiStem banks, could make it practical for clinicians to efficiently deliver stem cell therapy to a large number of patients.

•	Safety. Other stem cell types, such as embryonic stem cells, can pose serious safety risks, such as the formation of tumors or ectopic tissue. In contrast, MultiStem cells have an outstanding safety profile that has been compiled over several years of preclinical study in a range of animal models by a variety of investigators.

At each step of the MultiStem production process, cells are analyzed and qualified according to pre-established criteria to ensure that a consistent, well characterized product candidate is produced. Cells are harvested from a pre-qualified donor and then expanded to form a Master Cell Bank. In March 2007, we and our manufacturing partner, Lonza, announced the successful establishment of a Master Cell Bank produced under GMP and the production of clinical grade material for our initial clinical trials.

MultiStem allows us to pursue multiple high value commercial opportunities from a single product platform, since we believe it has potential application in a range of disease states and therapeutic areas. For example, based on numerous preclinical discussions with the FDA, we believe that we will be able to use data and information from preclinical safety studies for the development of MultiStem for treating multiple distinct diseases in parallel. This will be achieved by establishing a central file with the FDA, also known as a Master File, that contains data from multiple safety studies as well as information related to product manufacturing and characterization. As a result, we expect to be able to efficiently add additional clinical indications as we further expand the scope of potential applications for MultiStem, enabling us to reduce costs and shorten development timelines in comparison to traditional single-use drug development programs.

MultiStem for Heart Disease, Stroke & Bone Marrow Transplant Support/GVHD

Working with independent investigators at a number of leading institutions, such as the University of Minnesota, the Cleveland Clinic, the National Institutes of Health, the Medical College of Georgia, and the University of Oregon Health Sciences Center, we have studied MultiStem in a range of animal models that reflect various types of human disease or injury, such as myocardial infarction, stroke, brain damage due to restricted blood flow in newborns, vascular disease, and bone marrow transplant support/GVHD. In addition, we are exploring, or intend to explore, the potential application of MultiStem in the treatment of a range of other conditions such as certain blood or immune deficiencies and various autoimmune diseases.

As stated above, we have consistently observed that MultiStem is safe and effective in animal models. As a result, we initially plan, subject to the availability of adequate resources, to advance MultiStem into clinical development in three areas: damage caused by myocardial infarction; support in the oncology setting to reduce certain complications associated with bone marrow transplantation; and for stroke caused by a blockage of blood flow in the brain. For these areas, we intend to use one MultiStem cell product, produced and validated with a single manufacturing platform.

Heart Disease

Myocardial infarction is one of the leading causes of death and disability in the United States. Myocardial infarction is caused by the blockage of one or more arteries that supply blood to the heart. Such blockages can be caused, for example, by the rupture of an atherosclerotic plaque. According to the American Heart Association 2007 Statistical Update, there were approximately 865,000 cases of myocardial infarction that occurred in the United States in 2004 and approximately 7.9 million individuals living in the United States that had previously suffered a heart attack. In addition, there were more than 452,000 deaths that occurred from various forms of ischemic heart disease, and 156,000 deaths due directly to myocardial infarction in 2004. A variety of risk factors are associated with an elevated risk of myocardial infarction or atherosclerosis, including age, high blood pressure, smoking, sedentary lifestyle, and genetics. While advances in the diagnosis, prevention, and treatment of heart disease have had a positive impact, there is clearly room for improvement — myocardial infarction remains a leading cause of death and disability in the United States and the rest of the world.

MultiStem has been studied in validated animal models of acute myocardial infarction at both the Cleveland Clinic and the University of Minnesota. Investigators demonstrated that the administration of allogeneic MultiStem into the hearts of animals damaged by experimentally induced heart attacks resulted in significant functional improvement in cardiac output and other functional parameters compared with animals that received placebo or no treatment. Further, the administration of immunosuppressive drug was not required and provided no additional benefit in this study, and supports the concept of potentially using MultiStem as an allogeneic product.

Working with a qualified contract research organization, we have initiated additional preclinical studies in established pig models of acute myocardial infarction, examining various factors such as the route and method of MultiStem administration, dose ranging, and timing of treatment. Pending the results of these and other studies, we intend to file an IND for the use of MultiStem for the treatment of acute myocardial infarction.

Oncology Support

A second focus of our regenerative medicine program is the use of MultiStem for bone marrow transplant and oncology support. For many types of cancer, such as leukemia or other blood-borne cancers, treatment typically involves radiation therapy or chemotherapy, alone or in combination. Such treatment can substantially deplete the cells of the blood and immune system, by reducing the number of stem cells in the bone marrow from which they arise. The more intense the radiation treatment or chemotherapy, the more severe the resulting depletion of the bone marrow, blood, and immune system. However, other tissues may also be affected, such as cells in the digestive tract and in the pulmonary system. The result may be severe anemia, immunodeficiency, significant reduction in digestive capacity, and other problems, which may result in significant disability or death.

One strategy for treating the depletion of bone marrow is to perform a bone marrow transplant. This approach may augment the patient’s ability to form new blood and immune cells and provide a significant survival advantage. However, finding a closely matched donor is frequently difficult or even impossible. Even when such a donor is found, in many cases there are immunological complications, such as GVHD, which may result in death or serious disability.

Working with leading experts in the stem cell and bone marrow transplantation field, we have studied MultiStem in animal models of radiation therapy and GVHD. In multiple animal models, MultiStem has been shown to be non-immunogenic, even when administered without the genetic matching that is typically required for conventional bone marrow or stem cell transplantation. Furthermore, in animal model systems testing immune reactivity of T-cells against unrelated donor tissue, MultiStem has been shown to suppress the T-cell-mediated immune responses that are an important factor in causing GVHD. MultiStem-treated animals also displayed a significant increase in survival relative to controls. As a result, we believe that the administration of MultiStem in conjunction with or following standard bone marrow transplantation may have the potential to reduce the incidence or severity of complications and may enhance other important functions.

Several of our collaborators are leading experts in the field of bone marrow transplantation, including Dr. Richard Maziarz from Oregon Health Sciences University, Dr. John Wagner from the University of Minnesota and Dr. Hillard Lazarus from University Hospitals of Cleveland. We plan to initiate a company-sponsored Phase I clinical trial to evaluate MultiStem administration in support of bone marrow transplantation for the treatment of certain cancers of the blood and immune system. We are currently completing multiple preclinical studies, examining various items such as cell distribution and persistence following intravenous administration, general safety and toxicity, and the impact of MultiStem in acute GVHD models in rodents. Upon the successful completion of these studies, we would expect to file an IND in this area.

Stroke

A third focus of our regenerative medicine program is the use of MultiStem for the treatment of neurological injury as a result of ischemic stroke, which accounts for 80% of all strokes. Recent progress toward the development of safer and more effective treatments for ischemic stroke has been disappointing. Despite the fact that stroke is one of the leading causes of death and disability in the United States, affecting more than 700,000 new patients annually according to the CDC, there has been little progress toward the development of treatments that improve the prognosis for stroke victims. The only FDA-approved drug currently available for ischemic stroke is the anti-clotting factor, tPA, which must be administered to the patient within three to six hours of the onset of the stroke. Administration of tPA after this time frame is not recommended, since it can cause bleeding or even death. Given this limited therapeutic window, it is estimated that less than 5% of ischemic stroke victims currently receive treatment with tPA.

In preclinical studies conducted by investigators at both the University of Minnesota and the Medical College of Georgia, significant functional improvements have been observed in rodents that have undergone an experimentally induced stroke, or that have incurred significant neurological damage as a result of neonatal hypoxic ischemia, and then received treatment with MultiStem. Through research conducted by collaborators at the Medical College of Georgia and presented at the annual American Academy of Neurology meeting in April 2006, we observed that administration of MultiStem even one week after a surgically induced stroke results in substantial long-term therapeutic benefit, as evidenced by the improvement of treated animals compared with controls in a battery of tests examining mobility, strength, fine motor skills, and other aspects of neurological functional improvement. These results have been confirmed in subsequent studies that demonstrate MultiStem treatment is well tolerated, does not require immunosuppression, and results in a robust and durable therapeutic benefit even when administered one week after the initial stroke event.

Upon completion of remaining preclinical safety studies, we intend to submit an IND for this application. The initiation of the initial clinical study will depend on the availability of capital resources.

We believe that MultiStem could have broad potential to treat a range of conditions. In addition to the above programs, we are actively collaborating or intend to collaborate with other highly qualified investigators to evaluate the potential benefits of MultiStem in other disease indications, such as various blood and immune deficiencies, certain autoimmune diseases, and other potential indications.

Other Key Technologies

In addition to our product development programs, we have developed RAGE, a patented technology that provides us with the ability to produce human cell lines that express specific, biologically well validated drug targets without relying upon cloned and isolated gene sequences. This technology platform provides us with broad freedom to work with drug targets that may be inaccessible to most other companies as a result of intellectual property restrictions on the use of specific cloned and isolated genes. Over the past several years, we have produced cell lines that express drug targets in a range of disease areas such as metabolic disease, infectious disease, oncology, cardiovascular disease, inflammation, and central nervous system disorders. Many of these were produced for drug development programs at major pharmaceutical companies that we have collaborated with, and some have been produced for our internal drug development programs.

Competition

We face significant competition with respect to the various dimensions of our business. With regards to our efforts to develop ATHX-105 or other compounds for the treatment of obesity, there are already approved therapeutic products on the market, such as Xenical, which is marketed by Roche, and Meridia, which is marketed by Abbott Pharmaceuticals. However, both of these drugs can have side effects that we believe have limited their adoption by patients and clinicians. For example, potential side effects associated with taking Xenical include cramping, intestinal discomfort, flatulence, diarrhea, and leakage of oily stool. Potential side effects associated with taking Meridia include increased blood pressure and heart rate, headache, dry mouth, constipation, and insomnia. Individuals with high blood pressure, heart disease, irregular heart beat, or a history of stroke are cautioned not to take Meridia.

In addition to these products, other companies are actively developing therapeutic products for the treatment of obesity, including Sanofi-Aventis, which is developing the drug Rimonabant, which acts by suppressing appetite by blocking the CB1 receptor, also known as the marijuana receptor for its recognized role as the site of action of the cannabinoids found in marijuana that can stimulate appetite. Rimonabant has been approved for use in Europe in treating obesity, but is not approved for use in the United States. In Phase III clinical trials, patients taking Rimonabant exhibited statistically significant weight loss. Notable adverse events among some patients taking the drug included respiratory infection, dizziness, nausea, anxiety, and depression, which were observed at higher frequency among patients taking the drug relative to those taking placebo in the control group.

Other companies are also attempting to develop novel 5HT2c agonists. One company, Arena Pharmaceuticals, recently completed a Phase II clinical trial with its novel product candidate APD356, also referred to as Lorcaserin. Clinically obese patients taking 10 mg of the drug twice per day exhibited statistically significant weight loss over the three-month study period, exhibiting an average loss of 7.9 lbs, compared to those taking the placebo, who lost an average of 0.7 lbs. All patients on the study underwent cardiovascular safety monitoring both during and after the study, and there were no reported adverse events with respect to cardiovascular safety according to the company. Potential side effects observed among patients taking the drug at 10 mg dose twice per day included headache (26.7% vs. 17.8% in the placebo group), dizziness (7.8% vs. 0% in the placebo group), nausea (11.2% vs. 3.4% in the placebo group), and vomiting (5.2% vs. 0.8% in the placebo group).

In February 2007, Arena Pharmaceuticals announced that it had completed enrollment of 3,182 patients in a double blind, randomized and placebo controlled Phase III study of Lorcaserin designed to evaluate safety and efficacy of twice daily 10 mg doses of Lorcaserin administered for one year. The primary efficacy endpoint is the percentage of patients exhibiting greater than 5% weight loss over baseline at 52 weeks. An independent Data Safety Monitoring Board will evaluate cardiovascular safety in all patients at 6, 12, 18 and 24 months after initiation of the trial. The results of the initial six-month review are expected in the third quarter of 2007.

There are many other companies attempting to develop novel treatments for obesity, and a wide range of approaches are being taken. Some of these companies include large, multinational pharmaceutical companies such as Pfizer, Bristol-Myers Squibb, Merck, Roche, Sanofi-Aventis, GlaxoSmithKline, Eli Lilly and others. There are also a variety of biotechnology companies developing treatments for obesity, including Amgen, Inc., Regeneron, Nastech Pharmaceutical Company, Alizyme, Amylin Pharmaceuticals, Neurocrine Biosciences, Shionogi, Metabolic Pharmaceuticals, Kyorin Pharmaceutical, VIVUS and others. It is likely that, given the magnitude of the market opportunity, many companies will continue to focus on the obesity area, and that competition will remain high. If we are successful at developing ATHX-105 or another compound as a safe and effective treatment for obesity, it is likely that other companies will attempt to develop safer and more effective 5HT2c agonists, or will attempt to combine therapies in an effort to establish a safer and more effective therapeutic product.

We also face significant competition with respect to our efforts to develop MultiStem as a novel stem cell therapy. Currently, there are a number of companies that are actively developing stem cell products, which encompass a range of different cell types, including embryonic stem cells, umbilical cord stem cells, adult-derived stem cells, and processed bone marrow derived cells. These include both public companies, such as Osiris, Genzyme, Geron, Genentech, Aastrom Biosciences, Stem Cells Inc., Cell Genesys, Viacell, Celgene, Advanced Cell Technology, CRYO-CELL International, Mesoblast Limited and Cytori Therapeutics, and private companies, such as Cognate Therapeutics, Neuronyx, Gamida Cell, Arteriocyte, Plureon and others. Given the magnitude of the potential opportunity for stem cell therapy, we expect competition in this area to intensify in the coming years.

Finally, we face competition with respect to our ability to produce drug targets for our drug development programs. There are many companies with established intellectual property that seek to restrict or protect the use of specific drug targets, including Incyte, Millennium Pharmaceuticals, Human Genome Sciences, Lexicon Genetics, CuraGen, Exelixis, Myriad Genetics, Sangamo BioSciences, and others.

We believe our most significant competitors are fully integrated pharmaceutical companies and more established biotechnology companies that have substantially greater financial, technical, sales, marketing, and human resources than we do. These companies may succeed in obtaining regulatory approval for competitive products more rapidly than we can for our products. In addition, our competitors may develop technologies and products that are cheaper, safer or more effective than those being developed by us or that would render our technology obsolete. Furthermore, some of these companies may feel threatened by our activities, and attempt to delay or impede our efforts to develop our products, or apply our technologies.

Intellectual Property

We rely on a combination of patent applications, patents, trademarks, and contractual provisions to protect our proprietary rights. We believe that to have a competitive advantage, we must develop and maintain the proprietary aspects of our technologies. Currently, we require our officers, employees, consultants, contractors, manufacturers, outside scientific collaborators and sponsored researchers, and other advisors to execute confidentiality agreements in connection with their employment, consulting, or advisory relationships with us, where appropriate. We also require our employees, consultants, and advisors who we expect to work on our products to agree to disclose and assign to us all inventions conceived during the work day, developed using our property, or which relate to our business.

We have established a broad intellectual property portfolio related to our key functional genomics technologies and product candidates. We have a broad patent estate with claims directed to compositions, methods of making, and methods of using our small molecule drug candidates. In our 5HT2c program, we have filed four patent applications with broad claims directed to ATHX-105, related compounds in the same chemical series from which ATHX-105 was derived, and back-up and second generation compounds from distinct chemical series. In our Histamine H3 program, we have filed four patent applications with broad claims directed to compounds from two distinct chemical series. All compounds described in these patent applications were discovered at Athersys. In addition, we currently have twelve issued U.S. patents and various issued international patents relating to compositions and methods for the RAGE technology. These patents will expire in 2017. In addition, we have five U.S. and various pending international patents relating to the RAGE technology. There are also several patent applications relating to human proteins and candidate drug targets that we have identified through the application of RAGE and our other technologies. The RAGE technology was developed by Dr. John Harrington and other Athersys scientists internally in the mid-1990s.

We have a broad patent estate with claims directed to compositions, methods of production, and methods of use of MultiStem and related technologies. We acquired the stem cell technology for our MultiStem product candidate, MAPCs, as a result of our 2003 acquisition of a holding company for the intellectual property related to stem cells originally discovered at the University of Minnesota. We have one issued U.S. patent related to this technology, and three U.S. patent applications, as well as many corresponding international patent applications. We also have an exclusive license to additional MAPC-related inventions owned by the University of Minnesota, which includes 16 pending patent applications, and any additional MAPC-related inventions made at the University of Minnesota through May 2009. The University of Minnesota is entitled to a royalty on net sales of products developed from the MAPC technology. In addition, there are five pending applications related to research conducted by Athersys and its collaborators.

We believe that we have broad freedom to use and commercially develop our technologies and product candidates. However, if successful, a patent infringement suit brought against us may force us or any of our collaborators or licensees to stop or delay developing, manufacturing, or selling potential products that are claimed to infringe a third party’s intellectual property, unless that party grants us rights to use its intellectual property. In such cases, we may be required to obtain licenses to patents or proprietary rights of others to continue to commercialize our products. However, we may not be able to obtain any licenses required under any patents or proprietary rights of third parties on acceptable terms, or at all. Even if we were able to obtain rights to the third party’s intellectual property, these rights may be non-exclusive, thereby giving our competitors access to the same intellectual property. Ultimately, we may be unable to commercialize some of our potential products or may have to cease some of our business operations as a result of patent infringement claims, which could severely harm our business.

Government Regulation

Any products we may develop and our research and development activities are subject to stringent government regulation in the United States by the FDA and, in many instances, by corresponding foreign and state regulatory agencies. The European Union, or EU, has vested centralized authority in the European Medicines Evaluation Agency and Committee on Proprietary Medicinal Products to standardize review and approval across EU member nations.

These regulatory agencies enforce comprehensive statutes, regulations, and guidelines governing the drug development process. This process involves several steps. Initially, the company must generate preclinical data to show safety before human testing may be initiated. In the United States, the drug company must submit an IND to the FDA prior to securing authorization for human testing. The IND must contain adequate data on product candidate chemistry, toxicology and metabolism and, where appropriate, animal research testing to support initial safety.

A CTA is the European equivalent of the U.S. IND. CTA requirements are issued by the Medicines and Healthcare Products Regulatory Agency, the United Kingdom’s health authority and were enacted through the U.K. Medicines for Human Use (Clinical Trials) Regulations 2004, which implemented the EU Clinical Trials Directive in the United Kingdom.

Any of our product candidates will require regulatory approval and compliance with regulations made by U.S. and foreign government agencies prior to commercialization in such countries. The process of obtaining FDA or foreign regulatory agency approval has historically been extremely costly and time consuming. The FDA regulates, among other things, the development, testing, manufacture, safety, efficacy, record keeping, labeling, storage, approval, advertising, promotion, sale, and distribution of biologics and new drugs.

The standard process required by the FDA before a pharmaceutical agent may be marketed in the United States includes:

•	preclinical tests in animals that demonstrate a reasonable likelihood of safety and effectiveness in human patients;

•	submission to the FDA of an IND, which must become effective before clinical trials in humans can commence. If Phase I clinical trials are to be conducted initially outside the United States, a different regulatory filing is required, depending on the location of the study;

•	adequate and well controlled human clinical trials to establish the safety and efficacy of the drug or biologic in the intended disease indication;

•	for drugs, submission of a New Drug Application, or NDA, or a Biologic License Application, or BLA, with the FDA; and

•	FDA approval of the NDA or BLA before any commercial sale or shipment of the drug.

Preclinical studies can take several years to complete, and there is no guarantee that an IND based on those studies will become effective to permit clinical trials to begin. Once clinical trials are initiated, they generally take five to seven years, or longer, to complete. After completion of clinical trials of a new drug or biologic product, FDA approval of the NDA or BLA must be obtained. This process requires substantial time and effort and there is no assurance that the FDA will accept the NDA or BLA for filing and, even if filed, that the FDA will grant approval. In the past, the FDA’s approval of an NDA or BLA has taken, on average, one to two years, but in some instances may take substantially longer. If questions regarding safety or efficacy arise, additional studies may be required, followed by a resubmission of the NDA or BLA. Review and approval of an NDA or BLA can take up to several years.

In addition to obtaining FDA approval for each product, each drug manufacturing facility must be inspected and approved by the FDA. All manufacturing establishments are subject to inspections by the FDA and by other federal, state, and local agencies, and must comply with GMP requirements. We do not currently have any GMP manufacturing capabilities, and will rely on contract manufacturers to produce ATHX-105 or MultiStem for any clinical studies that we may conduct.

We must also obtain regulatory approval in other countries in which we intend to market any drug. The requirements governing conduct of clinical trials, product licensing, pricing, and reimbursement vary widely from country to country. FDA approval does not ensure regulatory approval in other countries. The current approval process varies from country to country, and the time spent in gaining approval varies from that required for FDA approval. In some countries, the sale price of the drug must also be approved. The pricing review period often begins after market approval is granted. Even if a foreign regulatory authority approves a drug product, it may not approve satisfactory prices for the product.

In addition to regulations enforced by the FDA, we are also subject to regulation under the Occupational Safety and Health Act, the Environmental Protection Act, the Toxic Substances Control Act, the Resource Conservation and Recovery Act, and other present and potential future federal, state, or local regulations. Our research and development involves the controlled use of hazardous materials, chemicals, biological materials, and various radioactive compounds. Although we believe that our safety procedures for handling and disposing of such materials currently comply in all material respects with the standards prescribed by state and federal regulations, the risk of accidental contamination or injury from these materials cannot be completely eliminated. In the event of such an accident, we could be held liable for any damages that result and any such liability could exceed our available resources.

Collaborations and Partnerships

Angiotech

In May 2006, we established a collaboration with Angiotech that is focused on co-developing MultiStem for the treatment of damage caused by myocardial infarction or peripheral vascular disease. In support of the collaboration, Angiotech purchased $10.0 million in aggregate principal amount of subordinated convertible promissory notes, the principal amount of which was automatically converted along with accrued interest into our common stock upon the closing of the June offering. We may also receive additional equity investments and cash payments based upon the successful achievement of specified clinical development and commercialization milestones. Under the terms of the collaboration, the parties will jointly fund clinical development activity with Angiotech paying for the majority of any Phase III trial costs. We will have lead responsibility for preclinical and early clinical development and manufacturing of the MultiStem product. Angiotech will take the lead on pivotal and later clinical trials and commercialization. The parties will share net profits from the sale of any approved products. In addition, we will retain the commercial rights to MultiStem for all other therapeutic applications, including treatment of stroke, bone marrow transplantation and oncology support, blood and immune system disorders, autoimmune disease, and other indications that we may elect to pursue.

The Angiotech collaboration terminates upon the earliest to occur of:

•	the five-year anniversary if we and Angiotech have not approved any clinical development program;

•	if at least one cell therapy product has obtained regulatory approval and we and Angiotech have shared profits with respect to sales of at least one cell therapy product, the date that there has been no sales for 12 months of any cell therapy product that has been the subject of profit-sharing, unless a clinical development candidate is in at least a Phase III clinical or later; and

•	the later of (1) the expiration date of the last-to-expire patent licensed to Angiotech and (2) the 15-year anniversary.

Neither we nor Angiotech may terminate the collaboration at will. If either party breaches its material obligations and fails to cure that breach within 60 days after notice from the non-breaching party, the non-breaching party may terminate the collaboration. Angiotech has a right to immediately terminate the collaboration upon certain bankruptcy events involving us. Angiotech also has the right to terminate the collaboration upon 120 days’ prior notice if Angiotech, in its reasonable judgment, determines that:

•	a primary endpoint in a clinical study within a clinical development plan has not been fulfilled or met;

•	at least one IND has not been filed prior to the three-year anniversary;

•	the clinical efficacy and/or safety with respect to cells, or a clinical development candidate or a cell therapy product have not been demonstrated;

•	applicable regulatory requirements for cells, a clinical development candidate or a cell therapy product in one or more major markets shall have a material adverse impact on the ability to obtain regulatory approval for a cell therapy product in such markets;

•	our data regarding cells, a clinical development candidate or a cell therapy product were obtained, in whole or in part, through scientific fraud; or

•	a cell therapy product is not (or is not expected to be) commercially viable or profitable in at least one major market.

Bristol-Myers Squibb

In December 2000, we entered into a collaboration with Bristol-Myers Squibb to provide cell lines expressing well validated drug targets produced using our RAGE technology for compound screening and development. This initial collaboration was expanded in 2002 and again in 2006. Bristol-Myers Squibb uses the cell lines in its internal drug development programs and, in exchange, we receive license fee and milestone payments and will be entitled to receive royalties on the sale of any approved products. Through June 30,

2007, we have received an aggregate of approximately $5.4 million in license fees and milestone payments from Bristol-Myers Squibb.

The Bristol-Myers Squibb collaboration terminates when Bristol-Myers Squibb no longer has an obligation to pay us royalties, which obligation generally continues until the later of the expiration of the Bristol-Myers Squibb patent covering an approved product and ten years after commercial sales of that product began. If either party breaches its material obligations and fails to cure that breach within 60 days after notice from the non-breaching party, the non-breaching party may terminate the collaboration.

Litigation

From time to time, we may become subject to various legal proceedings that are incidental to the ordinary conduct of our business. We do not consider such proceedings, if any, to date, either individually or in the aggregate, to be material to our business or likely to result in a material adverse effect on our future operating results, financial condition, or cash flows.

Employees

We believe that our success will be based on, among other things, the quality of our science, our ability to invent and develop superior and innovative technologies and products, and our ability to attract and retain capable management and other personnel. We have assembled a high quality team of scientists and executives with significant experience in the biotechnology and pharmaceutical industries.

As of June 30, 2007, we employed 26 individuals, of whom 11 hold Ph.D. degrees and four hold other advanced degrees. In addition to our employees, we also use the service and support of several outside consultants and advisors. None of our employees is represented by a union, and we believe relationships with our employees are good.

Facilities

Our principal offices are located at 3201 Carnegie Avenue in Cleveland, Ohio. We currently lease approximately 53,000 square feet of space for our corporate offices and laboratories, with about 40,000 square feet of state-of-the-art laboratory space. The lease currently expires in March 2008, and we have an option to extend the lease in six-month increments through March 2009 at our current rent of $267,000 per year.

MANAGEMENT

Directors and Executive Officers

Our board of directors is responsible for the overall management of Athersys and elects the executive officers who are responsible for administering our day-to-day operations. Our management team is comprised of experienced executives of understanding that have participated in other development stage, venture capital-funded, start-up companies and corporate development transactions and have held executive positions in private and publicly traded companies.

The following persons have been elected to serve as our officers and directors:

Name	Age	Position

Gil Van Bokkelen	46	Chief Executive Officer and Chairman of the Board of Directors
William (BJ) Lehmann, Jr.	41	President and Chief Operating Officer
John J. Harrington	40	Executive Vice President, Chief Scientific Officer and Director
Robert J. Deans	56	Senior Vice President — Regenerative Medicine
Laura K. Campbell	43	Vice President — Finance
William C. Mulligan(1)(2)	53	Director
George M. Milne, Jr.(2)	63	Director
Jordan S. Davis(1)	45	Director
Floyd D. Loop	70	Director
Michael Sheffery(1)	56	Director

(1)	Member of the compensation committee.

(2)	Member of the audit committee.

Gil Van Bokkelen

Chief Executive Officer and Chairman

Dr. Van Bokkelen has served as our Chief Executive Officer and Chairman since June 2007. Dr. Van Bokkelen co-founded Athersys in October 1995 and served as Chief Executive Officer and Director since Athersys’ founding. Prior to May 2006, he also served as Athersys’ President. He has served as Chairman of Athersys’ board of directors since August 2000. Dr. Van Bokkelen is the current Chairman of the Center for Stem Cells and Regenerative Medicine, and has served on a number of other boards, including the Biotechnology Industry Organization’s ECS board of directors from 2001 to 2004, the Kent State University Board of Trustees from 2001 to 2004 and serves as an advisor to Early Stage Partners, a venture capital firm. He received his Ph.D. in Genetics from Stanford University, his B.A. in Economics from the University of California at Berkeley, and his B.A. in Molecular Biology from the University of California at Berkeley.

William (BJ) Lehmann, Jr.

President and Chief Operating Officer

Mr. Lehmann has served as our President and Chief Operating Officer since June 2007. Mr. Lehmann joined Athersys in September 2001 and was Athersys’ Executive Vice President of Corporate Development and Finance from August 2002 until May 2006, when he became Athersys’ President and Chief Operating Officer. From 1994 to 2001, Mr. Lehmann was with McKinsey & Company, Inc., an international management consulting firm, where he worked extensively with new technology and service-based businesses in the firm’s Business Building practice. Prior to joining McKinsey, he worked at Wilson, Sonsini, Goodrich & Rosati, a Silicon Valley law firm, and worked with First Chicago Corporation, a financial institution. Mr. Lehmann received his J.D. from Stanford University, his M.B.A. from the University of Chicago, and his B.A. from the University of Notre Dame.

John J. Harrington

Chief Scientific Officer and Executive Vice President, and Director

Dr. Harrington has served as our Chief Scientific Officer, Executive Vice President and Director since June 2007. Dr. Harrington co-founded Athersys in October 1995 and has served as Athersys’ Executive Vice President and Chief Scientific Officer and as Director since Athersys’ founding. Dr. Harrington led the development of the RAGE technology as well as its application for gene discovery, drug discovery and commercial protein production applications. He is a listed inventor on 20 issued or pending U.S. patents, has authored 20 scientific publications, and has received numerous awards for his work, including being named one of the top international young scientists by MIT Technology Review in 2002. Dr. Harrington has overseen the therapeutic product development programs at Athersys since their inception, and during his career he has also held positions at Amgen and Scripps Clinic. He received his Ph.D. in Cancer Biology from Stanford University and his B.A. in Biochemistry and Cell Biology from the University of California at San Diego.

Robert J. Deans

Senior Vice President — Regenerative Medicine

Dr. Deans has served as our Senior Vice President — Regenerative Medicine since June 2007. Dr. Deans has led Athersys’ regenerative medicine research and development activities since February 2003 and has served as Vice President of Regenerative Medicine since October 2003. He was named Senior Vice President of Regenerative Medicine in June 2006. Dr. Deans is highly regarded as an expert in stem cell therapeutics, with over fifteen years of experience in this field. From 2001 to 2003, Dr. Deans worked for early-stage biotechnology companies. Dr. Deans was formerly the Vice President of Research at Osiris Therapeutics, Inc., a biotechnology company, from 1998 to 2001 and Director of Research and Development with the Immunotherapy Division of Baxter International, Inc., a global healthcare company, from 1992 to 1998. Dr. Deans was also previously on faculty at USC Medical School in Los Angeles, between 1981 and 1998, in the departments of Microbiology and Neurology at the Norris Comprehensive Cancer Center. Dr. Deans was an undergraduate at MIT, received his Ph.D. at the University of Michigan, and did his post-doctoral work at UCLA in Los Angeles.

Laura K. Campbell

Vice President — Finance

Ms. Campbell has served as our Vice President — Finance since June 2007. Ms. Campbell joined Athersys in January 1998 as Controller and has served as Vice President of Finance since May 2006. Prior to joining Athersys, she was at Ernst & Young LLP, a public accounting firm, for 11 years, in the audit practice. During her tenure with Ernst & Young LLP, Ms. Campbell specialized in entrepreneurial services and the biotechnology industry sector and participated in several initial public offerings. Ms. Campbell received her B.S., with distinction, in Business Administration from The Ohio State University.

George M. Milne

Director

Dr. Milne has served as our Director since June 2007. Dr. Milne has been Director of Athersys since January 2003 after his retirement in 2002 from Pfizer Inc, a pharmaceutical company, where he most recently served as President of Worldwide Strategic and Operations Management and Executive Vice President of Global Research and Development. He joined Pfizer Inc in 1970 and held a variety of positions conducting both chemistry and pharmacology research. Dr. Milne is a Venture Partner of Radius. Dr. Milne became Director of the Department of Immunology and Infectious Diseases at Pfizer Inc in 1981, was Executive Director from 1984 to 1985 and was Vice President of Research and Development from 1985 to 1988. He was appointed Senior Vice President in 1988 and President of Central Research in 1993 with global responsibility for Human and Veterinary Medicine R&D. Dr. Milne serves as a director of Mettler-Toledo, Inc., Charles River Laboratories, Inc., MedImmune Inc., and Aspreva Pharmaceuticals Inc. He also serves on the board of the New York Botanical Garden and the Mystic Aquarium/Institute for Exploration. Dr. Milne received his B.S. in Chemistry from Yale University and his Ph.D. in Organic Chemistry from Massachusetts Institute of Technology.

William C. Mulligan

Director

Mr. Mulligan has served as our Director since June 2007. Mr. Mulligan has been Director of Athersys since October 1998. Mr. Mulligan joined Primus Venture Partners, a Cleveland-based private equity firm and an investor in Athersys, in 1985 from McKinsey & Company, Inc. Mr. Mulligan has served as a Managing Director of Primus since 1987. His previous work experience includes management positions at Deere and Company, and First Chicago Corporation. Mr. Mulligan serves as a director of several private companies and Universal Electronics, Inc. (NASDAQ: UEIC). Mr. Mulligan is a trustee of The Cleveland Clinic Foundation and chairs the Advisory Board of CCF Innovations, which is responsible for commercializing technology developed at the Cleveland Clinic. Mr. Mulligan is also a trustee of Denison University, the Western Reserve Land Conservancy. Mr. Mulligan received his B.A. in economics from Denison University and his M.B.A. from the University of Chicago.

Jordan S. Davis

Director

Mr. Davis has served as our Director since June 2007. Mr. Davis is a Managing Partner of Radius Ventures, a health and life sciences venture capital firm, which he co-founded in 1997. Mr. Davis currently serves on the board of directors of several Radius portfolio companies, including Health Language, Inc., Heartscape Technologies, Inc., Impliant, Inc., and Zettacore, Inc. He also serves on the board of American Bank Note Holographics, Inc. (OTC: ABHH). Mr. Davis earned an M.B.A. from the Kellogg School of Management at Northwestern University and a B.A. in Economics from The State University of New York at Binghamton.

Floyd D. Loop

Director

Dr. Loop has served as our Director since June 2007. Dr. Loop is currently retired. Until his retirement in October 2004, Dr. Loop was the CEO and Chairman of the Board of Governors of The Cleveland Clinic Foundation from 1989 to 2004. Earlier, he chaired the Department of Thoracic and Cardiovascular Surgery at the Cleveland Clinic from 1975 to 1989. Dr. Loop and his colleagues were responsible for today’s widespread use of arterial conduits in coronary artery surgery, innovations in valve repair, reoperations and numerous changes in technical procedure. As a surgeon, Dr. Loop performed more than 12,000 open heart operations and authored 350 papers on all aspects of cardiovascular surgery. During his tenure as CEO, the Cleveland Clinic revenues grew from $650 million to $3.6 billion. His accomplishments included a significant development of basic and applied research, creation of a delivery system comprised of 12 hospitals and 14 outpatient sites, a new medical school for physician investigators and construction of two hospitals in Florida. Dr. Loop is a Venture Partner of Radius. Dr. Loop was president of the American Association for Thoracic Surgery, Chairman of the Residency Review Committee, and a member of the American Board of Thoracic Surgery. Dr. Loop has received honorary degrees from Cleveland State University, Purdue University, and St. Louis University among many other international awards. He currently serves on two public boards, Tenet Healthcare Corporation and Intuitive Surgical, Inc. Dr. Loop received his M.D. from the George Washington University.

Michael B. Sheffery

Director

Dr. Sheffery has served as our Director since June 2007. Dr. Sheffery is a founding General Partner of OrbiMed Advisors, LLC and Co-Head of Private Equity. Dr. Sheffery was formerly Head of the Laboratory of Gene Structure and Expression at Memorial Sloan-Kettering Cancer Center. He received both his Ph.D. in Molecular Biology and his B.A. in Biology from Princeton University. Dr. Sheffery joined Mehta and Isaly in 1996 as a Senior Analyst covering the biotechnology industry. Since 1998, Dr. Sheffery had been a General Partner of OrbiMed Advisors, LLC. He is currently a Director of Affimed Therapeutics, AG, Supernus Pharmaceuticals, Inc., CoGenesys, Inc., and Sientra, Inc.

Compensation Committee Interlocks and Insider Participation

During 2006, BTHC VI did not maintain a compensation committee. Since June 2007, the compensation committee of the board of directors has consisted of Messrs. Davis and Mulligan and Dr. Sheffery. Messrs. Timothy G. Biro and Mulligan served as members of the compensation committee of the Athersys board of directors during 2006. Upon the closing of the merger and the June offering, all existing members of the Athersys board of directors, other than Mr. Timothy Biro, along with some new individuals, were appointed to our board of directors. No interlocking relationship within the meaning of the rules of the SEC exists regarding any of our executive officers and any executive officer of any other company, and no interlocking relationship has existed in the past.

COMPENSATION DISCUSSION & ANALYSIS

This section discusses the principles underlying our executive compensation policies and decisions and the most important factors relevant to an analysis of these policies and decisions. It provides qualitative information regarding the manner and context in which compensation is awarded to and earned by our named executive officers, which we refer to further under “Executive Compensation” below, and places in perspective the data presented in the compensation tables and narratives that follow.

Compensation Objectives and Philosophy

Historically, Athersys’ board of directors has been responsible for establishing and approving the compensation of its executive officers and key employees. In connection with the completion of the June offering, the compensation committee of the board of directors was established, and will be responsible for overseeing executive and other employee compensation, as well as certain other matters. With respect to compensation matters, the initial objective of the board of directors and compensation committee will be to establish a compensation program that attracts and helps retain talented and experienced individuals for senior level positions throughout the organization, as well as to authorize appropriate compensation for our employees and key consultants.

The board of directors and the compensation committee will oversee compensation programs designed to also:

•	Recruit, retain, and motivate executives and employees that can help us achieve our core business goals;

•	Provide incentives to promote and reward superior performance throughout the organization;

•	Facilitate stock ownership and retention by our executives and other employees; and

•	Promote alignment between executives and other employees and the long term interests of stockholders.

The board of directors and compensation committee will seek to achieve these objectives by:

•	Establishing a compensation program that is market competitive and internally fair; and

•	Linking performance with certain elements of compensation through the use of equity options, stock grants, cash performance bonuses or other means of compensation the value of which is substantially tied to the achievement of our company goals.

Components of Compensation

Our executive compensation program will include the following elements:

•	Base salary;

•	Discretionary and performance-based bonuses;

•	Long-term incentive plan awards; and

•	Retirement and health insurance benefits.

The compensation committee will set a competitive rate of annual base salary for each executive officer in order to attract and retain top quality executives. However, the compensation committee has not yet committed to the means by which it will determine competitive rates of annual base salary in the market, which means might include executive officer and director input, input from a compensation consultant and third-party information.

We do not have a specific formula for allocating total compensation between current and long-term compensation or between cash and non-cash compensation. However, we do vary the mix of our executive officers’ compensation elements based on competitive practices and their relative management level to recognize each individual’s operating responsibilities and reward his or her ability to impact short- and long-term results.

Elements of Executive Compensation

We will pay our executive officers the following compensation:

Base Salary.  We pay base salaries in order to attract executive officers and provide a basic level of financial security. We establish base salaries for our executives based on the scope of their responsibilities, taking into account competitive market compensation paid by other companies for similar positions. Base salaries are reviewed (1) at the time of renewal of an executive’s employment agreement, or (2) annually, with adjustments based on the individual’s responsibilities, performance and experience during the year. This review occurs each year at the annual review.

Discretionary and Performance-Based Bonuses.  The board of directors expects to adopt a formal process for determining and awarding discretionary and performance-based annual bonuses later in 2007. The board of directors intends to utilize annual incentive bonuses to reward officers and other employees for achieving financial and operational goals and for achieving individual annual performance objectives. These objectives will vary depending on the individual executive and employee, but will relate generally to strategic factors, including establishment and maintenance of key strategic relationships, advancement of our product candidates, identification and advancement of additional programs or product candidates, and to financial factors, including raising capital, improving our results of operations and increasing the price per share of our common stock. Commencing in 2007, the board of directors will have authority to award discretionary annual bonuses to, or enter into commitments for the award of an annual bonus with, our executive officers.

In 2006, we made payments to our named executive officers and others under our cash incentive plan that was implemented in 2005. We made these payments, which are set forth in the 2006 Summary Compensation Table, to reward our named executive officers and others for helping us close the financing in which Angiotech purchased $10.0 million in aggregate principal amount of subordinated convertible promissory notes, the principal amount of which was automatically converted along with accrued interest into our common stock upon the closing of the June offering. Under the cash incentive plan, bonuses generally equal two months of our named executive officers’ salary at the time of the incentive award. However, at the direction of our Compensation Committee, only one-half of the earned bonus was paid to the named executive officers in 2006, with the remainder paid in 2007. The entire amount of the earned bonus is reflected in the 2006

Summary Compensation Table. Please see the discussion under “2006 Grants of Plan Based Awards” and “Incentive Plans” below for more information about our cash incentive plan.

Long-Term Incentive Program.  We believe that we can encourage superior long-term performance by our executive officers and employees through encouraging them to own, and assisting them with the acquisition of, our stock. We have established the BTHC VI, Inc. Long-Term Incentive Plan and the BTHC VI, Inc. Equity Incentive Compensation Plan, which we refer to as our equity compensation plans, to provide our employees, including executive officers, with incentives to help align their interests with the interests of our stockholders. Our board of directors believes that the use of stock and stock-based awards offers the best approach to achieving our compensative objective of fostering a culture of ownership, which it believes will, in turn, motivate our executive officers to create and enhance stockholder value. Historically, Athersys has elected to use stock options as its primary long-term equity incentive vehicle. We have not adopted stock ownership guidelines, but our equity compensation plans provide a principal method for our executive officers to acquire equity in our company.

Stock Options.  Our equity compensation plans authorize us to grant options to purchase shares of common stock to our employees, directors and consultants. The compensation committee of the board of directors administers our equity compensation plans. Stock option grants are made at the commencement of employment and, on occasion, following a significant change in job responsibilities or to meet other special retention objectives. The compensation committee annually reviews and approves stock option awards to executive officers based upon a review of competitive compensation data, its assessment of individual performance, a review of each executive’s existing long-term incentives and retention considerations. Periodic stock option grants are made at the discretion of the compensation committee to eligible employees, including named executive officers, and, in appropriate circumstances, the compensation committee considers the recommendations of members of management. Our stock options are generally exercisable for a period of ten years, have an exercise price equal to the fair market value of our common stock on the day of grant and typically vest over a four-year period, with 25% vesting twelve months after the vesting commencement date and the remainder vesting 25% per year (on a quarterly basis) thereafter based upon continued employment. Incentive stock options also include certain other terms necessary to assure compliance with particular provisions of the Internal Revenue Code.

In June 2007, upon the closing of the merger, we granted option awards to purchase 3,250,000 shares of common stock with an exercise price of $5.00 to our employees, including our executive officers, and certain consultants. These option awards generally vest 40% on the date of grant, and 20% in each of the three years (on a quarterly basis) thereafter. Dr. Van Bokkelen received stock option grants to purchase 712,500 shares of common stock at $5.00 per share; Dr. John Harrington received stock option grants to purchase 700,000 shares of common stock at $5.00 per share; Mr. Lehmann received stock option grants to purchase 400,000 shares of common stock at $5.00 per share; Dr. Brunden received stock option grants to purchase 50,000 shares of common stock at $5.00 per share; Dr. Deans received stock option grants to purchase 240,000 shares of common stock at $5.00 per share; and Ms. Campbell received stock option grants to purchase 200,000 shares of common stock at $5.00 per share. Also in June 2007, option awards to purchase 75,000 shares of common stock with an exercise price of $5.00 were granted to each of our directors (options for a total of 375,000 shares), which stock options vest at a rate of 50% in the first year (on a quarterly basis), and 25% in each of the two years (on a quarterly basis) thereafter.

We expect to continue to use stock options as a long-term incentive vehicle because we believe:

•	Stock options align the interests of our executives with those of our stockholders, support a pay-for-performance culture, foster an employee stock ownership culture and focus the management team on increasing value for our stockholders;

•	The value of stock options is based on our performance, because all the value received by the recipient of a stock option is based on the growth of our stock price;

•	Stock options help to provide a balance to the overall executive compensation program because, while base salary and our discretionary annual bonus program focus on short-term compensation rewards, vesting stock options reward increases in stockholder value over the longer term; and

•	The vesting period of stock options encourages executive retention and their efforts to preserve stockholder value.

In determining the number of stock options to be granted to executives, we take into account the individual’s position, scope of responsibility, ability to affect profits and stockholder value and the individual’s historic and recent performance and the value of stock options in relation to other elements of the individual executive’s total compensation.

Restricted Stock and Restricted Stock Units.  Our equity compensation plans authorize us to grant restricted stock and restricted stock units to our employees, directors and consultants. To date, we have not granted any restricted stock or restricted stock units under our equity compensation plans. We anticipate that in order to implement the long-term incentive goals of the compensation committee, we may grant restricted stock or restricted stock units in the future.

Retirement and Health Insurance Benefits.  Consistent with our compensation philosophy, we intend to continue to maintain our current benefits for our executive officers, including medical, dental, vision and life and disability insurance coverage and the ability to contribute to a 401(k) retirement plan; however, the board of directors, in its discretion, may revise, amend or add to the executive officer’s benefits if it deems it advisable. We believe these benefits are currently lower than median competitive levels for comparable companies. We have no current plans to change the level of benefits provided to our executive officers.

Severance Arrangements

See the disclosure under “Potential Payments Upon Termination or Change of Control” for more information about severance arrangements with our named executive officers.

Employment Agreements and Arrangements

Athersys has historically entered into employment agreements with its most senior executive officers, and currently has employment agreements with each of its named executive officers (except for Mr. Halter). We believe that entering into these agreements was necessary for us to attract and retain talented and experienced individuals for our senior level positions. In this way, the employment agreements help us meet the initial objective of our compensation program.

Each agreement described below contains terms and arrangements that Athersys agreed to through arms-length negotiation with its named executive officers. We view these employment agreements as reflecting the minimum level of compensation that our named executive officers require in order to remain employed with us, and thus the bedrock of our compensation program for our named executive officers.

Dr. Gil Van Bokkelen.  On December 1, 1998, Athersys entered into a one-year employment agreement, effective April 1, 1998, with Dr. Gil Van Bokkelen, to serve initially as president and chief executive officer. The agreement automatically renews for subsequent one-year terms on April 1 of each year unless either party gives notice of termination at least 30 days before the end of any term. Dr. Van Bokkelen is entitled to a base salary of $350,000, which may be increased at the discretion of the Athersys board of directors, and an annual discretionary incentive bonus of up to 33% of his base salary. Dr. Van Bokkelen also received options to purchase shares of Athersys common stock. Dr. Van Bokkelen is also entitled to life insurance coverage for the benefit of his family in the amount of approximately $2 million and is provided the use of a company automobile for business use. The agreement was amended as of May 31, 2007 to provide technical accommodations for the merger and June offering. For more information about severance arrangements under the amended agreement, see the disclosure under “Potential Payments Upon Termination or Change of Control.” Dr. Van Bokkelen has also entered into a non-competition and confidentiality agreement with Athersys under which, during his employment and for a period of 18 months thereafter, he is restricted from, among other things, competing with Athersys.

Dr. John J. Harrington.  On December 1, 1998, Athersys entered into a one-year employment agreement, effective April 1, 1998, with Dr. John J. Harrington to serve initially as executive vice president and chief scientific officer. The agreement automatically renews for subsequent one-year terms on April 1 of each year unless either party gives notice of termination at least thirty days before the end of any term. Dr. Harrington is entitled to a base salary of $300,000, which may be increased at the discretion of the Athersys board of directors, and an annual discretionary incentive bonus of up to 33% of his base salary. Dr. Harrington also received options to purchase shares of Athersys common stock. Dr. Harrington is also entitled to life insurance coverage for the benefit of his family in the amount of approximately $2 million. The agreement was amended as of May 31, 2007 to provide technical accommodations for the merger and June offering. For more information about severance arrangements under the amended agreement, see the disclosure under “Potential Payments Upon Termination or Change of Control.” Dr. Harrington has also entered into a non-competition and confidentiality agreement with Athersys under which, during his employment and for a period of 18 months thereafter, he is restricted from, among other things, competing with Athersys.

Laura K. Campbell.  On May 22, 1998, Athersys entered into a two-year employment agreement with Laura K. Campbell to serve initially as controller. The agreement automatically renews for subsequent one-year terms on May 22 of each year unless either party gives notice of termination at least thirty days before the end of any term. Ms. Campbell is entitled to a base salary of $195,000, which may be increased at the discretion of the Athersys board of directors. Ms. Campbell also received options to purchase shares of Athersys common stock. The agreement was amended as of May 31, 2007 to provide technical accommodations for the merger and June offering. For more information about severance arrangements under the amended agreement, see the disclosure under “Potential Payments Upon Termination or Change of Control.”

Dr. Kurt Brunden.  On September 25, 2000, a subsidiary of Athersys entered into a four-year employment agreement with our former officer, Dr. Kurt Brunden, to serve initially as vice president of drug discovery. The agreement automatically renewed for subsequent one-year terms on September 25 of each year unless either party gives notice of termination at least thirty days before the end of any term. Dr. Brunden has terminated his employment with us, but has entered into a consulting agreement with us, as described below.

Under the agreement, Dr. Brunden was entitled to a base salary of $240,000, which could have been increased at the discretion of the Athersys board of directors, and guaranteed bonuses for 2001 and 2002. Dr. Brunden also received options to purchase shares of Athersys common stock. Dr. Brunden was also entitled to life insurance coverage for the benefit of his family of approximately $1 million. The agreement was amended as of May 31, 2007 to provide technical accommodations for the merger and June offering.

For more information about severance arrangements under the amended agreement, see the disclosure under “Potential Payments Upon Termination or Change of Control.” Dr. Brunden had also entered into a non-competition and confidentiality agreement with Athersys under which, during his employment and for a period of 18 months thereafter, he was and is restricted from, among other things, competing with Athersys.

Dr. Robert Deans.  On October 3, 2003, a subsidiary of Athersys entered into a four-year employment agreement with Dr. Robert Deans to serve initially as vice president of regenerative medicine. The agreement automatically renews for subsequent one-year terms on October 3 of each year unless either party gives notice of termination at least thirty days before the end of any term. Dr. Deans is entitled to a base salary of $235,000, which may be increased at the discretion of the Athersys board of directors, and an annual discretionary incentive bonus of up to 30% of his base salary. Dr. Deans also received options to purchase shares of Athersys common stock. Dr. Deans is also entitled to life insurance coverage for the benefit of his family of approximately $1 million. The agreement was amended as of May 31, 2007 to provide technical accommodations for the merger and June offering. For more information about severance arrangements under the amended agreement, see the disclosure under “Potential Payments Upon Termination or Change of Control.” Dr. Deans has also entered into a non-competition and confidentiality agreement with Athersys under which, during his employment and for a period of 18 months thereafter, he is restricted from, among other things, competing with Athersys.

William (BJ) Lehmann.  On January 1, 2004, a subsidiary of Athersys entered into a four-year employment agreement with William (BJ) Lehmann to serve initially as executive vice president of corporate development and finance. The agreement automatically renews for subsequent one-year terms on January 1 of each year unless either party gives notice of termination at least 30 days before the end of any term. Mr. Lehmann is entitled to a base salary of $300,000, which may be increased at the discretion of the Athersys board of directors. Mr. Lehmann is entitled to life insurance coverage for the benefit of his family in the amount of approximately $1 million. The agreement was amended as of May 31, 2007 to provide technical accommodations for the merger and June offering. For more information about severance arrangements under the amended agreement, see the disclosure under “Potential Payments Upon Termination or Change of

Control.” Mr. Lehmann has also entered into a non-competition and confidentiality agreement with Athersys under which, during his employment and for a period of 18 months thereafter, he is restricted from, among other things, competing with Athersys.

Recoupment of Incentive Payments

We do not have a formal policy regarding adjusting or recovering discretionary or performance-based bonuses or long-term incentive plan awards or payments if the relevant performance metrics upon which such awards or payments are based are later restated or otherwise adjusted in a manner that reduces the actual size of the award or payment. We will consider making such adjustments on a case-by-case basis if such situations arise.

General Tax Deductibility of Executive Compensation

We intend to structure our compensation program to comply with Internal Revenue Code Sections 162(m) and 409A. Under Section 162(m) of the Internal Revenue Code, a limitation was placed on tax deductions of any publicly-held corporation for individual compensation to certain executives of such corporation exceeding $1.0 million in any taxable year, unless the compensation is performance-based. If an executive is entitled to nonqualified deferred compensation benefits that are subject to Section 409A, and such benefits do not comply with Section 409A, then the benefits are taxable in the first year they are not subject to a substantial risk of forfeiture. In such case, the executive is subject to regular federal income tax, interest and an additional federal income of 20% of the benefit includible in income. We intend for our compensation committee to generally manage our incentive programs to qualify for the performance based exemption. The compensation committee also reserves the right to provide compensation that does not meet the exemption criteria if, in its sole discretion, it determines that doing so advances our business objectives.

EXECUTIVE COMPENSATION

The following tables and narratives provide, for the fiscal year ended December 31, 2006, descriptions of (1) the compensation paid by BTHC VI for that year to Timothy Halter, BTHC VI’s President, Chief Executive Officer, Chief Financial Officer and Director (BTHC VI’s only executive officer) and (2) the cash compensation paid by us, as well as certain other compensation paid or accrued, for that year to Dr. Gil Van Bokkelen, Chief Executive Officer; and Laura Campbell, Vice President — Finance; and the four most highly compensated executive officers other than Dr. Van Bokkelen and Ms. Campbell who were serving as executive officers as of December 31, 2006. We refer to these individuals as our named executive officers. The stock option information set forth in this section is historical information and is based on, for all named executive officers other than Mr. Halter, the option plans of Athersys. All employee and director options under the Athersys stock option plans were terminated upon closing of the merger, and new options were granted under our incentive plans. BTHC VI did not maintain any equity plans during 2006.

2006 Summary Compensation Table

The following table shows compensation information for 2006 for our named executive officers:

				Non-Equity
				Incentive Plan	All Other
		Salary	Option Awards	Compensation	Compensation		Total
Name and Principal Position	Year	($)(1)	($)(2)	($)(3)	($)		($)
(a)	(b)	(c)	(f)	(g)	(i)		(j)

Dr. Gil Van Bokkelen,	2006	$350,000	$0	$50,000	$149,604	(7)	$549,604
Chief Executive Officer(4)
William Lehmann, Jr.,	2006	$300,000	$91,015	$41,666	$1,000		$433,681
President and Chief Operating Officer
Dr. John Harrington,	2006	$300,000	$0	$42,334	$1,000		$343,334
Chief Scientific Officer and Executive Vice President(4)
Dr. Kurt Brunden,	2006	$240,000	$75,570	$36,666	$2,000		$354,236
former Vice President — Biopharmaceuticals(5)

				Non-Equity
				Incentive Plan	All Other
		Salary	Option Awards	Compensation	Compensation	Total
Name and Principal Position	Year	($)(1)	($)(2)	($)(3)	($)	($)
(a)	(b)	(c)	(f)	(g)	(i)	(j)

Dr. Robert Deans,	2006	$235,000	$105,119	$33,334	$6,000	$379,453
Vice President — Regenerative Medicine
Laura Campbell,	2006	$195,000	$20,056	$28,438	$0	$243,494
Vice President — Finance
Timothy Halter,	2006	$0	$0	$0	$0	$0
Former President, Chief Executive Officer, Chief Financial Officer and Director(6)

(1)	The 2006 salary increase was approved by Athersys’ compensation committee effective June 1, 2006, but payment was deferred until the closing of the June offering.

(2)	Amounts in column (f) do not necessarily reflect compensation actually received by Athersys’ named executive officers. The amounts in column (f) reflect the dollar amount recognized for financial statement reporting purposes for the fiscal year ended December 31, 2006, in accordance with SFAS No. 123R, for option awards granted prior to 2006. Assumptions used in the calculation of these amounts are included in Notes A and J to Athersys’ audited consolidated financial statements for the fiscal year ended December 31, 2006, included elsewhere in this prospectus.

(3)	Amounts in column (g) reflect payments under our cash incentive plan, of which one-half was actually paid in 2006 and the remainder was paid in 2007.

(4)	Drs. Van Bokkelen and Harrington also served as Athersys Directors for 2006, but did not receive any compensation as Athersys Directors.

(5)	Dr. Brunden resigned effective July 31, 2007 and returned to a faculty position. Dr. Brunden has entered into a consulting agreement with us, as further described in “Compensation Discussion and Analysis.”

(6)	Mr. Halter resigned as our President, Chief Executive Officer, Chief Financial Officer and Director, effective June 8, 2007, in connection with the merger. He did not receive compensation from BTHC VI for his service as an officer or director of BTHC VI.

(7)	Includes $145,604 representing a loan which was forgiven by Athersys’ board of directors, including certain tax benefits.

2006 Grants of Plan-Based Awards

Athersys implemented an incentive plan in 2005, which was amended in June 2007, which provides the named executive officers with cash (or equity, as applicable) bonus payments upon the achievement of certain thresholds from financing transactions, mergers or acquisitions, and asset sale transactions. Payments under this plan are set forth in the 2006 Summary Compensation Table. No plan-based awards were granted to our named executive officers during 2006.

Certain of our named executive officers are parties to employment agreements with us. For more information about these agreements, see “Compensation Discussion & Analysis — Employment Agreements and Arrangements” above. For more information about the compensation arrangements in which our named executive officers participate and the proportion of our named executive officers’ total compensation represented by base salary and bonus, see “2006 Summary Compensation Table” above.

Outstanding Equity Awards at 2006 Fiscal Year End Table

The following table shows all outstanding equity awards held by our named executive officers at the end of 2006. Upon the close of the merger, the majority of Athersys’ outstanding stock options were terminated, including all of the stock options listed in the table below. Following the merger, new grants were made to employees, including the named executive officers. The Athersys equity awards in the following table were not assumed by BTHC VI, and therefore the shares underlying the equity awards in the following table have not been retroactively restated to reflect shares of BTHC VI common stock after giving effect to the merger.

	Option Awards
	Number	Number of	Equity Incentive
	of	Securities	Plan Awards:
	Securities	Underlying	Number
	Underlying	Unexercised	of Securities
	Unexercised	Options	Underlying	Option
	Options	(#)	Unexercised	Exercise	Option
	(#)	Unexercisable	Unearned Options	Price	Expiration
Name	Exercisable	(1)	(#)	($)	Date
(a)	(b)	(c)	(d)	(e)	(f)

Dr. Van Bokkelen	199,980	—	—	$1.65	April 1, 2008
	100,020	—	—	$1.20	April 1, 2008
	45,000	—	—	$3.25	April 2, 2013

	345,000

Mr. Lehmann	50,000	—	—	$1.00	November 14, 2011
	10,000	—	—	$15.60	November 14, 2011
	75,000	—	—	$4.00	December 9, 2013
	—	25,000	—	$4.00	December 9, 2013

	135,000	25,000

Dr. Harrington	199,980	—	—	$1.50	April 1, 2008
	100,020	—	—	$1.50	April 1, 2008
	457,500	—	—	$1.50	April 1, 2008

	757,500

Dr. Brunden	50,000	—	—	$1.00	September 25, 2010
	10,000	—	—	$15.60	September 25, 2010
	70,000	—	—	$4.00	December 9, 2013
	—	20,000	—	$4.00	December 9, 2013

	130,000	20,000

Dr. Deans	7,500	—	—	$13.00	October 3, 2013
	37,500	—	—	$3.25	October 3, 2013
	30,000	—	—	$4.00	December 9, 2013
	—	2,500	—	$13.00	October 3, 2013
	—	12,500	—	$3.25	October 3, 2013
	—	10,000	—	$4.00	December 9, 2013

	75,000	25,000

Ms. Campbell	60,000	—	—	$1.50	May 22, 2008
	30,000	—	—	$1.00	February 22, 2010
	30,000	—	—	$7.00	February 22, 2010
	30,000	—	—	$4.00	December 9, 2013

	150,000

Mr. Halter	—	—	—	—	—

(1)	The stock options listed in column (c) for Mr. Lehmann were granted on December 9, 2003, vest at a rate of 25% on each grant date anniversary, and will be fully exercisable on December 9, 2007. The stock options listed in column (c) for Dr. Brunden were granted on December 9, 2003, vest at a rate of 11% on the date of grant, and 22% on each subsequent grant date anniversary thereafter, and will be fully exercisable on December 9, 2007. The stock options listed in column (c) for Dr. Deans were granted on October 3, 2003, October 3, 2003, and December 9, 2003, respectively, vest at a rate of 25% on each grant date anniversary, and will be fully exercisable on October 3, 2007, October 3, 2007 and December 9, 2007, respectively.

2006 Options Exercised and Stock Vested

None of our named executive officers’ stock awards vested during 2006, and none of our named executive officers exercised any stock options during 2006.

Potential Payments Upon Termination or Change of Control

Upon termination, the named executive officers may be entitled to certain potential payments. In the event that an executive officer is terminated without cause or terminates employment for good reason including a change of control, we would be obligated to pay full base salary and other benefits for a defined period, subject to mitigation related to other employment. For Dr. Gil Van Bokkelen and Dr. John Harrington, this period is eighteen months, and for all other executive officers, the period is six months. Assuming a termination event for each of our named executive officers on December 29, 2006, we estimate that the named executive officers would have received the following aggregate payment amounts, consisting of salary and monthly health and dental benefits: Dr. Van Bokkelen, $543,730; Mr. Lehmann, $156,243; Dr. Harrington, $468,730; Dr. Brunden, $126,243; Dr. Deans, $119,473; Ms. Campbell, $103,743; and Mr. Halter, $0. In addition, we would be obligated to continue the participation of the executive officer in all medical, life and other employee “welfare” benefit programs for a period of eighteen months to the extent available and possible under the programs.

In the event than an executive officer is terminated for cause, other than for good reason, or as a result of death, we would be obligated to pay full base salary and other benefits, including any unpaid expense reimbursements, through the date of termination, and would have no further obligations to the executive officer. In the event that an executive officer is unable to perform duties as a result of a disability, we would be obligated to pay full base salary and other benefits until employment is terminated and for a period of twelve months from the date of such termination.

2006 Director Compensation Table

Our non-employee directors received the following compensation for 2006. The Athersys equity awards referenced in the notes to the following table were not assumed by BTHC VI, and therefore the shares underlying the equity awards in the notes to the following table have not been retroactively restated to reflect shares of BTHC VI common stock after giving effect to the merger:

	Fees Earned or
	Paid in	Option		All Other
	Cash	Awards		Compensation	Total
Name	($)	($)(1)		($)	($)
(a)	(b)	(d)		(g)	(h)

Dr. George M. Milne	$25,000	$38,481	(2)	$0	$63,481
William C. Mulligan	$0	$0		$0	$0
Timothy G. Biro	$0	$0		$0	$0

(1)	Amounts in column (d) do not necessarily reflect compensation actually received by Athersys’ directors. The amounts in column (d) reflect the dollar amount recognized for financial statement reporting purposes for the fiscal year ended December 31, 2006, in accordance with SFAS No. 123R, for option awards granted prior to 2006. Assumptions used in the calculation of these amounts are included in Notes A and J to Athersys’ audited consolidated financial statements for the fiscal year ended December 31, 2006, which are included elsewhere in this prospectus. No grants of stock awards or stock options were made by Athersys to its directors in 2006. The non-employee directors had option awards outstanding as of December 31, 2006 for the following number of shares of Athersys common stock (which option awards were terminated upon the closing of the merger): Dr. Milne, 100,000; Mr. Mulligan, 150,000; and Mr. Biro, 150,000.

(2)	The amount in column (d) for Dr. Milne relates to an option that Athersys granted Dr. Milne in January 2003 for 33,000 shares of Athersys common stock, at an exercise price of $10.00 per share, and an option that Athersys granted Dr. Milne in January 2003 for 67,000 shares of Athersys common stock at an exercise price of $3.25 per share. These options vested over a four-year period, and were terminated in connection with the merger.

Athersys’ directors typically have not received cash for services they provide as directors; however, Dr. Milne has historically received $25,000 annually for his services as a board member. Also, Athersys’ non-employee directors have historically received grants of options to purchase shares of Athersys common stock. During 2006, none of Athersys’ other non-employee directors received any compensation for his service as a director.

Upon the closing of the merger and the June offering, all existing members of the Athersys board of directors, other than Mr. Timothy Biro, along with some new individuals, were appointed to our board of directors. The new directors are Mr. Jordan Davis, Dr. Floyd Loop, and Mr. Michael Sheffery.

The Board approved a compensation program for the Board beginning in June 2007. The new compensation program includes an initial stock option grant to purchase 75,000 shares of common stock at fair market value on the date of grant, which options vest at a rate of 50% in the first year (on a quarterly basis), and 25% in each of the two years (on a quarterly basis) thereafter. Each of our non-employee directors received a grant of stock options to purchase 75,000 shares of common stock at $5.00 per share in June 2007.

Additionally, the non-employee directors will receive, at each anniversary of service, an option award to purchase 15,000 shares of common stock at fair market value on the date of grant. These additional awards will vest at a rate of 50% in the first year (on a quarterly basis), and 25% in each of the two years (on a quarterly basis) thereafter.

The non-employee directors also receive cash compensation of $30,000 per year, paid quarterly, plus daily fees of $1,500 for participating in person, or $500 for participating by telephone, at Board meetings. The chair of the audit committee receives additional cash compensation of $10,000 per year, paid quarterly, and the chair of the compensation committee receives additional cash compensation of $6,000 per year, paid quarterly. All audit committee and compensation committee members also receive additional daily fees of $1,000 for participating in person, or $500 for participating by telephone, at each audit committee or compensation committee meeting. Directors, however, cannot receive more than $2,500 in any one day for participation in Board and committee meetings. Directors will be reimbursed for reasonable out-of-pocket expenses incurred while attending Board and committee meetings.

Incentive Plans

Athersys has a cash incentive plan that generally will result in the payment of bonuses of one month of salary to its employees (two months of salary for officers) upon achievement of certain milestones, which included the sale of certain non-core assets related to Athersys’ asthma discovery program and the completion of this June offering. Additionally, Mr. Lehmann was eligible for a one-time bonus in the amount of $50,000 in connection with the completion of the June offering pursuant to the terms of his employment agreement. In connection with the sale of the non-core assets and the completion of the June offering, the named executive officers received the following cash bonuses: Dr. Van Bokkelen — $74,537; Dr. Harrington — $63,889; Mr. Lehmann — $113,889; Dr. Brunden — $51,111; Dr. Deans — $50,047; and Ms. Campbell — $41,528.

Equity Incentive Plans

Upon the close of the merger, the majority of Athersys’ outstanding options were terminated. However, pursuant to the terms of the merger Agreement, we assumed 5,052 options granted to former employees and consultants of Athersys. In June 2007, we adopted our equity plans, which authorize the Board, or a committee thereof, to provide equity-based compensation in the form of stock options, stock appreciation rights restricted stock, restricted stock units, performance shares and units, and other stock-based awards, which will be used to attract and retain qualified employees, directors and consultants. Equity awards will be granted from time to time under the guidance and approval of the compensation committee. Total awards under these plans are limited to 4,500,000 shares of common stock. Option awards to purchase 3,250,000 shares of common stock with an exercise price of $5.00 were granted to our employees, including our executive officers, and certain consultants in June 2007 upon the closing of the merger. Theses option awards generally vest 40% on the date of grant, and 20% in each of the three years (on a quarterly basis) thereafter. Also in June 2007, option awards to purchase 375,000 shares of common stock with an exercise price of $5.00 were granted to our non-employee directors, which options vest 50% in the first year (on a quarterly basis), and 25% in each of the two years (on a quarterly basis) thereafter.

Equity Compensation Plan Information Table

The following table contains information as of December 31, 2006 regarding BTHC VI:

Equity Compensation Plan Information(1)

Number of
	Number of		Securities
	Securities to be		Remaining Available
	Issued Upon	Weighted-Average	for Future Issuance
	Exercise of	Exercise Price of	Under Equity
	Outstanding	Outstanding	Compensation Plans
	Options, Warrants	Options, Warrants	(Excluding Securities
Plan Category	and Rights	and Rights	Reflected in Column (a))
	(a)	(b)	(c)

Equity compensation plans approved by security holders	—	—	—
Equity compensation plans not approved by security holders	—	—	—
Total	—	—	—

(1)	BTHC VI did not maintain any equity plans during 2006.

401(k) Plan

In 1997, Athersys adopted a tax-qualified employee savings and retirement plan, also known as a 401(k) plan, that covered all of its employees, which was replaced with a new plan in 2004. Under Athersys’ current 401(k) plan, eligible employees may elect to reduce their current compensation by up to the statutorily prescribed annual limit, which was $15,000 in 2006 and is $15,500 in 2007, and have the amount of the reduction contributed to the 401(k) plan. The trustees of the 401(k) plan, at the direction of each participant, invest the assets of the 401(k) plan in designated investment options. Athersys may make matching or profit-sharing contributions to the 401(k) plan in amounts to be determined by its board of directors. Athersys has not made any matching or profit-sharing contributions to the 401(k) plan as of the date of this prospectus. The 401(k) plan is intended to qualify under Section 401 of the Internal Revenue Code, so that contributions to the 401(k) plan and income earned on the 401(k) plan contributions are not taxable until withdrawn, and so that any contributions Athersys makes will be deductible when made.

Limitation of Liability and Indemnification Matters

Delaware law provides that directors of a company will not be personally liable for monetary damages for breach of their fiduciary duty as directors, except for liabilities:

•	for any breach of their duty of loyalty to the company or its stockholders;

•	for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

•	for unlawful payment of dividend or unlawful stock repurchase or redemption, as provided under Section 174 of the DGCL; or

•	for any transaction from which the director derived an improper personal benefit.

The provisions of Delaware law that relate to indemnification expressly state that the rights provided by the statute are not exclusive and are in addition to any rights provided in bylaws, by agreement, or otherwise.

Our current amended certificate of incorporation requires us to indemnify, to the fullest extent permitted by the DGCL, any and all persons we have the power to indemnify under the DGCL from and against any and all expenses, liabilities or other matters covered by the DGCL. Additionally, our current amended certificate of incorporation requires us to indemnify each of our directors and officers in each and every situation where the DGCL permits or empowers us (but does not obligate us) to provide such indemnification, subject to the provisions of our bylaws. Our bylaws require us to indemnify our directors to the fullest extent permitted by the DGCL, and permit us, to the extent authorized by the board of directors, to indemnify our officers and any other person we have the power to indemnify against liability, reasonable expense or other matters.

Under our current amended certificate of incorporation, indemnification may be provided to directors and officers acting in their official capacity, as well as in other capacities. Indemnification will continue for persons who have ceased to be directors, officers, employees or agents, and will inure to the benefit of their heirs, executors and administrators. Additionally, under our current amended certificate of incorporation, except under certain circumstances, our directors are not personally liable to us or our stockholders for monetary damages for breach of fiduciary duty as a director. At present, there is no pending litigation or proceeding involving any of our directors, officers, or employees in which indemnification is sought, nor are we aware of any threatened litigation that may result in claims for indemnification.

Our bylaws also permit us to secure insurance on behalf of any officer, director, employee, or agent for any liability arising out of actions in his or her capacity as an officer, director, employee, or agent. We have obtained an insurance policy that insures our directors and officers against losses, above a deductible amount, from specified types of claims. Finally, we have entered into indemnification agreements with our directors and executive officers, which agreements, among other things, require us to indemnify them and advance expenses to them relating to indemnification suits to the fullest extent permitted by law. We believe that these provisions, policies, and agreements will help us attract and retain qualified persons as directors and executive officers.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons pursuant to the foregoing or otherwise, we have been advised that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS

BTHC VI Relationships, Indebtedness, and Related Party Transactions

In September 1999, Ballantrae Healthcare LLC and affiliated limited liability companies, including BTHC VI, LLC, which we refer to collectively as Ballantrae, was organized for the purpose of operating nursing homes throughout the United States. On March 28, 2003, Ballantrae filed a petition for reorganization under Chapter 11 of the United States Bankruptcy Code in the United States Bankruptcy Court, Northern District of Texas. On November 29, 2004, the Bankruptcy Court approved the First Amended Joint Plan of Reorganization of Ballantrae and its creditors, or the bankruptcy plan. On April 11, 2006, pursuant to the bankruptcy plan, BTHC VI, LLC was merged into BTHC VI, Inc., a Delaware corporation.

Halter Financial Group, L.P., or HFG, participated with Ballantrae and their creditors in structuring the bankruptcy plan. As part of the bankruptcy plan, HFG provided $76,500 to be used to pay professional fees associated with the bankruptcy plan confirmation process. HFG was granted an option to be repaid through the issuance of equity securities in 17 of the reorganized Ballantrae entities, including the registrant. HFG exercised the option, and as provided in the bankruptcy plan, 70% of BTHC VI’s then-outstanding common stock, or 350,000 shares, were issued to HFG, in satisfaction of HFG’s administrative claims. The remaining 30% of the registrant’s then-outstanding common stock, or 150,000 shares, were issued to 499 holders of administrative and tax claims and unsecured debt. The 500,000 shares, which we refer to as the Plan Shares, were issued pursuant to Section 1145 of the Bankruptcy Code. As further consideration for the issuance of the 350,000 Plan Shares to HFG, the bankruptcy plan required HFG to assist BTHC VI in identifying a potential merger or acquisition candidate. HFG was responsible for the payment of BTHC VI’s operating expenses and

HFG was obligated to provide BTHC VI with consulting services at no cost to BTHC VI, including assisting BTHC VI with formulating the structure of any proposed merger or acquisition. Additionally, HFG was responsible for paying BTHC VI’s expenses incurred in consummating a merger or acquisition. On February 15, 2006, HFG transferred its 350,000 Plan Shares to Halter Financial Investments L.P., a Texas limited partnership controlled by Timothy P. Halter, or HFI. Timothy P. Halter is the sole officer, director and shareholder of HFG and an officer and member of Halter Financial Investments GP, LLC, general partner of HFI. Mr. Halter recently served as BTHC VI’s President, Chief Executive Officer, Chief Financial Officer and sole director until his resignation in connection with merger.

Other than the participation of HFG and Timothy P. Halter in the Plan of Reorganization and the issuance to HFG of 350,000 shares of common stock for satisfaction of certain administrative claims and for HFG’s agreement to provide BTHC VI with certain services as described, there were no relationships or transactions between BTHC VI and any of its directors, officers and principal stockholders.

Athersys paid an affiliate of HFG a one-time consulting fee of $350,000 in cash in connection with the merger.

Athersys Relationships, Indebtedness, and Related Person Transactions

The following is a description of transactions during 2004, 2005 and 2006 to which Athersys has been a party, in which the amount involved in the transaction exceeds $120,000 and in which any of Athersys’ directors, executive officers or holders (or immediate family members of holders) of more than 5% of its capital stock had or will have a direct or indirect material interest, other than compensation arrangements, which are described under “Executive Compensation.” Athersys believes the terms obtained or consideration that was paid or received, as applicable, in connection with the transactions described below were comparable to terms available or the amounts that would be paid or received, as applicable, in arm’s-length transactions.

In 2006 and 2007, Athersys issued $10.0 million in aggregate principal amount of 5% unsecured convertible promissory notes to Angiotech, one of its collaborators. In 2006, Athersys also issued $2,500,000 in aggregate principal amount of 10% secured convertible promissory notes to bridge investors. Investors in the bridge financing consisted primarily of existing Athersys stockholders and Drs. Van Bokkelen and Harrington and Ms. Campbell. Upon the closing of the June offering on June 8, 2007, the convertible promissory notes were converted into shares of common stock. The securities offered in these financings to such persons were sold at their fair market value upon the same price, terms and conditions that were given to unaffiliated third parties.

In 2006, a subsidiary of Athersys forgave a 2002 loan made to Dr. Van Bokkelen in aggregate principal and accrued interest amount of approximately $122,000. In connection with loan forgiveness, Athersys paid Dr. Van Bokkelen approximately $24,000 as a partial gross up for his tax obligations in connection with such forgiveness.

Director Independence

Our board of directors will review at least annually the independence of each director. During these reviews, our board of directors will consider transactions and relationships between each director (and his or her immediate family and affiliates) and our company and its management to determine whether any such transactions or relationships are inconsistent with a determination that the director was independent. Our board of directors will conduct its annual review of director independence and to determine if any transactions or relationships exist that would disqualify any of the individuals who then served as a director under the rules of the NASDAQ Capital Market, or require disclosure under SEC rules. Currently, we have two members of management who also serve on the board of directors, Dr. Van Bokkelen, who is also our Chairman and Chief Executive Officer, and Dr. Harrington, who is our Chief Scientific Officer and Executive Vice President. Neither Dr. Van Bokkelen nor Dr. Harrington would be considered independent under the independence rules of the NASDAQ Capital Market.

One of the requirements that we will have to meet in order for our common stock to be listed on the NASDAQ Capital Market is that a majority of the members of our board of directors will have to be independent. Additionally, although we currently only have two directors serving on our audit committee, we will also be required to have an audit committee comprised of at least three members, all of whom must be independent.

Related Person Transaction Policy

We give careful attention to related person transactions because they may present the potential for conflicts of interest. We refer to “related person transactions” as those transactions, arrangements, or relationships in which:

•	we were, are or are to be a participant;

•	the amount involved exceeds $120,000; and

•	any of our directors, director nominees, executive officers or greater-than five percent shareholders (or any of their immediate family members) had or will have a direct or indirect material interest.

To identify related person transactions in advance, we rely on information supplied by our executive officers, directors and certain significant stockholders. Although we currently do not have a comprehensive written policy for the review, approval or ratification of related person transactions, our board of directors reviews all related person transactions identified by us, and memorializes its decisions in the written minutes of Board meetings. The board of directors approves or ratifies only those related person transactions that are determined by the board of directors to be, under all of the circumstances, in the best interest of our company and its shareholders.

Agreements with Directors and Executive Officers

We have entered into employment agreements with each of our executive officers. See “Compensation Discussion & Analysis — Employment Agreements and Arrangements.”

Indemnification Agreements

We have entered into indemnification agreements with our directors and executive officers, which agreements, among other things, require us to indemnify them and advance expenses to them relating to indemnification suits to the fullest extent permitted by law. See “Executive Compensation — Limitation of Liability and Indemnification Matters.”

Terms of Transactions

All future transactions, including any loans from our company to our officers, directors, principal stockholders, or affiliates, will be approved by a majority of the board of directors, including a majority of the independent and disinterested members of the board of directors or, if required by law, a majority of disinterested stockholders, and will be on terms no less favorable to our company than could be obtained from unaffiliated third parties.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information known to us regarding the beneficial ownership of our common stock as of August 21, 2007 by:

•	each person known by us to beneficially own more than 5% of our common stock;

•	each of our directors;

•	each of our executive officers named in the summary compensation table; and

•	all of our directors and executive officers as a group.

We have determined beneficial ownership in accordance with the rules of the SEC. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of common stock that could be issued upon the exercise of outstanding options and warrants held by that person that are exercisable within 60 days of August 21, 2007 are considered outstanding. These shares, however, are not considered outstanding when computing the percentage ownership of each other person.

Except as indicated in the footnotes to this table and pursuant to state community property laws, each stockholder named in the table has sole voting and investment power for the shares shown as beneficially owned by them. Percentage of ownership before the offering is based on 18,927,988 shares of common stock outstanding on August 21, 2007.

Name of Beneficial Owner	Number of Shares	Percent of Class

Greater Than 5% Stockholders
OrbiMed Advisors LLC and affiliates(1)	3,750,000	19.06%
Radius Venture Partners and affiliates(2)	2,400,000	12.17%
Angiotech Pharmaceuticals, Inc.(3)	1,885,890	9.96%
RA Capital Biotech Fund, LP and affiliates(4)	1,500,000	7.80%
Accipiter Capital Management LLC and affiliates(5)	1,500,000	7.80%
Hambrecht & Quist Capital Management LLC and affiliates(6)	1,000,000	5.23%
Directors and Executive Officers
Gil Van Bokkelen(7)	392,887	2.04%
John Harrington(8)	371,127	1.93%
William Mulligan(9)	515,235	2.72%
George Milne(10)	2,415,000	12.23%
Jordan Davis(11)	2,400,000	12.17%
Michael Sheffery(12)	3,750,000	19.06%
Floyd Loop(13)	2,400,000	12.17%
William (BJ) Lehmann(14)	166,250	*
Kurt Brunden(15)	—	*
Robert Deans(16)	96,000	*
Laura Campbell(17)	83,329	*
Timothy Halter(18)	148,850	*
All directors and executive officers as a group (10 persons)	7,789,828	39.79%

*	Less than 1%

(1)	Includes 3,000,000 shares (2,971,698 shares held by Caduceus Private Investment III, L.P. and 28,302 shares held by OrbiMed Associates III, LP) of common stock. Also includes 750,000 shares (742,925 shares held by Caduceus Private Investment III, L.P. and 7,075 shares held by OrbiMed Associates III, LP) of common stock issuable upon the exercise of warrants at $6.00 per share. OrbiMed has indicated it may be deemed a director of ours by virtue of nominating a representative — Mr. Sheffery — to serve on our board of directors. OrbiMed has indicated that Samuel Isaly is the beneficial owner of these shares. The address for OrbiMed Advisors LLC and its affiliates is 767 3rd Avenue, 30th Floor, New York, New York 10017.

(2)	Includes 1,600,000 shares (800,000 shares held by Radius Venture Partners II, L.P., 103,766 shares held by Radius Venture Partners III, L.P., and 696,234 shares held by Radius Venture Partners III QP, L.P.) of common stock. Also includes 800,000 shares (400,000 shares held by Radius Venture Partners II, L.P., 51,883 shares held by Radius Venture Partners III, L.P., and 348,117 shares held by Radius Venture Partners III QP, L.P.) of common stock issuable upon the exercise of warrants at $6.00 per share. Additionally, each of Daniel C. Lubin, Jordan S. Davis, Radius Venture Partners II, LLC and Radius Venture Partners III, LLC disclaim beneficial ownership of the shares held by Radius Venture Partners II, L.P., Radius Venture Partners III, L.P. and Radius Venture Partners III QP, L.P., but Jordan S. Davis reports that he has sole voting and dispositive power with respect to 75,000 shares pursuant to an option. The address for Radius Venture Partners II, L.P. and its affiliates is 400 Madison Avenue, 8th Floor, New York, New York 10017.

(3)	Represents shares received upon the conversion of subordinated convertible promissory notes upon the closing of the June offering. The address for Angiotech Pharmaceuticals, Inc. is 1618 Station Street, Vancouver, British Columbia, Canada V6A 1B6.

(4)	Includes 1,200,000 shares (1,178,880 shares held by RA Capital Biotech Fund, LP and 21,120 shares held by RA Capital Biotech Fund II, LP) of common stock. Also includes 300,000 shares (294,720 shares held by RA Capital Biotech Fund, LP and 5,280 shares held by RA Capital Biotech Fund II, LP) of common stock issuable upon the exercise of warrants at $6.00 per share. RA Capital has indicated that Peter Kolchinsky and Richard Aldrich are the beneficial owners of these shares. The address for RA Capital Biotech Fund, LP and its affiliates is 111 Huntington Avenue, Suite 610, Boston, Massachusetts 02199.

(5)	Includes 1,200,000 shares (319,950 shares held by Accipiter Life Sciences Fund (Offshore), Ltd., 318,500 shares held by Accipiter Life Sciences Fund, L.P., 271,450 shares held by Accipiter Life Sciences Fund II (Offshore), Ltd., 157,750 shares held by Accipiter Life Sciences Fund II (QP), L.P., and 132,350 shares held by Accipiter Life Sciences Fund II, L.P.) of common stock. Also includes 300,000 shares (79,988 shares held by Accipiter Life Sciences Fund (Offshore), Ltd., 79,625 shares held by Accipiter Life Sciences Fund, L.P., 67,863 shares held by Accipiter Life Sciences Fund II (Offshore), Ltd., 39,437 shares held by Accipiter Life Sciences Fund II (QP), L.P., and 33,087 shares held by Accipiter Life Sciences Fund II, L.P.) of common stock issuable upon the exercise of warrants at $6.00 per share. Additionally, Cadens Capital, LLC reports that it shares voting and dispositive power with respect to 760,749 of such 1,500,000 shares, Accipiter Capital Management, LLC reports that it shares voting and dispositive power with respect to 739,251 of such 1,500,000 shares, and Gabe Hoffman reports that he shares voting and dispositive power with respect to all such 1,500,000 shares. The address for Accipiter Capital Management LLC and its affiliates is 399 Park Avenue, 38th Floor, New York, New York 10022.

(6)	Includes 800,000 shares (472,000 shares held by H&Q Healthcare Investors and 328,000 shares held by H&Q Life Sciences Investors) of common stock. Also includes 200,000 shares (118,000 shares held by H&Q Healthcare Investors and 82,000 shares held by H&Q Life Sciences Investors) of common stock issuable upon the exercise of warrants at $6.00 per share. Hambrecht & Quist has indicated that Daniel R. Olmstead is the beneficial owner of these shares. The address for Hambrecht & Quist Capital Management LLC and its affiliates is 30 Roews Wharf, Boston, Massachusetts 02110.

(7)	Includes 41,299 shares (537 of which are held in trust for his children) of common stock issued upon exchange of the Athersys shares of capital stock upon consummation of the merger. Also includes 21,271 shares of common stock issued upon conversion of a secured subordinated convertible promissory note and the exercise of a related warrant for 39,999 shares of common stock at $0.01 per share. Also includes warrants to purchase 5,318 shares of common stock at $6.00 per share that were issued upon the conversion of the note. Also includes vested options of 285,000 granted with an exercise price of $5.00.

(8)	Includes 24,539 shares of common stock issued upon exchange of the Athersys shares of capital stock upon consummation of the merger. Also includes 21,271 shares of common stock issued upon conversion of a secured subordinated convertible promissory note and the exercise of a related warrant for

39,999 shares of common stock at $0.01 per share. Also includes warrants to purchase 5,318 shares of common stock at $6.00 per share that were issued upon the conversion of the note. Also includes vested options of 280,000 granted with an exercise price of $5.00.

(9)	Includes 182,292 shares (175,004 shares held by Primus Capital Fund IV Limited Partnership and 7,288 shares held by Primus Executive Fund Limited Partnership) of common stock issued upon exchange of the Athersys shares of capital stock upon consummation of the merger. Also includes 106,356 (102,102 shares held by Primus Capital Fund IV Limited Partnership and 4,245 shares held by Primus Executive Fund Limited Partnership) shares of Common issued upon conversion of a secured subordinated convertible promissory note and the exercise of a related warrant for 199,998 shares (191,999 shares held by Primus Capital Fund IV Limited Partnership and 7,999 shares held by Primus Executive Fund Limited Partnership) of common stock at $0.01 per share. Also includes warrants to purchase 26,589 shares (25,526 shares held by Primus Capital Fund IV Limited Partnership and 1,063 shares held by Primus Executive Fund Limited Partnership) of common stock at $6.00 per share that were issued upon the conversion of the note. Mr. Mulligan is a limited partner of the General Partner of Primus Venture Partners, L.P. and disclaims beneficial ownership of the reported securities except to the extent of his pecuniary interest therein. Mr. Mulligan was appointed to our board of directors in June 2007 (formerly on Athersys board since 1998).

(10)	Includes 1,600,000 shares (800,000 shares held by Radius Venture Partners II, L.P., 103,766 shares held by Radius Venture Partners III, L.P., and 696,234 shares held by Radius Venture Partners III QP, L.P.) of common stock. Also includes 800,000 shares (400,000 shares held by Radius Venture Partners II, L.P., 51,883 shares held by Radius Venture Partners III, L.P., and 348,117 shares held by Radius Venture Partners III QP, L.P.) of common stock issuable upon the exercise of warrants at $6.00 per share. Also includes 10,000 shares of common stock purchased by Dr. Milne in this June offering, and related warrants to purchase 5,000 shares of common stock at $6.00 per share. Dr. Milne is a venture partner of Radius Ventures, LLC and disclaims beneficial ownership of the reported securities except to the extent of his pecuniary interest therein. Dr. Milne was appointed to our board of directors in June 2007 (formerly on Athersys board since 2003). The address for Dr. Milne is c/o Athersys, Inc., 3201 Carnegie Avenue, Cleveland, Ohio 44115.

(11)	Includes 1,600,000 shares (800,000 shares held by Radius Venture Partners II, L.P., 103,766 shares held by Radius Venture Partners III, L.P., and 696,234 shares held by Radius Venture Partners III QP, L.P.) of common stock. Also includes 800,000 shares (400,000 shares held by Radius Venture Partners II, L.P., 51,883 shares held by Radius Venture Partners III, L.P., and 348,117 shares held by Radius Venture Partners III QP, L.P.) of common stock issuable upon the exercise of warrants at $6.00 per share. Mr. Davis is a managing member of the General Partner of each of Radius Venture Partners II, L.P., Radius Venture Partners III, L.P. and Radius Venture Partners III QP, L.P., and disclaims beneficial ownership of the reported securities except to the extent of his pecuniary interest therein. Mr. Davis was appointed to our board of directors in June 2007. The address for Mr. Davis is Radius Ventures, LLC, 400 Madison Avenue, 8th Floor, New York, New York 10017.

(12)	Includes 3,000,000 shares (2,971,698 shares held by Caduceus Private Investment III, L.P. and 28,302 shares held by OrbiMed Associates III, L.P.) of common stock. Also includes 750,000 shares (742,925 shares held by Caduceus Private Investment III, L.P. and 7,076 shares held by OrbiMed Associates III, L.P.) of common stock issuable upon the exercise of warrants at $6.00 per share. Mr. Sheffery is a partner of OrbiMed Advisors LLC and disclaims beneficial ownership of the reported securities except to the extent of his pecuniary interest therein. Mr. Sheffery was appointed to our board of directors in June 2007. The address for Mr. Sheffery is 767 Third Avenue, 30th Floor, New York, New York 10017.

(13)	Includes 1,600,000 shares (800,000 shares held by Radius Venture Partners II, L.P., 103,766 shares held by Radius Venture Partners III, L.P., and 696,234 shares held by Radius Venture Partners III QP, L.P.) of common stock. Also includes 800,000 shares (400,000 shares held by Radius Venture Partners II, L.P., 51,883 shares held by Radius Venture Partners III, L.P., and 348,117 shares held by Radius Venture Partners III QP, L.P.) of common stock issuable upon the exercise of warrants at $6.00 per share. Dr. Loop is venture partner of Radius Ventures, LLC and disclaims beneficial ownership of the reported securities except to the extent of his pecuniary interest therein. Dr. Loop was appointed to our board of directors in

June 2007. The address for Dr. Loop is c/o Athersys, Inc., 3201 Carnegie Avenue, Cleveland, Ohio 44115.

(14)	Includes 5,000 shares of common stock purchased by Mr. Lehmann in the June offering, and related warrants to purchase 1,250 shares of common stock at $6.00 per share. Also includes vested options of 160,000 granted with an exercise price of $5.00.

(15)	Dr. Brunden resigned on July 31, 2007.

(16)	Includes vested options of 96,000 granted with an exercise price of $5.00.

(17)	Includes 1,064 shares of common stock issued upon conversion of a secured subordinated convertible promissory note and the exercise of a related warrant for 1,999 shares of common stock at $0.01 per share. Also includes warrants to purchase 266 shares of common stock at $6.00 per share that were issued upon the conversion of the note. Also includes vested options of 80,000 granted with an exercise price of $5.00.

(18)	Mr. Halter resigned as our President, Chief Executive Officer, Chief Financial Officer and Director, effective June 8, 2007, in connection with the merger. Mr. Halter is an officer and member of Halter Financial Investments GP, LLC, a Texas limited liability company, which is the sole general partner of Halter Financial Investments, L.P., a Texas limited partnership, or HFI, controlled by Mr. Halter. HFI owns the shares disclosed for Mr. Halter in this table, and Mr. Halter may be deemed to be a beneficial owner of the shares held of record by HFI.

DESCRIPTION OF CAPITAL STOCK

Common Stock

Holders of shares of common stock will be entitled to receive dividends if and when declared by the board of directors from funds legally available therefor, and upon liquidation, dissolution or winding-up of our company will be entitled to share ratably in all assets remaining after payment of liabilities. The holders of shares of common stock will not have any preemptive rights, but will be entitled to one vote for each share of common stock held of record. Stockholders will not have the right to cumulate their votes for the election of directors. The shares of common stock offered hereby, when issued, will be fully paid and nonassessable.

Preferred Stock

Our board of directors is authorized, without action by our stockholders, to designate and issue up to 10,000,000 shares of preferred stock, par value $0.001 per share, in one or more series. The board of directors can fix the rights, preferences and privileges of the shares of each series and any of its qualifications, limitations or restrictions. Our board of directors may authorize the issuance of preferred stock with voting or conversion rights that could adversely affect the voting power or other rights of the holders of common stock. The issuance of preferred stock, while providing flexibility in connection with possible future financings, acquisitions and other corporate purposes could, under certain circumstances, have the effect of delaying, deferring or preventing a change in control of us and could adversely affect the market price of our common stock. We do not have any shares of preferred stock outstanding, and we have no current plans to issue any preferred stock.

Warrants

As of the closing of the June offering, we issued warrants to investors to acquire 3,750,000 shares of common stock, warrants to the placement agents to acquire 1,093,525 shares of common stock, warrants to the former holders of Athersys’ 10% secured convertible promissory notes to acquire 132,945 shares of common stock, and warrants to our senior secured lenders to acquire 149,026 shares of common stock, as further described below, for an aggregate of 5,125,496 shares of common stock underlying such warrants.

Investor Warrants

The warrants issued to investors have a cash exercise price of $6.00 per share and a term of five years from the closing date of the June offering. Additionally, if at any time after the one-year anniversary of the issuance of the warrants there is no effective “resale” registration statement for the common stock issuable upon exercise of the warrants, then the warrants provide for cashless exercise. The shares of common stock issuable upon exercise of the warrants will be afforded the same registration rights as all other shares of common stock sold in the June offering and are included in the shares of common stock offered by this prospectus.

Placement Agent Warrants

The warrants issued to the placement agents have a cash or cashless exercise price of $6.00 per share and a term of five years from the closing date of the June offering. The shares of common stock issuable upon exercise of the placement agents’ warrants will be afforded the same registration rights as all other shares of common stock sold in the June offering and are included in the shares of common stock offered by this prospectus.

Lead Investor Warrants

The warrants issued to the lead investor, Radius, have a cash or cashless exercise price of $6.00 per share and a term of five years from the closing date of the June offering. The shares of common stock issuable upon exercise of the Radius warrants will be afforded the same registration rights as all other shares of common stock sold in the June offering and are included in the shares of common stock offered by this prospectus.

10% Secured Convertible Promissory Note Warrants

The warrants issued to the former holders of Athersys’ 10% secured convertible promissory notes have a cash exercise price of $6.00 per share and a term of five years from the closing date of the June offering. Additionally, if at any time after the one-year anniversary of the issuance of the noteholder warrants there is no effective “resale” registration statement for the common stock issuable upon exercise of the noteholder warrants, then the noteholder warrants will provide for cashless exercise. The shares of common stock issuable upon exercise of the noteholder warrants will be afforded the same registration rights as all other shares of common stock sold in the June offering and are included in the shares of common stock offered by this prospectus.

Lender Warrants

The warrants issued to the lenders under Athersys’ Senior Loan Agreement have a cash or cashless exercise price of $5.00 per share and a term of seven years from the closing date of the June offering.

Registration Rights

Prior to the merger, Athersys entered into a registration rights agreement that provided demand and “piggyback” registration rights to some of its stockholders, which rights are described below. As a condition to the closing of the June offering, the holders: waived their demand rights until 180 days after the effective date of the “resale” registration statement; and waived their “piggyback” rights in connection with the filing of the “resale” registration statement.

“Piggyback” Rights

Former holders of shares of Athersys capital stock that now own 3,256,847 shares of common stock are entitled to “piggyback” registration rights. If we propose to register any of our securities, we will be obligated to provide to these holders notice of the registration and include, at our expense, their shares of common stock in the registration, subject to certain limitations.

Demand Rights

Long-Form

Certain former holders of shares of Athersys capital stock that hold shares of common stock have the right to require us to file a long-form registration statement under the Securities Act with respect to shares of common stock owned by them. We will be required to use our reasonable best efforts to effect the requested registration.

Short-Form

Certain former holders of shares of Athersys capital stock that hold shares of common stock have the right to require us to file a short-form registration statement under the Securities Act with respect to shares of common stock owned by them, and we will be required to use our reasonable best efforts to effect the requested registration; provided, that the reasonably anticipated price to the public for those shares requested to be registered would have equal or exceed $500,000.

All of these registration rights are subject to various conditions and limitations, among them our right to limit the number of shares included in a registration and our right to not effect a requested registration (1) within 180 days after the effective date of an initial public offering, (2) within 90 days after the effective date of a previous registration on a Form S-1 or (3) within 90 days after the effective date of a registration that included all shares requested by holders of registrable shares. We will bear all of the expenses incurred in connection with all exercises of these registration rights excluding discounts and commissions.

Delaware Anti-Takeover Law

We are subject to Section 203 of the General Corporation Law of the State of Delaware, or DGCL. Section 203 generally prohibits a public Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a period of three years after the date of the transaction in which the person became an interested stockholder, unless:

•	prior to the date of the transaction, the board of directors of the corporation approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder;

•	the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares outstanding (1) shares owned by persons who are directors and also officers and (2) shares owned by employee stock plans in which employee participants do not have the right to determine whether shares held subject to the plan will be tendered in a tender or exchange offer; or

•	on or subsequent to the date of the transaction, the business combination is approved by the board and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock that is not owned by the interested stockholder.

Section 203 defines a business combination to include:

•	any merger or consolidation involving the corporation and the interested stockholder;

•	any sale, transfer, pledge or other disposition involving the interested stockholder of 10% or more of the assets of the corporation;

•	subject to exceptions, any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder; and

•	the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation.

In general, Section 203 defines an interested stockholder as any entity or person beneficially owning 15% or more of the outstanding voting stock of the corporation and any entity or person affiliated with or controlling or controlled by the entity or person.

Transfer Agent And Registrar

We have appointed National City Bank as the transfer agent and registrar for our common stock.

Listing

Our common stock is currently quoted on the OTC Bulletin Board under the symbol “BVIC.” We will apply to have our common stock listed for quotation on the Nasdaq Capital Market under the symbol “ATHX.”

SHARES ELIGIBLE FOR FUTURE SALE

As of August 21, 2007, we have 18,927,988 shares of common stock issued and outstanding. Additionally, 5,125,496 shares of common stock are subject to outstanding warrants to purchase our common stock. Of these warrant shares, 4,976,470 are subject to five-year warrants to purchase shares of common stock with an exercise price of $6.00 per share, and 149,026 are subject to seven-year warrants with an exercise price of $5.00 per share.

Future sales of substantial amounts of our common stock in the public market could cause our prevailing market prices to decline. A large number of our shares of common stock outstanding will not be available for sale shortly after this offering because of contractual and legal restrictions on resale as described below. Sales of substantial amounts of our common stock in the public market after these restrictions lapse could depress our prevailing market price and limit our ability to raise equity capital in the future.

Of the 18,927,988 shares of common stock that we had issued and outstanding, 299,622 shares of common stock will be freely tradeable without further restriction or further registration under the Securities Act. The remaining 18,628,366 shares are deemed to be “restricted securities” as that term is defined under Rule 144 promulgated under the Securities Act. This includes 13,531,781 shares that are being registered under this registration statement, all of which, unless purchased by our “affiliates,” as that term is defined in Rule 144 under the Securities Act or subject to lockup agreements, may be resold in the public market immediately. We also are registering under this registration statement for reserve by the selling security holders 4,976,470 shares issuable upon the exercise of warrants.

Lock-Up Agreements

Our officers and directors and substantially all of our employees and the former Athersys stockholders that own greater than 1% of the issued and outstanding common stock after consummation of the merger and the June offering have agreed not to transfer or dispose of, directly or indirectly, any shares of our common stock, excluding shares being registered pursuant to the registration statement of which this prospectus forms a part, or any securities convertible into or exercisable or exchangeable for shares of our common stock for a period of 180 days after the date the registration statement of which this prospectus is a part is declared effective. Transfers or dispositions can be made sooner with the prior written consent of Cowen and Company, LLC and National Securities Corporation.

Rule 144

In general, under Rule 144, beginning 90 days after the date of this prospectus, a person who has beneficially owned shares of our common stock for at least one year would be entitled to sell within any three-month period a number of shares that does not exceed the greater of:

•	189,279 shares immediately after this offering; or

•	the average weekly trading volume of the common stock on the OTC Bulletin Board during the four calendar weeks preceding the filing of a notice on Form 144 with respect to the sale.

Sales under Rule 144 must comply with manner of sale provisions and notice requirements, and information about us must be publicly available.

Rule 144(k)

Under Rule 144(k), a person who has not been one of our affiliates at any time during the 90 days preceding a sale, and who has beneficially owned the shares proposed to be sold for at least two years, is entitled to sell those shares without complying with the manner of sale, public information, volume limitation or notice provisions of Rule 144. Therefore, unless otherwise restricted, 144(k) shares may be sold immediately upon the completion of this offering.

We are unable to estimate the number of shares that will be sold under Rules 144 and 144(k) because the number will depend on the market price for the common stock, the personal circumstances of the sellers and other factors.

Stock Options

We intend to file a registration statement on Form S-8 under the Securities Act covering, among other things, shares of common stock to be issued options pursuant to granted under our stock option plans. Based on the number of shares covered by outstanding options and reserved for issuance under our stock plans as of June 8, 2007, the registration statement would cover approximately 4,500,000 shares. The registration statement will become effective upon filing. Accordingly, shares registered under the registration statement on Form S-8 will be available for sale in the open market immediately thereafter, after complying with Rule 144 volume limitations applicable to affiliates and with applicable 180-day lock-up agreements.

SELLING STOCKHOLDERS

The following table sets forth certain information concerning the resale of the shares of our common stock by the selling stockholders as of August 21, 2007. Unless otherwise described below, to our knowledge, no selling stockholder nor any of their affiliates has held any position or office with, been employed by or otherwise has had any material relationship with us or our affiliates during the three years prior to the date of this prospectus. Unless otherwise described below, the selling stockholders have confirmed to us that they are not broker-dealers or affiliates of a broker-dealer with the meaning of Rule 405 of the Securities Act.

The following table assumes that the selling stockholders will sell all of the shares of our common stock offered by them in this offering. However, the selling stockholders may offer all or some portion of our shares of common stock or any shares of common stock issuable upon exercise of outstanding warrants held by them. Accordingly, no estimate can be given as to the amount or percentage of our common stock that will be held by the selling stockholders upon termination of sales pursuant to this prospectus. In addition, the selling stockholders identified below may have sold, transferred or disposed of all or a portion of their shares since the date on which they provided the information regarding their holdings in transactions exempt from the registration requirements of the Securities Act. The term “selling stockholder” includes the stockholders listed below and their respective transferees, assignees, pledges, donees and other successors.

We will bear all costs, expenses and fees in connection with the registration of shares of our common stock to be sold by the selling stockholders. The selling stockholders will bear all commissions and discounts, if any, attributable to their respective sales of shares.

As of August 21, 2007, there were 18,927,988 shares of our common stock outstanding. Unless otherwise indicated, the selling stockholders have the sole power to direct the voting and investment over shares owned by them.

				Shares of Common Stock Beneficially Owned
	Shares of Common Stock Beneficially			After the Offering
	Owned Prior to the Offering			Number of
	Number of			Shares
	Shares		Number of	Beneficially
	Beneficially	Percent of	Shares Being	Owned	Percent of
Selling Stockholder	Owned(1)	Class	Offered(2)	(1)(2)	Class

Caduceus Private Investment III, L.P. (3)	3,714,623	18.88%	3,714,623	0	*
767 3rd Avenue, 30th Floor
New York, NY 10017

RA Capital Biotech Fund, LP (4)	1,473,600	7.67%	1,473,600	0	*
111 Huntington Avenue, Suite 610
Boston, MA 02199

Radius Venture Partners II, L.P. (5)	1,200,000	6.21%	1,200,000	0	*
400 Madison Avenue, 8th Floor
New York, NY 10017
Attn: Jordan Davis

Radius Venture Partners III QP, L.P. (6)	1,044,351	5.42%	1,044,351	0	*
400 Madison Avenue, 8th Floor
New York, NY 10017
Attn: Jordan Davis

H&Q Healthcare Investors (7)	590,000	3.10%	590,000	0	*
c/o Hambrecht & Quist Capital Management LLC
30 Rowes Wharf, Suite 430
Boston, MA 02110

Sigma Capital Corp. (8)	567,500	2.97%	567,500	0	*
Residencial Acropolis
Calle Jaboncillo, de Aptos Terranova 600 Mts. S.O
Escazu, Costa Rica

National Securities Corporation (9)	235,242	2.81%	235,242	0	*
875 Michigan Avenue Suite 1560
Chicago, IL 60611

				Shares of Common Stock Beneficially Owned
	Shares of Common Stock Beneficially			After the Offering
	Owned Prior to the Offering			Number of
	Number of			Shares
	Shares		Number of	Beneficially
	Beneficially	Percent of	Shares Being	Owned	Percent of
Selling Stockholder	Owned(1)	Class	Offered(2)	(1)(2)	Class

Cowen & Company, LLC (10)	546,762	2.81%	546,762	0	*
1221 Avenue of the Americas 6th Floor
New York, NY 10020

SF Capital Partners Ltd. (11)	500,000	2.63%	500,000	0	*
c/o Stark Offshore Management, LLC
3600 South Lake Drive
St. Francis, WI 53235

Highbridge International LLC (12)	500,000	2.63%	500,000	0	*
c/o Highbridge Capital Management
9 West 57th Street, 27th Floor
New York, NY 10019

Capital Ventures International (13)	500,000	2.63%	500,000	0	*
c/o Heights Capital Management
101 California Street, Suite 3250
San Francisco, CA 94111

Primus Capital Fund IV, LP (14)	494,631	2.61%	127,628	367,003	1.94%
Attn: William Mulligan
5900 Landerbrook Drive #200
Mayfield Hts, OH 44124

MPM Bioequities Master Fund L.P. (15)	493,625	2.59%	493,625	0	*
601 Gateway Blvd., Suite 350
South San Francisco, CA 94080

A.M. Pappas Life Science Ventures III, LP (16)	423,660	2.23%	423,660	0	*
c/o Pappas Ventures
2520 Meridian Parkway
Durham, NC 27713

H&Q Life Science Investors (17)	410,000	2.16%	410,000	0	*
c/o Hambrecht & Quist Capital Management LLC
30 Rowes Wharf, Suite 430
Boston, MA 02110

Accipiter Life Sciences Fund (Offshore), Ltd. (18)	399,938	2.10%	399,938	0	*
c/o Accipiter Capital Management, LLC
399 Park Avenue, 38th Floor
New York, NY 10022

Accipiter Life Sciences Fund, L.P. (19)	398,125	2.09%	398,125	0	*
c/o Accipiter Capital Management, LLC
399 Park Avenue, 38th Floor
New York, NY 10022

Gil Van Bokkelen (20)	392,887	2.04%	26,589	366,298	1.91%
c/o Athersys, Inc.
3201 Carnegie Avenue
Cleveland, OH 44115-2634

John Harrington (21)	371,127	1.93%	26,589	344,538	1.79%
c/o Athersys, Inc.
3201 Carnegie Avenue
Cleveland, OH 44115-2634

Frantz Medical Ventures Fund I, LP (22)	357,944	1.89%	157,945	199,999	1.05%
7740 Metric Drive
Mentor, OH 44060

				Shares of Common Stock Beneficially Owned
	Shares of Common Stock Beneficially			After the Offering
	Owned Prior to the Offering			Number of
	Number of			Shares
	Shares		Number of	Beneficially
	Beneficially	Percent of	Shares Being	Owned	Percent of
Selling Stockholder	Owned(1)	Class	Offered(2)	(1)(2)	Class

Accipiter Life Sciences Fund II (Offshore), Ltd. (23)	339,313	1.79%	339,313	0	*
c/o Accipiter Capital Management, LLC
399 Park Avenue, 38th Floor
New York, NY 10022

Blue Chip Capital Fund II LP (24)	297,017	1.57%	47,860	249,157	1.32%
Attn: John McIlwraith
1100 Chiquita Center
250 E. Fifth St.
Cincinnati, OH 45202

West Houle & Laurie Houle (25)	250,000	1.32%	250,000	0	*
11792 Valley Creek Rd
Woodbury, MN 55129

Al Steffes (26)	250,000	1.32%	250,000	0	*
901 Sibley Hwy St.
Paul, MN 55118

Crystal Cascades, L.P. (27)	226,238	1.19%	149,190	77,048	*
1301 Fifth Avenue, Suite 4000
Seattle, WA 98101

Silver Investments Holdings Corp. (28)	213,750	1.13%	213,750	0	*
c/o Inversiones Bahia
P.O. Box 527948
Miami, FL 33152

Venture Lending & Leasing IV, LLC (29)	211,653	1.11%	39,884	171,769	*
Maurice Werdegar, Partner
2010 North First Street, Suite 310
San Jose, CA 95131

Wexford Spectrum Investors LLC (30)	206,250	1.09%	206,250	0	*
c/o Wexford Capital LLC
411 West Putnam Avenue
Greenwich, CT 06830

Passport Global Master Fund SPA, Ltd. (31)	200,000	1.05%	200,000	0	*
c/o Passport Management
30 Hotaling Street, Suite 300
San Francisco, CA 94111

Cornell Capital Partners, L.P. (32)	200,000	1.05%	200,000	0	*
101 Hudson Street, Suite 3700
Jersey City, NJ 07302

Accipiter Life Sciences Fund II (QP), L.P. (33)	197,187	1.04%	197,187	0	*
c/o Accipiter Capital Management, LLC
399 Park Avenue, 38th Floor
New York, NY 10022

Accipiter Life Sciences Fund II, L.P. (34)	165,437	*	165,437	0	*
c/o Accipiter Capital Management, LLC
399 Park Avenue, 38th Floor
New York, NY 10022

Radius Venture Partners III, L.P. (35)	155,649	*	155,649	0	*
400 Madison Avenue, 8th Floor
New York, NY 10017
Attn: Jordan Davis

Cranshire Capital, L.P. (36)	98,750	*	98,750	0	*
3100 Dundee Road, Suite 703
Northbrook, IL 60062

				Shares of Common Stock Beneficially Owned
	Shares of Common Stock Beneficially			After the Offering
	Owned Prior to the Offering			Number of
	Number of			Shares
	Shares		Number of	Beneficially
	Beneficially	Percent of	Shares Being	Owned	Percent of
Selling Stockholder	Owned(1)	Class	Offered(2)	(1)(2)	Class

HSMR Capital Partners (QP), L.P. (37)	88,750	*	88,750	0	*
20 Dayton Avenue
Greenwich, CT 06830

Craig R. Whited (38)	87,500	*	87,500	0	*
31145 Palos Verdes Rancho
Palos Verdes, CA

Kevin O’Connell (39)	108,953	*	56,906	52,047	*
P.O. Box 1541
Litchfield Park, AL 85340

Sio Partners, LP (40)	50,000	*	50,000	0	*
757 Third Avenue 20th floor
New York, NY 10017
LBJ 8001 LP (41)	50,000	*	50,000	0	*
306 Cimarron Trail
Irving, TX 75063

Bristol Investment Fund, Ltd. (42)	50,000	*	50,000	0	*
c/o Bristol Capital Advisors, LLC
10990 Wilshire Blvd., Suite 1410
Los Angeles, CA 90024
Attn: Amy Wang

Arthur G. Caputo (43)	50,000	*	50,000	0	*
100 Hartford Ave. West
West Mendon, MA 01756

UBS O’Connor LLC FBO O’Connor
Global Multi-Strategy Alpha Master Limited (44)	163,951	*	49,190	114,761	*
Attn: Raymond Yee 1 N. Wacker Drive 32 Floor
Chicago, IL 60606

Chestnut Ridge Partners, LP (45)	47,500	*	47,500	0	*
50 Tile Blvd.
Woodcliff Lake, NJ 07677
Attn: Kenneth Holz, CEO

Camber Capital Fund, L.P. (46)	46,250	*	46,250	0	*
575 Boylston Street, 4th Floor
Boston, MA 02116

RHP Master Fund, Ltd. (47)	43,750	*	43,750	0	*
c/o Rock Hill Investment Management, L.P.
Three Bala Plaza-East, Suite 585
Bala Cynwyd, PA 19004
Attn: Keith Marlowe

Mike Kooyman (48)	37,500	*	37,500	0	*
1875 Saragossa St.
Pomona, CA 91768

Manzoor Hasan (49)	37,500	*	37,500	0	*
1120 Nasa Parkway Ste. 205
Houston, TX 77058

OrbiMed Associates III, L.P. (50)	35,377	*	35,377	0	*
767 3rd Avenue, 30th Floor
New York, NY 10017

Cogene Biotech Ventures LP (51)	135,987	*	26,589	109,398	*
Attn: Robert Dussler
4400 Post Oak Parkway Suite 1400
Houston, TX 77027

				Shares of Common Stock Beneficially Owned
	Shares of Common Stock Beneficially			After the Offering
	Owned Prior to the Offering			Number of
	Number of			Shares
	Shares		Number of	Beneficially
	Beneficially	Percent of	Shares Being	Owned	Percent of
Selling Stockholder	Owned(1)	Class	Offered(2)	(1)(2)	Class

Ohio Innovation Fund I LP (52)	107,079	*	26,589	80,490	*
Attn: Tim Biro
234 Bersham Drive
Hudson, OH 44236

RA Capital Biotech Fund II, LP (53)	26,400	*	26,400	0	*
111 Huntington Avenue, Suite 610
Boston, MA 02199

PV III CEO Fund, LP (54)	26,340	*	26,340	0	*
c/o Pappas Ventures
2520 Meridian Parkway
Durham, NC 27713

Steve Huffman (55)	25,000	*	25,000	0	*
1162 East Sonterra Blvd. Ste. 210
San Antonio, TX 78258

Robert A. Koch (56)	25,000	*	25,000	0	*
28665 Faith Ct
Cannon Falls, MN 55009

Paul Yurfest (57)	25,000	*	25,000	0	*
1218 W. Paces Ferry Road
Atlanta, GA 30327

Paul Duncan (58)	25,000	*	25,000	0	*
15410 Catalpo Cove Ln.
Ft. Myers, FL 33908

Meythaler Investment Partners, LC (59)	25,000	*	25,000	0	*
399 Wahackme Road
New Canaan, CT 06840

Mark Peeples (60)	25,000	*	25,000	0	*
421 Office Park Drive
Birmingham, AL 35233

Leonard DeOliveira (61)	25,000	*	25,000	0	*
10 Chippewa Ct
Holmdel, NJ 07733

Kathleen Ammann (62)	25,000	*	25,000	0	*
Mount Kenya Game Ranch
437 Nanyulei 10-400, Kenya

John Anthony DeRungs (63)	25,000	*	25,000	0	*
37-21st St.
Newport, MN 55055

Goldberg & Associates (64)	25,000	*	25,000	0	*
777 Larkfiel Road
Commack, NY 11725

Gary W. Sargent (65)	25,000	*	25,000	0	*
7100 Lakes End Ct
Mansfield, TX 76063

Garry Ard (66)	25,000	*	25,000	0	*
120 Office Park Dr., Ste 200
Birmingham, AL 35223

Barry and Lisa Bergman, JTWROS (67)	25,000	*	25,000	0	*
1111 Park Avenue, Apt. 11A
New York, NY10128

				Shares of Common Stock Beneficially Owned
	Shares of Common Stock Beneficially			After the Offering
	Owned Prior to the Offering			Number of
	Number of			Shares
	Shares		Number of	Beneficially
	Beneficially	Percent of	Shares Being	Owned	Percent of
Selling Stockholder	Owned(1)	Class	Offered(2)	(1)(2)	Class

Anthony W. McCarthy (68)	25,000	*	25,000	0	*
195 Bleakhouse Rd
Howick, Ruckland, New Zealand

Louis Joseph Knauff & Carolyn Hope Knauff (69)	18,750	*	18,750	0	*
604 Grange Rd. Hudson, WI 54016

Jennifer R. Hohneke & West Thomas Houle (70)	18,750	*	18,750	0	*
436 New Century Dr.
Hudson, WI 54016

David Coates (71)	18,750	*	18,750	0	*
Cilag Gmbh Int’l Landis and gyrstrassel
Zug, 6300 Switzerland

George M. Milne, Jr. (72)	15,000	*	15,000	0	*
30 Bishops Bay Drive
Niantic, CT 06357

Dilip J. Mehta (73)	15,000	*	15,000	0	*
870 United Nations Plaza
New York, NY 10017

Biakum Trading Inc. (74)	15,000	*	15,000	0	*
Edificio Global Bank Piso 16
officina D Via Gral Nioanor A
De Obarrion, Caslle 5o
Panama, Republic of de Panama

Costella Kirsch IV, LP (75)	70,550	*	13,295	57,255	*
Bill Kirsch, Managing Director
873 Santa Cruz Avenue, Suite 207
Menlo Park, CA 94025

Judson C. Martin (76)	33,294	*	13,295	19,999	*
1226 Meadowlark Drive
Scottsbluff, AZ 69361

Yadon Arad Sep IRA (77)	12,500	*	12,500	0	*
228 Mountain View Aveune
Mountain View, CA 55009

William F. Herbes (78)	12,500	*	12,500	0	*
39 Highcrest Dr.
Sparta, NJ 07871

Tom Coehlo (79)	12,500	*	12,500	0	*
9 Gilbert Hill
Smiths FL, Bermuda

Tom & Molly Hicks (80)	12,500	*	12,500	0	*
3018 Corunna Rd
Flint, MI 48503

Timothy J. Smidt (81)	12,500	*	12,500	0	*
1393 W. Jarrettsville Road
Forest Hill, MD 21050

Thomas P. Darmstadter (82)	12,500	*	12,500	0	*
2712 S. Medford Drive
Lufkin, TX 75915

Theodore R. Reviglio (83)	12,500	*	12,500	0	*
950 S. Rock Blvd.
Sparks, NY 89431

				Shares of Common Stock Beneficially Owned
	Shares of Common Stock Beneficially			After the Offering
	Owned Prior to the Offering			Number of
	Number of			Shares
	Shares		Number of	Beneficially
	Beneficially	Percent of	Shares Being	Owned	Percent of
Selling Stockholder	Owned(1)	Class	Offered(2)	(1)(2)	Class

Steven J. & Sherri L. Glock (84)	12,500	*	12,500	0	*
2718 Fallsbrooke Manor Dr.
Fallston, MD 21047

Roger J. Wall & M. Jenai Sullivan Wall (85)	12,500	*	12,500	0	*
4360 Kahala Avenue
Honolulu, HI 96816

Rocco Fuschetto (86)	12,500	*	12,500	0	*
1988 Rt. 22
Scotch Plain, NY 07076

Richard H. Kantor (87)	12,500	*	12,500	0	*
10649 Deerfield Road
Montgomery, OH 45242

Richard & Kathleen Basch (88)	12,500	*	12,500	0	*
60 Wolfpack Road
Mercerville, NJ 08619

R & F Industries Inc. (89)	12,500	*	12,500	0	*
402 W. Davis
Luling, TX 78648

Maurice & Karen DeVerteuil (90)	12,500	*	12,500	0	*
20 San Pedro Estate
Tortuga, Trinidad and Tobago

Mark J. Ehlert (91)	12,500	*	12,500	0	*
80 W. Paddock Street
Crystal Lake, IL 60014

Mark A. Koerner (92)	12,500	*	12,500	0	*
2060 Dean Dr.
Washington, MI 48094

Magnus Coxner (93)	12,500	*	12,500	0	*
Jakobsdalsg 33
Gothenburg SE-41268, Sweden

Lloyd Schill & Deborah Schill (94)	12,500	*	12,500	0	*
18 Brookwood Ct
Montgomery, TX 77356

Joseph Sensi Jr. (95)	12,500	*	12,500	0	*
20 Galloping Brook Road
Allentown, NJ 08501

Joseph G. Ruppert (96)	12,500	*	12,500	0	*
5265 Winterview Drive
Alexandria, VA 22312

Joseph C. Pillari & Loretta A. Pillari (97)	12,500	*	12,500	0	*
44 Roosevelt St.
Little Ferry, NJ 07643

Joseph A. ManFredo (98)	12,500	*	12,500	0	*
990 Spruce St.
Trenton, NJ 08648

John P. Gangl & Kathleen J. Gangl (99)	12,500	*	12,500	0	*
7605 N. 128th
St. Paul, MN 55110

John Gregory Van Schaack (100)	12,500	*	12,500	0	*
55 Mountain Farm Road
Tuxedo Park, NY 10987

				Shares of Common Stock Beneficially Owned
	Shares of Common Stock Beneficially			After the Offering
	Owned Prior to the Offering			Number of
	Number of			Shares
	Shares		Number of	Beneficially
	Beneficially	Percent of	Shares Being	Owned	Percent of
Selling Stockholder	Owned(1)	Class	Offered(2)	(1)(2)	Class

John Cotter (101)	12,500	*	12,500	0	*
10918 Yukon Ave
Bloomington, MN 55438

Jeff Pengra & Allen Ofstehage (102)	12,500	*	12,500	0	*
558 E. Villaume Ave
South St. Paul, MN 55075

James T. & Linda J. Bego (103)	12,500	*	12,500	0	*
2480 S. Sunland Street
Ridgecrest, CA 93555

Ira & Paula Spodek (104)	12,500	*	12,500	0	*
1220 Ave L
Brooklyn, NY 11230

Gerald Singer (105)	12,500	*	12,500	0	*
119 Kemp Rd
East Greensboro, NC 27410

Fergus Burke (106)	12,500	*	12,500	0	*
Eurovillage co
Al-Khobar 31952 Saudi Arabia

Eldon Marier (107)	12,500	*	12,500	0	*
4660 Barbato Ct
Inver Grove Heights, MN 55077

David T. Gallagher (108)	12,500	*	12,500	0	*
18524 Carpenter Street
Homewood, IL 60430

Daniel I. & Sally E. Waki (109)	12,500	*	12,500	0	*
125 South Wakea Avenue
Kahului, HI 96732

Christian Tonsberg (110)	12,500	*	12,500	0	*
27 Woody Lane
Westport, CT 06880

Charles Lowden (111)	12,500	*	12,500	0	*
11 Woods End Rd
Rumson, NJ 07760

Brian E. Rabune (112)	12,500	*	12,500	0	*
2801 Bristol St.
Costa Mesa, CA

Bobby Sweeney (113)	12,500	*	12,500	0	*
10211 Garden Glen
Missouri, TX 77459

Bill Feniger (114)	12,500	*	12,500	0	*
805 Chicago St.
Toledo, OH 43611

Bartholomew Murphy (115)	12,500	*	12,500	0	*
1355 Valencia Street
San Francisco, CA 94110

Adel Sheshtawy (116)	12,500	*	12,500	0	*
6324 Cunningham Rd
Houston, TX 77041

Adam Tymrakiewicz (117)	12,500	*	12,500	0	*
26052 Colman Drive
Warren, MI 48091

				Shares of Common Stock Beneficially Owned
	Shares of Common Stock Beneficially			After the Offering
	Owned Prior to the Offering			Number of
	Number of			Shares
	Shares		Number of	Beneficially
	Beneficially	Percent of	Shares Being	Owned	Percent of
Selling Stockholder	Owned(1)	Class	Offered(2)	(1)(2)	Class

Stevan Birnbaum Trust (118)	12,000	*	12,000	0	*
17308 Avenida de la Herradura
Pacific Palisades, CA 90272

Gries Sports Enterprises Inc (119)	30,791	*	11,965	18,826	*
1801 East Ninth Street Ste. 1600
Cleveland, OH 44114

NG Company (120)	11,250	*	11,250	0	*
556 Rd. 3212 Block 332
Manama, Bahrain

William N Strawbridge (121)	10,000	*	10,000	0	*
11 Graceful Elm C
The Woodlands, TX 77381

Richard Carver (122)	10,000	*	10,000	0	*
3 West Point, New Hyth Lane
Larkfield, Maidstone England ME206XT

Philip Halpern (123)	10,000	*	10,000	0	*
1375 East 57th Street
Chicago, IL 60637

Nayer Imam (124)	10,000	*	10,000	0	*
6185 Steeplechase Avenue
Roanoke, VA 24018

Matthew Caldwell-Nicholls (125)	10,000	*	10,000	0	*
Boldero Road Bury St.
Edmuns, UK IP327BS

Gary Gengenbach (126)	10,000	*	10,000	0	*
3566 E. 106th St.
Carmel, IN 46033

Chester P. Sadowski IRA (127)	10,000	*	10,000	0	*
6445 Sweet Gum Street
Katy, TX 77493

David Shively (128)	9,250	*	9,250	0	*
116 Westbluff Court
Bakersfield, CA 93305

Richard C. Ernest (129)	7,500	*	7,500	0	*
1365 Wild Rose Lane
Lake Forest, IL 60045

Mayank C. Patel (130)	7,500	*	7,500	0	*
73 Old Dublin Pike Ste. 13C
Doylestown, PA 18901

The Harriet J. Goldberg Declaration of Trust (131)	16,922	*	6,647	10,275	*
PO Box 578
Gates Mills, OH 44040

Richard Heibel, Trustee of the Geraldine Heibel Trust (132)	19,494	*	6,647	12,847	*
128 Golden Gate Point
Sarasota, FL 34236

Drew C. Forhan (133)	20,581	*	6,647	13,934	*
7572 Mannheim Court
Hudson, OH 44236

MPM Bioequities Investors Fund LLC (134)	6,375	*	6,375	0	*
601 Gateway Blvd., Suite 350
South San Francisco, CA 94080

				Shares of Common Stock Beneficially Owned
	Shares of Common Stock Beneficially			After the Offering
	Owned Prior to the Offering			Number of
	Number of			Shares
	Shares		Number of	Beneficially
	Beneficially	Percent of	Shares Being	Owned	Percent of
Selling Stockholder	Owned(1)	Class	Offered(2)	(1)(2)	Class

William Ristvedt (135)	6,250	*	6,250	0	*
4501 Eastwood Rd
Minnetonka, MN 55345

William Campbell (136)	6,250	*	6,250	0	*
5571 Mount Audubon Place
Longmont, CO 80503

William C. Baisley (137)	6,250	*	6,250	0	*
421 Hurst Lane
Dayton, TN 37321

Wayne & Chen Lin (138)	6,250	*	6,250	0	*
13 Merlin Place
Pinebrook, NJ 07058

W.P. Malone Inc. (139)	6,250	*	6,250	0	*
518 Clay St.
Arkadelphia, AR 71923

V. Gopikrishna Reddy (140)	6,250	*	6,250	0	*
2790 Covington Way
Lanett, AL 36863

Thomas R. Bollinger (141)	6,250	*	6,250	0	*
609 S. Chestnut St.
Seymour, IN 47274

Tees & Novelties Inc. (142)	6,250	*	6,250	0	*
102 Passic St.
Garfield, NJ 07026

Steven Yaroch & Rita Yaroch (143)	6,250	*	6,250	0	*
4921 Hogans Lake Place
Annanoale, VA 22003

Stephen Weiss (144)	6,250	*	6,250	0	*
1 Buffalo Ave. Apt. 22
Concord, NC 28025

Sowmini Sriram (145)	6,250	*	6,250	0	*
6579 Jeremiw Dr
San Jose, CA 95127

Robert Jerone (146)	6,250	*	6,250	0	*
408 Abington Place
East Meadow, NY 11554

Robert Deane (147)	6,250	*	6,250	0	*
20 Chestnut Crescent Bridgemant
Corrigaline, Co.
Cork, Ireland

Richard Ward & Jeffrey Ward (148)	6,250	*	6,250	0	*
24 Oak Lane
Montville, NJ 07045

Peter Ohler (149)	6,250	*	6,250	0	*
3109 Lapour Shibakuen
Tokyo, Japan 105-0014

Paradise Wire & Cable Defined Benefit Pension Plan (150)	6,250	*	6,250	0	*
3116 E. Shea Blvd. PMB 191
Phoenix, AZ 85028

				Shares of Common Stock Beneficially Owned
	Shares of Common Stock Beneficially			After the Offering
	Owned Prior to the Offering			Number of
	Number of			Shares
	Shares		Number of	Beneficially
	Beneficially	Percent of	Shares Being	Owned	Percent of
Selling Stockholder	Owned(1)	Class	Offered(2)	(1)(2)	Class

William O. Lehmann, Jr. (151)	166,250	*	6,250	160,000	*
c/o Athersys, Inc.
3201 Carnegie Avenue
Cleveland, OH 44115-2634

Noah Drezner (152)	6,250	*	6,250	0	*
2400 Chestnut St.
Apt. 3205
Movans-Sartoux, France

Nelson Penarreta & Patricia Davila (153)	6,250	*	6,250	0	*
San Jose E 1336y Carlos Arcos Franco
Quito, Ecuador

Neil H. & Karen J. Rolstad (154)	6,250	*	6,250	0	*
4681-160th Lane
NW Andover, MN 55304

Michael Moeller (155)	6,250	*	6,250	0	*
24808 Upper Trail
Carmel, CA 93923

Mark Wiley (156)	6,250	*	6,250	0	*
4155 E. 1650th Rd
Earlville, IL 60518

Mark & Judith Bowers (157)	6,250	*	6,250	0	*
22 Clovergate Circle
The Woodlands, TX 77382

Marc Kadish (158)	6,250	*	6,250	0	*
108 Woodchester Drive
Newton, MA 02467

Khuan K. Phu (159)	6,250	*	6,250	0	*
700 N. San Fernando Rd
Los Angeles, CA 90065

Kathleen Egan-Jerone (160)	6,250	*	6,250	0	*
408 Abington Place
East Meadow, NY 11554

Joseph Q. Gibson (161)	6,250	*	6,250	0	*
16417 China Gulch Dr.
Anderson, CA 96007

John W. & Linda C. Irvine (162)	6,250	*	6,250	0	*
45 Jefferson Dr.
Hudson, OH 44236

John Boulton (163)	6,250	*	6,250	0	*
32 Wayburn Lane
Huckhall Nottingham, N915-6QN, UK

Joel Hirsh (164)	6,250	*	6,250	0	*
308 Ambrey Rd
Wynnewood, PA 19096

Jim Swift (165)	6,250	*	6,250	0	*
420 Mississippi Rvr Blvd.
N. St. Paul, MN 55104

James Hess Inc. ESOP (166)	6,250	*	6,250	0	*
2344 Van Ness Ave. #9
San Francisco, CA 94109

				Shares of Common Stock Beneficially Owned
	Shares of Common Stock Beneficially			After the Offering
	Owned Prior to the Offering			Number of
	Number of			Shares
	Shares		Number of	Beneficially
	Beneficially	Percent of	Shares Being	Owned	Percent of
Selling Stockholder	Owned(1)	Class	Offered(2)	(1)(2)	Class

James H. & Carole A. Deney (167)	6,250	*	6,250	0	*
7106 Agusta Pines Parkway
East Spring, TX 77389

J. Russell LaBarge Jr. Revocable Trust (168)	6,250	*	6,250	0	*
44200 Riverview Ridge
Clinton, MI 48038

Higginbotham Family Trust (169)	6,250	*	6,250	0	*
991 Tulare Street
Pismo Beach, CA 93449

Henry Schwarzbach (170)	6,250	*	6,250	0	*
78 Enterprise Ter
Kingston, RI 02881

Graham A. Wilshier (171)	6,250	*	6,250	0	*
2 Ranforly St.
Otorohanga, New Zealand 2564

Gary B. Kabat (172)	6,250	*	6,250	0	*
23 Hyde Park Road
Beachwood, OH 44122

Frederick Stanley Shenstone (173)	6,250	*	6,250	0	*
8 Currawong Ave
Normanhurst, Australia NSW2076

Elco Securities Ltd. (174)	6,250	*	6,250	0	*
Loyalist Plaza, Don Mackay Blvd.
Marsh Harbor, Abaco, Bahamas

Dilmus R. Richey (175)	6,250	*	6,250	0	*
2361 River Grand Drive
Birmingham, AL 35243

Dennis Weichert (176)	6,250	*	6,250	0	*
97 Manchester St.
Glen Rock, PA 17327

David W. Drezner (177)	6,250	*	6,250	0	*
60 Sutton Place South, Apt
9K- North
New York, NY 10022

David E. Anglemeyer (178)	6,250	*	6,250	0	*
35253 HWY 64
Gilmen, WI 54433

Cyber Calling Inc. (179)	6,250	*	6,250	0	*
5600 Mowry School Rd
Newark, CA 94560

Clay Gibson (180)	6,250	*	6,250	0	*
1248 South River Oaks
Blackshear, GA 31516

Charles P. Nicholson (181)	6,250	*	6,250	0	*
60 Pine Place
Norris, TN 37828

Casey C. Christofferson (182)	6,250	*	6,250	0	*
2070 Regal Oaks Court
Beloit, WI 53511

				Shares of Common Stock Beneficially Owned
	Shares of Common Stock Beneficially			After the Offering
	Owned Prior to the Offering			Number of
	Number of			Shares
	Shares		Number of	Beneficially
	Beneficially	Percent of	Shares Being	Owned	Percent of
Selling Stockholder	Owned(1)	Class	Offered(2)	(1)(2)	Class

Bernie & Rita’s Limited Partnership (183)	6,250	*	6,250	0	*
232 Oceanic Avenue
Lauderdale by the Sea, FL 33308

Ata Rahman (184)	6,250	*	6,250	0	*
133 Davis Bridge Road
Bernville, PA 19506

Antonius Dekonink (185)	6,250	*	6,250	0	*
16 Cranberry Drive
Cream Ridge, NJ 08514

Alan M. Johnson III & Marta I. Johnson (186)	6,250	*	6,250	0	*
10712 Burbank Dr.
Potomac, MD 20854

Alan Kushner (187)	6,250	*	6,250	0	*
14-08 209 St.
Bayside, NY 11360

Ahmed Mohamed (188)	6,250	*	6,250	0	*
150-38 16th Rd
Whitestone, NY 11357

Abraham Garfinkel (189)	6,250	*	6,250	0	*
879 E. 27 St.
Brooklyn, NY 11210

Lisbeth Kelsey (190)	15,582	*	5,583	9,999	*
Costella Kirsch
873 Santa Cruz Avenue, Suite 207
Menlo Park, CA 94025

Primus Executive Fund, LP (191)	20,604	*	5,317	15,287	*
Attn: William Mulligan
5900 Landerbrook Drive #200
Mayfield Hts., OH 44124

Richard Ginn, Managing Director & CFO (192)	6,658	*	2,659	3,999	*
Costella Kirsch
873 Santa Cruz Avenue, Suite 207
Menlo Park, CA 94025

Kelly Cook, Managing Director (193)	6,658	*	2,659	3,999	*
Costella Kirsch
873 Santa Cruz Avenue, Suite 207
Menlo Park, CA 94025

William Kirsch, Managing Director (194)	4,393	*	2,393	2,000	*
Costella Kirsch
873 Santa Cruz Avenue, Suite 207
Menlo Park, CA 94025

Laura Campbell (195)	83,329	*	1,330	81,999	*
c/o Athersys, Inc.
3201 Carnegie Avenue
Cleveland, OH 44115-2634

John R. Van Bokkelen (196)	4,530	*	1,330	3,200	*
c/o Bond Services of CA
2300 Clayton Road #1440
Concord, CA 94520

Roger Monteforte (197)	3,172	*	3,172	0	*
16 Greene St. Apt. 1N
New York, NY 10013

				Shares of Common Stock Beneficially Owned
	Shares of Common Stock Beneficially			After the Offering
	Owned Prior to the Offering			Number of
	Number of			Shares
	Shares		Number of	Beneficially
	Beneficially	Percent of	Shares Being	Owned	Percent of
Selling Stockholder	Owned(1)	Class	Offered(2)	(1)(2)	Class

Peter Viglione (197)	276	*	276	0	*
35 Hudson At. Apt. 2810
Jersey City, NJ 07302

Richard Perez (197)	276	*	276	0	*
180 West End Ave. Apt. 25J
New York, NY 10023

James Eichner (197)	1,243	*	1,243	0	*
29-23 210th Place
Bayside, NY 11360

Michael Burkoff (197)	553	*	553	0	*
2 Copper Beach Circle
White Plains, NY 10605

Kenneth Drekou (197)	595	*	595	0	*
15 Jones St.
New York, NY 10014

Damien Defex (197)	595	*	595	0	*
36 E. 36th Street Apt 7C
New York, NY, 10016

Dominic Carlo (197)	204	*	204	0	*
9 Sheridan Ave.
Staten Island, NY, 10304

Franz Pierre (197)	383	*	383	0	*
970 Kent Ave. Ste. 505
Brooklyn, NY 10025

Peter Phan (197)	276	*	276	0	*
86 Nassau Street, Apt #1,
New York, NY 10038

Phil Rodriguez (197)	1,714	*	1,714	0	*
235 Sackett St.
Brooklyn, NY 11231

Dan Quinn (197)	1,768	*	1,768	0	*
26 W. 91st. Apt. 1A
New York, NY 10024

Kevin Clarkin (197)	1,505	*	1,505	0	*
85 Prospect St. Unit D
Ridgefield, CT 06877

Hans Winkler (197)	1,205	*	1,205	0	*
137 E. 38th St. Apt. 3G
New York, NY 10016

Andrew Tang (197)	300	*	300	0	*
48-18 38th St.
Long Island City, NY 11107

Jodi Viverito (197)	50	*	50	0	*
174 Redwood Ave.
Inwood, NY 11096

Joon Rhee (197)	15,629	*	15,629	0	*
153 Page Road
Valley Stream, NY 11581

John Phillips (197)	1,155	*	1,155	0	*
9 Zerman Place 1st Floor
Weehawken, NJ 07068

				Shares of Common Stock Beneficially Owned
	Shares of Common Stock Beneficially			After the Offering
	Owned Prior to the Offering			Number of
	Number of			Shares
	Shares		Number of	Beneficially
	Beneficially	Percent of	Shares Being	Owned	Percent of
Selling Stockholder	Owned(1)	Class	Offered(2)	(1)(2)	Class

Glenn Hechler (197)	3,263	*	3,263	0	*
13 Susan Pl.
Katonah, NY 10536

Edwin Soenarya (197)	165	*	165	0	*
100 Wilson Ave
Edison, NJ 08817

Abhijit Kukreja (197)	330	*	330	0	*
100 Warren St. #1705
Jersey City, NJ 07302

Aadil Zaman (197)	22	*	22	0	*
31-49 29th Street Apt B7
Astoria, NY 11106

Faysal Alam (197)	22	*	22	0	*
1 River Place Apt 712
New York, NY 10036

Anjaneya Joshi (197)	22	*	22	0	*
1031 Mirabelle Ave.
Westbury, NY 11590

Hong Liu (197)	935	*	935	0	*
78 Ferncliff Road
Bloom Field, NJ 07003

Steven Rednaud (197)	2,356	*	2,356	0	*
6 Woodland Drive
Darien, CT 06820

Ronald Cole (197)	1,870	*	1,870	0	*
3 Outlook Drive
Darien, CT 06820

Brian Steed (197)	1,122	*	1,122	0	*
30 Meads Street
Greenwich, CT 06830

Antonio Bartolotta (197)	275	*	275	0	*
150-29 20th Road
Whitestone, NY 11357

Christopher Bond (197)	770	*	770	0	*
7 Bentley Road
Plainview, NY 11809

Ting Bai (197)	660	*	660	0	*
1720 Sunset Ridge Drive
Grand Prairie, TX 75050

Keith Medeck (197)	20,405	*	20,405	0	*
250 S. Gillette Ave.
Bayport, NY 11705

John Burnham (197)	3,575	*	3,575	0	*
484 East 74th St. Apt 9
New York, NY 10021

Dan Kasht (197)	2,083	*	2,083	0	*
19 Old Mamaroneck Ave Apt 3A
White Plains, NY 10605

Peter Tagliaferro (197)	825	*	825	0	*
107-49 87th Street
Ozone Park, NY 11417

				Shares of Common Stock Beneficially Owned
	Shares of Common Stock Beneficially			After the Offering
	Owned Prior to the Offering			Number of
	Number of			Shares
	Shares		Number of	Beneficially
	Beneficially	Percent of	Shares Being	Owned	Percent of
Selling Stockholder	Owned(1)	Class	Offered(2)	(1)(2)	Class

Glen Rauch (197)	2,233	*	2,233	0	*
25 Northgate Dr.
Syosset, NY 11791

Stephen Jones (197)	11	*	11	0	*
400 W. 43rd St. #21S
New York, NY 10036

Melvin Stoutenburg (197)	170	*	170	0	*
11 South 30th Street
Wyandanch, NY 11798

Michael Stanton (197)	383	*	383	0	*
52 Scheurman Terrace
Warren NJ 07059

Richard Perlongo (197)	128	*	128	0	*
146 Lorraine Loop
Staten Island, NY 10309

Salvatore Gallo (197)	128	*	128	0	*
233 Eyland Street
Staten Island, NY 10312

William Gennity (197)	255	*	255	0	*
142 Wirt Avenue
Staten Island, NY 10309

Joe Shabrack (197)	255	*	255	0	*
94 Hawthorne Ave
Hawthorne, NJ 07506

Eric Lyon (197)	16	*	16	0	*
2413 NW 32nd St.
Boca Raton, FL 33431

Tom Holly (197)	16	*	16	0	*
2595 NW 23rd Way
Boca Raton, FL 33431

Sam Ruth (197)	211	*	211	0	*
23402 Savona Court
Boca Raton, FL 33433

David LeDoux (197)	211	*	211	0	*
3114 W. Buena Vista Dr.
Margate, FL 33063

Jim Rollerson (197)	542	*	542	0	*
106 N Creek Lane
Hailey, ID 83333

Carter Mansbach (197)	1,530	*	1,530	0	*
1404 Langham Terrace
Heathrow, FL 32746

NYPPEX (197)	833	*	833	0	*
55 Old Field Point Rd.
Greenwich, CT 06830

Mark Goldwasser (197)	54,000	*	54,000	0	*
2 Cornell St.
Scarsdale, NY 10583

Brian Friedman (197)	52,000	*	52,000	0	*
530 Susan Ln.
Deerfield, IL 60015

				Shares of Common Stock Beneficially Owned
	Shares of Common Stock Beneficially			After the Offering
	Owned Prior to the Offering			Number of
	Number of			Shares
	Shares		Number of	Beneficially
	Beneficially	Percent of	Shares Being	Owned	Percent of
Selling Stockholder	Owned(1)	Class	Offered(2)	(1)(2)	Class

David McCoy (197)	13,000	*	13,000	0	*
2 Gold St. #2710
New York, NY 10038

Robert Daskal (197)	13,000	*	13,000	0	*
55 W. Delaware Place Apt. 1007
Chicago, IL 60610

Christopher Dewey (197)	54,000	*	54,000	0	*
173 Lamington Road Box 23
Oldwick, NJ 08858

Malcom Plett (197)	8,000	*	8,000	0	*
21 Huguenot Dr.
Larchmont, NY 10538

Ryan Rauch (197)	15,000	*	15,000	0	*
102 Calle Cita
San Clemente, CA 92672

Kay Johnson (197)	8,000	*	8,000	0	*
4720 Somerset Avenue SE Bellevue, WA 98006

Rick Wlasiuk (197)	4,000	*	4,000	0	*
7109 Bergen Court Brooklyn, NY 11234

Leo Satriawan (197)	4,000	*	4,000	0	*
28309 54th Avenue S Auburn, WA 98001

Peter Menachem (197)	10,000	*	10,000	0	*
175 E. Delaware Apt. 7012
Chicago, IL 60611

*	Less than 1%

(1)	Shares of common stock issuable under stock options and warrants that are exercisable within 60 days after August 21, 2007 are deemed outstanding for computing the percentage ownership of the selling stockholder holding the options or warrants, prior to and after giving effect to the offering, but are not deemed outstanding for computing the percentage ownership of any other selling stockholder.

(2)	We do not know when or in what amounts a selling stockholder may offer shares for sale. The selling stockholders might not sell any or all of the shares offered by this prospectus. Because the selling stockholders may offer all or some of the shares pursuant to this offering and because there are currently no agreements, arrangements or understandings with respect to the sale of any of the shares, we cannot estimate the number of the shares that will be held by the selling stockholders after completion of the offering. However, for purposes of this table, we have assumed that, after completion of the offering, none of the shares covered by this prospectus will be held by the selling stockholders.

(3)	Samuel D. Isaly, as Managing Partner of the General Partner, has voting and investment power over the shares of common stock and warrants to purchase common stock held by Caduceus Private Investments III, LP. The shares listed in the first column consist of 2,971,698 shares of common stock and warrants to purchase 742,925 shares of common stock with an exercise price equal to $6.00 per share.

(4)	RA Capital has indicated that Peter Kolchinsky and Richard Aldrich are the beneficial owners of these shares. The shares listed in the first column consist of 1,178,880 shares of common stock and warrants to purchase 294,720 shares of common stock with an exercise price equal to $6.00 per share.

(5)	Jordan S. Davis and Daniel C. Lubin have voting and investment power over the shares of common stock and warrants to purchase common stock held by Radius Venture Partners II, L.P. George Milne, a venture partner at Radius Ventures, LLC, the investment advisor of Radius Venture Partners II, L.P., serves on our board of directors. The shares listed in the first column consist of 800,000 shares of common stock and warrants to purchase 400,000 shares of common stock with an exercise price equal to $6.00 per share.

(6)	Jordan S. Davis and Daniel C. Lubin have voting and investment power over the shares of common stock and warrants to purchase common stock held by Radius Venture Partners III QP, L.P. George Milne, a venture partner at Radius Ventures, LLC, the investment advisor of Radius Venture Partners III QP, L.P., serves on our board of directors. The shares listed in the first column consist of 696,234 shares of common stock and warrants to purchase 348,117 shares of common stock with an exercise price equal to $6.00 per share.

(7)	Hambrecht & Quist has indicated that Daniel Olmstead is the beneficial owner of these shares. The shares listed in the first column consist of 472,000 shares of common stock and warrants to purchase 118,000 shares of common stock with an exercise price equal to $6.00 per share.

(8)	The shares listed in the first column consist of 400,000 shares of common stock and warrants to purchase 167,500 shares of common stock with an exercise price equal to $6.00 per share.

(9)	Shares listed include 235,242 shares of common stock that may be purchased upon exercise of presently exercisable warrants at $6.00 per share. National Securities, a NASD member, was entitled to receive these securities as partial compensation for its services as placement agent in the ordinary course of business and at the time of receiving the securities had no agreements or understandings, directly or indirectly, with any person to distribute them. These securities are subject to a 180-day lock-up agreement in accordance with the requirements of NASD Rule 2710(g)(1).

(10)	Cowen & Company, LLC is a NASD member. Cowen is a broker-dealer registered with the SEC under the Securities Exchange Act of 1934, and as such may be deemed to be an “underwriter” within the meaning of the Securities Act with respect to the securities that it is offering for resale. David M. Malcolm, on behalf of Cowen in his capacity as Executive Vice Chairman, has voting control and investment discretion over the securities being offered. Mr. Malcolm disclaims beneficial ownership of such shares. Shares listed include 546,762 shares of common stock that may be purchased upon exercise of presently exercisable warrants at $6.00 per share. Cowen and Company, a NASD member, was entitled to receive these securities as partial compensation for its services as placement agent in the ordinary course of business and at the time of receiving the securities had no agreements or understandings, directly or indirectly, with any person to distribute them. These securities are subject to a 180-day lock-up agreement in accordance with the requirements of NASD Rule 2710(g)(1).

(11)	Michael A. Roth and Brian J. Stark have voting and investment power over the shares of common stock and warrants to purchase common stock held by SF Capital Partners Ltd., but Messrs. Roth and Stark disclaim beneficial ownership of such securities. SF Capital Partners Ltd. has indicated that it is an affiliate of Reliant Trading, a NASD-registered broker dealer, but that it purchased the shares in the ordinary course of business and at a time when it had no agreement or understanding, directly or indirectly, with any person to distribute the shares. The shares listed in the first column consist of 400,000 shares of common stock and warrants to purchase 100,000 shares of common stock with an exercise price equal to $6.00 per share.

(12)	Highbridge Capital Management, LLC is the trading manager of Highbridge International LLC and has voting control and investment discretion over the securities held by Highbridge International LLC. Glenn Dubin and Henry Swieca control Highbridge Capital Management, LLC and have voting control and investment discretion over the securities held by Highbridge International LLC. Each of Highbridge Capital Management, LLC, Glenn Dubin and Henry Swieca disclaims beneficial ownership of the securities held by Highbridge International LLC. The shares listed in the first column consist of

400,000 shares of common stock and warrants to purchase 100,000 shares of common stock with an exercise price equal to $6.00 per share.

(13)	Capital Ventures International is under common control with one or more NASD members, none of whom are currently expected to participate in the offering contemplated by this prospectus. Capital Ventures International has indicated that it purchased the shares in the ordinary course of business and at a time when it had no agreement or understanding, directly or indirectly, with any person to distribute the shares. The shares listed in the first column consist of 400,000 shares of common stock and warrants to purchase 100,000 shares of common stock with an exercise price equal to $6.00 per share.

(14)	The following directors of Primus Venture Partners IV, Inc. share voting and investment power over the shares of common stock and warrants to purchase common stock held by Primus Venture Partners IV, Inc. for the benefit of its partners: William C. Mulligan, Loyal W. Wilson, James T. Bartlett, Jonathan E. Dick and Steve Rothman. Mr. Mulligan is one of our directors. Limited partners BankAmerica Capital Corporation, Firstar Capital Corporation, National City Venture Corporation, Pagic Equity LLC and Banc One Capital Investment Corporation may be affiliates of various NASD members. Primus has indicated that it purchased the shares in the ordinary course of business and at a time when it had no agreement or understanding, directly or indirectly, with any person to distribute the shares. The shares listed in the first column consist of 469,105 shares of common stock and warrants to purchase 25,526 shares of common stock with an exercise price equal to $6.00 per share.

(15)	Kurt von Emster has voting power over the shares of common stock and warrants to purchase common stock held by MPM BioEquities Master Fund LP. The shares listed in the first column consist of 394,900 shares of common stock and warrants to purchase 98,725 shares of common stock with an exercise price equal to $6.00 per share.

(16)	Arthur M. Pappas is chairman of the Investment Committee for Pappas Ventures, which has voting power over the shares of common stock and warrants to purchase common stock held by A.M. Pappas Life Science Ventures III, LP. Wachovia Investors, Inc. and affiliates of Credit Suisse are limited partners in the entity that owns the shares of common stock and warrants to purchase common stock. The shares listed in the first column consist of 338,928 shares of common stock and warrants to purchase 84,732 shares of common stock with an exercise price equal to $6.00 per share.

(17)	Hambrecht & Quist has indicated that Daniel Olmstead is the beneficial owner of these shares. The shares listed in the first column consist of 328,000 shares of common stock and warrants to purchase 82,000 shares of common stock with an exercise price equal to $6.00 per share.

(18)	Gabe Hoffman has voting and investment power over the shares of common stock and warrants to purchase common stock held by Accipiter Life Sciences Fund (Offshore), Ltd. The shares listed in the first column consist of 319,950 shares of common stock and warrants to purchase 79,988 shares of common stock with an exercise price equal to $6.00 per share.

(19)	Gabe Hoffman has voting and investment power over the shares of common stock and warrants to purchase common stock held by Accipiter Life Sciences Fund, LP. The shares listed in the first column consist of 318,500 shares of common stock and warrants to purchase 79,625 shares of common stock with an exercise price equal to $6.00 per share.

(20)	The shares listed in the first column consist of 102,569 shares of common stock, warrants to purchase 5,318 shares of common stock with an exercise price equal to $6.00 per share, and options to purchase 285,000 shares of common stock with an exercise price equal to $5.00 per share.

(21)	The shares listed in the first column consist of 85,809 shares of common stock and warrants to purchase 5,318 shares of common stock with an exercise price equal to $6.00 per share, and options to purchase 280,000 shares of common stock with an exercise price equal to $5.00 per share.

(22)	Mark G. Frantz and Lorelei D. Davis, Ph.D. have voting and investment power over the shares of common stock and warrants to purchase common stock held by Frantz Medical Ventures Fund I, LP. The shares listed in the first column consist of 326,355 shares of common stock and warrants to purchase 31,589 shares of common stock with an exercise price equal to $6.00 per share.

(23)	Gabe Hoffman has voting and investment power over the shares of common stock and warrants to purchase common stock held by Accipiter Life Sciences Fund II (Offshore), Ltd. The shares listed in the first column consist of 271,450 shares of common stock and warrants to purchase 67,863 shares of common stock with an exercise price equal to $6.00 per share.

(24)	John H. Wyant and John C. McIlwraith, each as Managing Director, have voting and investment power over the shares of common stock and warrants to purchase common stock held by Blue Chip Capital Fund II LP. The shares listed in the first column consist of 287,445 shares of common stock and warrants to purchase 9,572 shares of common stock with an exercise price equal to $6.00 per share.

(25)	The shares listed in the first column consist of 200,000 shares of common stock and warrants to purchase 50,000 shares of common stock with an exercise price equal to $6.00 per share.

(26)	The shares listed in the first column consist of 200,000 shares of common stock and warrants to purchase 50,000 shares of common stock with an exercise price equal to $6.00 per share.

(27)	The shares listed in the first column consist of 196,400 shares of common stock and warrants to purchase 29,838 shares of common stock with an exercise price equal to $6.00 per share.

(28)	The shares listed in the first column consist of 151,000 shares of common stock and warrants to purchase 62,750 shares of common stock with an exercise price equal to $6.00 per share.

(29)	Messrs. Ronald Swenson, Salvadore Gutierrez, Martin Eng, Brian Best, Jay Cohan, Maurice Werdegar and David Wanek have voting and investment power over the shares of common stock and warrants to purchase common stock held by Venture Lending & Leasing IV, LLC. The shares listed in the first column consist of 91,906 shares of common stock, warrants to purchase 7,977 shares of common stock with an exercise price equal to $6.00 per share, and warrants to purchase 111,770 shares of common stock with an exercise price equal to $5.00 per share.

(30)	The shares listed in the first column consist of 165,000 shares of common stock and warrants to purchase 41,250 shares of common stock with an exercise price equal to $6.00 per share.

(31)	The shares listed in the first column consist of 160,000 shares of common stock and warrants to purchase 40,000 shares of common stock with an exercise price equal to $6.00 per share.

(32)	Mark Angelo has voting and investment power over the shares of common stock and warrants to purchase common stock held by Cornell Capital Partners, L.P. The shares listed in the first column consist of 160,000 shares of common stock and warrants to purchase 40,000 shares of common stock with an exercise price equal to $6.00 per share.

(33)	Gabe Hoffman has voting and investment power over the shares of common stock and warrants to purchase common stock held by Accipiter Life Sciences Fund II, LP. The shares listed in the first column consist of 157,750 shares of common stock and warrants to purchase 39,437 shares of common stock with an exercise price equal to $6.00 per share.

(34)	Accipiter has indicated that Gabe Hoffman is the beneficial owner of these shares. The shares listed in the first column consist of 132,350 shares of common stock and warrants to purchase 33,087 shares of common stock with an exercise price equal to $6.00 per share.

(35)	Jordan S. Davis and Daniel C. Lubin have voting and investment power over the shares of common stock and warrants to purchase common stock held by Radius Venture Partners III, L.P. George Milne, a venture partner at Radius Ventures, LLC, the investment advisor of Radius Venture Partners III, L.P., serves on our board of directors. The shares listed in the first column consist of 103,766 shares of common stock and warrants to purchase 51,883 shares of common stock with an exercise price equal to $6.00 per share.

(36)	Mitchell P. Kopin, President of Downsview Capital, Inc., the general partner of Cranshire Capital, L.P., has sole voting and investment power over the shares of common stock and warrants to purchase common stock held by Cranshire Capital, L.P. Each of Mr. Kopin and Downside Capital, Inc. disclaims beneficial ownership of the securities. The shares listed in the first column consist of 79,000 shares of common stock and warrants to purchase 19,750 shares of common stock with an exercise price equal to $6.00 per share.

(37)	The shares listed in the first column consist of 71,000 shares of common stock and warrants to purchase 17,750 shares of common stock with an exercise price equal to $6.00 per share.

(38)	The shares listed in the first column consist of 70,000 shares of common stock and warrants to purchase 17,500 shares of common stock with an exercise price equal to $6.00 per share.

(39)	The shares listed in the first column consist of 97,572 shares of common stock and warrants to purchase 11,381 shares of common stock with an exercise price equal to $6.00 per share.

(40)	The shares listed in the first column consist of 40,000 shares of common stock and warrants to purchase 10,000 shares of common stock with an exercise price equal to $6.00 per share.

(41)	Yuanzheng Huang, as General Partner, has voting and investment power over the shares of common stock and warrants to purchase common stock held by LBJ 8001 LP. The shares listed in the first column consist of 40,000 shares of common stock and warrants to purchase 10,000 shares of common stock with an exercise price equal to $6.00 per share.

(42)	Bristol Capital Advisors, LLC is the investment advisor to Bristol Investment Fund, Ltd. Paul Kessler is the manager of Bristol Capital Advisors, LLC and as such has voting and investment power over the shares of common stock and warrants to purchase common stock held by Bristol Investment Fund, Ltd. Mr. Kessler disclaims beneficial ownership of such securities. The shares listed in the first column consist of 40,000 shares of common stock and warrants to purchase 10,000 shares of common stock with an exercise price equal to $6.00 per share.

(43)	The shares listed in the first column consist of 40,000 shares of common stock and warrants to purchase 10,000 shares of common stock with an exercise price equal to $6.00 per share.

(44)	The selling stockholder is a fund that cedes investment control to UBS O’Connor LLC, who is the investment manager. The investment manager makes all of the investment/voting decisions. The shares listed in the first column consist of 154,113 shares of common stock and warrants to purchase 9,838 shares of common stock with an exercise price equal to $6.00 per share.

(45)	Kenneth Pasternak, as Managing Member of the General Partner, has voting and investment power over the shares of common stock and warrants to purchase common stock held by Chestnut Ridge Partners, LP. Mr. Pasternak has indicated that he is also a limited partner of Hudson Holdings, which is a NASD member broker dealer. Chestnut Ridge Partners has indicated that it purchased the shares in the ordinary course of business and at a time when it had no agreement or understanding, directly or indirectly, with any person to distribute the shares. Mr. Pasternak is a passive investor and plays no role regarding Hudson securities. The shares listed in the first column consist of 38,000 shares of common stock and warrants to purchase 9,500 shares of common stock with an exercise price equal to $6.00 per share.

(46)	The shares listed in the first column consist of 37,000 shares of common stock and warrants to purchase 9,250 shares of common stock with an exercise price equal to $6.00 per share.

(47)	RHP Master Fund, Ltd. is a party to an investment management agreement with Rock Hill Investment Management, L.P., a limited partnership of which the general partner is RHP General Partner, LLC. Pursuant to such agreement, Rock Hill Investment Management directs the voting and disposition of shares owned by RHP Master Fund. Messrs. Wayne Bloch and Peter Lockhart own all of the interests in RHP General Partner. The aforementioned entities and individuals disclaim beneficial ownership of our securities owned by the RHP Master Fund. The shares listed in the first column consist of 35,000 shares of common stock and warrants to purchase 8,750 shares of common stock with an exercise price equal to $6.00 per share.

(48)	The shares listed in the first column consist of 30,000 shares of common stock and warrants to purchase 7,500 shares of common stock with an exercise price equal to $6.00 per share.

(49)	The shares listed in the first column consist of 30,000 shares of common stock and warrants to purchase 7,500 shares of common stock with an exercise price equal to $6.00 per share.

(50)	OrbiMed has indicated that Samuel Isaly is the beneficial owner of these shares. The shares listed in the first column consist of 28,302 shares of common stock and warrants to purchase 7,075 shares of common stock with an exercise price equal to $6.00 per share.

(51)	The shares listed in the first column consist of 130,669 shares of common stock and warrants to purchase 5,318 shares of common stock with an exercise price equal to $6.00 per share.

(52)	Timothy G. Biro, Athersys’ former director, has voting and investment power over the shares of common stock and warrants to purchase common stock held by Ohio Innovation Fund I, LP. The limited partners of the Fund have beneficial ownership of the securities through the Fund. The shares listed in the first column consist of 101,761 shares of common stock and warrants to purchase 5,318 shares of common stock with an exercise price equal to $6.00 per share.

(53)	RA Capital has indicated that Peter Kolchinsky and Richard Aldrich are the beneficial owners of these shares. The shares listed in the first column consist of 21,120 shares of common stock and warrants to purchase 5,280 shares of common stock with an exercise price equal to $6.00 per share.

(54)	Arthur M. Pappas is chairman of the Investment Committee for Pappas Ventures, which has voting power over the shares of common stock and warrants to purchase common stock held by PV III CEO Fund, LP. The shares listed in the first column consist of 21,072 shares of common stock and warrants to purchase 5,268 shares of common stock with an exercise price equal to $6.00 per share.

(55)	The shares listed in the first column consist of 20,000 shares of common stock and warrants to purchase 5,000 shares of common stock with an exercise price equal to $6.00 per share.

(56)	The shares listed in the first column consist of 20,000 shares of common stock and warrants to purchase 5,000 shares of common stock with an exercise price equal to $6.00 per share.

(57)	The shares listed in the first column consist of 20,000 shares of common stock and warrants to purchase 5,000 shares of common stock with an exercise price equal to $6.00 per share.

(58)	The shares listed in the first column consist of 20,000 shares of common stock and warrants to purchase 5,000 shares of common stock with an exercise price equal to $6.00 per share.

(59)	L. Charles Meythaler has voting and investment power over the shares of common stock and warrants to purchase common stock held by Meythaler Investment Partners, LC. The shares listed in the first column consist of 20,000 shares of common stock and warrants to purchase 5,000 shares of common stock with an exercise price equal to $6.00 per share.

(60)	The shares listed in the first column consist of 20,000 shares of common stock and warrants to purchase 5,000 shares of common stock with an exercise price equal to $6.00 per share.

(61)	The shares listed in the first column consist of 20,000 shares of common stock and warrants to purchase 5,000 shares of common stock with an exercise price equal to $6.00 per share.

(62)	The shares listed in the first column consist of 20,000 shares of common stock and warrants to purchase 5,000 shares of common stock with an exercise price equal to $6.00 per share.

(63)	The shares listed in the first column consist of 20,000 shares of common stock and warrants to purchase 5,000 shares of common stock with an exercise price equal to $6.00 per share.

(64)	The shares listed in the first column consist of 20,000 shares of common stock and warrants to purchase 5,000 shares of common stock with an exercise price equal to $6.00 per share.

(65)	The shares listed in the first column consist of 20,000 shares of common stock and warrants to purchase 5,000 shares of common stock with an exercise price equal to $6.00 per share.

(66)	The shares listed in the first column consist of 20,000 shares of common stock and warrants to purchase 5,000 shares of common stock with an exercise price equal to $6.00 per share.

(67)	Barry Bergman has indicated that he may be affiliated with NASD member Credit Suisse, but that he purchased the shares in the ordinary course of business and at a time when he had no agreement or understanding, directly or indirectly, with any person to distribute the shares. The shares listed in the first column consist of 20,000 shares of common stock and warrants to purchase 5,000 shares of common stock with an exercise price equal to $6.00 per share.

(68)	The shares listed in the first column consist of 20,000 shares of common stock and warrants to purchase 5,000 shares of common stock with an exercise price equal to $6.00 per share.

(69)	The shares listed in the first column consist of 15,000 shares of common stock and warrants to purchase 3,750 shares of common stock with an exercise price equal to $6.00 per share.

(70)	The shares listed in the first column consist of 15,000 shares of common stock and warrants to purchase 3,750 shares of common stock with an exercise price equal to $6.00 per share.

(71)	The shares listed in the first column consist of 15,000 shares of common stock and warrants to purchase 3,750 shares of common stock with an exercise price equal to $6.00 per share.

(72)	The shares listed in the first column consist of 10,000 shares of common stock and warrants to purchase 5,000 shares of common stock with an exercise price equal to $6.00 per share.

(73)	The shares listed in the first column consist of 10,000 shares of common stock and warrants to purchase 5,000 shares of common stock with an exercise price equal to $6.00 per share.

(74)	Raul Alvarez has voting and investment power over the shares of common stock and warrants to purchase common stock held by Biakum Trading Inc. The shares listed in the first column consist of 10,000 shares of common stock and warrants to purchase 5,000 shares of common stock with an exercise price equal to $6.00 per share.

(75)	William Kirsch has voting and investment power over the shares of common stock and warrants to purchase common stock held by Costella Kirsch IV, L.P. The shares listed in the first column consist of 30,635 shares of common stock, warrants to purchase 2,659 shares of common stock with an exercise price equal to $6.00 per share, and warrants to purchase 37,256 shares of common stock with an exercise price equal to $5.00 per share.

(76)	Mr. Martin is a partner in the following limited liability companies that hold our securities: Athersys Investors, LLC; Athersys Investors II, LLC; and Athersys Investors III, LLC. The shares listed in the first column consist of 30.635 shares of common stock and warrants to purchase 2,659 shares of common stock with an exercise price equal to $6.00 per share.

(77)	The shares listed in the first column consist of 10,000 shares of common stock and warrants to purchase 2,500 shares of common stock with an exercise price equal to $6.00 per share.

(78)	The shares listed in the first column consist of 10,000 shares of common stock and warrants to purchase 2,500 shares of common stock with an exercise price equal to $6.00 per share.

(79)	The shares listed in the first column consist of 10,000 shares of common stock and warrants to purchase 2,500 shares of common stock with an exercise price equal to $6.00 per share.

(80)	The shares listed in the first column consist of 10,000 shares of common stock and warrants to purchase 2,500 shares of common stock with an exercise price equal to $6.00 per share.

(81)	The shares listed in the first column consist of 10,000 shares of common stock and warrants to purchase 2,500 shares of common stock with an exercise price equal to $6.00 per share.

(82)	The shares listed in the first column consist of 10,000 shares of common stock and warrants to purchase 2,500 shares of common stock with an exercise price equal to $6.00 per share.

(83)	The shares listed in the first column consist of 10,000 shares of common stock and warrants to purchase 2,500 shares of common stock with an exercise price equal to $6.00 per share.

(84)	The shares listed in the first column consist of 10,000 shares of common stock and warrants to purchase 2,500 shares of common stock with an exercise price equal to $6.00 per share.

(85)	The shares listed in the first column consist of 10,000 shares of common stock and warrants to purchase 2,500 shares of common stock with an exercise price equal to $6.00 per share.

(86)	The shares listed in the first column consist of 10,000 shares of common stock and warrants to purchase 2,500 shares of common stock with an exercise price equal to $6.00 per share.

(87)	The shares listed in the first column consist of 10,000 shares of common stock and warrants to purchase 2,500 shares of common stock with an exercise price equal to $6.00 per share.

(88)	The shares listed in the first column consist of 10,000 shares of common stock and warrants to purchase 2,500 shares of common stock with an exercise price equal to $6.00 per share.

(89)	The shares listed in the first column consist of 10,000 shares of common stock and warrants to purchase 2,500 shares of common stock with an exercise price equal to $6.00 per share.

(90)	The shares listed in the first column consist of 10,000 shares of common stock and warrants to purchase 2,500 shares of common stock with an exercise price equal to $6.00 per share.

(91)	The shares listed in the first column consist of 10,000 shares of common stock and warrants to purchase 2,500 shares of common stock with an exercise price equal to $6.00 per share.

(92)	The shares listed in the first column consist of 10,000 shares of common stock and warrants to purchase 2,500 shares of common stock with an exercise price equal to $6.00 per share.

(93)	The shares listed in the first column consist of 10,000 shares of common stock and warrants to purchase 2,500 shares of common stock with an exercise price equal to $6.00 per share.

(94)	The shares listed in the first column consist of 10,000 shares of common stock and warrants to purchase 2,500 shares of common stock with an exercise price equal to $6.00 per share.

(95)	Joseph Sensi has indicated that he may be affiliated with NASD member TFS Securities, but that he purchased the shares in the ordinary course of business and at a time when he had no agreement or understanding, directly or indirectly, with any person to distribute the shares. The shares listed in the first column consist of 10,000 shares of common stock and warrants to purchase 2,500 shares of common stock with an exercise price equal to $6.00 per share.

(96)	The shares listed in the first column consist of 10,000 shares of common stock and warrants to purchase 2,500 shares of common stock with an exercise price equal to $6.00 per share.

(97)	The shares listed in the first column consist of 10,000 shares of common stock and warrants to purchase 2,500 shares of common stock with an exercise price equal to $6.00 per share.

(98)	The shares listed in the first column consist of 10,000 shares of common stock and warrants to purchase 2,500 shares of common stock with an exercise price equal to $6.00 per share.

(99)	The shares listed in the first column consist of 10,000 shares of common stock and warrants to purchase 2,500 shares of common stock with an exercise price equal to $6.00 per share.

(100)	The shares listed in the first column consist of 10,000 shares of common stock and warrants to purchase 2,500 shares of common stock with an exercise price equal to $6.00 per share.

(101)	The shares listed in the first column consist of 10,000 shares of common stock and warrants to purchase 2,500 shares of common stock with an exercise price equal to $6.00 per share.

(102)	The shares listed in the first column consist of 10,000 shares of common stock and warrants to purchase 2,500 shares of common stock with an exercise price equal to $6.00 per share.

(103)	The shares listed in the first column consist of 10,000 shares of common stock and warrants to purchase 2,500 shares of common stock with an exercise price equal to $6.00 per share.

(104)	The shares listed in the first column consist of 10,000 shares of common stock and warrants to purchase 2,500 shares of common stock with an exercise price equal to $6.00 per share.

(105)	The shares listed in the first column consist of 10,000 shares of common stock and warrants to purchase 2,500 shares of common stock with an exercise price equal to $6.00 per share.

(106)	The shares listed in the first column consist of 10,000 shares of common stock and warrants to purchase 2,500 shares of common stock with an exercise price equal to $6.00 per share.

(107)	The shares listed in the first column consist of 10,000 shares of common stock and warrants to purchase 2,500 shares of common stock with an exercise price equal to $6.00 per share.

(108)	The shares listed in the first column consist of 10,000 shares of common stock and warrants to purchase 2,500 shares of common stock with an exercise price equal to $6.00 per share.

(109)	The shares listed in the first column consist of 10,000 shares of common stock and warrants to purchase 2,500 shares of common stock with an exercise price equal to $6.00 per share.

(110)	Christian Tonsberg has indicated that he may be affiliated with NASD member Carnegie Inc., but that he purchased the shares in the ordinary course of business and at a time when he had no agreement or understanding, directly or indirectly, with any person to distribute the shares. The shares listed in the first column consist of 10,000 shares of common stock and warrants to purchase 2,500 shares of common stock with an exercise price equal to $6.00 per share.

(111)	The shares listed in the first column consist of 10,000 shares of common stock and warrants to purchase 2,500 shares of common stock with an exercise price equal to $6.00 per share.

(112)	The shares listed in the first column consist of 10,000 shares of common stock and warrants to purchase 2,500 shares of common stock with an exercise price equal to $6.00 per share.

(113)	The shares listed in the first column consist of 10,000 shares of common stock and warrants to purchase 2,500 shares of common stock with an exercise price equal to $6.00 per share.

(114)	The shares listed in the first column consist of 10,000 shares of common stock and warrants to purchase 2,500 shares of common stock with an exercise price equal to $6.00 per share.

(115)	The shares listed in the first column consist of 10,000 shares of common stock and warrants to purchase 2,500 shares of common stock with an exercise price equal to $6.00 per share.

(116)	The shares listed in the first column consist of 10,000 shares of common stock and warrants to purchase 2,500 shares of common stock with an exercise price equal to $6.00 per share.

(117)	The shares listed in the first column consist of 10,000 shares of common stock and warrants to purchase 2,500 shares of common stock with an exercise price equal to $6.00 per share.

(118)	Stevan A. Birnbaum has voting and investment power over the shares of common stock and warrants to purchase common stock held by the Stevan Birnbaum Trust. The shares listed in the first column consist of 9,600 shares of common stock and warrants to purchase 2,400 shares of common stock with an exercise price equal to $6.00 per share.

(119)	The shares listed in the first column consist of 28,398 shares of common stock and warrants to purchase 2,393 shares of common stock with an exercise price equal to $6.00 per share.

(120)	The shares listed in the first column consist of 9,000 shares of common stock and warrants to purchase 2,250 shares of common stock with an exercise price equal to $6.00 per share.

(121)	The shares listed in the first column consist of 8,000 shares of common stock and warrants to purchase 2,000 shares of common stock with an exercise price equal to $6.00 per share.

(122)	The shares listed in the first column consist of 8,000 shares of common stock and warrants to purchase 2,000 shares of common stock with an exercise price equal to $6.00 per share.

(123)	The shares listed in the first column consist of 8,000 shares of common stock and warrants to purchase 2,000 shares of common stock with an exercise price equal to $6.00 per share.

(124)	The shares listed in the first column consist of 8,000 shares of common stock and warrants to purchase 2,000 shares of common stock with an exercise price equal to $6.00 per share.

(125)	The shares listed in the first column consist of 8,000 shares of common stock and warrants to purchase 2,000 shares of common stock with an exercise price equal to $6.00 per share.

(126)	The shares listed in the first column consist of 8,000 shares of common stock and warrants to purchase 2,000 shares of common stock with an exercise price equal to $6.00 per share.

(127)	The shares listed in the first column consist of 8,000 shares of common stock and warrants to purchase 2,000 shares of common stock with an exercise price equal to $6.00 per share.

(128)	The shares listed in the first column consist of 7,400 shares of common stock and warrants to purchase 1,850 shares of common stock with an exercise price equal to $6.00 per share.

(129)	The shares listed in the first column consist of 6,000 shares of common stock and warrants to purchase 1,500 shares of common stock with an exercise price equal to $6.00 per share.

(130)	The shares listed in the first column consist of 6,000 shares of common stock and warrants to purchase 1,500 shares of common stock with an exercise price equal to $6.00 per share.

(131)	The shares listed in the first column consist of 15,593 shares of common stock and warrants to purchase 1,329 shares of common stock with an exercise price equal to $6.00 per share.

(132)	The shares listed in the first column consist of 18,165 shares of common stock and warrants to purchase 1,329 shares of common stock with an exercise price equal to $6.00 per share.

(133)	The shares listed in the first column consist of 19,252 shares of common stock and warrants to purchase 1,329 shares of common stock with an exercise price equal to $6.00 per share.

(134)	Kurt von Emster has voting power over the shares of common stock and warrants to purchase common stock held by MPM BioEquities Investors Fund LLC. The shares listed in the first column consist of 5,100 shares of common stock and warrants to purchase 1,275 shares of common stock with an exercise price equal to $6.00 per share.

(135)	The shares listed in the first column consist of 5,000 shares of common stock and warrants to purchase 1,250 shares of common stock with an exercise price equal to $6.00 per share.

(136)	The shares listed in the first column consist of 5,000 shares of common stock and warrants to purchase 1,250 shares of common stock with an exercise price equal to $6.00 per share.

(137)	The shares listed in the first column consist of 5,000 shares of common stock and warrants to purchase 1,250 shares of common stock with an exercise price equal to $6.00 per share.

(138)	The shares listed in the first column consist of 5,000 shares of common stock and warrants to purchase 1,250 shares of common stock with an exercise price equal to $6.00 per share.

(139)	The shares listed in the first column consist of 5,000 shares of common stock and warrants to purchase 1,250 shares of common stock with an exercise price equal to $6.00 per share.

(140)	The shares listed in the first column consist of 5,000 shares of common stock and warrants to purchase 1,250 shares of common stock with an exercise price equal to $6.00 per share.

(141)	The shares listed in the first column consist of 5,000 shares of common stock and warrants to purchase 1,250 shares of common stock with an exercise price equal to $6.00 per share.

(142)	The shares listed in the first column consist of 5,000 shares of common stock and warrants to purchase 1,250 shares of common stock with an exercise price equal to $6.00 per share.

(143)	The shares listed in the first column consist of 5,000 shares of common stock and warrants to purchase 1,250 shares of common stock with an exercise price equal to $6.00 per share.

(144)	The shares listed in the first column consist of 5,000 shares of common stock and warrants to purchase 1,250 shares of common stock with an exercise price equal to $6.00 per share.

(145)	The shares listed in the first column consist of 5,000 shares of common stock and warrants to purchase 1,250 shares of common stock with an exercise price equal to $6.00 per share.

(146)	The shares listed in the first column consist of 5,000 shares of common stock and warrants to purchase 1,250 shares of common stock with an exercise price equal to $6.00 per share.

(147)	The shares listed in the first column consist of 5,000 shares of common stock and warrants to purchase 1,250 shares of common stock with an exercise price equal to $6.00 per share.

(148)	The shares listed in the first column consist of 5,000 shares of common stock and warrants to purchase 1,250 shares of common stock with an exercise price equal to $6.00 per share.

(149)	The shares listed in the first column consist of 5,000 shares of common stock and warrants to purchase 1,250 shares of common stock with an exercise price equal to $6.00 per share.

(150)	Ira Gaines has voting and investment power over the shares of common stock and warrants to purchase common stock held by Paradise Wire & Cable Defined Benefit Pension Plan. The shares listed in the first column consist of 5,000 shares of common stock and warrants to purchase 1,250 shares of common stock with an exercise price equal to $6.00 per share.

(151)	The shares listed in the first column consist of 5,000 shares of common stock, warrants to purchase 1,250 shares of common stock with an exercise price equal to $6.00 per share, and options to purchase 160,000 shares of common stock with an exercise price equal to $5.00 per share.

(152)	The shares listed in the first column consist of 5,000 shares of common stock and warrants to purchase 1,250 shares of common stock with an exercise price equal to $6.00 per share.

(153)	The shares listed in the first column consist of 5,000 shares of common stock and warrants to purchase 1,250 shares of common stock with an exercise price equal to $6.00 per share.

(154)	The shares listed in the first column consist of 5,000 shares of common stock and warrants to purchase 1,250 shares of common stock with an exercise price equal to $6.00 per share.

(155)	The shares listed in the first column consist of 5,000 shares of common stock and warrants to purchase 1,250 shares of common stock with an exercise price equal to $6.00 per share.

(156)	The shares listed in the first column consist of 5,000 shares of common stock and warrants to purchase 1,250 shares of common stock with an exercise price equal to $6.00 per share.

(157)	The shares listed in the first column consist of 5,000 shares of common stock and warrants to purchase 1,250 shares of common stock with an exercise price equal to $6.00 per share.

(158)	The shares listed in the first column consist of 5,000 shares of common stock and warrants to purchase 1,250 shares of common stock with an exercise price equal to $6.00 per share.

(159)	The shares listed in the first column consist of 5,000 shares of common stock and warrants to purchase 1,250 shares of common stock with an exercise price equal to $6.00 per share.

(160)	The shares listed in the first column consist of 5,000 shares of common stock and warrants to purchase 1,250 shares of common stock with an exercise price equal to $6.00 per share.

(161)	The shares listed in the first column consist of 5,000 shares of common stock and warrants to purchase 1,250 shares of common stock with an exercise price equal to $6.00 per share.

(162)	The shares listed in the first column consist of 5,000 shares of common stock and warrants to purchase 1,250 shares of common stock with an exercise price equal to $6.00 per share.

(163)	The shares listed in the first column consist of 5,000 shares of common stock and warrants to purchase 1,250 shares of common stock with an exercise price equal to $6.00 per share.

(164)	The shares listed in the first column consist of 5,000 shares of common stock and warrants to purchase 1,250 shares of common stock with an exercise price equal to $6.00 per share.

(165)	The shares listed in the first column consist of 5,000 shares of common stock and warrants to purchase 1,250 shares of common stock with an exercise price equal to $6.00 per share.

(166)	The shares listed in the first column consist of 5,000 shares of common stock and warrants to purchase 1,250 shares of common stock with an exercise price equal to $6.00 per share.

(167)	The shares listed in the first column consist of 5,000 shares of common stock and warrants to purchase 1,250 shares of common stock with an exercise price equal to $6.00 per share.

(168)	The shares listed in the first column consist of 5,000 shares of common stock and warrants to purchase 1,250 shares of common stock with an exercise price equal to $6.00 per share.

(169)	The shares listed in the first column consist of 5,000 shares of common stock and warrants to purchase 1,250 shares of common stock with an exercise price equal to $6.00 per share.

(170)	The shares listed in the first column consist of 5,000 shares of common stock and warrants to purchase 1,250 shares of common stock with an exercise price equal to $6.00 per share.

(171)	The shares listed in the first column consist of 5,000 shares of common stock and warrants to purchase 1,250 shares of common stock with an exercise price equal to $6.00 per share.

(172)	The shares listed in the first column consist of 5,000 shares of common stock and warrants to purchase 1,250 shares of common stock with an exercise price equal to $6.00 per share.

(173)	The shares listed in the first column consist of 5,000 shares of common stock and warrants to purchase 1,250 shares of common stock with an exercise price equal to $6.00 per share.

(174)	The shares listed in the first column consist of 5,000 shares of common stock and warrants to purchase 1,250 shares of common stock with an exercise price equal to $6.00 per share.

(175)	The shares listed in the first column consist of 5,000 shares of common stock and warrants to purchase 1,250 shares of common stock with an exercise price equal to $6.00 per share.

(176)	The shares listed in the first column consist of 5,000 shares of common stock and warrants to purchase 1,250 shares of common stock with an exercise price equal to $6.00 per share.

(177)	The shares listed in the first column consist of 5,000 shares of common stock and warrants to purchase 1,250 shares of common stock with an exercise price equal to $6.00 per share.

(178)	The shares listed in the first column consist of 5,000 shares of common stock and warrants to purchase 1,250 shares of common stock with an exercise price equal to $6.00 per share.

(179)	The shares listed in the first column consist of 5,000 shares of common stock and warrants to purchase 1,250 shares of common stock with an exercise price equal to $6.00 per share.

(180)	The shares listed in the first column consist of 5,000 shares of common stock and warrants to purchase 1,250 shares of common stock with an exercise price equal to $6.00 per share.

(181)	The shares listed in the first column consist of 5,000 shares of common stock and warrants to purchase 1,250 shares of common stock with an exercise price equal to $6.00 per share.

(182)	The shares listed in the first column consist of 5,000 shares of common stock and warrants to purchase 1,250 shares of common stock with an exercise price equal to $6.00 per share.

(183)	Bernard and Rita Petreccia have voting and investment power over the shares of common stock and warrants to purchase common stock held by Bernie’s & Rita’s Limited Partnership. The shares listed in the first column consist of 5,000 shares of common stock and warrants to purchase 1,250 shares of common stock with an exercise price equal to $6.00 per share.

(184)	The shares listed in the first column consist of 5,000 shares of common stock and warrants to purchase 1,250 shares of common stock with an exercise price equal to $6.00 per share.

(185)	The shares listed in the first column consist of 5,000 shares of common stock and warrants to purchase 1,250 shares of common stock with an exercise price equal to $6.00 per share.

(186)	The shares listed in the first column consist of 5,000 shares of common stock and warrants to purchase 1,250 shares of common stock with an exercise price equal to $6.00 per share.

(187)	The shares listed in the first column consist of 5,000 shares of common stock and warrants to purchase 1,250 shares of common stock with an exercise price equal to $6.00 per share.

(188)	The shares listed in the first column consist of 5,000 shares of common stock and warrants to purchase 1,250 shares of common stock with an exercise price equal to $6.00 per share.

(189)	The shares listed in the first column consist of 5,000 shares of common stock and warrants to purchase 1,250 shares of common stock with an exercise price equal to $6.00 per share.

(190)	The shares listed in the first column consist of 15,316 shares of common stock and warrants to purchase 266 shares of common stock with an exercise price equal to $6.00 per share.

(191)	The following directors of Primus Venture Partners IV, Inc. share voting and investment power over the shares of common stock and warrants to purchase common stock held by Primus Executive Fund, LP for the benefit of its partners: William C. Mulligan, Loyal W. Wilson, James T. Bartlett, Jonathan E. Dick and Steve Rothman. Mr. Mulligan is one of our directors. Limited partner Jeffrey S. Stein has indicated that he may be an affiliate of NASD member Key Banc Capital Markets, Inc. Primus has indicated that it purchased the shares in the ordinary course of business and at a time when it had no agreement or understanding, directly or indirectly, with any person to distribute the shares. The shares listed in the first column consist of 19,541 shares of common stock and warrants to purchase 1,063 shares of common stock with an exercise price equal to $6.00 per share.

(192)	Richard Ginn is a member of the general partner of Costella Kirsch IV, LP. The shares listed in the first column consist of 6,126 shares of common stock and warrants to purchase 532 shares of common stock with an exercise price equal to $6.00 per share.

(193)	Kelly Cook is a member of the general partner of Costella Kirsch IV, LP. The shares listed in the first column consist of 6,126 shares of common stock and warrants to purchase 532 shares of common stock with an exercise price equal to $6.00 per share.

(194)	The shares listed in the first column consist of 3,064 shares of common stock and warrants to purchase 1,329 shares of common stock with an exercise price equal to $6.00 per share.

(195)	The shares listed in the first column consist of 3,063 shares of common stock, warrants to purchase 266 shares of common stock with an exercise price equal to $6.00 per share, and options to purchase 80,000 shares of common stock with an exercise price of $5.00 per share.

(196)	The shares listed in the first column consist of 4,264 shares of common stock and warrants to purchase 266 shares of common stock with an exercise price equal to $6.00 per share.

(197)	The shares listed in the first column consist solely of warrants to purchase shares of common stock with an exercise price equal to $6.00 per share. National Securities Corporation, or NSC, has advised us that the listed selling stockholder is an associated person of NSC, received these warrants as a designee of NSC in the ordinary course of business and at the time of receiving the securities had no agreements or understandings, directly or indirectly, with any person to distribute them. NSC was entitled to receive these securities as partial compensation for its services as placement agent in the ordinary course of business and at the time of receiving the securities had no agreements or understandings, directly or indirectly, with any person to distribute them. These securities are subject to a 180-day lock- up agreement in accordance with the requirements of NASD Rule 2710(g)(1).

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND
FINANCIAL DISCLOSURE

Previous Independent Accountants

In connection with the merger, on June 11, 2007, we elected to dismiss S. W. Hatfield, CPA as our registered independent certified public accounting firm. The reports of S. W. Hatfield, CPA on the financial statements of BTHC VI for each of the past two fiscal years contained no adverse opinion or a disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope or accounting principles.

The decision to change independent accountants was approved by the audit committee of our board of directors on June 12, 2007.

During BTHC VI’s two most recent fiscal years and through the date of this prospectus, BTHC VI has had no disagreements with S. W. Hatfield, CPA on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of S. W. Hatfield, CPA, would have caused it to make reference to the subject matter of such disagreements in its report on the financial statements of BTHC VI for such periods.

During BTHC VI’s two most recent fiscal years and through the date of this prospectus, there were no reportable events as defined under Item 304(a)(1)(v) of Regulation S-K adopted by the SEC.

BTHC VI provided S. W. Hatfield, CPA with a copy of this disclosure before its filing with the SEC. BTHC VI requested the S. W. Hatfield, CPA furnish it with a letter addressed to the SEC stating whether it agreed with the above statements. A copy of such letter, dated June 11, 2007, was filed as Exhibit 16.1 to our Current Report on Form 8-K filed with the SEC on June 14, 2007.

New Independent Accountants.

The audit committee of our board of directors appointed Ernst & Young, LLP as our new independent registered public accounting firm as of June 12, 2007. During the two most recent fiscal years and through the date of Ernst & Young’s engagement by us, BTHC VI did not consult Ernst & Young regarding either (1) the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on BTHC VI’s financial statements, or (2) any matter that was either the subject of a disagreement (as defined in Regulation S-K Item 304(a)(1)(iv) and the related instructions to Item 304) or a reportable event (as defined in Regulation S-K Item 304(a)(1)(v)). Ernst & Young served as Athersys’ independent registered public accounting firm before the merger.

PLAN OF DISTRIBUTION

The selling stockholders may, from time to time, sell any or all of their shares of common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These sales may be at fixed or negotiated prices. The selling stockholders may use any one or more of the following methods when selling shares:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	short sales;

•	broker-dealers may agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share;

•	a combination of any such methods of sale; and

•	any other method permitted pursuant to applicable law.

The selling stockholders may also sell shares under Rule 144 under the Securities Act, if available, rather than under this prospectus.

Broker-dealers engaged by the selling stockholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling stockholders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated. The selling stockholders do not expect these commissions and discounts to exceed what is customary in the types of transactions involved. No such broker-dealer will receive compensation in excess of that permitted by NASD Rule 2440 and IM-2440. In no event will any broker-dealer receive total compensation in excess of 8%. Any profits on the resale of shares of common stock by a broker-dealer acting as principal might be deemed to be underwriting discounts or commissions under the Securities Act. Discounts, concessions, commissions and similar selling expenses, if any, attributable to the sale of shares will be borne by a selling stockholder. The selling stockholders may agree to indemnify any agent, dealer or broker-dealer that participates in transactions involving sales of the shares if liabilities are imposed on that person under the Securities Act.

The selling stockholders may from time to time pledge or grant a security interest in some or all of the shares of common stock owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the shares of common stock from time to time under this prospectus after we have filed a supplement to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act supplementing or amending the list of selling stockholders to include the pledgee, transferee or other successors in interest as selling stockholders under this prospectus.

The selling stockholders also may transfer the shares of common stock in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus and may sell the shares of common stock from time to time under this prospectus after we have filed a supplement to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act supplementing or amending the list of selling stockholders to include the pledgee, transferee or other successors in interest as selling stockholders under this prospectus.

The selling stockholders and any broker-dealers or agents that are involved in selling the shares of common stock may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares of common stock purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

We are required to pay all fees and expenses incident to the registration of the shares of common stock (other than underwriting discounts and commissions). We have agreed to indemnify the selling stockholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

The selling stockholders have advised us that they have not entered into any agreements, understandings or arrangements with any underwriters or broker-dealers regarding the sale of their shares of common stock, nor is there an underwriter or coordinating broker acting in connection with a proposed sale of shares of common stock by any selling stockholder. If we are notified by any selling stockholder that any material arrangement has been entered into with a broker-dealer for the sale of shares of common stock, if required, we will file a supplement to this prospectus. If the selling stockholders use this prospectus for any sale of the shares of common stock, they will be subject to the prospectus delivery requirements of the Securities Act.

We have agreed with the selling stockholders to keep the registration statement of which this prospectus constitutes a part effective until the earlier of (1) such time as all of the shares covered by this prospectus have been disposed of pursuant to and in accordance with the registration statement or (2) the date on which the shares may be sold pursuant to Rule 144(k) of the Securities Act. Notwithstanding anything contained herein to the contrary, an aggregate of 1,093,525 shares of common stock issuable upon exercise of warrants held by National Securities Corporation, Cowen and Company, LLC and/or “associated persons” of National Securities Corporation are subject to a 180 day lock-up agreement in accordance with the requirements of NASD Rule 2710(g)(1) and will not be sold, pledged, assigned, transferred or hypothecated for a period of 180 days from the effective date of this prospectus except in accordance with the requirements of NASD Rule 2710(g)(2).

The anti-manipulation rules of Regulation M under the Securities Exchange Act of 1934 may apply to sales of our common stock and activities of the selling stockholders.

LEGAL MATTERS

Jones Day will pass upon the validity of shares of common stock being offered hereby. As of August 21, 2007, partners in the firm of Jones Day owned an aggregate of 3,900 shares of our common stock.

EXPERTS

The consolidated financial statements of Athersys, Inc. at December 31, 2006 and 2005, and for each of the three years in the period ended December 31, 2006, appearing in this prospectus and the registration statement of which this prospectus forms a part have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their report thereon (which contains an explanatory paragraph describing conditions that raise substantial doubt about Athersys, Inc.’s ability to continue as a going concern as described in Note A to the consolidated financial statements) appearing elsewhere herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

The consolidated financial statements of BTHC VI, Inc. as of December 31, 2006 and 2005 and the related statements of operations and comprehensive loss, changes in stockholders’ equity and cash flows for the years ended December 31, 2006 and 2005 and for the period from November 29, 2004 (date of bankruptcy settlement) through December 31, 2006, respectively, incorporated by reference in this prospectus and the registration statement of which this prospectus forms a part have been audited by S.W. Hatfield, CPA, independent registered public accounting firm, as set forth in its report thereon (which contains an explanatory paragraph describing conditions that raise substantial doubt about BTHC VI, Inc.’s ability to continue as a going concern as described in Note D to the consolidated financial statements) appearing elsewhere herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form S-3 under the Securities Act of 1933 with respect to the common stock we are offering. This prospectus contains all information about us and our common stock that would be material to an investor. The registration statement includes exhibits and schedules to which you should refer for additional information about us.

The SEC allows us to “incorporate by reference” into this prospectus the information in documents we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be a part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. Any statement contained in any document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in or omitted from this prospectus or any accompanying prospectus supplement, or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

You may inspect a copy of the registration statement and the exhibits and schedules to the registration statement without charge at the offices of the SEC at 100 F Street, N.E., Washington, DC 20549. You may obtain copies of all or any part of the registration statement from the Public Reference Section of the SEC, 100 F Street, N.E., Washington, DC 20549, upon the payment of the prescribed fees. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC maintains a web site at www.sec.gov that contains reports, proxy, and information statements, and other information regarding registrants like us that file electronically with the SEC. You can also inspect our registration statement on the SEC’s website.

We are required to file annual, quarterly, and current reports, proxy statements, and other information with the SEC. We intend to make these filings available on our website. You may read and copy any reports, statements, or other information we file with the SEC at the Public Reference Room. You may also request copies of these documents, for a copying fee, by writing the SEC, or you can review these documents on the SEC’s website, as described above.

All documents that we file under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act (excluding any information furnished pursuant to Item 2.02 or Item 7.01 of any Current Report on Form 8-K) that are deemed “filed” with the SEC will be deemed incorporated by reference into this prospectus, and will automatically update and supersede this information. We specifically incorporate by reference the documents listed below:

•	our Annual Report on Form 10-KSB for the fiscal year ended December 31, 2006;

•	our Quarterly Report on Form 10-QSB for the quarter ended March 31, 2007;

•	our Quarterly Report on Form 10-Q for the quarter ended June 30, 2007;

•	our Current Reports on Form 8-K, filed on May 24, 2007; June 14, 2007; July 27, 2007 and August 6, 2007; and

•	the description of our common stock in our Registrant Statement on Form 10-SB, filed on July 6, 2006, and all amendments or reports filed for the purpose of updating such description.

We will provide any person, including our beneficial stockholders, that receives a copy of this prospectus with a copy of any document incorporated by reference in this prospectus and any exhibit specifically incorporated by reference in those documents, at no cost, upon written or oral request to the following address or phone number:

Laura K. Campbell
BTHC VI, Inc.
3201 Carnegie Avenue
Cleveland, Ohio 44115-2634
Telephone: (216) 431-9900

We intend to send our stockholders annual reports containing audited financial statements and to make available quarterly reports containing unaudited financial statements for the first three quarters of each fiscal year.

ATHERSYS, INC.

Report of Independent Registered Public Accounting Firm

The Board of Directors and Stockholders
Athersys, Inc.

We have audited the accompanying consolidated balance sheets of Athersys, Inc. as of December 31, 2005 and 2006, and the related consolidated statements of operations, changes in stockholders’ equity (deficit), and cash flows for each of the three years in the period ended December 31, 2006. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. We were not engaged to perform an audit of the Company’s internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Athersys, Inc. at December 31, 2005 and 2006, and the consolidated results of its operations and its cash flows for each of the three years in the period ended December 31, 2006, in conformity with U.S. generally accepted accounting principles.

The accompanying financial statements have been prepared assuming that Athersys, Inc. will continue as a going concern. As more fully described in Note A, the Company has incurred recurring operating losses from its inception and lacks sufficient liquidity to fund its operations. These conditions raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note A. The financial statements do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or the amounts and classification of liabilities that may result from the outcome of this uncertainty.

As discussed in Note A to the consolidated financial statements, the Company adopted the provisions of Statement of Financial Accounting Standards No. 123(R), Share-Based Payment, effective January 1, 2006.

As discussed in Note I to the consolidated financial statements, the Company restated the consolidated balance sheet at December 31, 2005, and the statement of changes in stockholders’ equity (deficit) for the year ended December 31, 2005.

/s/  Ernst & Young LLP

Cleveland, Ohio
March 22, 2007, except for Notes M and N
as to which the date is July 9, 2007

Athersys, Inc.

Consolidated Balance Sheets

	December 31
	2005	2006
	(Restated)
	(In thousands, except share and per share amounts)

ASSETS
Current assets:
Cash and cash equivalents	$1,080	$1,528
Available for sale securities	3,481	—
Accounts receivable	628	872
Prepaid expenses and other	375	361

Total current assets	5,564	2,761
Notes receivable from related parties	682	562
Equipment, net	954	509
Accounts receivable, net	—	117
Equity investment and other assets	109	317

Total assets	$7,309	$4,266

LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)
Current liabilities:
Accounts payable	$365	$898
Accrued compensation and related benefits	119	423
Accrued expenses and other	721	1,214
Current portion of long-term debt	2,531	3,332

Total current liabilities	3,736	5,867
Long-term debt	4,684	1,800
Convertible promissory notes, net	—	7,510
Accrued interest	—	214
Accrued dividends	7,473	8,882
Stockholders’ equity — see Note N:
Convertible preferred stock, at stated value; 13,432,350 shares authorized; 10,168,231 shares issued and outstanding at December 31, 2005 and 2006; aggregate liquidation preference of $68,187 at December 31, 2005 and 2006	68,301	68,301
Common stock, $.001 par value; 40,000,000 shares authorized; 290,941 and 293,770 shares issued and outstanding at December 31, 2005 and 2006, respectively	—	—
Additional paid-in capital	55,179	53,495
Treasury stock, at cost	(250)	(250)
Accumulated other comprehensive loss	(17)	—
Unearned compensation — common stock options	(809)	—
Accumulated deficit	(130,988)	(141,553)

Total stockholders’ equity (deficit)	(8,584)	(20,007)

Total liabilities and stockholders’ equity (deficit)	$7,309	$4,266

See accompanying notes.

Athersys, Inc.

Consolidated Statements of Operations

	Year Ended December 31
	2004	2005	2006
	(In thousands, except share and per share amounts)

Revenues
License fees	$820	$763	$1,908
Grant revenue	2,318	2,833	1,817

Total revenues	3,138	3,596	3,725
Costs and expenses
Research and development (including stock compensation expense of $2,008, $801, and $276 in 2004, 2005, and 2006, respectively)	12,415	12,578	9,741
General and administrative (including stock compensation expense of $1,481, $657, and $183 in 2004, 2005, and 2006, respectively)	4,717	3,755	3,347
Depreciation	1,297	982	528
Restructuring costs (including stock compensation expense of $56 and $(128) in 2004 and 2005, respectively)	107	251	—

Total costs and expenses	18,536	17,566	13,616

Loss from operations	(15,398)	(13,970)	(9,891)
Other income	—	18	91
Equity in earnings of unconsolidated affiliate	—	—	117
Interest income	317	317	119
Interest expense	(73)	(964)	(1,047)
Accretion of premium on convertible debt	—	—	(260)

Loss before cumulative effect of change in accounting principle	(15,154)	(14,599)	(10,871)
Cumulative effect of change in accounting principle	—	—	306

Net loss	$(15,154)	$(14,599)	$(10,565)

Preferred stock dividends	(2,325)	(2,253)	(1,408)

Net loss attributable to common stockholders	$(17,479)	$(16,852)	$(11,973)

Basic and diluted net loss per common share attributable to common stockholders
Loss before cumulative effect of change in accounting principle	$(59.82)	$(57.79)	$(41.89)
Cumulative effect of change in accounting principle	—	—	1.05

Net loss	$(59.82)	$(57.79)	$(40.84)

Weighted average shares outstanding, basic and diluted	292,173	291,612	293,142

See accompanying notes.

Athersys, Inc.

Consolidated Statements of Changes in Stockholders’ Equity (Deficit)
(In thousands, except share and per share amounts)

							Accumulated	Unearned		Total
	Convertible Preferred Stock		Common Stock		Additional		Other	Compensation		Stockholders’
	Number	Stated	Number	Par	Paid-in	Treasury	Comprehensive	Common Stock	Accumulated	Equity
	of Shares	Value	of Shares	Value	Capital	Stock	Income (Loss)	Options	Deficit	(Deficit)
							(In thousands)

Balance at January 1, 2004	11,784,565	$68,301	292,068	$—	$54,720	$—	$35	$(6,870)	$(101,235)	14,951
Issuance of common stock, net	—	—	189	—	15	—	—	—	—	15
Issuance of common stock warrant	—	—	—	—	189	—	—	—	—	189
Unearned compensation — common stock options	—	—	—	—	9	—	—	(9)	—	—
Amortization of unearned compensation	—	—	—	—	—	—	—	3,489	—	3,489
Compensation expense related to options issued to employees and consultants	—	—	—	—	56	—	—	—	—	56
Forfeitures of common stock options	—	—	—	—	(833)	—	—	833	—	—
Accrued dividends — Class C preferred	—	—	—	—	(1,208)	—	—	—	—	(1,208)
Accrued dividends — Class E preferred	—	—	—	—	(1,117)	—	—	—	—	(1,117)
Net loss	—	—	—	—	—	—	—	—	(15,154)	(15,154)
Unrealized loss on available for sale securities	—	—	—	—	—	—	(70)	—	—	(70)

Total comprehensive loss										(15,224)

Balance at December 31, 2004	11,784,565	68,301	292,257	—	51,831	—	(35)	(2,557)	(116,389)	1,151
Issuance of common stock, net	—	—	72	—	3	—	—	—	—	3
Repurchase of common and preferred stock	(1,616,334)	—	(1,388)	—	—	(250)	—	—	—	(250)
Amortization of unearned compensation	—	—	—	—	—	—	—	1,330	—	1,330
Forfeitures of common stock options	—	—	—	—	(418)	—	—	418	—	—
Accrued dividends — Class C preferred	—	—	—	—	(1,306)	—	—	—	—	(1,306)
Accrued dividends — Class E preferred	—	—	—	—	(947)	—	—	—	—	(947)
Reversal of Class E accrued preferred dividends	—	—	—	—	6,016	—	—	—	—	6,016
Net loss	—		—	—	—	—	—	—	(14,599)	(14,599)
Unrealized loss on available for sale securities	—	—	—	—	—	—	18	—	—	18

Total comprehensive loss										(14,581)

Balance at December 31, 2005 (Restated)	10,168,231	68,301	290,941	—	55,179	(250)	(17)	(809)	(130,988)	(8,584)
Issuance of common stock	—	—	2,829	—	130	—	—	—	—	130
Issuance of common stock warrant	—	—	—	—	250	—	—	—	—	250
Adoption of FAS 123R	—	—	—	—	(809)	—	—	809	—	—
Stock based compensation	—	—	—	—	153	—	—	—	—	153
Accrued dividends — Class C preferred	—	—	—	—	(1,408)	—	—	—	—	(1,408)
Net loss	—	—	—	—	—	—	—	—	(10,565)	(10,565)
Unrealized loss on available for sale securities	—	—	—	—	—	—	17	—	—	17

Total comprehensive loss										(10,548)

Balance at December 31, 2006	10,168,231	$68,301	293,770	$—	$53,495	$(250)	$—	$—	$(141,553)	$(20,007)

See accompanying notes.

Athersys, Inc.

Consolidated Statements of Cash Flows

	Year Ended December 31
	2004	2005	2006
	(In thousands)

Operating activities
Net loss	$(15,154)	$(14,599)	$(10,565)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation	1,297	982	528
Fixed asset impairment	—	87	—
Gain on sale of equipment	—	(18)	—
Equity in earnings of unconsolidated affiliate	—	—	(117)
Accretion of premium on convertible debt	—	—	260
Forgiveness of note receivable from related party	—	—	122
Compensation — common stock options	3,545	1,330	459
Income from cumulative effect of change in accounting principle	—	—	(306)
Amortization of premium (discount) on available for sale securities and other	125	(44)	15
Changes in operating assets and liabilities:
Accounts receivable	(119)	22	(361)
Prepaid expenses and other assets	(65)	10	21
Accounts payable and accrued expenses	(1,297)	112	1,546

Net cash used in operating activities	(11,668)	(12,118)	(8,398)
Investing activities
Purchase of available for sale securities	(12,238)	(5,006)	(3,426)
Maturities of available for sale securities	18,809	15,563	6,932
Proceeds from sale of equipment	—	23	—
Purchases of equipment	(173)	(239)	(83)

Net cash provided by investing activities	6,398	10,341	3,423
Financing activities
Principal payments on debt	(4,148)	(199)	(2,083)
Proceeds from long-term debt	7,500	—	—
Proceeds from convertible promissory notes and warrants	—	—	7,500
Deferred financing costs	(44)	—	—
Cash released from collateral for debt	670	—	—
Repurchase of common and preferred stock held in treasury	—	(250)	—
Proceeds from issuance of common stock, net	15	3	6

Net cash (used in) provided by financing activities	3,993	(446)	5,423

Increase (decrease) in cash and cash equivalents	(1,277)	(2,223)	448
Cash and cash equivalents at beginning of year	4,580	3,303	1,080

Cash and cash equivalents at end of year	$3,303	$1,080	$1,528

See accompanying notes.

Athersys, Inc.

Notes to Consolidated Financial Statements

A.	Background and Accounting Policies

Background

Athersys, Inc. (Athersys or the Company) is a biopharmaceutical company engaged in the development and commercialization of therapeutic products in one business segment. Operations consist primarily of research and product development activities. Prior to 2005, the Company had been considered in the development stage.

The accompanying consolidated financial statements have been prepared on the basis that the Company will continue as a going concern. Since inception, the Company has incurred annual losses and negative cash flows from operations and has an accumulated deficit at December 31, 2006. The Company expects to incur additional operating losses over the next several years. The Company has limited liquidity and capital resources and must obtain significant additional capital resources in order to sustain its product development efforts, including preclinical and clinical testing of anticipated products, pursuit of regulatory approval, and establishment of production capabilities, and meet other working capital requirements. The Company relies on proceeds from equity and debt offerings, proceeds from the transfer or sale of intellectual property rights, grant proceeds, and funding from collaborative arrangements to fund its operations. The Company is currently pursuing multiple potential collaborative and fundraising opportunities. If the Company exhausts its liquid assets and is unable to obtain adequate funding, it may be unable to continue operations and meet contractual obligations. The financial statements do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or the amounts and classification of liabilities that may result from the outcome of this uncertainty.

Principles of Consolidation

The consolidated financial statements include the accounts and results of operations of the Company and its wholly owned subsidiaries. All intercompany accounts and transactions have been eliminated in consolidation. Investments in joint ventures and collaborations are accounted for using the equity method when the Company does not control the investee but has the ability to exercise significant influence over the investee’s operations and financial policies.

Revenue Recognition

The Company’s revenue recognition policies are in accordance with the SEC Staff Accounting Bulletin No. 104, “Revenue Recognition,” and Emerging Issues Task Force No. 00-21, “Revenue Arrangements with Multiple Deliverables,” which provide guidance on revenue recognition in financial statements and are based on the interpretations and practices developed by the SEC. Some of the Company’s agreements contain multiple elements, including technology access and development fees, research funding, milestones and royalty obligations.

Revenue is recognized over the period that Athersys performs its required activities under the terms of various agreements. Revenue from transactions that do not require future performance obligations from Athersys is recognized as contemplated in the agreements, typically upon acceptance and when collectibility is reasonably assured. Athersys defers nonrefundable upfront fees under its collaborations and recognize them over the period in which it performs services, using various factors specific to the collaboration. Amounts Athersys receives for research funding are recognized as revenue as the services are performed. Revenue resulting from the achievement of milestone events stipulated in the agreements is recognized when the milestone is achieved.

Revenue from grants consists primarily of funding under cost reimbursement programs from federal and state sources for qualified research and development activities performed by Athersys. Revenue from grants is recorded when earned under the terms of the agreements.

Athersys, Inc.

Notes to Consolidated Financial Statements — (Continued)

Cash and Cash Equivalents

The Company considers all highly liquid investments with a maturity of three months or less, when purchased, to be cash equivalents. Cash equivalents are primarily invested in money market funds. The carrying amount of the Company’s cash equivalents approximates fair value due to the short maturity of the investments.

Research and Development

Research and development expenditures, including direct and allocated overhead expenses, are charged to expense as incurred.

Royalties

The Company may be required to remit royalty payments based on product sales to certain parties under license agreements. The Company has not paid any such royalties for the three-year period ended December 31, 2006.

Financial Instruments

Management determines the appropriate classification of investment securities at the time of purchase and reevaluates such designation as of each balance sheet date. The Company’s investments typically consist primarily of U.S. government obligations, all of which are classified as available-for-sale. Available-for-sale securities are carried at fair value, with the unrealized gains and losses, net of tax, reported as a separate component of stockholder’s equity. The amortized cost of the debt securities is adjusted for amortization of premiums and accretion of discounts to maturity. Such amortization or accretion is included in interest income. Realized gains and losses on available-for-sale securities are included in interest income. The cost of securities sold is based on the specific identification method. Interest earned on securities classified as available-for-sale is included in interest income.

Long-Lived Assets

Equipment is stated at acquired cost less accumulated depreciation. Laboratory and office equipment are depreciated on the straight-line basis over the estimated useful lives (three to seven years).

Impairment of long-lived assets is recognized when events or changes in circumstances indicate that the carrying amount of the asset or related group of assets may not be recoverable. If the expected future undiscounted cash flows are less than the carrying amount of the asset, an impairment loss is recognized at that time. Measurement of impairment may be based upon appraisal, market value of similar assets or discounted cash flows. No such impairment losses were recorded in 2004 or 2006. See Note B regarding an impairment loss recorded in 2005.

Patent Costs and Rights

Patent costs and rights are expensed as incurred. As of December 31, 2006, the Company has filed for broad intellectual property protection on its proprietary technologies. The Company currently has numerous U.S. patent applications and corresponding international patent applications related to its technologies, as well as many issued U.S. and international patents.

Athersys, Inc.

Notes to Consolidated Financial Statements — (Continued)

Comprehensive Loss

Unrealized gains and losses on the Company’s available for sale securities is the only component of total comprehensive income or loss. Total comprehensive income or loss has been disclosed in the consolidated statement of changes in stockholders’ equity.

Concentration of Credit Risk

Accounts receivable are subject to concentration of credit risk due to the absence of a large number of customers. At December 31, 2006 and 2005, one customer accounted for 78% and 15% of accounts receivables, respectively. The Company does not require collateral from its customers.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

Stock-Based Compensation

In December 2004, FASB Statement No. 123(R), Share-Based Payments, was issued as a revision to FASB Statement No. 123, Accounting for Stock Options. The new statement is required to be adopted by nonpublic companies in January 2006. Prior to January 1, 2006, the Company elected to account for its stock-based compensation in accordance with the intrinsic value method as described in the provisions of Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees, and related interpretations, as permitted by Statement of Financial Accounting Standards SFAS No. 123. As such, compensation was recorded in 2004 and 2005 on the date of issuance or grant as the excess of the current estimated market value of the underlying stock over the purchase or exercise price of the stock option. Any unearned compensation was recognized over the respective vesting periods of the equity instruments, if any, using the graded vesting method as prescribed by Financial Accounting Standards Board Interpretation No. 28.

Effective January 1, 2006, the Company adopted the fair value recognition provisions of FASB Statement No. 123(R), Share-Based Payment, using the modified-prospective-transition method. Under that transition method, compensation cost recognized in 2006 includes: (a) compensation cost for all share-based payments granted prior to, but not yet vested as of January 1, 2006, based on the grant date fair value estimated in accordance with the original provisions of Statement 123, and (b) compensation cost for all share- based payments granted subsequent to January 1, 2006, based on the grant-date fair value estimated in accordance with the provisions of Statement 123(R). Results for prior periods have not been restated. For some of the awards granted prior to the adoption of SFAS 123R, the Company recognized compensation expense on the accelerated method. For awards granted subsequent to adoption of SFAS 123R, the Company will recognize expense on the straight line method.

SFAS No. 123R requires the Company to estimate forfeitures in calculating the expense relating to share-based compensation, while previously the Company was permitted to recognize forfeitures as an expense reduction upon occurrence. The adjustment to apply estimated forfeitures to previously recognized share-based compensation was accounted for as a cumulative effect of a change in accounting principle at January 1, 2006, and reduced net loss by $305,587 for the year ended December 31, 2006. As a result of adopting SFAS No. 123R, the Company’s loss from operations for the year ended December 31, 2006 increased $197,100.

Athersys, Inc.

Notes to Consolidated Financial Statements — (Continued)

The following table illustrates the effect on net income if the Company had applied the fair value recognition provisions of Statement 123 to options granted under the Company’s stock option plans in all periods presented prior to the adoption of Statement 123(R). For purposes of this pro forma disclosure, the value of the options is estimated using a Black-Scholes-Merton option-pricing formula and amortized to expense over the options’ vesting periods (in thousands):

	Year Ended December 31
	2004	2005

Net loss attributable to common stockholders:
As reported	$(17,479)	$(16,852)
Total stock compensation expense included in net loss, as reported	3,384	1,260
Total stock compensation expense under the fair value method for all awards	(3,030)	(2,312)

Pro forma net loss attributable to common stockholders	$(17,125)	$(17,904)

Net loss per common share:
Basic and diluted — as reported	$(59.82)	$(57.79)
Basic and diluted — pro forma	$(58.61)	$(61.40)

The following weighted-average input assumptions were used in determining the fair value:

	December 31
	2004	2005	2006

Volatility	51.9%	49.8%	53.6%
Risk-free interest rate	3.4%	3.7%	4.8%
Expected life of option	4 years	4 years	4 years
Expected dividend yield	0.0%	0.0%	0.0%

Net Loss per Share

Basic and diluted net loss per share attributable to common stockholders has been computed using the weighted-average number of common stock outstanding during the period. During the three years ended December 31, 2006, the Company had outstanding certain options, warrants, convertible debt and convertible preferred stock which have not been used in the calculation of diluted net loss per share because, to do so would be anti-dilutive. As such, the numerator and the denominator used in computing both basic and diluted net loss per share are equal.

For the years ended December 31, 2004, 2005 and 2006, outstanding stock options to purchase 149,017, 138,795 and 116,083 shares of common stock, respectively, were not included in computing diluted earnings per share because their effects were anti-dilutive.

For the years ended December 31, 2004, 2005 and 2006, warrants to purchase 39,830, 25,639 and 25,639 shares of common stock, respectively, and warrants that were issuable but not outstanding, were not included in computing diluted earnings per share because their effects were anti-dilutive.

For the years ended December 31, 2004, 2005 and 2006, 443,798, 385,854 and 385,424 shares, respectively, issuable upon conversion of the convertible preferred stock, were not included in the computation of diluted earnings per share because to do so would have been anti-dilutive.

For the year ended December 31, 2006, an estimated 160,000 shares issuable upon conversion of the convertible promissory notes, were not included in the computation of diluted earnings per share because to do so would have been anti-dilutive.

Athersys, Inc.

Notes to Consolidated Financial Statements — (Continued)

B.	Equipment

Equipment consists of (in thousands):

	December 31
	2005	2006

Laboratory equipment	$5,755	$5,825
Office equipment and leasehold improvements	3,321	3,334

	9,076	9,159
Accumulated depreciation	(8,122)	(8,650)

	$954	$509

In connection with a restructuring in 2005 (also see Note J), the Company reduced the carrying value of certain laboratory equipment to its realizable value, resulting in an impairment loss of $87,000. The fair value of the equipment was determined based on prices for similar assets. The impairment loss is included in restructuring costs in the statement of operations.

C.	Notes Receivable From Related Parties

The Company had a note receivable from an officer with an unpaid principal and interest balance of $122,000 in connection with a loan made in 2002, which was forgiven in 2006. Also, the Company has a note receivable from the former owner of MCL LLC (MCL) with an unpaid principal balance of $511,000 as a result of the merger between the Company and MCL in November 2003 (see Note L). Under the terms of the note, interest accrued on the unpaid principal at approximately 5% per annum for the first two years of the note, at which time the accrual of interest is dependent on certain events at the Company, as defined in the note agreement. In November 2005, interest on the note ceased to accrue. Principal and accrued interest is repayable (i) out of a percentage of proceeds, as defined, from the sale of shares of the Company’s stock held by the note holder as he elects to sell his shares (the holder owned 27,359 shares at December 31, 2006), and (ii) upon the achievement of a $500,000 cash milestone related to the filing of an investigational new drug application with the U.S. Food and Drug Administration, whereby the Company has the right to offset $300,000 as repayment on the note unless the holder elects to receive stock in lieu of cash. If the proceeds that are subject to repayment of the note are insufficient to repay the principal and interest in full, then any remaining balance due will be forgiven by the Company after the holder has sold all shares of the Company’s stock and the holder is no longer entitled to any milestone consideration related to the merger.

D.	Financial Instruments

Investments

The following is a summary of available for sale securities (in thousands):

		Gross	Gross	Estimated
	Amortized	Unrealized	Unrealized	Fair
	Cost	Losses	Gains	Value

December 31, 2005:
U.S. government obligations	$3,498	$(17)	$—	$3,481

The Company had no significant realized gains or losses on the sale of available for sale securities for any of the periods presented. The net unrealized losses on available for sale securities is included as a component of accumulated other comprehensive income or loss in stockholders’ equity and was $(17,000) as of December 31, 2005.

Athersys, Inc.

Notes to Consolidated Financial Statements — (Continued)

The amortized cost of available for sale securities approximated fair value at December 31, 2005, and all maturities were due in one year or less. Actual maturities may differ from contractual maturities because the issuers of the securities may have the right to repay the obligations without prepayment penalties.

Financing Arrangements

The Company leases office and laboratory space under an operating lease. The Company entered into the lease in April 1, 2000, and a letter agreement in 2003, which together provide the Company options to renew the lease in six-month increments through March 2009 at the initial rental rate. The Company has executed its option to renew through September 2007. Rent expense for the facility was approximately $267,000 in each of 2004, 2005, and 2006. The future annual minimum lease commitment at December 31, 2006, is approximately $200,000 for 2007.

Long-Term Debt

A summary of the Company’s long-term debt outstanding is as follows (in thousands):

	December 31
	2005	2006

Notes payable to lenders	$7,215	$5,132
Less — current portion	2,531	3,332

	$4,684	$1,800

In November 2004, the Company entered into a $7,500,000 note payable to lenders, the proceeds of which are unrestricted and used for general corporate purposes. The notes are payable in 30 monthly payments after the initial interest-only period that expired December 1, 2005, with a fixed interest rate of 13% and a maturity date of June 1, 2008. A terminal payment of $487,500 (6.5% of the borrowings) is due June 1, 2008. The debt has no financial covenants, and is secured by substantially all of the Company’s assets. Intellectual property, however, was initially subject only to a negative pledge with an automatic spring lien available to the lenders in the event the cash balance fell below a defined threshold. The spring lien is in effect starting February 2006, in accordance with the terms of the agreement. The lien can be released in accordance with the agreement upon the achievement of certain levels of financing.

Deferred financing costs of $44,000 were capitalized in 2004 in connection with the note, which are being amortized over the term of the note using the effective interest method. As of December 31, 2006 and 2005, the unamortized deferred financing costs were $9,000 and $24,000, respectively.

The lenders have the right to receive a milestone payment of $2,250,000 upon the Company’s initial public offering, sale, merger, or dissolution, as defined. The milestone is payable in cash; however, if the milestone payment relates to an initial public offering, the Company may elect to pay 75% of such milestone in common stock at the per share public offering price. No amounts have been recorded in relation to the milestone as of December 31, 2006.

The lenders also have the right to receive warrants upon the Company’s initial public offering, sale, merger, or next financing event with financial investors. The warrants will be issued in an amount equal to 7% of loans advanced, and will be exercisable for the type of equity instrument issued in the financing event (or common stock if initial public offering, sale or merger) with an exercise price equal to the price per share in the financing. In connection with the 2006 loan amendment, the lenders also have the right to receive additional warrants equal to 50% of the two deferred principal payments, with the same terms as the initial warrant rights. No warrants were issued as of December 31, 2006.

Athersys, Inc.

Notes to Consolidated Financial Statements — (Continued)

Fair value of the Company’s long-term debt at December 31, 2006, is not determinable due to lack of marketability of the fixed-rate debt. Interest expense is representative of cash paid for the years ended December 31, 2004 and 2005, and the Company paid interest expense of $832,000 during the year ended December 31, 2006.

In September 2006, the loan was amended to provide for a potential deferral of four monthly principal payments. Two such principal payments were deferred, and were subsequently repaid along with accumulated interest in January 2007. The amortization of the remaining loan balance is based on the original terms and was not adjusted as a result of the amendment.

The scheduled maturities of long-term debt are as follows (in thousands):

2007	$3,332
2008	1,800

$5,132

E.	Convertible Notes

In 2006, the Company entered into a co-development collaboration with Angiotech Pharmaceuticals, Inc. (“Angiotech”). The Company issued a $5 million convertible promissory note to the collaborator at the inception of the program, which was followed by the issuance of an additional convertible promissory note of $5 million in January 2007 upon the achievement of certain milestones. The notes bear interest at 5%, have a 6-year term, are unsecured, and are subordinated to the Company’s long-term secured debt. The notes are only convertible into shares of stock of the same class as issued in the Company’s next bona fide equity financing, as defined, at a conversion price of 110% of the price per share in the bona fide equity financing. The notes, if not converted, are repayable with accrued interest at maturity.

The Company may also receive equity investments and cash payments based upon the successful achievement of specified clinical development and commercialization milestones. Under the terms of the collaboration, the parties will jointly fund clinical development activity with Angiotech paying for the majority of any phase III trial costs. The Company will have lead responsibility for preclinical and early clinical development and manufacturing, and Angiotech will take the lead on pivotal and later clinical trials and commercialization. The parties will share net profits from the sale of any approved products.

Also in 2006, the Company completed a bridge financing of $2.5 million in the form of convertible promissory notes. The notes were issued primarily to existing stockholders of the Company. The notes bear interest at 10%, have a 3-year term, and are secured by all the assets of the Company (subordinated to the Company’s secured long-term debt). The notes are only convertible into shares of stock of the same class as issued in the Company’s next bona fide equity financing, as defined, at a conversion price equal to the price per share in the bona fide equity financing. The notes, if not converted, are repayable with accrued interest at maturity, plus a repayment fee of 200% of the outstanding principal. Of the total amount due under the bridge financing at December 31, 2006, $205,000 is due to three members of management.

The bridge investors also received warrants in connection with the bridge financing. The warrants are exercisable for shares of common stock only upon a restructuring of the Company’s capital stock in connection with a bona fide financing. The number of shares that can be purchased under the warrants is based on a formula whereby the bridge investors would receive warrants valued at two times their investment divided by the pre-money value of the Company upon a restructuring and bona fide equity financing. The exercise price of the warrants is $0.01 per share. The Company allocated $250,000 of the purchase price of the debt to the warrants based on the relative fair value of the notes and the warrants.

Athersys, Inc.

Notes to Consolidated Financial Statements — (Continued)

The Company has computed a premium on the debt in the amount of $5,250,000 due upon redemption, which is being accreted over the term of the notes using the effective interest method.

F.	Income Taxes

At December 31, 2006, the Company had net operating loss and research and development tax credit carry forwards of approximately $109,909,000 and $5,759,000, respectively, for income tax purposes. Such losses and credits may be used to reduce future taxable income and tax liabilities and expire at various dates between 2013 and 2027.

Significant components of the Company’s deferred tax assets are as follows (in thousands):

	December 31
	2005	2006

Net operating loss carryforwards	$31,160	$37,369
Research and development credit carryforwards	5,132	5,759
Compensation expense	4,224	4,275
Equity in loss of joint ventures	3,077	—
Other	381	568

Total deferred tax assets	43,974	47,971
Valuation allowance for deferred tax assets	(43,974)	(47,971)

Net deferred tax assets	$—	$—

Because of the Company’s cumulative losses, the deferred tax assets have been fully offset by a valuation allowance. The Company has not paid income taxes for the three-year period ended December 31, 2006.

G.	Capitalization

In 2004, the Company issued a warrant to purchase 699 shares of the Company’s common stock at $435 per share related to consulting services provided in 2003. In January 2007, the warrant was repurchased and cancelled by the Company for a nominal fee.

In 2005, the Company purchased shares of the Company’s common stock, Class F Convertible Preferred stock and Class A Convertible Preferred Stock from a stockholder, and the shares are held in treasury at December 31, 2005 and 2006.

Also see Note D regarding warrants related to the Company’s long-term debt, and Note E regarding warrants issued in connection with a bridge financing.

Athersys, Inc.

Notes to Consolidated Financial Statements — (Continued)

The following shares of common stock were reserved for future issuance (in thousands):

	December 31
	2005	2006

Stock option plans	267	277
Conversion of Class A, B, C, D, F, and G preferred stock	364	364
Conversion of Blank Check preferred stock	9	9
Warrants to purchase common stock	26	26

Subtotal	666	676

Conversion of notes issued in connection with collaboration		Note E
Conversion of notes issued in connection with bridge financing		Note E
Warrants issuable to lenders related to long-term debt		Note D
Warrants issued to investors in bridge financing		Note E

H.	Joint Ventures

Athersys owns 50.2% of Oculus Pharmaceuticals, Inc. (Oculus) related to a 2001 joint venture. Athersys accounts for its investment in Oculus under the equity method due to significant minority investor rights (i.e., “substantive participating rights,” as defined by EITF 96-16) retained by the other investors. In 2006, a milestone was achieved and Athersys received $100,000 of stock-based proceeds in another company related to its investment in Oculus, which is included in ’other income’ on the Company’s 2006 statement of operations.

Also in connection with the milestone achievement in 2006, Oculus received stock based proceeds in another company in the amount of $260,000. Athersys recognized approximately $117,000 as its share of the Oculus net income, after recapturing prior losses in excess of the Company’s investment in and advances to the joint venture. Consistent with its wind-up strategy, Oculus will remain in existence as a dormant entity only as long as it is necessary to serve as a pass through of any further milestone-based consideration and final distribution to its remaining shareholders. As of December 31, 2005 and 2006, Oculus had no significant assets, liabilities, stockholders’ equity or results of operations, other than the milestone proceeds in 2006 as described above.

In 1999, the Company entered into an agreement to establish a joint venture with a pharmaceutical company. The joint venture had no significant assets, liabilities, stockholders’ equity or results of operations as of December 31, 2005 and 2006. In November 2006, the Company terminated the related collaboration agreements with the pharmaceutical company and dissolved the joint venture effective January 2007. There were no significant costs or proceeds related to this dissolution.

I.	Convertible Preferred Stock

Each share of the Company’s preferred stock, except for Class E Preferred Stock, is convertible at the stockholders’ option at any time into one share of Athersys common stock (0.0358493 shares of Athersys common stock giving effect to the Merger — see Note N), subject to adjustment if the fair value of each share of common stock is less than the stated value of the convertible preferred shares, as defined. When and if declared, all classes of preferred stock, except for Class C Convertible Preferred Stock and Class E Preferred Stock, have a noncumulative dividend rate of 8% per annum. Dividends on the Class C Convertible Preferred Stock are cumulative at a rate of 8% per annum. Preferred stockholders, except for Class E Preferred Stockholders, are entitled to the number of votes they would have upon conversion of their preferred shares into common stock.

Athersys, Inc.

Notes to Consolidated Financial Statements — (Continued)

The Class E Preferred Stock has limited voting rights and liquidation rights. As of October 2005, the shares of Class E Preferred stock were no longer convertible into shares of common stock, and the 7% accrued dividend was no longer payable. As the dividend was no longer payable effective October 2005, the balance sheet and statement of changes in stockholders’ equity (deficit) at December 31, 2005, have been restated to reflect the reversal of accrued dividends that had been incorrectly recorded in the balance sheet. This restatement decreases previously reported accrued dividends by $6,016,000 and increases additional paid-in capital by $6,016,000. The Company terminated the inactive joint venture with the Class E Preferred stockholder in November 2006 (see Note H).

In the event of liquidation of the Company, holders of Class A, B, C, D, E, F, and G Preferred stock shall have liquidation preferences of $0.64, $1.25, $3.67, $1.35, $1,000, $12.00 and $1.85 per share, respectively, together with any declared, but unpaid, or accrued dividends over holders of common stock. The Class F Preferred Stock has a liquidation preference over the other classes of Preferred Stock.

The authorized, issued and outstanding Class A, B, C, D, E, F, and G shares of preferred stock were as follows (in thousands, except per share data) at December 31, 2005 and 2006:

		Shares	Issuance	Aggregate
	Shares	Issued and	Price	Liquidation
	Authorized	Outstanding	per Share	Preference

Class A	3,939	2,739	$0.64	$1,753
Class B	320	320	$1.25	399
Class C	4,116	2,766	$3.67	10,143
Class D	150	150	$1.35	202
Class E	18	12	$1,000	12,015
Class F	4,000	3,541	$12.00	42,492
Class G	640	640	$1.85	1,183

Total	13,183	10,168		$68,187

There were no issuances of preferred stock in 2004 through 2006.

In addition, the Company had 250,000 shares of Blank Check Preferred Stock authorized at December 31, 2005 and 2006, that are not included in the table above. These shares were not issued or outstanding at December 31, 2005 or 2006.

J.	Stock Option Plans and Restructurings

In 1995, the Company adopted the 1995 Incentive Plan of Athersys, Inc. (the 1995 Plan). The 1995 Plan provides for the grant of incentive stock options, nonqualified stock options, stock bonus awards and restricted shares for employees, directors and consultants. The 1995 Plan carried a 10-year term and expired in November 2005. No new awards can be granted under the 1995 Plan, but outstanding awards will continue in full force and effect according to their terms. As of December 31, 2006, 92,796 shares of common stock are reserved to cover outstanding awards under the 1995 Plan. The options generally vest over periods ranging from three to four years and generally expire at the end of ten years.

In 2000, the Company adopted the 2000 Stock Incentive Plan (the 2000 Plan). The 2000 Plan provides for the grant of incentive stock options, nonqualified stock options, appreciation rights, performance units, performance shares, restricted shares and deferred shares. The payment of dividend equivalents on awards granted under the plan is also permitted. As of December 31, 2006, 181,995 shares of common stock were authorized for issuance under the 2000 Plan. The options generally vest over periods ranging from three to four years and generally expire at the end of ten years.

Athersys, Inc.

Notes to Consolidated Financial Statements — (Continued)

In 2003, the Company completed a restructuring that involved a reduction in force and an internal prioritization on certain therapeutic development opportunities. In connection with the restructuring, the Company granted 1,981 options to certain employees who were terminated. The stock options were granted under a separate plan approved by the Company’s Board of Directors, and therefore were not granted under the 1995 Plan or the 2000 Plan. There are no additional options reserved under this plan. The options are immediately exercisable and expire at the end of five years. Of the total restructuring costs, $107,000 was recognized in 2004 (including stock compensation related to these options of approximately $56,000) and is disclosed separately on the statement of operations.

In 2005, the Company completed a restructuring that involved a reduction in force and the refocusing of the Company’s internal activities, which was completed by December 31, 2005. The total cost of the 2005 restructuring, which primarily consists of severance payments, reduction of equipment carrying values, and reversal of stock option compensation, was $251,000 in 2005, and is disclosed separately on the statement of operations. At December 31, 2005, the severance liability was $36,000, which was paid in 2006. Also see Note B.

A summary of the Company’s stock option activity and related information is as follows:

		Weighted	Weighted
		Average	Average
	Number	Exercise	Fair
	of Options	Price	Value

Outstanding January 1, 2004	162,554	$99.86	$132.50
Granted below deemed market value	215	130.27	263.32
Granted equal to deemed market value	897	362.63	163.18
Exercised	(190)	79.50	47.14
Forfeited	(14,459)	191.64	186.89

Outstanding December 31, 2004	149,017	92.61	127.76
Granted equal to deemed market value	1,470	362.63	154.81
Exercised	(63)	41.84	23.71
Forfeited	(11,628)	133.89	121.62

Outstanding December 31, 2005	138,796	92.05	128.59
Granted equal to deemed market value	—	—	—
Exercised	(72)	83.68	41.00
Forfeited	(22,641)	150.91	148.40

Outstanding December 31, 2006	116,083	$80.62	$124.69

Athersys, Inc.

Notes to Consolidated Financial Statements — (Continued)

	December 31, 2006
	Options Outstanding			Options Exercisable
		Weighted
		Average	Weighted		Weighted
	Number	Remaining	Average	Number	Average
	of	Contractual	Exercise	of	Exercise
Exercise Price	Options	Life	Price	Options	Price

$ 27.89 - 33.47	10,038	2.97	$29.85	10,038	$29.85
$ 41.84 - 46.03	51,515	1.31	$42.40	51,515	$42.40
$ 69.74 - 83.68	21,008	2.18	$70.02	21,008	$70.02
$ 90.66 - 195.26	26,496	5.54	$111.02	23,804	$110.18
$223.16 - 435.15	7,026	4.99	$348.40	6,274	$346.45

	116,083			112,639

Options exercisable at December 31, 2004, 2005, and 2006, were approximately 126,082, 127,516, and 112,674, respectively. The total fair value of shares vested in 2004, 2005, and 2006 was $3,030,000, $2,312,000, and $428,000, respectively.

K.	Profit Sharing Plan and 401(k) Plan

The Company has a profit sharing and 401(k) plan that covers substantially all employees. The Plan allows for discretionary contributions by the Company. The Company made no contributions to this Plan in 2004, 2005, or 2006.

L.	Acquisition Agreement

In 2003, the Company completed a merger with MCL related to the multipotent adult stem cell (MAPC) technology. The Company formed a wholly owned subsidiary, ReGenesys LLC, as the entity into which MCL merged. The results of operations of ReGenesys LLC have been included since the effective date of the merger. In addition to the purchase price for the merger, the Company may be obligated to make certain milestone payments. In 2006, the first milestone was conferred resulting in the issuance of 2,758 shares of Athersys stock to the former members of MCL related to the issuance of a patent. The value placed on the shares was approximately $125,000 using fair value estimates at the time of the milestone achievement. The Company may be required to issue up to an additional 1,379 shares of the Company’s common stock and up to $1,000,000 (payable in cash or shares of common stock at the holders’ option) in the event that certain additional milestones relating to the MAPC technology are achieved, which are related to collaboration activities and the filing of an investigational new drug application with the U.S. Food and Drug Administration.

M.	Subsequent Events

In April 2007, a 1996 warrant was exercised for 3,215 shares of common stock for a nominal exercise price.

On June 8, 2007, the Company effected a merger into a wholly-owned subsidiary of a public company (the Merger). The public company, BTHC VI, Inc. (BTHC VI), was a shell corporation with substantially no assets, liabilities or operations as of the date of the merger, and had 299,622 shares of common stock outstanding. Upon the closing of the Merger, the officers and directors of Athersys assumed control over the operations of BTHC VI, and Athersys’ operations became the sole operations of BTHC VI on a consolidated basis.

Immediately prior to the consummation of the Merger, all the convertible preferred stock of Athersys was converted into 1,912,356 shares of common stock, the warrants that were issued to the former holders of

Athersys, Inc.

Notes to Consolidated Financial Statements — (Continued)

Class C Convertible Preferred Stock were terminated, and the accrued dividend payable to the former holders of Class C Convertible Preferred Stock was eliminated. The Company also retired the shares of stock held in treasury.

Immediately after the Merger, BTHC completed an offering of 13,000,000 shares of common stock for aggregate gross proceeds of $65,000,000 (The Offering). The Offering included the issuance of warrants to purchase 3,250,000 shares of common stock to the investors with an exercise price of $6.00 and a five-year term. BTHC also issued warrants to purchase 500,000 shares of common stock to the lead investor and warrants to purchase 1,093,525 shares of common stock to the placement agents, both with an exercise price of $6.00 and a five-year term. The placement agents received fees of 8.5% of the gross proceeds, less proceeds from existing investors in the Company. In consideration for certain advisory services, the Company paid an affiliate and largest stockholder of BTHC a one-time fee of $350,000 in cash upon consummation of the merger.

The $10,000,000 of convertible notes issued to the pharmaceutical company were converted (See Note E) along with accrued interest upon the closing of the Offering into 1,885,890 shares of common stock at a conversion price of $5.50 per share, which was 110% of the price per share in the Offering in accordance with the note.

The notes issued to the bridge investors (see Note E) were converted along with accrued interest upon the closing of the Offering into 531,781 shares of common stock, at a conversion price of $5.00 per share, which was the price per share in the Offering. The bridge investors also exercised their $0.01 warrants upon the conversion of convertible preferred stock in connection with the Merger for 999,977 shares of common stock at an exercise price of $10,000. Upon the conversion of the bridge notes, the bridge investors also received warrants to purchase 132,945 shares of common stock at $6.00 per share with a five-year term, which was consistent with the warrants issued to new investors in the Offering.

Upon the closing of the Offering, the Company achieved a milestone related to its stem cell technology and issued 1,379 shares of common stock and paid $500,000 cash to the former holders of the technology.

In connection with the Merger and the required Form 8-K Current Report, these consolidated financial statements have been updated to include earnings per share data in the consolidated statement of operations and notes to the consolidated financial statements. In addition Note O, Quarterly Financial Data (unaudited), has been included in the notes to the financial statements.

N.	Restatement Related to Merger

Athersys was deemed to have been the accounting acquirer in the Merger, as described in Note M. Accordingly, the financial statements of the Company presented reflect the historical results of Athersys and do not include the historical financial results of BTHC VI prior to the consummation of the Merger. The Company’s authorized and issued shares of common stock have been retroactively restated for all periods presented to reflect the shares of BTHC VI common stock after giving effect to the Merger. Basic and diluted net loss per share attributable to common stockholders has been computed using the retroactively restated common stock.

Athersys, Inc.

Notes to Consolidated Financial Statements — (Continued)

O.	Quarterly Financial Data (Unaudited)

The following table presents quarterly data for the years ended December 31, 2005 and 2006, in thousands, except per share data:

	2005
	First Quarter	Second Quarter	Third Quarter	Fourth Quarter	Full Year

Revenues	$952	$870	$833	$941	$3,596
Net loss	$(3,804)	$(3,888)	$(3,542)	$(3,365)	$(14,599)
Preferred stock dividends	$(617)	$(617)	$(617)	$(402)	$(2,253)
Net loss attributable to common stockholders	$(4,421)	$(4,505)	$(4,159)	$(3,767)	$(16,852)
Net loss per share, basic and diluted	$(15.13)	$(15.41)	$(14.30)	$(12.95)	$(57.79)

	2006
	First Quarter	Second Quarter	Third Quarter	Fourth Quarter	Full Year

Revenues	$629	$490	$1,126	$1,480	$3,725
Loss before cumulative effect of change in accounting principle	$(2,793)	$(3,295)	$(2,067)	$(2,716)	$(10,871)
Net loss	$(2,487)	$(3,295)	$(2,067)	$(2,716)	$(10,565)
Preferred stock dividends	$(348)	$(347)	$(347)	$(366)	$(1,408)
Net loss attributable to common stockholders	$(2,835)	$(3,642)	$(2,414)	$(3,082)	$(11,973)
Basic and diluted net loss per share:
Loss before cumulative effect of change in accounting principle	$(10.78)	$(12.40)	$(8.22)	$(10.49)	$(41.89)
Cumulative effect of change in accounting principle	1.05	—	—	—	1.05

Net loss	$(9.73)	$(12.40)	$(8.22)	$(10.49)	$(40.84)

BTHC VI, INC.

INDEX TO

UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS FOR THE
SIX MONTHS ENDED JUNE 30, 2006 AND 2007

BTHC VI, Inc.

Unaudited Condensed Consolidated Balance Sheets

	December 31	June 30
	2006	2007
	(In thousands, except share and per share data)

ASSETS
Current assets:
Cash and cash equivalents	$1,528	$58,939
Accounts receivable	872	384
Prepaid expenses and other	361	433

Total current assets	2,761	59,756
Notes receivable from related parties	562	562
Equipment, net	509	355
Accounts receivable, net	117	75
Equity investment and other assets	317	317

Total assets	$4,266	$61,065

LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)
Current liabilities:
Accounts payable	$898	$1,008
Accrued compensation and related benefits	423	65
Accrued expenses and other	1,214	1,047
Current portion of long-term debt, net	3,332	3,235

Total current liabilities	5,867	5,355
Long-term debt	1,800	—
Convertible promissory notes, net	7,510	—
Accrued interest	214	—
Accrued dividends	8,882	—
Stockholders’ equity (deficit):
Convertible preferred stock, at stated value; no shares authorized, issued or outstanding at June 30, 2007; 13,432,350 shares authorized and 10,168,231 shares issued and outstanding December 31, 2006	68,301	—
Preferred stock, 10,000,000 shares authorized and no shares issued and outstanding at June 30, 2007; no shares authorized, issued or outstanding at December 31, 2006	—	—
Common stock, $0.001 par value; 100,000,000 shares authorized and 18,927,988 shares issued and outstanding at June 30, 2007; 40,000,000 shares authorized and 293,770 shares issued and outstanding December 31, 2006	—	19
Additional paid-in capital	53,495	207,033
Treasury stock	(250)	—
Accumulated deficit	(141,553)	(151,342)

Total stockholders’ equity (deficit)	(20,007)	55,710

Total liabilities and stockholders’ equity (deficit)	$4,266	$61,065

See accompanying notes to unaudited condensed consolidated financial statements.

BTHC VI, Inc.

Unaudited Condensed Consolidated Statements of Operations

	Six Months Ended
	June 30,
	2006	2007
	(In thousands, except share and per share data)

Revenues
License fees	$481	$623
Grant revenue	638	979

Total revenues	1,119	1,602
Costs and expenses
Research and development ($159 and $2,031 in the six months ended June 30, 2006 and 2007, respectively)	4,945	7,354
General and administrative ($91 and $2,102 in the six months ended June 30, 2006 and 2007, respectively)	1,754	4,105
Depreciation	293	155

Total costs and expenses	6,992	11,614

Loss from operations	(5,873)	(10,012)
Other income (loss)	208	1,500
Interest income	67	222
Interest expense — see Note 7	(490)	(1,043)
Accretion of premium on convertible debt	—	(456)

Loss before cumulative effect of change in accounting principle	(6,088)	(9,789)
Cumulative effect of change in accounting principle	306	—

Net loss	$(5,782)	$(9,789)

Preferred stock dividends	$(695)	$(659)

Net loss attributable to common stockholders	$(6,477)	$(10,448)

Dividends declared per common share	$—	$—

Basic and diluted net loss per common share:
Net loss before cumulative effect of change in accounting principle	$(23.19)	$(4.10)
Cumulative effect of change in accounting principle	1.05	—

Net loss	$(22.14)	$(4.10)

Weighted average shares outstanding, basic and diluted	292,513	2,547,265

See accompanying notes to unaudited condensed consolidated financial statements.

BTHC VI, Inc.

Unaudited Condensed Consolidated Statements of Cash Flows

	Six Months Ended
	June 30,
	2006	2007
	(In thousands)

Operating activities
Net loss	$(5,782)	$(9,789)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation	293	155
Equity in earnings of unconsolidated affiliate	(117)	—
Accretion of premium on convertible debt	—	456
Forgiveness of note receivable from related party	122	—
Compensation — common stock options	250	4,133
Expense related to warrants issued to lenders	—	438
Income from cumulative effect of change in accounting principle	(306)	—
Amortization of premium on available for sale securities and other	24	7
Changes in operating assets and liabilities:
Accounts receivable	239	530
Prepaid expenses and other assets	143	(72)
Accounts payable and accrued expenses	819	(95)

Net cash used in operating activities	(4,315)	(4,237)
Investing activities
Purchase of available for sale securities	(3,024)	—
Maturities of available for sale securities	3,804	—
Purchases of equipment	(67)	(3)

Net cash (used in) provided by investing activities	713	(3)
Financing activities
Principal payments on debt	(1,222)	(1,843)
Proceeds from convertible promissory note	5,000	5,000
Proceeds from issuance of common stock, net	6	58,494

Net cash provided by financing activities	3,784	61,651

Increase in cash and cash equivalents	182	57,411
Cash and cash equivalents at beginning of the period	1,080	1,528

Cash and cash equivalents at end of the period	$1,262	$58,939

See accompanying notes to unaudited condensed consolidated financial statements.

BTHC VI, Inc.

Notes to Unaudited Condensed Consolidated Financial Statements

1.	Background; Recent Merger and Offering

On May 24, 2007, BTHC VI, Inc. (“BTHC VI”) and its wholly owned subsidiary, B-VI Acquisition Corp., entered into an Agreement and Plan of Merger with Athersys, Inc. (“Athersys”). Pursuant to the terms of the Agreement and Plan of Merger, B-VI Acquisition Corp., which BTHC VI recently had incorporated for the purpose of completing the merger transaction described herein, merged with and into Athersys on June 8, 2007, with Athersys continuing as the surviving entity in the merger (the “Merger”). As a result of the Merger, Athersys became our wholly-owned subsidiary, and the business of Athersys became our sole operations. Unless otherwise indicated, all references to “the Company” are to BTHC VI, together with its wholly-owned subsidiary, Athersys.

At the time the Merger was deemed effective, each share of common stock of Athersys was converted into 0.0358493 shares of BTHC VI common stock, par value $0.001 per share. Prior to the Merger, BTHC VI effected a 1-for-1.67 reverse stock split of its shares of common stock and increased the number of authorized shares of common stock to 100,000,000. Also prior to the Merger, all shares of Athersys preferred stock were converted into shares of Athersys common stock.

BTHC VI’s acquisition of Athersys on June 8, 2007 effected a change in control and was accounted for as a reverse acquisition whereby Athersys is the accounting acquirer for financial statement purposes. Accordingly, the financial statements of the Company presented reflect the historical results of Athersys and do not include the historical financial results of BTHC VI prior to the consummation of the Merger. The Company’s authorized and issued shares of common stock have been retroactively restated for all periods present to reflect the shares of BTHC VI common stock after giving effect to the Merger. Basic and diluted net loss per share attributable to common stockholders has been computed using the retroactively restated common stock.

Immediately after the Merger, BTHC VI completed an offering of 13,000,000 shares of common stock for aggregate gross proceeds of $65.0 million (the “Offering”). Offering costs in the amount of approximately $6.5 million were netted against the proceeds of the Offering, resulting in net proceeds from the Offering of approximately $58.5 million. The Offering included the issuance of warrants to purchase 3,250,000 shares of common stock to the investors with an exercise price of $6.00 and a five-year term. BTHC VI also issued warrants to purchase 500,000 shares of common stock to the lead investor and warrants to purchase 1,093,525 shares of common stock to the placement agents, each with an exercise price of $6.00 and a five-year term. The placement agents also received cash fees in an amount equal to 8.5% of the gross proceeds, excluding proceeds from existing investors in the Company. In consideration for certain advisory services, the Company paid an affiliate and largest stockholder of BTHC VI a one-time fee of $350,000 in cash upon consummation of the Merger.

Athersys is a biopharmaceutical company engaged in the development and commercialization of therapeutic products in one business segment. Operations consist primarily of research and product development activities.

2.	Basis of Presentation

The accompanying unaudited condensed consolidated financial statements should be read in conjunction with the audited financial statements and notes thereto included in this filing. The accompanying financial statements have been prepared in accordance with U.S. generally accepted accounting principles (“GAAP”) for interim financial information and Article 10 of Regulation S-X. Accordingly, since they are interim statements, the accompanying financial statements do not include all of the information and notes required by GAAP for complete financial statements. The accompanying financial statements reflect all adjustments, consisting of normal recurring adjustments, that are, in the opinion of management, necessary for a fair presentation of

BTHC VI, Inc.

Notes to Unaudited Condensed Consolidated Financial Statements — (Continued)

financial position and results of operations for the interim periods presented. Interim results are not necessarily indicative of results for a full year.

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. The Company’s critical accounting policies, estimates and assumptions are described in “Management’s Discussion and Analysis of Financial Condition and Results of Operations.’’

3.	Net Loss per Share

Basic and diluted net loss per share attributable to common stockholders are presented in conformity with SFAS No. 128, Earnings per Share, for all periods presented. In accordance with SFAS No. 128, basic and diluted net loss per share has been computed using the weighted-average number of common stock outstanding during the period.

The Company has outstanding certain options and warrants, and prior to June 8, 2007, had outstanding certain convertible debt and convertible preferred stock, which have not been used in the calculation of diluted net loss per share because to do so would be anti-dilutive. As such, the numerator and the denominator used in computing both basic and diluted net loss per share attributable to common stock holders are equal.

Outstanding stock options to purchase 3,629,814 and 127,686 shares of common stock for the six-month periods ended June 30, 2007 and June 30, 2006, respectively, were not included in the calculation of diluted net loss per share attributable to common stockholders because their effects were antidilutive.

Warrants to purchase 5,125,496 and 25,639 shares of common stock for the six-month periods ended June 30, 2007 and June 30, 2006, respectively, were not included in the calculation of diluted net loss per share attributable to common stockholders because their effects were antidilutive.

Shares of common stock issuable upon the conversion of convertible preferred stock in the amount of 319,839 on a historical basis (1,679,915 taking into consideration the restructuring of Athersys stock that occurred in 2007 at the time of the Merger) for the six-month period ended June 30, 2007, and 364,093 on a historical basis (1,912,356 taking into consideration the restructuring of Athersys stock that occurred in 2007 at the time of the Merger) for the six-month period ended June 30, 2006, were not included in the calculation of diluted net loss per share attributable to common stockholders because their effects were antidilutive.

Shares of common stock issuable upon the conversion of convertible promissory notes in the amount of 224,197 on a historical basis (2,028,281 taking into consideration the closing of the Offering in 2007) for the six-month period ended June 30, 2007, and 31,156 on a historical basis (281,866 taking into consideration the closing of the Offering in 2007) for the six-month period ended June 30, 2006, were not included in the calculation of diluted net loss per share attributable to common stockholders because their effects were antidilutive.

BTHC VI, Inc.

Notes to Unaudited Condensed Consolidated Financial Statements — (Continued)

4.	Comprehensive Loss

In accordance with SFAS No. 130, Reporting Comprehensive Loss, all components of comprehensive loss, including net loss, are reported in the financial statements in the period in which they are recognized. Comprehensive loss is defined as the change in equity during a period from transactions and other events and circumstances from non-owner sources. Below is the reconciliation, in thousands, of net loss to comprehensive loss for all periods presented.

	Six Months
	Ended June 30,
	2007	2006
Net loss	$(9,789)	$(5,782)
Unrealized gain on available-for-sale securities	—	13

Comprehensive loss	$(9,789)	$(5,769)

5.	Equity Restructuring

Immediately prior to the Merger (see Note 1), all shares of Athersys preferred stock were converted into shares of Athersys common stock. The preferred stock on the balance sheet was eliminated and accounted for as common stock issued and additional paid-in capital. Also, $250,000 of treasury stock held by Athersys was retired in connection with the Merger and reversed to additional paid-in capital. Accrued dividends on Athersys’ convertible preferred stock were eliminated and reversed to additional paid-in capital. Additionally, warrants that were issued to the former holders of convertible preferred stock were terminated.

6.	Share-based Compensation

Equity Compensation Plans

BTHC VI adopted an incentive plan prior to closing the Merger that made available 3,035,000 shares of common stock for awards to employees, directors and consultants. Upon closing the Merger, another similar incentive plan was adopted that made available 1,465,000 shares of common stock for awards to employees, directors and consultants. These equity incentive plans authorize the issuance of equity-based compensation in the form of stock options, stock appreciation rights, restricted stock, restricted stock units, performance shares and units, and other stock-based awards to qualified employees, directors and consultants. Total awards under these plans are limited to 4,500,000 shares of common stock in the aggregate.

In May 2007, the majority of Athersys’ outstanding options were terminated. New option awards to purchase 3,625,000 shares of common stock with an exercise price of $5.00 were granted to employees, directors and certain consultants in June 2007 upon the closing of the Merger. The options that were granted to employees vest approximately 40% on the date of grant, and ratably over three years thereafter. The option awards granted to non-employees and board members generally vest at varying percentages over three years. Upon the closing of the Merger, BTHC VI assumed 5,052 options granted to former employees and consultants of Athersys, which will be governed by the former Athersys equity plans until the awards expire.

Impact of Adoption of SFAS No. 123R

In December 2004, SFAS No. 123 (revised 2004), Share-Based Payment (“SFAS No. 123R“), was issued as a revision to SFAS No. 123, Accounting for Stock Options (“SFAS No. 123”). The new statement was adopted by the Company on January 1, 2006. Prior to January 1, 2006, the Company elected to account for its stock-based compensation in accordance with the intrinsic value method as described in the provisions of Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees, and related interpretations, as permitted by SFAS No. 123. As such, compensation was determined prior to 2006 on the

BTHC VI, Inc.

Notes to Unaudited Condensed Consolidated Financial Statements — (Continued)

date of issuance or grant as the excess of the current estimated market value of the underlying stock over the purchase or exercise price of the stock option. Compensation expense was recognized over the respective vesting periods of the equity instruments, if any, using the graded vesting method as prescribed by Financial Accounting Standards Board Interpretation No. 28.

On January 1, 2006, the Company adopted the fair value recognition provisions of SFAS No. 123R using the modified-prospective-transition method. Under that transition method, compensation cost recognized subsequent to adoption includes: (a) compensation cost for all share-based payments granted prior to, but not yet vested as of January 1, 2006, based on the grant date fair value estimated in accordance with the original provisions of SFAS No. 123, and (b) compensation cost for all share-based payments granted subsequent to January 1, 2006, based on the grant-date fair value estimated in accordance with the provisions of SFAS No. 123R. For some of the awards granted prior to the adoption of SFAS No. 123R, the Company recognized compensation expense on the accelerated method. For awards granted subsequent to adoption of SFAS No. 123R, the Company recognizes expense on the straight-line method. Upon adoption of SFAS 123R, Athersys estimated forfeitures in calculating the expense relating to share-based compensation, while previously Athersys was permitted to recognize forfeitures as an expense reduction upon occurrence. The adjustment to apply estimated forfeitures to previously recognized share-based compensation was accounted for as a cumulative effect of a change in accounting principle at January 1, 2006 and reduced net loss by $306,000 for the six months ended June 30, 2006.

Valuation of Share-based Compensation under SFAS No. 123R

The Company uses a Black-Scholes option pricing model to estimate the grant-date fair value of share-based awards under SFAS No. 123R. The expected term of options granted represents the period of time that option grants are expected to be outstanding. The Company used the “simplified” method under SAB No. 107 to calculate the expected life of option grants in 2007 given its limited history. We determine volatility by using the historical stock volatility of other companies with similar characteristics. Estimates of fair value are not intended to predict actual future events or the value ultimately realized by persons who receive equity awards.

SFAS No. 123R requires forfeitures to be estimated at the time of grant and revised, if necessary, in subsequent periods if actual forfeitures differ from those estimates. If actual forfeitures vary from the estimate, the Company will recognize the difference in compensation expense in the period the actual forfeitures occur or when options vest.

In May 2007, Athersys terminated the majority of stock option awards to its officers, employees, directors and consultants. Only a nominal number of option awards (5,052 option shares) held by former employees and consultants were assumed by BTHC VI. Upon closing the Merger, options for 3,625,000 shares of stock were issued under the BTHC VI equity incentive plans to employees, directors and consultants at an exercise price of $5.00 per share.

The Company accounted for the termination of the Athersys options to employees, directors, and consultants as a settlement and any previously unrecognized compensation expense ($385,000) was recognized on the termination date in May 2007. The options for 5,052 shares that were assumed by BTHC VI were fully vested when they were assumed, and no additional compensation was recognized.

The fair value of unvested stock options granted to consultants is measured on a quarterly basis using the Black-Scholes method and the related expense is recognized over the period that services are provided. The key assumptions used in the computation of expense at June 30, 2007 included the fair value of the Company’s stock of $7.75 at June 30, 2007, volatility of 75.3%, risk-free interest rate of 5.5%, and an expected life represented by the contractual term of 5 years.

BTHC VI, Inc.

Notes to Unaudited Condensed Consolidated Financial Statements — (Continued)

The weighted-average estimated fair value of stock options granted under the equity compensation plans during the six months ended June 30, 2007 was $2.91 per share for employees and directors using the following assumptions:

Expected volatility	75.9%
Risk-free interest rate	5.5%
Weighted average expected life (years)	5.75 years
Dividend yield	0.0%

Share-based Award Activity

The following table summarizes the Company’s stock option activity during the six months ended June 30, 2007:

		Weighted-Average	Weighted-Average
		Exercise	Remaining
	Options	Price	Contractual Term
			(In years)
Outstanding at January 1, 2007	116,083	$80.61	2.86
Granted	3,625,000	5.00	9.68
Exercised	—	—	—
Forfeited/cancelled/expired	(111,269)	78.66	2.88

Outstanding at June 30, 2007	3,629,814	$5.21	9.67

Vested and exercisable at June 30, 2007	1,225,814	$5.61	9.67

As of June 30, 2007, a total of 875,000 shares are available for issuance under the Company’s equity compensation plans. For the six-month period ended June 30, 2007, stock compensation expense was approximately $4.1 million. At June 30, 2007, total unrecognized estimated compensation cost related to unvested stock options was approximately $6.6 million, which is expected to be recognized by June 30, 2010 using the straight-line method.

7.	Long-Term Debt

A summary of the Company’s long-term debt outstanding is as follows (in thousands):

	June 30,	December 31,
	2007	2006
Notes payable to lenders	$3,235	$5,132
Less — current portion	3,235	3,332

	$—	$1,800

In November 2004, the Company issued $7.5 million of notes payable to lenders, the proceeds of which are unrestricted and used for general corporate purposes. The notes are payable in 30 monthly payments after the initial interest-only period that expired December 1, 2005, with a fixed interest rate of 13% and a maturity date of June 1, 2008.

The lenders have the right to receive a milestone payment of $2.25 million upon the first to occur of the following milestone events: (1) a firmly underwritten initial public offering of common stock; (2) a merger with or into another entity where the Company’s stockholders do not hold at least a majority of the voting power of the surviving entity; (3) the sale of all or substantially all of the Company’s assets; and (4) the liquidation or dissolution of the Company. The milestone payment is payable in cash, except that if the milestone event is an initial public offering, the Company may elect to pay 75% of the milestone in shares of

BTHC VI, Inc.

Notes to Unaudited Condensed Consolidated Financial Statements — (Continued)

common stock at the per share offering price to the public. No amounts have been recorded in relation to the milestone as of June 30, 2007.

Upon the closing of the Offering, warrants to purchase 149,026 shares of common stock with an exercise price of $5.00 per share and a seven-year term were issued to the Company’s lenders in accordance with the loan agreement. The value of the warrants was $492,000 based on the Black-Scholes valuation of the underlying security, of which $438,000 was recognized in June 2007 as additional interest expense and the remaining $54,000 will be recognized over the remaining term of the loan.

8.	Convertible Notes

Collaboration Convertible Notes

In 2006, the Company entered into a collaboration with Angiotech Pharmaceuticals, Inc. The Company issued a $5.0 million convertible promissory note to the collaborator at the inception of the program, which was followed by the issuance of an additional convertible promissory note in the aggregate principal amount of $5.0 million in January 2007 upon the achievement of certain milestones. Upon the closing of the Offering, the convertible notes aggregating $10.0 million were converted along with accrued interest into 1,885,890 shares of common stock at a conversion price of $5.50 per share, which was 110% of the price per share in the Offering in accordance with the terms of the notes.

Bridge Notes and Warrants

Also in 2006, the Company completed a bridge financing of $2.5 million in the form of convertible promissory notes. The notes were issued primarily to existing stockholders of the Company. The notes bore interest at 10%, had a three-year term, and were secured by a lien on substantially all of the assets of the Company. The notes, if not converted, were repayable with accrued interest at maturity, plus a repayment fee of 200% of the outstanding principal. The Company computed a premium on the debt in the amount of $5.25 million due upon redemption, which was being accreted over the term of the notes using the effective interest method.

The bridge noteholders also received warrants to purchase common stock, which were exercisable only upon a restructuring of the Company’s capital stock in connection with a financing. The exercise price was $0.01 per share and the number of shares issuable was based on a formula tied to the pre-money value of the Company. The Company recognized a $250,000 discount on the notes, which was allocated to the fair value of the warrants in 2006.

Upon the closing of the Offering, the bridge notes were converted along with accrued interest into 531,781 shares of common stock at a conversion price of $5.00 per share, which was the price per share in the Offering. The notes were reversed and the related premium and discount we reeliminated and recorded as additional paid-in capital. The bridge noteholders also exercised their warrants upon the closing of the Offering for 999,977 shares of common stock at an aggregate exercise price of $10,000. Upon the conversion of the bridge notes, the bridge noteholders also received warrants to purchase 132,945 shares of common stock at $6.00 per share with a five-year term, which was consistent with the warrants issued to new investors in the Offering.

9.	Warrants

As of June 30, 2007, the Company had the following outstanding warrants to purchase shares of common stock:

Number of underlying shares	Exercise Price	Expiration
4,976,470	$6.00	June 8, 2012
149,026	$5.00	June 8, 2014

5,125,496

BTHC VI, Inc.

Notes to Unaudited Condensed Consolidated Financial Statements — (Continued)

10.	Other Recent Events

In May 2007, Athersys sold certain non-core assets related to its asthma discovery program to Wyeth Pharmaceuticals, Inc. for $2.0 million, of which $1.5 million was received at closing. The remaining $0.5 million was received in August 2007 upon Athersys’ delivery of certain ancillary assets related to the program. Athersys recognized a gain on the sale (other income) of these assets in the amount of $2.0 million, of which $1.5 million was recognized in May 2007 and $0.5 million will be recognized in August 2007.

Upon the closing of the Offering, the Company achieved a milestone related to its stem cell technology and issued 1,379 shares of common stock and paid $500,000 cash to the former holders of the technology. The issued shares were recorded at fair value on the date the milestone was achieved. The consideration paid under this arrangement has been recorded as research and development expense. The Company may be required to pay cash of $0.5 million to the former holders of the technology upon the achievement of an additional milestone in connection with the Company’s filing of an investigational new drug application with the FDA.

The Company filed a “resale” registration statement with the SEC in July 2007 covering 18,508,251 shares of common stock, which includes all shares of common stock issued in the Offering and shares of common stock issuable upon exercise of warrants issued in the Offering (as well as the 531,781 shares of common stock issued to the bridge noteholders and the 132,945 shares underlying their warrants). Subject to certain exceptions, if the “resale” registration statement is not declared effective (within 90 days of the filing date) by the SEC or ceases to remain effective, a cash penalty will be assessed representing 1% of the amount invested in the Offering for each 30-day period (capped at 10%) until the registration statement is either declared effective or becomes effective again, as applicable.

11.	Income Taxes

Athersys has net operating loss and research and development credit carryforwards that result in deferred tax assets that have been fully offset by a valuation allowance. Athersys’ use of its current net operating loss and research and development credit carryforwards will be significantly limited under Section 382 of the Internal Revenue Code as a result of the change in ownership related to the Merger and the Offering.

In July 2006, the Financial Accounting Standards Board issued FASB Interpretation No. 48 (“FIN 48”), Accounting for Uncertainty in Income Taxes, which is applicable for fiscal years beginning after December 15, 2006. FIN 48 clarifies the accounting for uncertainty in income taxes recognized in an enterprise’s financial statements in accordance with SFAS No. 109, Accounting for Income Taxes. FIN 48 prescribes a recognition threshold and measurement attribute for financial statement recognition and measurement of a tax position reported or expected to be reported on a tax return. FIN 48 also provides guidance on derecognition, classification, interest and penalties, accounting in interim periods, disclosure, and transition. Athersys adopted the provisions of FIN 48 on January 1, 2007. Upon adoption of FIN 48 and through June 30, 2007, Athersys determined that it had no liability for uncertain income taxes as prescribed by FIN 48. Athersys’ policy is to recognize potential accrued interest and penalties related to the liability for uncertain tax benefits, if applicable, in income tax expense. Net operating loss and credit carryforwards since inception remain open to examination until the statute expires for the period in which the carryforwards are utilized, and will for a period post utilization. Athersys does not anticipate any events during 2007 that would require it to record a liability related to any uncertain income taxes.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.	Other Expenses of Issuance and Distribution.

Set forth below is an estimate (except for the registration fee and NASD filing fee) of the fees and expenses payable by the registrant in connection with the sale of common stock being registered.

SEC registration fee	$4,279
NASD registration fee	$14,437
Legal fees and expenses	$75,000
Accounting fees and expenses	$100,000
Transfer agent and registrar fees and expenses	$20,000
Printing and engraving expenses	$50,000
Miscellaneous	$50,000

Total	$313,716

Item 15.	Indemnification of Directors and Officers.

Elimination of Liability in Certain Circumstances

Delaware law provides that directors of a company will not be personally liable for monetary damages for breach of their fiduciary duty as directors, except for liabilities:

•	for any breach of their duty of loyalty to the company or its stockholders;

•	for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

•	for unlawful payment of dividend or unlawful stock repurchase or redemption, as provided under Section 174 of the DGCL; or

•	for any transaction from which the director derived an improper personal benefit.

The provisions of Delaware law that relate to indemnification expressly state that the rights provided by the statute are not exclusive and are in addition to any rights provided in bylaws, by agreement, or otherwise. Our certificate of incorporation also provides that if Delaware law is amended to further eliminate or limit the liability of directors, then the liability of our directors shall be eliminated or limited, without further stockholder action, to the fullest extent permissible under Delaware law as so amended.

Indemnification and Insurance.

Our current amended certificate of incorporation requires us to indemnify, to the fullest extent permitted by the DGCL, any and all persons we have the power to indemnify under the DGCL from and against any and all expenses, liabilities or other matters covered by the DGCL. Additionally, our current amended certificate of incorporation requires us to indemnify each of our directors and officers in each and every situation where the DGCL permits or empowers us (but does not obligate us) to provide such indemnification, subject to the provisions of our bylaws. Our bylaws require us to indemnify our directors to the fullest extent permitted by the DGCL, and permit us, to the extent authorized by the board of directors, to indemnify our officers and any other person we have the power to indemnify against liability, reasonable expense or other matters.

Under our current amended certificate of incorporation, indemnification may be provided to directors and officers acting in their official capacity, as well as in other capacities. Indemnification will continue for persons who have ceased to be directors, officers, employees or agents, and will inure to the benefit of their heirs, executors and administrators. Additionally, under our current amended certificate of incorporation, except under certain circumstances, our directors are not personally liable to us or our stockholders for monetary damages for breach of fiduciary duty as a director. At present, there is no pending litigation or proceeding involving any of our directors, officers, or employees in which indemnification is sought, nor are we aware of any threatened litigation that may result in claims for indemnification.

Our bylaws also permit us to secure insurance on behalf of any officer, director, employee, or agent for any liability arising out of actions in his or her capacity as an officer, director, employee, or agent. We have obtained an insurance policy that insures our directors and officers against losses, above a deductible amount, from specified types of claims. Finally, we have entered into indemnification agreements with most of our directors and executive officers. We intend to enter into such agreements with our directors and executive officers, which agreements, among other things, require us to indemnify them and advance expenses to them relating to indemnification suits to the fullest extent permitted by law. We believe that these provisions, policies, and agreements will help us attract and retain qualified persons as directors and executive officers.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons pursuant to the foregoing or otherwise, we have been advised that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

Item 16.	Exhibits and Financial Statement Schedules.

(a)	Exhibits

Exhibit
Number		Description of Document

2.1		Agreement and Plan of Merger, dated as of May 24, 2007, by and among Athersys, Inc., BTHC VI, Inc. and B-VI Acquisition Corp. (incorporated herein by reference to Exhibit 10.1 to registrant’s Current Report on Form 8-K (Commission No. 000-52108) filed with the Commission on May 24, 2007)
2.2		First Amendment to Agreement and Plan of Merger, dated as of June 8, 2007, by and among Athersys, Inc., BTHC VI, Inc. and B-VI Acquisition Corp. (incorporated herein by reference to Exhibit 2.2 to the registrant’s Current Report on Form 8-K (Commission No. 000-52108) filed with the Commission on June 14, 2007)
3.1		Certificate of Incorporation of BTHC VI, Inc., last amended June 1, 2007 (incorporated herein by reference to Exhibit 3.1 to the registrant’s Current Report on Form 8-K (Commission No. 000-52108) filed with the Commission on June 14, 2007)
3.2		Bylaws of BTHC VI, Inc., dated as of June 8, 2007 (incorporated herein by reference to Exhibit 3.2 to the registrant’s Current Report on Form 8-K (Commission No. 000-52108) filed with the Commission on June 14, 2007)
4.1		Form of Investor Warrant (incorporated herein by reference to Exhibit 4.1 to the registrant’s Current Report on Form 8-K (Commission No. 000-52108) filed with the Commission on June 14, 2007)
4.2		Form of Lead Investor Warrant (incorporated herein by reference to Exhibit 4.2 to the registrant’s Current Report on Form 8-K (Commission No. 000-52108) filed with the Commission on June 14, 2007)
4.3		Form of Placement Agent Warrant (incorporated herein by reference to Exhibit 4.3 to the registrant’s Current Report on Form 8-K (Commission No. 000-52108) filed with the Commission on June 14, 2007)
4.4		Form of Lender Warrant (incorporated herein by reference to Exhibit 4.4 to the registrant’s Current Report on Form 8-K (Commission No. 000-52108) filed with the Commission on June 14, 2007)
4	.5†	Form of Common Stock Certificate
5	.1#	Opinion of Jones Day
10	.1*	Research Collaboration and License Agreement, dated as of December 8, 2000, by and between Athersys, Inc. and Bristol-Myers Squibb Company (incorporated herein by reference to Exhibit 10.1 to the registrant’s Current Report on Form 8-K (Commission No. 000-52108) filed with the Commission on June 14, 2007)

Exhibit
Number		Description of Document

10	.2*	Cell Line Collaboration and License Agreement, dated as of July 1, 2002, by and between Athersys, Inc. and Bristol-Myers Squibb Company (incorporated herein by reference to Exhibit 10.2 to the registrant’s Current Report on Form 8-K (Commission No. 000-52108) filed with the Commission on June 14, 2007)
10	.3*	Extended Collaboration and License Agreement, dated as of January 1, 2006, by and between Athersys, Inc. and Bristol-Myers Squibb Company (incorporated herein by reference to Exhibit 10.3 to the registrant’s Current Report on Form 8-K (Commission No. 000-52108) filed with the Commission on June 14, 2007)
10.4		License Agreement, effective as of May 5, 2006, by and between Athersys, Inc. and Angiotech Pharmaceuticals, Inc. (incorporated herein by reference to Exhibit 10.4 to the registrant’s Current Report on Form 8-K (Commission No. 000-52108) filed with the Commission on June 14, 2007)
10.5		Sublicense Agreement, effective as of May 5, 2006, by and between Athersys, Inc. and Angiotech Pharmaceuticals, Inc. (incorporated herein by reference to Exhibit 10.5 to the registrant’s Current Report on Form 8-K (Commission No. 000-52108) filed with the Commission on June 14, 2007)
10.6		Amended and Restated Registration Rights Agreement, dated as of April 28, 2000, by and among Athersys, Inc. and the stockholders of Athersys, Inc. parties thereto (incorporated herein by reference to Exhibit 10.6 to the registrant’s Current Report on Form 8-K (Commission No. 000-52108) filed with the Commission on June 14, 2007)
10.7		Amendment No. 1 to Athersys, Inc. Amended and Restated Registration Rights Agreement, dated as of January 29, 2002, by and among Athersys, Inc., the New Stockholders, the Investors, Biotech and the Stockholders (each as defined in the Amended and Restated Registration Rights Agreement, dated as April 28, 2000, by and among Athersys, Inc. and the stockholders of Athersys, Inc. parties thereto) (incorporated herein by reference to Exhibit 10.7 to the registrant’s Current Report on Form 8-K (Commission No. 000-52108) filed with the Commission on June 14, 2007)
10.8		Amendment No. 2 to Athersys, Inc. Amended and Restated Registration Rights Agreement, dated as of November 19, 2002, by and among Athersys, Inc., the New Stockholders, the Investors, Biotech and the Stockholders (each as defined in the Amended and Restated Registration Rights Agreement, dated as April 28, 2000, as amended, by and among Athersys, Inc. and the stockholders of Athersys, Inc. parties thereto) (incorporated herein by reference to Exhibit 10.8 to the registrant’s Current Report on Form 8-K (Commission No. 000-52108) filed with the Commission on June 14, 2007)
10.9		Amendment No. 3 to Amended and Restated Registration Rights Agreement, dated as of May 15, 2007, by and among Athersys, Inc. and the Existing Stockholders (as defined therein) (incorporated herein by reference to Exhibit 10.9 to the registrant’s Current Report on Form 8-K (Commission No. 000-52108) filed with the Commission on June 14, 2007)
10.10		BTHC VI, Inc. Long-Term Incentive Plan (incorporated herein by reference to Exhibit 10.10 to the registrant’s Current Report on Form 8-K (Commission No. 000-52108) filed with the Commission on June 14, 2007)
10.11		BTHC VI, Inc. Equity Incentive Compensation Plan (incorporated herein by reference to Exhibit 10.11 to the registrant’s Current Report on Form 8-K (Commission No. 000-52108) filed with the Commission on June 14, 2007)
10.12		Loan and Security Agreement, and Supplement, dated as of November 2, 2004, by and among Athersys, Inc., Advanced Biotherapeutics, Inc., Venture Lending & Leasing IV, Inc., and Costella Kirsch IV, L.P. (incorporated herein by reference to Exhibit 10.12 to the registrant’s Current Report on Form 8-K (Commission No. 000-52108) filed with the Commission on June 14, 2007)
10.13		Amendment to Loan and Security Agreement, dated as of September 29, 2006, by and among Athersys, Inc., Advanced Biotherapeutics, Inc., Venture Lending & Leasing IV, Inc., and Costella Kirsch IV, L.P. (incorporated herein by reference to Exhibit 10.13 to the registrant’s Current Report on Form 8-K (Commission No. 000-52108) filed with the Commission on June 14, 2007)
10.14		Amended and Restated Employment Agreement, dated as of December 1, 1998 but effective as of April 1, 1998, by and between Athersys, Inc. and Dr. Gil Van Bokkelen (incorporated herein by reference to Exhibit 10.14 to the registrant’s Current Report on Form 8-K (Commission No. 000-52108) filed with the Commission on June 14, 2007)

Exhibit
Number	Description of Document

10.15	Amendment No. 1 to Amended and Restated Employment Agreement, dated as of May 31, 2007, by and between Advanced Biotherapeutics, Inc. and Gil Van Bokkelen (incorporated herein by reference to Exhibit 10.15 to the registrant’s Current Report on Form 8-K (Commission No. 000-52108) filed with the Commission on June 14, 2007)
10.16	Non-Competition and Confidentiality Agreement, dated as of December 1, 1998, by and between Athersys, Inc. and Dr. Gil Van Bokkelen (incorporated herein by reference to Exhibit 10.16 to the registrant’s Current Report on Form 8-K (Commission No. 000-52108) filed with the Commission on June 14, 2007)
10.17	Amended and Restated Employment Agreement, dated as of December 1, 1998 but effective as of April 1, 1998, by and between Athersys, Inc. and Dr. John J. Harrington (incorporated herein by reference to Exhibit 10.17 to the registrant’s Current Report on Form 8-K (Commission No. 000-52108) filed with the Commission on June 14, 2007)
10.18	Amendment No. 1 to Amended and Restated Employment Agreement, dated as of May 31, 2007, by and between Advanced Biotherapeutics, Inc. and John Harrington (incorporated herein by reference to Exhibit 10.18 to the registrant’s Current Report on Form 8-K (Commission No. 000-52108) filed with the Commission on June 14, 2007)
10.19	Non-Competition and Confidentiality Agreement, dated as of December 1, 1998, by and between Athersys, Inc. and Dr. John J. Harrington (incorporated herein by reference to Exhibit 10.19 to the registrant’s Current Report on Form 8-K (Commission No. 000-52108) filed with the Commission on June 14, 2007)
10.20	Employment Agreement, dated as of May 22, 1998, by and between Athersys, Inc. and Laura K. Campbell (incorporated herein by reference to Exhibit 10.20 to the registrant’s Current Report on Form 8-K (Commission No. 000-52108) filed with the Commission on June 14, 2007)
10.21	Amendment No. 1 to Employment Agreement, dated as of May 31, 2007, by and between Advanced Biotherapeutics, Inc. and Laura Campbell (incorporated herein by reference to Exhibit 10.21 to the registrant’s Current Report on Form 8-K (Commission No. 000-52108) filed with the Commission on June 14, 2007)
10.22	Employment Agreement, dated as of September 25, 2000, by and between Advanced Biotherapeutics, Inc. and Kurt Brunden (incorporated herein by reference to Exhibit 10.22 to the registrant’s Current Report on Form 8-K (Commission No. 000-52108) filed with the Commission on June 14, 2007)
10.23	Amendment No. 1 to Employment Agreement, dated as of May 31, 2007, by and between Advanced Biotherapeutics, Inc. and Kurt Brunden (incorporated herein by reference to Exhibit 10.23 to the registrant’s Current Report on Form 8-K (Commission No. 000-52108) filed with the Commission on June 14, 2007)
10.24	Non-Competition and Confidentiality Agreement, dated as of September 25, 2000, by and among Athersys, Inc., Advanced Biotherapeutics, Inc. and Kurt Brunden (incorporated herein by reference to Exhibit 10.24 to the registrant’s Current Report on Form 8-K (Commission No. 000-52108) filed with the Commission on June 14, 2007)
10.25	Employment Agreement, dated as of October 3, 2003, by and between Advanced Biotherapeutics, Inc. and Robert Deans, Ph.D. (incorporated herein by reference to Exhibit 10.25 to the registrant’s Current Report on Form 8-K (Commission No. 000-52108) filed with the Commission on June 14, 2007)
10.26	Amendment No. 1 to Employment Agreement, dated as of May 31, 2007, by and between Advanced Biotherapeutics, Inc. and Robert Deans (incorporated herein by reference to Exhibit 10.26 to the registrant’s Current Report on Form 8-K (Commission No. 000-52108) filed with the Commission on June 14, 2007)
10.27	Non-Competition and Confidentiality Agreement, dated as of October 3, 2003, by and among Athersys, Inc., Advanced Biotherapeutics, Inc. and Robert Deans (incorporated herein by reference to Exhibit 10.27 to the registrant’s Current Report on Form 8-K (Commission No. 000-52108) filed with the Commission on June 14, 2007)

Exhibit
Number		Description of Document

10.28		Employment Agreement, dated as of January 1, 2004, by and between Advanced Biotherapeutics, Inc. and William Lehmann (incorporated herein by reference to Exhibit 10.28 to the registrant’s Current Report on Form 8-K (Commission No. 000-52108) filed with the Commission on June 14, 2007)
10.29		Amendment No. 1 to Employment Agreement, dated as of May 31, 2007, by and between Advanced Biotherapeutics, Inc. and William Lehmann (incorporated herein by reference to Exhibit 10.29 to the registrant’s Current Report on Form 8-K (Commission No. 000-52108) filed with the Commission on June 14, 2007)
10.30		Non-Competition and Confidentiality Agreement, dated as of September 10, 2001, by and among Athersys, Inc., Advanced Biotherapeutics, Inc. and William Lehmann (incorporated herein by reference to Exhibit 10.30 to the registrant’s Current Report on Form 8-K (Commission No. 000-52108) filed with the Commission on June 14, 2007)
10.31		Form Incentive Agreement by and between Advanced Biotherapeutics, Inc. and named executive officers, and acknowledged by Athersys, Inc. and ReGenesys, LLC (incorporated herein by reference to Exhibit 10.31 to the registrant’s Current Report on Form 8-K (Commission No. 000-52108) filed with the Commission on June 14, 2007)
10.32		Form Amendment No. 1 to Incentive Agreement by and between Advanced Biotherapeutics, Inc. and named executive officers, and acknowledged by Athersys, Inc. and ReGenesys, LLC (incorporated herein by reference to Exhibit 10.32 to the registrant’s Current Report on Form 8-K (Commission No. 000-52108) filed with the Commission on June 14, 2007)
10.33		Securities Purchase Agreement, dated as of June 8, 2007, by and among Athersys, BTHC VI, Inc. and Investors (as defined therein) (incorporated herein by reference to Exhibit 10.33 to the registrant’s Current Report on Form 8-K (Commission No. 000-52108) filed with the Commission on June 14, 2007)
10	.34*	Exclusive License Agreement, dated as of May 17, 2002, by and between Regents of the University of Minnesota and MCL LLC, assumed by ReGenesys, LLC through operation of merger on November 4, 2003 (incorporated herein by reference to Exhibit 10.34 to the registrant’s Current Report on Form 8-K (Commission No. 000-52108) filed with the Commission on June 14, 2007)
10	.35*	Strategic Alliance Agreement, by and between Athersys, Inc. and Angiotech Pharmaceuticals, Inc., dated as of May 5, 2006 (incorporated herein by reference to Exhibit 10.35 to the registrant’s Current Report on Form 8-K (Commission No. 000-52108) filed with the Commission on June 14, 2007)
10.36		Amendment No. 1 to Cell Line Collaboration and License Agreement, dated as of January 1, 2006, by and between Athersys, Inc. and Bristol-Myers Squibb Company (incorporated herein by reference to Exhibit 10.36 to the registrant’s Current Report on Form 8-K (Commission No. 000-52108) filed with the Commission on June 14, 2007)
10.37		Consulting Agreement, by and among Athersys, Inc., Advanced Biotherapeutics, Inc. and Dr. Kurt Brunden, dated as of July 23, 2007 (incorporated herein by reference to Exhibit 10.13 to the registrant’s Quarterly Report on Form 10-Q (Commission No. 000-52108) filed with the Commission on August 17, 2007)
10.38		Form Indemnification Agreement for Directors, Officers and Directors and Officers (incorporated herein by reference to Exhibit 10.1 to the registrant’s Current Report on Form 8-K (Commission No. 000-52108) filed with the Commission on August 6, 2007)
10.39		Promissory Note, dated May 20, 2002, made by Gil Van Bokkelen to the order of Advanced Biotherapeutics, Inc. in the principal amount of $100,000
11	.1†	Statement Regarding Computation of Per Share Earnings
16.1		Letter from S. W. Hatfield, CPA, dated June 11, 2007 (incorporated herein by reference to Exhibit 16.1 to the registrant’s Current Report on Form 8-K (Commission No. 000-52108) filed with the Commission on June 14, 2007)
21.1		List of Subsidiaries (incorporated herein by reference to Exhibit 21.1 to the registrant’s Current Report on Form 8-K (Commission No. 000-52108) filed with the Commission on June 14, 2007)
23.1		Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm

Exhibit
Number		Description of Document

23.2		Consent of S .W. Hatfield, CPA, Independent Registered Public Accounting Firm
23	.3#	Consent of Jones Day (included in Exhibit 5.1)
24	.1†	Power of Attorney

*	Confidential treatment requested as to certain portions, which portions have been filed separately with the Securities and Exchange Commission

†	Previously filed

#	To be filed by amendment

(b) Financial Statement Schedules

All financial statement schedules are omitted because they are inapplicable or the requested information is shown in the consolidated financial statements of Athersys or the related notes thereto.

Item 17.	Undertakings.

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of this offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, and controlling persons of the registrant pursuant to the provisions described under Item 14 above, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Cleveland, State of Ohio, on August 22, 2007.

BTHC VI, INC.

By:	/s/ Gil Van Bokkelen

Title:	Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated:

Signature	Title	Date

/s/ Gil Van Bokkelen Gil Van Bokkelen	Chief Executive Officer and Chairman of the Board of Directors (Principal Executive Officer)	August 22, 2007

/s/ Laura K. Campbell Laura K. Campbell	Vice President — Finance (Principal Financial Officer and Principal Accounting Officer)	August 22, 2007

* John J. Harrington	Executive Vice President, Chief Scientific Officer and Director	August 22, 2007

* William C. Mulligan	Director	August 22, 2007

* George M. Milne, Jr.	Director	August 22, 2007

* Jordan S. Davis	Director	August 22, 2007

* Floyd D. Loop	Director	August 22, 2007

* Michael Sheffery	Director	August 22, 2007

*	The undersigned, by signing his name hereto, does sign and execute this registration statement pursuant to the powers of attorney executed by the above-named officers and directors of the registrant, which have been previously filed with the Securities and Exchange Commission on behalf of such officers and directors.

By:	/s/ Gil Van Bokkelen
Gil Van Bokkelen
Attorney-in-fact

EXHIBIT INDEX

Exhibit
Number		Description of Document

2.1		Agreement and Plan of Merger, dated as of May 24, 2007, by and among Athersys, Inc., BTHC VI, Inc. and B-VI Acquisition Corp. (incorporated herein by reference to Exhibit 10.1 to registrant’s Current Report on Form 8-K (Commission No. 000-52108) filed with the Commission on May 24, 2007)
2.2		First Amendment to Agreement and Plan of Merger, dated as of June 8, 2007, by and among Athersys, Inc., BTHC VI, Inc. and B-VI Acquisition Corp. (incorporated herein by reference to Exhibit 2.2 to the registrant’s Current Report on Form 8-K (Commission No. 000-52108) filed with the Commission on June 14, 2007)
3.1		Certificate of Incorporation of BTHC VI, Inc., last amended June 1, 2007 (incorporated herein by reference to Exhibit 3.1 to the registrant’s Current Report on Form 8-K (Commission No. 000-52108) filed with the Commission on June 14, 2007)
3.2		Bylaws of BTHC VI, Inc., dated as of June 8, 2007 (incorporated herein by reference to Exhibit 3.2 to the registrant’s Current Report on Form 8-K (Commission No. 000-52108) filed with the Commission on June 14, 2007)
4.1		Form of Investor Warrant (incorporated herein by reference to Exhibit 4.1 to the registrant’s Current Report on Form 8-K (Commission No. 000-52108) filed with the Commission on June 14, 2007)
4.2		Form of Lead Investor Warrant (incorporated herein by reference to Exhibit 4.2 to the registrant’s Current Report on Form 8-K (Commission No. 000-52108) filed with the Commission on June 14, 2007)
4.3		Form of Placement Agent Warrant (incorporated herein by reference to Exhibit 4.3 to the registrant’s Current Report on Form 8-K (Commission No. 000-52108) filed with the Commission on June 14, 2007)
4.4		Form of Lender Warrant (incorporated herein by reference to Exhibit 4.4 to the registrant’s Current Report on Form 8-K (Commission No. 000-52108) filed with the Commission on June 14, 2007)
4	.5†	Form of Common Stock Certificate
5	.1#	Opinion of Jones Day
10	.1*	Research Collaboration and License Agreement, dated as of December 8, 2000, by and between Athersys, Inc. and Bristol-Myers Squibb Company (incorporated herein by reference to Exhibit 10.1 to the registrant’s Current Report on Form 8-K (Commission No. 000-52108) filed with the Commission on June 14, 2007)
10	.2*	Cell Line Collaboration and License Agreement, dated as of July 1, 2002, by and between Athersys, Inc. and Bristol-Myers Squibb Company (incorporated herein by reference to Exhibit 10.2 to the registrant’s Current Report on Form 8-K (Commission No. 000-52108) filed with the Commission on June 14, 2007)
10	.3*	Extended Collaboration and License Agreement, dated as of January 1, 2006, by and between Athersys, Inc. and Bristol-Myers Squibb Company (incorporated herein by reference to Exhibit 10.3 to the registrant’s Current Report on Form 8-K (Commission No. 000-52108) filed with the Commission on June 14, 2007)
10.4		License Agreement, effective as of May 5, 2006, by and between Athersys, Inc. and Angiotech Pharmaceuticals, Inc. (incorporated herein by reference to Exhibit 10.4 to the registrant’s Current Report on Form 8-K (Commission No. 000-52108) filed with the Commission on June 14, 2007)
10.5		Sublicense Agreement, effective as of May 5, 2006, by and between Athersys, Inc. and Angiotech Pharmaceuticals, Inc. (incorporated herein by reference to Exhibit 10.5 to the registrant’s Current Report on Form 8-K (Commission No. 000-52108) filed with the Commission on June 14, 2007)
10.6		Amended and Restated Registration Rights Agreement, dated as of April 28, 2000, by and among Athersys, Inc. and the stockholders of Athersys, Inc. parties thereto (incorporated herein by reference to Exhibit 10.6 to the registrant’s Current Report on Form 8-K (Commission No. 000-52108) filed with the Commission on June 14, 2007)

Exhibit
Number	Description of Document

10.7	Amendment No. 1 to Athersys, Inc. Amended and Restated Registration Rights Agreement, dated as of January 29, 2002, by and among Athersys, Inc., the New Stockholders, the Investors, Biotech and the Stockholders (each as defined in the Amended and Restated Registration Rights Agreement, dated as April 28, 2000, by and among Athersys, Inc. and the stockholders of Athersys, Inc. parties thereto) (incorporated herein by reference to Exhibit 10.7 to the registrant’s Current Report on Form 8-K (Commission No. 000-52108) filed with the Commission on June 14, 2007)
10.8	Amendment No. 2 to Athersys, Inc. Amended and Restated Registration Rights Agreement, dated as of November 19, 2002, by and among Athersys, Inc., the New Stockholders, the Investors, Biotech and the Stockholders (each as defined in the Amended and Restated Registration Rights Agreement, dated as April 28, 2000, as amended, by and among Athersys, Inc. and the stockholders of Athersys, Inc. parties thereto) (incorporated herein by reference to Exhibit 10.8 to the registrant’s Current Report on Form 8-K (Commission No. 000-52108) filed with the Commission on June 14, 2007)
10.9	Amendment No. 3 to Amended and Restated Registration Rights Agreement, dated as of May 15, 2007, by and among Athersys, Inc. and the Existing Stockholders (as defined therein) (incorporated herein by reference to Exhibit 10.9 to the registrant’s Current Report on Form 8-K (Commission No. 000-52108) filed with the Commission on June 14, 2007)
10.10	BTHC VI, Inc. Long-Term Incentive Plan (incorporated herein by reference to Exhibit 10.10 to the registrant’s Current Report on Form 8-K (Commission No. 000-52108) filed with the Commission on June 14, 2007)
10.11	BTHC VI, Inc. Equity Incentive Compensation Plan (incorporated herein by reference to Exhibit 10.11 to the registrant’s Current Report on Form 8-K (Commission No. 000-52108) filed with the Commission on June 14, 2007)
10.12	Loan and Security Agreement, and Supplement, dated as of November 2, 2004, by and among Athersys, Inc., Advanced Biotherapeutics, Inc., Venture Lending & Leasing IV, Inc., and Costella Kirsch IV, L.P. (incorporated herein by reference to Exhibit 10.12 to the registrant’s Current Report on Form 8-K (Commission No. 000-52108) filed with the Commission on June 14, 2007)
10.13	Amendment to Loan and Security Agreement, dated as of September 29, 2006, by and among Athersys, Inc., Advanced Biotherapeutics, Inc., Venture Lending & Leasing IV, Inc., and Costella Kirsch IV, L.P. (incorporated herein by reference to Exhibit 10.13 to the registrant’s Current Report on Form 8-K (Commission No. 000-52108) filed with the Commission on June 14, 2007)
10.14	Amended and Restated Employment Agreement, dated as of December 1, 1998 but effective as of April 1, 1998, by and between Athersys, Inc. and Dr. Gil Van Bokkelen (incorporated herein by reference to Exhibit 10.14 to the registrant’s Current Report on Form 8-K (Commission No. 000-52108) filed with the Commission on June 14, 2007)
10.15	Amendment No. 1 to Amended and Restated Employment Agreement, dated as of May 31, 2007, by and between Advanced Biotherapeutics, Inc. and Gil Van Bokkelen (incorporated herein by reference to Exhibit 10.15 to the registrant’s Current Report on Form 8-K (Commission No. 000-52108) filed with the Commission on June 14, 2007)
10.16	Non-Competition and Confidentiality Agreement, dated as of December 1, 1998, by and between Athersys, Inc. and Dr. Gil Van Bokkelen (incorporated herein by reference to Exhibit 10.16 to the registrant’s Current Report on Form 8-K (Commission No. 000-52108) filed with the Commission on June 14, 2007)
10.17	Amended and Restated Employment Agreement, dated as of December 1, 1998 but effective as of April 1, 1998, by and between Athersys, Inc. and Dr. John J. Harrington (incorporated herein by reference to Exhibit 10.17 to the registrant’s Current Report on Form 8-K (Commission No. 000-52108) filed with the Commission on June 14, 2007)
10.18	Amendment No. 1 to Amended and Restated Employment Agreement, dated as of May 31, 2007, by and between Advanced Biotherapeutics, Inc. and John Harrington (incorporated herein by reference to Exhibit 10.18 to the registrant’s Current Report on Form 8-K (Commission No. 000-52108) filed with the Commission on June 14, 2007)
10.19	Non-Competition and Confidentiality Agreement, dated as of December 1, 1998, by and between Athersys, Inc. and Dr. John J. Harrington (incorporated herein by reference to Exhibit 10.19 to the registrant’s Current Report on Form 8-K (Commission No. 000-52108) filed with the Commission on June 14, 2007)

Exhibit
Number	Description of Document

10.20	Employment Agreement, dated as of May 22, 1998, by and between Athersys, Inc. and Laura K. Campbell (incorporated herein by reference to Exhibit 10.20 to the registrant’s Current Report on Form 8-K (Commission No. 000-52108) filed with the Commission on June 14, 2007)
10.21	Amendment No. 1 to Employment Agreement, dated as of May 31, 2007, by and between Advanced Biotherapeutics, Inc. and Laura Campbell (incorporated herein by reference to Exhibit 10.21 to the registrant’s Current Report on Form 8-K (Commission No. 000-52108) filed with the Commission on June 14, 2007)
10.22	Employment Agreement, dated as of September 25, 2000, by and between Advanced Biotherapeutics, Inc. and Kurt Brunden (incorporated herein by reference to Exhibit 10.22 to the registrant’s Current Report on Form 8-K (Commission No. 000-52108) filed with the Commission on June 14, 2007)
10.23	Amendment No. 1 to Employment Agreement, dated as of May 31, 2007, by and between Advanced Biotherapeutics, Inc. and Kurt Brunden (incorporated herein by reference to Exhibit 10.23 to the registrant’s Current Report on Form 8-K (Commission No. 000-52108) filed with the Commission on June 14, 2007)
10.24	Non-Competition and Confidentiality Agreement, dated as of September 25, 2000, by and among Athersys, Inc., Advanced Biotherapeutics, Inc. and Kurt Brunden (incorporated herein by reference to Exhibit 10.24 to the registrant’s Current Report on Form 8-K (Commission No. 000-52108) filed with the Commission on June 14, 2007)
10.25	Employment Agreement, dated as of October 3, 2003, by and between Advanced Biotherapeutics, Inc. and Robert Deans, Ph.D. (incorporated herein by reference to Exhibit 10.25 to the registrant’s Current Report on Form 8-K (Commission No. 000-52108) filed with the Commission on June 14, 2007)
10.26	Amendment No. 1 to Employment Agreement, dated as of May 31, 2007, by and between Advanced Biotherapeutics, Inc. and Robert Deans (incorporated herein by reference to Exhibit 10.26 to the registrant’s Current Report on Form 8-K (Commission No. 000-52108) filed with the Commission on June 14, 2007)
10.27	Non-Competition and Confidentiality Agreement, dated as of October 3, 2003, by and among Athersys, Inc., Advanced Biotherapeutics, Inc. and Robert Deans (incorporated herein by reference to Exhibit 10.27 to the registrant’s Current Report on Form 8-K (Commission No. 000-52108) filed with the Commission on June 14, 2007)
10.28	Employment Agreement, dated as of January 1, 2004, by and between Advanced Biotherapeutics, Inc. and William Lehmann (incorporated herein by reference to Exhibit 10.28 to the registrant’s Current Report on Form 8-K (Commission No. 000-52108) filed with the Commission on June 14, 2007)
10.29	Amendment No. 1 to Employment Agreement, dated as of May 31, 2007, by and between Advanced Biotherapeutics, Inc. and William Lehmann (incorporated herein by reference to Exhibit 10.29 to the registrant’s Current Report on Form 8-K (Commission No. 000-52108) filed with the Commission on June 14, 2007)
10.30	Non-Competition and Confidentiality Agreement, dated as of September 10, 2001, by and among Athersys, Inc., Advanced Biotherapeutics, Inc. and William Lehmann (incorporated herein by reference to Exhibit 10.30 to the registrant’s Current Report on Form 8-K (Commission No. 000-52108) filed with the Commission on June 14, 2007)
10.31	Form Incentive Agreement by and between Advanced Biotherapeutics, Inc. and named executive officers, and acknowledged by Athersys, Inc. and ReGenesys, LLC (incorporated herein by reference to Exhibit 10.31 to the registrant’s Current Report on Form 8-K (Commission No. 000-52108) filed with the Commission on June 14, 2007)
10.32	Form Amendment No. 1 to Incentive Agreement by and between Advanced Biotherapeutics, Inc. and named executive officers, and acknowledged by Athersys, Inc. and ReGenesys, LLC (incorporated herein by reference to Exhibit 10.32 to the registrant’s Current Report on Form 8-K (Commission No. 000-52108) filed with the Commission on June 14, 2007)

Exhibit
Number		Description of Document

10.33		Securities Purchase Agreement, dated as of June 8, 2007, by and among Athersys, BTHC VI, Inc. and Investors (as defined therein) (incorporated herein by reference to Exhibit 10.33 to the registrant’s Current Report on Form 8-K (Commission No. 000-52108) filed with the Commission on June 14, 2007)
10	.34*	Exclusive License Agreement, dated as of May 17, 2002, by and between Regents of the University of Minnesota and MCL LLC, assumed by ReGenesys, LLC through operation of merger on November 4, 2003 (incorporated herein by reference to Exhibit 10.34 to the registrant’s Current Report on Form 8-K (Commission No. 000-52108) filed with the Commission on June 14, 2007)
10	.35*	Strategic Alliance Agreement, by and between Athersys, Inc. and Angiotech Pharmaceuticals, Inc., dated as of May 5, 2006 (incorporated herein by reference to Exhibit 10.35 to the registrant’s Current Report on Form 8-K (Commission No. 000-52108) filed with the Commission on June 14, 2007)
10.36		Amendment No. 1 to Cell Line Collaboration and License Agreement, dated as of January 1, 2006, by and between Athersys, Inc. and Bristol-Myers Squibb Company (incorporated herein by reference to Exhibit 10.36 to the registrant’s Current Report on Form 8-K (Commission No. 000-52108) filed with the Commission on June 14, 2007)
10.37		Consulting Agreement, by and among Athersys, Inc., Advanced Biotherapeutics, Inc. and Dr. Kurt Brunden, dated as of July 23, 2007 (incorporated herein by reference to Exhibit 10.13 to the registrant’s Quarterly Report on Form 10-Q (Commission No. 000-52108) filed with the Commission on August 17, 2007)
10.38		Form Indemnification Agreement for Directors, Officers and Directors and Officers (incorporated herein by reference to Exhibit 10.1 to the registrant’s Current Report on Form 8-K (Commission No. 000-52108) filed with the Commission on August 6, 2007)
10.39		Promissory Note, dated May 20, 2002, made by Gil Van Bokkelen to the order of Advanced Biotherapeutics, Inc. in the principal amount of $100,000
11	.1†	Statement Regarding Computation of Per Share Earnings
16.1		Letter from S. W. Hatfield, CPA, dated June 11, 2007 (incorporated herein by reference to Exhibit 16.1 to the registrant’s Current Report on Form 8-K (Commission No. 000-52108) filed with the Commission on June 14, 2007)
21.1		List of Subsidiaries (incorporated herein by reference to Exhibit 21.1 to the registrant’s Current Report on Form 8-K (Commission No. 000-52108) filed with the Commission on June 14, 2007)
23.1		Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm
23.2		Consent of S .W. Hatfield, CPA, Independent Registered Public Accounting Firm
23	.3#	Consent of Jones Day (included in Exhibit 5.1)
24	.1†	Power of Attorney

*	Confidential treatment requested as to certain portions, which portions have been filed separately with the Securities and Exchange Commission

†	Previously filed

#	To be filed by amendment